FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206705-10

PROSPECTUS

$791,609,000 (Approximate)

COMM 2017-COR2 Mortgage Trust

(Central Index Key Number 0001714154)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Jefferies LoanCore LLC

(Central Index Key Number 0001555524)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-COR2

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-COR2 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named COMM 2017-COR2 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the sixth day of each month (or if the 6th is not a business day, the next business day), commencing in October 2017. The rated final distribution date for the certificates is the distribution date in September 2050.

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$23,905,000		2.111%	Fixed	September 2022
Class A-SB	$46,998,000		3.317%	Fixed	April 2027
Class A-2	$255,000,000		3.239%	Fixed	May 2027
Class A-3	$315,633,000		3.510%	Fixed	July 2027
Class X-A	$703,398,000	(3)	1.186%	Variable(4)	August 2027
Class A-M	$61,862,000		3.803%	Fixed	August 2027
Class B	$43,533,000		4.206%	WAC Cap(5)	August 2027
Class C	$44,678,000		4.563%	WAC(6)	August 2027

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 51 of this prospectus.
         Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity. The certificates will represent interests in the issuing entity only.
         They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Jefferies LLC, Citigroup Global Markets Inc. and Academy Securities, Inc., will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., Jefferies LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 29.0% of each class of offered certificates, Jefferies LLC is acting as sole bookrunning manager with respect to approximately 53.1% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 17.9% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about September 28, 2017. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 110.255411134033% of the aggregate certificate balance of the offered certificates, plus accrued interest from September 1, 2017, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$791,609,000	100%	$791,609,000	$91,747.49

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933. The depositor paid the registration fee prior to the filing of the Preliminary Prospectus.

Deutsche Bank Securities	Citigroup	Jefferies

Co-Lead Managers and Joint Bookrunners

Academy Securities

Co-Manager

September 22, 2017

COMM 2017-COR2

Commercial Mortgage Pass-Through Certificates
Geographic Overview of Mortgage Pool

Washington
3 properties
$113,250,000
12.4% of total
Utah
2 properties
$78,219,141
8.5% of total
Missouri
1 property
$2,735,000
0.3% of total
Iowa
1 property
$8,400,000
0.9% of total
Minnesota
1 property
$3,839,000
0.4% of total
Illinois
1 property
$7,981,678
0.9% of total
Indiana
1 property
$14,732,223
1.6% of total
Michigan
2 properties
$13,550,000
1.5% of total
Pennsylvania
3 properties
$46,495,184
5.1% of total
New York
3 properties
$113,250,000
12.4% of total
Ohio
2 properties
$9,310,702
1.0% of total
Massachusetts
2 properties
$7,245,143
0.8% of total
New Jersey
2 properties
$30,808,967
3.4% of total
Maryland
2 properties
$28,737,525
3.1% of total
North Carolina
1 property
$8,739,797
1.0% of total
California
10 properties
$192,857,708
21.0% of total
Hawaii
1 property
$17,000,000
1.9% of total
Colorado
1 property
$8,789,791
1.0% of total
Texas
8 properties
$112,474,829
12.3% of total
Louisiana
1 property
$50,000,000
5.5% of total
Kentucky
1 property
$15,700,000
1.7% of total
Florida
8 properties
$32,234,860
3.5% of total
Mortgaged Properties by Property Type
Industrial 4.0%
Self Storage 2.0%
Mixed Use 5.9%
Office 34.8%
Multifamily 16.0%
Retail 16.6%
Hospitality 20.0%
% of Initial Outstanding Pool Balance
0.3% – 4.9%
5.0% – 9.9%
10.0% – 21.0%

Summary of Certificates

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(7)	Principal Window(7)
Offered Certificates
Class A-1	$23,905,000		30.000%	Fixed	September 2022	2.111%	3.04	1 – 60
Class A-SB	$46,998,000		30.000%	Fixed	April 2027	3.317%	7.35	60 – 115
Class A-2	$255,000,000		30.000%	Fixed	May 2027	3.239%	9.34	109 – 116
Class A-3	$315,633,000		30.000%	Fixed	July 2027	3.510%	9.71	116 – 118
Class X-A	$703,398,000	(3)	N/A	Variable(4)	August 2027	1.186%	N/A	N/A
Class A-M	$61,862,000		23.250%	Fixed	August 2027	3.803%	9.79	118 – 119
Class B	$43,533,000		18.500%	WAC Cap(5)	August 2027	4.206%	9.87	119 – 119
Class C	$44,678,000		13.625%	WAC(6)	August 2027	4.563%	9.87	119 – 119
Non-Offered Certificates(9)
Class X-B	$43,533,000	(3)	N/A	Variable(4)	August 2027	0.357%	N/A	N/A
Class X-D	$28,640,000	(3)	N/A	Variable(4)	August 2027	1.563%	N/A	N/A
Class D	$28,640,000		10.500%	Fixed	August 2027	3.000%	9.87	119 – 119
Class E-RR	$22,912,000		8.000%	WAC(6)	September 2027	4.563%	9.94	119 – 120
Class F-RR	$20,621,000		5.750%	WAC(6)	September 2027	4.563%	9.95	120 – 120
Class G-RR	$12,602,000		4.375%	WAC(6)	September 2027	4.563%	9.95	120 – 120
Class H-RR	$40,096,327		0.000%	WAC(6)	September 2027	4.563%	9.95	120 – 120
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The Class X-A, Class X-B and Class X-D certificates (the “Class X certificates”) will not be entitled to distributions of principal. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the certificates entitled to principal distributions (the “principal balance certificates”), as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(4)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of the respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of the respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the pass-through rate of the Class B certificates for that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of the respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the pass-through rate of the Class D certificates for that distribution date.

(5)	The pass-through rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.206%.

(6)	The pass-through rates for the Class C, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, in each case, will be the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, are represented in the aggregate.

(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a principal balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.

(9)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus.

3

(10)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

4

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	21
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	51
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Hospitality Properties Have Special Risks	58
Risks Relating to Affiliation with a Franchise or Hotel Management Company	60
Retail Properties Have Special Risks	61
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	61
The Performance of the Retail Properties is Subject to
Conditions Affecting the Retail Sector	62
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	62
Multifamily Properties Have Special Risks	63
Mixed Use Properties Have Special Risks	65
Industrial Properties Have Special Risks	65
Parking Properties Have Special Risks	67
Condominium Ownership May Limit Use and Improvements	68
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	69
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	69
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	71
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	72
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	72
Risks Related to Zoning Non-Compliance and Use Restrictions	74
Risks Relating to Inspections of Properties	75
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	76

5

Insurance May Not Be Available or Adequate	76
Terrorism Insurance May Not Be Available for All Mortgaged Properties	78
Risks Associated with Blanket Insurance Policies or Self-Insurance	80
Limited Information Causes Uncertainty	80
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	80
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	81
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	82
Static Pool Data Would Not Be Indicative of the Performance of this Pool	82
Appraisals May Not Reflect Current or Future Market Value of Each Property	83
Seasoned Mortgage Loans Present Additional Risk of Repayment	84
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	84
The Borrower’s Form of Entity May Cause Special Risks	85
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	86
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	87
Other Financings or Ability to Incur Other Indebtedness Entails Risk	88
Tenancies-in-Common May Hinder Recovery	89
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	90
Risks Associated with One Action Rules	90
State Law Limitations on Assignments of Leases and Rents May Entail Risks	90
Various Other Laws Could Affect the Exercise of Lender’s Rights	90
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	91
Risks Related to Ground Leases and Other Leasehold Interests	92
Leased Fee Properties Have Special Risks	94
Increases in Real Estate Taxes May Reduce Available Funds	94
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	94
Risks Related to Conflicts of Interest	95
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	95
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	96
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	98
Potential Conflicts of Interest of the Operating Advisor	99
Potential Conflicts of Interest of the Asset Representations Reviewer	100
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	101
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	102
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the

6

Special Servicer of the Applicable Whole Loan	103
Other Potential Conflicts of Interest May Affect Your Investment	104
Other Risks Relating to the Certificates	104
The Certificates Are Limited Obligations	104
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	104
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	105
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	107
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	109
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	112
Risks Relating to Modifications of the Mortgage Loans	116
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	117
Risks Relating to Interest on Advances and Special Servicing Compensation	117
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	118
The Sponsors, the Depositor and the Issuing Entity Are
Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	118
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	119
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	119
Description of the Mortgage Pool	121
General	121
Certain Calculations and Definitions	122
Definitions	123
Mortgage Pool Characteristics	131
Overview	131
Property Types	132
Significant Mortgage Loans and Significant Obligors	135
Mortgage Loan Concentrations	135
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	136
Geographic Concentrations	137
Mortgaged Properties With Limited Prior Operating History	138
Tenancies-in-Common	138
Condominium Interests	138
Fee & Leasehold Estates; Ground Leases	139
Environmental Considerations	140
Redevelopment, Renovation and Expansion	141
Assessment of Property Value and Condition	142
Litigation and Other Considerations	143
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	144
Loan Purpose	144
Default History, Bankruptcy Issues and Other Proceedings	144
Tenant Issues	145
Tenant Concentrations	145
Lease Expirations and Terminations	145
Purchase Options and Rights of First Refusal	150
Affiliated Leases	150

7

Insurance Considerations	151
Use Restrictions	152
Appraised Value	152
Non-Recourse Carveout Limitations	153
Real Estate and Other Tax Considerations	154
Delinquency Information	155
Certain Terms of the Mortgage Loans	155
Amortization of Principal	155
Due Dates; Mortgage Rates; Calculations of Interest	155
Prepayment Protections and Certain Involuntary Prepayments	156
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	158
Defeasance; Collateral Substitution	159
Partial Releases	160
Escrows	162
Mortgaged Property Accounts	162
Delaware Statutory Trusts	163
Exceptions to Underwriting Guidelines	163
Additional Indebtedness	163
General	163
Whole Loans	164
Mezzanine Indebtedness	164
Other Unsecured Indebtedness	166
The Whole Loans	166
General	166
Grand Hyatt Seattle Whole Loan	169
Renaissance Seattle Whole Loan	171
Mall of Louisiana Whole Loan	174
Colorado Center Whole Loan	178
Integrated Health Campus Whole Loan	183
Additional Information	185
Transaction Parties	187
The Sponsors and Mortgage Loan Sellers	187
German American Capital Corporation	187
Jefferies LoanCore LLC	195
Citi Real Estate Funding Inc.	203
The Depositor	212
The Issuing Entity	212
The Trustee and Certificate Administrator	213
The Master Servicer and Special Servicer	215
The Operating Advisor and Asset Representations Reviewer	218
Credit Risk Retention	219
General	219
Qualifying CRE Loans; Required Credit Risk Retention Percentage	219
Material Terms of the Eligible Horizontal Residual Interest	219
General	219
Material Terms	220
Hedging, Transfer and Financing Restrictions	220
Description of the Certificates	221
General	221
Distributions	222
Method, Timing and Amount	222
Available Funds	223
Priority of Distributions	224
Pass-Through Rates	227
Interest Distribution Amount	229
Principal Distribution Amount	229
Certain Calculations with Respect to Individual Mortgage Loans	231
Application Priority of Mortgage Loan Collections or Whole Loan Collections	232
Allocation of Yield Maintenance Charges and Prepayment Premiums	234
Assumed Final Distribution Date; Rated Final Distribution Date	235
Prepayment Interest Shortfalls	236
Subordination; Allocation of Realized Losses	237
Reports to Certificateholders; Certain Available Information	239
Certificate Administrator Reports	239
Information Available Electronically	244
Voting Rights	248
Delivery, Form, Transfer and Denomination	249
Denomination	249
Book-Entry Registration	249
Definitive Certificates	252
Certificateholder Communication	252
Access to Certificateholders’ Names and Addresses	252
Requests to Communicate	252
List of Certificateholders	253
Description of the Mortgage Loan Purchase Agreements	253
General	253
Dispute Resolution Provisions	263
Asset Review Obligations	263
Pooling and Servicing Agreement	264
General	264

8

Assignment of the Mortgage Loans	265
Servicing Standard	265
Subservicing	266
Advances	267
P&I Advances	267
Servicing Advances	268
Nonrecoverable Advances	269
Recovery of Advances	270
Accounts	271
Withdrawals from the Collection Account	273
Servicing and Other Compensation and Payment of Expenses	275
General	275
Master Servicing Compensation	281
Special Servicing Compensation	282
Disclosable Special Servicer Fees	286
Certificate Administrator and Trustee Compensation	287
Operating Advisor Compensation	287
Asset Representations Reviewer Compensation	288
CREFC® Intellectual Property Royalty License Fee	289
Appraisal Reduction Amounts	289
Maintenance of Insurance	295
Modifications, Waivers and Amendments	298
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	300
Inspections	302
Collection of Operating Information	302
Special Servicing Transfer Event	302
Asset Status Report	304
Realization Upon Mortgage Loans	307
Sale of Defaulted Loans and REO Properties	309
The Directing Holder	312
General	312
Major Decisions	314
Asset Status Report	316
Replacement of Special Servicer	317
Control Termination Event and Consultation Termination Event	317
Servicing Override	319
Rights of Holders of Companion Loans	319
Limitation on Liability of Directing Holder	319
The Operating Advisor	320
General	320
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	321
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	321
Annual Report	322
Recommendation of the Replacement of the Special Servicer	323
Eligibility of Operating Advisor	324
Other Obligations of Operating Advisor	324
Delegation of Operating Advisor’s Duties	325
Termination of the Operating Advisor With Cause	325
Rights Upon Operating Advisor Termination Event	326
Waiver of Operating Advisor Termination Event	326
Termination of the Operating Advisor Without Cause	327
Resignation of the Operating Advisor	327
Operating Advisor Compensation	328
The Asset Representations Reviewer	328
Asset Review	328
Eligibility of Asset Representations Reviewer	332
Other Obligations of Asset Representations Reviewer	333
Delegation of Asset Representations Reviewer’s Duties	334
Assignment of Asset Representations Reviewer’s Rights and Obligations	334
Asset Representations Reviewer Termination Events	334
Rights Upon Asset Representations Reviewer Termination Event	335
Termination of the Asset Representations Reviewer Without Cause	335
Resignation of Asset Representations Reviewer	336
Asset Representations Reviewer Compensation	336
Replacement of Special Servicer Without Cause	336

9

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	338
Termination of Servicer and Special Servicer for Cause	339
Servicer Termination Events	339
Rights Upon Servicer Termination Event	341
Waiver of Servicer Termination Event	343
Resignation of the Master Servicer and Special Servicer	343
Limitation on Liability; Indemnification	344
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	346
Dispute Resolution Provisions	346
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	346
Repurchase Request Delivered by a Party to the PSA	347
Resolution of a Repurchase Request	347
Mediation and Arbitration Provisions	350
Servicing of the Non-Serviced Mortgage Loans	351
Servicing of the Mall of Louisiana Mortgage Loan	352
Servicing of the Colorado Center Mortgage Loan	355
Rating Agency Confirmations	356
Evidence as to Compliance	358
Limitation on Rights of Certificateholders to Institute a Proceeding	359
Termination; Retirement of Certificates	360
Amendment	361
Resignation and Removal of the Trustee and the Certificate Administrator	363
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	364
Certain Legal Aspects of Mortgage Loans	364
General	367
Types of Mortgage Instruments	367
Leases and Rents	367
Personalty	368
Foreclosure	368
General	368
Foreclosure Procedures Vary from State to State	368
Judicial Foreclosure	368
Equitable and Other Limitations on Enforceability of Certain Provisions	369
Nonjudicial Foreclosure/Power of Sale	369
Public Sale	369
Rights of Redemption	370
Anti-Deficiency Legislation	371
Leasehold Considerations	371
Cooperative Shares	371
Bankruptcy Laws	372
Environmental Considerations	377
General	377
Superlien Laws	377
CERCLA	377
Certain Other Federal and State Laws	378
Additional Considerations	378
Due-on-Sale and Due-on-Encumbrance Provisions	379
Subordinate Financing	379
Default Interest and Limitations on Prepayments	379
Applicability of Usury Laws	379
Americans with Disabilities Act	380
Servicemembers Civil Relief Act	380
Anti-Money Laundering, Economic Sanctions and Bribery	380
Potential Forfeiture of Assets	381
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	382
Pending Legal Proceedings Involving Transaction Parties	383
Use of Proceeds	383
Yield and Maturity Considerations	384
Yield Considerations	384
General	384
Rate and Timing of Principal Payments	384
Losses and Shortfalls	385
Certain Relevant Factors Affecting Loan Payments and Defaults	386
Delay in Payment of Distributions	386
Yield on the Certificates with Notional Amounts	386
Weighted Average Life	387
Pre-Tax Yield to Maturity Tables	392

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Material Federal Income Tax Considerations	395
General	395
Qualification as a REMIC	395
Status of Offered Certificates	397
Taxation of Regular Interests	397
General	397
Original Issue Discount	398
Acquisition Premium	399
Market Discount	400
Premium	401
Election To Treat All Interest Under the Constant Yield Method	401
Treatment of Losses	401
Yield Maintenance Charges and Prepayment Provisions	402
Sale or Exchange of Regular Interests	402
Taxes That May Be Imposed on a REMIC	403
Prohibited Transactions	403
Contributions to a REMIC After the Startup Day	403
Net Income from Foreclosure Property	403
Bipartisan Budget Act of 2015	404
Taxation of Certain Foreign Investors	404
FATCA	405
Backup Withholding	405
Information Reporting	406
3.8% Medicare Tax on “Net Investment Income”	406
Reporting Requirements	406
Certain State and Local Tax Considerations	406
Method of Distribution (Underwriter)	408
Incorporation of Certain Information by Reference	409
Where You Can Find More Information	410
Financial Information	410
Certain ERISA Considerations	410
General	410
Plan Asset Regulations	411
Administrative Exemption	412
Insurance Company General Accounts	414
Legal Investment	415
Legal Matters	416
Ratings	416
Index of Defined Terms	419

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GACC AND JLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO JLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

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This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

This PROSPECTUS has been prepared on the basis that any offer of certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of certificates. Accordingly any person making or intending to make an offer in

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that Relevant Member State of certificates which are the subject of an offering contemplated in this PROSPECTUS as-completed by final terms in relation to the offer of those certificates may only do so in circumstances in which no obligation arises for the DEPOSITOR, THE issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

NONE OF THE DEPOSITOR, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of certificates in circumstances in which an obligation arises for THE DEPOSITOR, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

For the purposes of this provision and the provision immediately below, “Prospectus Directive” means Directive 2003/71/EC AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE

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INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

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UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an

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offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS

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EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

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NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	COMM 2017-COR2 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	Jefferies LoanCore LLC, a Delaware limited liability company; and

● Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Jefferies LoanCore LLC	21	$415,115,846	45.3%
German American Capital Corporation(1)	8	193,738,561	21.1
Citi Real Estate Funding Inc.(2)	9	164,375,920	17.9
Jefferies LoanCore LLC/German American Capital Corporation(3)	4	143,250,000	15.6
Total	42	$916,480,327	100.0%

(1)	The Colorado Center mortgage loan (4.4%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) and Wells Fargo Bank, National Association. Such mortgage loan was underwritten pursuant to Deutsche Bank AG, acting through its New York Branch’s underwriting guidelines.

(2)	The Mall of Louisiana mortgage loan (5.5%) is part of a whole loan that was co-originated by Citi Real Estate Funding Inc., Bank of America, N.A. and Barclays Bank PLC. The mortgage loan is evidenced by Note A-4 with a principal balance

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of $50,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller.

(3)	The 101 Ludlow mortgage loan (7.7%) was originated by Jefferies LoanCore LLC. The mortgage loan is evidenced by two promissory notes, Note A-1 with a principal balance of $35,500,000 as of the cut-off date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $35,500,000 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller. In addition, the Park Slope Court mortgage loan (3.1%) was originated by Jefferies LoanCore LLC. The mortgage loan is evidenced by two promissory notes, Note A-1 with a principal balance of $14,000,000 as of the cut-off date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $14,000,000 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller. In addition, The Landing mortgage loan (3.0%) was originated by Jefferies LoanCore LLC. The mortgage loan is evidenced by two promissory notes, Note A-1 with a principal balance of $13,625,000 as of the cut-off date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $13,625,000 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller. In addition, the Kihei Kalama Village mortgage loan (1.9%) was originated by Jefferies LoanCore LLC. The mortgage loan is evidenced by two promissory notes, Note A-1 with a principal balance of $8,500,000 as of the cut-off date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $8,500,000 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer and Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than the mortgage loans and companion loans identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below that are each part of a whole loan and serviced under the pooling and servicing agreement indicated in such table). Midland Loan Services, a Division of PNC Bank, National Association is also expected to act as special servicer with respect to the mortgage loans (other than any excluded special servicer mortgage loan) and the related serviced companion loans, other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the master servicer and the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is

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(913) 253-9000. See “Transaction Parties—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to in this prospectus as an “excluded special servicer mortgage loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer mortgage loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as the special servicer by Jefferies LoanCore LLC, or its affiliate, which is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted Jefferies LoanCore LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

The master servicer and the special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating

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agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than the non-serviced mortgage loans and any applicable excluded loan), as further described in this prospectus. The directing holder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

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With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing holder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

It is anticipated that Jefferies LoanCore LLC, or its affiliate, will purchase the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each mortgage loan (other than the non-serviced mortgage loans and any applicable excluded loan) and serviced whole loan.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below is the initial directing holder (or analogous party) under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing holder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in September 2017 (or, in the case of any mortgage loan that has its first due date after September 2017, the date that would have been its due date in September 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about September 28, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in October 2017.

Determination Date	The 6th day of each month or, if the 6th day is not a business day, then the business day immediately following such 6th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

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Assumed Final Distribution Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	September 2022
Class A-SB	April 2027
Class A-2	May 2027
Class A-3	July 2027
Class X-A	August 2027
Class A-M	August 2027
Class B	August 2027
Class C	August 2027

The rated final distribution date for each class of offered certificates will be the distribution date in September 2050.

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Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

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Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-COR2:

●	Class A-1

●	Class A-SB

●	Class A-2

●	Class A-3

●	Class X-A

●	Class AM

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R.

Certificate Balances and

Notional Amounts	The offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$23,905,000
Class A-SB(1)	$46,998,000
Class A-2	$255,000,000
Class A-3	$315,633,000
Class A-M	$61,862,000
Class X-A(2)	$703,398,000
Class B	$43,533,000
Class C	$44,678,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

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Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class:

Class A-1	2.111%(1)
Class A-SB	3.317%(1)
Class A-2	3.239%(1)
Class A-3	3.510%(1)
Class X-A	1.186%(2)
Class A-M	3.803%(1)
Class B	4.206%(3)
Class C	4.563%(4)

(1)	The pass through rates for the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates, in each case, will be equal to a fixed per annum rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(3)	The pass-through rate for the Class B certificates for any distribution date will equal a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.206%.

(4)	The pass-through rate for the Class C certificates will be equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B and Class X-D certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest

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that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan (including the non-serviced mortgage loans) and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.05250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000

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in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (including any related serviced companion loan) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each mortgage loan or serviced whole loan will be subject to an aggregate cap per mortgage loan or serviced whole loan of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than the non-serviced mortgage loans) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan) at a per annum rate equal to 0.0074%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (excluding non-serviced mortgage loans and any companion loans) at a per annum rate equal to (i) 0.0024% with respect to each mortgage loan (other than the Grand Hyatt Seattle mortgage loan, Renaissance Seattle mortgage loan and Integrated Health Campus mortgage loan), (ii) 0.0039% with respect to the Grand Hyatt Seattle mortgage loan, (iii) 0.0040% with respect to The Renaissance Seattle mortgage loan and (iv)

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0.0062% with respect to the Integrated Health Campus mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the

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Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Mall of Louisiana	0.00250%	0.2500%
Colorado Center	0.00125%	0.2500%

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero; and

Fifth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, pro rata, based on their respective

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certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions” in this prospectus; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest

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Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. On any distribution date, principal and interest will be allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, and Class X-D certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions”.

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On any distribution date, mortgage loan losses will be allocated to the specified classes of those certificates in ascending order (beginning with certain certificates that are not being offered by this prospectus), in each case as set forth in the following chart.

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

(2)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates and the Class X-B and Class X-D certificates are not offered by this prospectus.

(3)	Other than the Class X-B and X-D certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

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E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at

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maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

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With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 42 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 55 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $916,480,327.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property)

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represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 42 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of one of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
Grand Hyatt Seattle	$50,000,000	5.5%	$83,000,000	N/A	54.9%	2.07x	11.5%
Renaissance Seattle	$50,000,000	5.5%	$77,000,000	N/A	55.3%	2.15x	12.2%
Mall of Louisiana	$50,000,000	5.5%	$275,000,000	N/A	57.0%	1.85x	11.1%
Colorado Center	$40,000,000	4.4%	$258,000,000	$252,000,000	24.6%	4.83x	18.6%
Integrated Health Campus	$31,000,000	3.4%	$22,000,000	N/A	64.8%	1.35x	9.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

The Renaissance Seattle, Grand Hyatt Seattle and Integrated Health Campus whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling

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and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate-holder	Operating Advisor	Asset Representations Reviewer
Mall of Louisiana	BANK 2017-BNK7	5.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III Debt AIV, LP or an affiliate	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Colorado Center	BXP Trust 2017-CC	4.4%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BlackRock Financial Management, Inc.	N/A	N/A

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Mortgage Loan Characteristics

The following table sets set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

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The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$916,480,327
Number of mortgage loans	42
Number of mortgaged properties	55
Range of Cut-off Date Balances	$5,000,000 to $71,000,000
Average Cut-off Date Balance	$21,820,960
Range of Mortgage Rates	3.5625% to 5.6570%
Weighted average Mortgage Rate	4.5806%
Range of original terms to maturity	120 months to 121 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	109 months to 120 months
Weighted average remaining term to maturity	117 months
Range of original amortization term(2)	276 months to 360 months
Weighted average original amortization term(2)	356 months
Range of remaining amortization terms(2)	274 months to 360 months
Weighted average remaining amortization term(2)	355 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(6)	20.8% to 73.2%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(6)	58.3%
Range of LTV Ratios as of the maturity date(3)(4)	20.8% to 69.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	53.5%
Range of UW NCF DSCR(4)(5)	1.18x to 4.83x
Weighted average UW NCF DSCR(4)(5)	1.87x
Range of UW NOI Debt Yield(4)(6)	7.0% to 19.7%
Weighted average UW NOI Debt Yield(4)(6)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	42.1%
Interest Only, then Amortizing	39.0%
Amortizing Balloon	19.0%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include mortgage loans that pay interest-only until their maturity dates.
(3)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value. In the case of four (4) mortgage loans (14.4%), the loan-to-value ratio was calculated using an other than “as-is” appraised value.
(4)	In the case of the Grand Hyatt Seattle (5.5%), Renaissance Seattle (5.5%), Mall of Louisiana (5.5%),Colorado Center (4.4%) and Integrated Health Campus (3.4%) mortgage loans, each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loans, but excluding any related subordinate companion loan(s).
(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
(6)	In the case of five (5) mortgage loans (5.9%) the respective cut-off date loan-to-value ratio and debt yield have been calculated net of an earnout or holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis.

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For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

None of the mortgage loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on Projections of Future Income	Eight (8) of the mortgage loans (18.1%) are secured by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. The mortgage loans to be contributed by German American Capital Corporation (other than the four mortgage loans described below that were originated by Jefferies LoanCore LLC) were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the AHIP Northeast Portfolio II (6.3%), 592-594 Dean Street (1.6%) and Hampton Inn Daytona Beach (1.2%), as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”. With respect to the 101 Ludlow (7.7%), Park Slope Court (3.1%),

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The Landing (3.0%) and Kihei Kalama Village (1.9%), the mortgage loans were originated by Jefferies LoanCore LLC.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. Jefferies LoanCore LLC is expected to act as the “retaining sponsor” for this securitization and intends to satisfy the U.S. credit risk retention requirements through the purchase by Jefferies LoanCore LLC or a majority-owned affiliate (as such term is defined in Regulation RR) of Jefferies LoanCore LLC, from the depositor, on the closing date, of an “eligible horizontal residual interest,” which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates. Jefferies LoanCore LLC, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Information Available to Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date.

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Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

●	The certificate administrator’s website initially located at www.ctslink.com

●	The master servicer’s website initially located at www.pnc.com/midland

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the

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meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or a defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the Colorado Center whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan” and “—Colorado Center Whole Loan”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

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Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A certificates will be issued with original issue discount and that the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this

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transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

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●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

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●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

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A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

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In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

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Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

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●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

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Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs,

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relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee

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(typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

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Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

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The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults,

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could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

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●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

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●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Hospitality Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Industrial Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer

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properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses

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would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income

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targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

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Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

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Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hospitality, retail, multifamily and mixed use. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Washington, New York, Texas, Utah, Louisiana and Pennsylvania. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

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Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Jefferies LoanCore LLC”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

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Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

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For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as movie theaters, gyms and health clubs, medical and dental offices, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

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In the case of specialty use tenants such as gyms and health clubs, bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to

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be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements.

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However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

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Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full

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replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would

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otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases beginning in 2018 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases beginning in 2018 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

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Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a

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number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the

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advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Jefferies LoanCore LLC—JLC’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Jefferies LoanCore LLC —Review of JLC Mortgage Loans” and “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will

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depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as complete” or “as-stabilized” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain

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Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as complete” or “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as complete” or “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Jefferies LoanCore LLC” and “—Citi Real Estate Funding Inc.”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans is a seasoned mortgage loan that was originated approximately 11 months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

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Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general

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partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings)

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are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We

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cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 39 in Annex D-1, representation and warranty numbers 13 and 38 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

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●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan

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documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

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●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

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●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

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Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 34 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

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With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See “—Retail Properties Have Special Risks”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

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Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, acting through its New York Branch, one of the originators, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties.

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Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, Jefferies LoanCore LLC, a sponsor and mortgage loan seller, will be the retaining sponsor and is expected to satisfy its risk retention requirements through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) as described in “Credit Risk Retention”.

In addition, for so long as Jefferies LoanCore LLC (or its majority-owned affiliate) (as a holder of the “eligible horizontal residual interest”) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that Jefferies LoanCore LLC (as a holder of the “eligible horizontal residual interest”) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their

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own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor,

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and Deutsche Bank AG, acting through its New York Branch, an originator. Jefferies LLC, one of the underwriters, is an affiliate of Jefferies LoanCore LLC, a sponsor and originator and the entity (or its affiliate) expected to be the initial directing holder. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator and the holder of one or more Mall of Louisiana companion loans.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer mortgage loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer mortgage loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer mortgage loans). While the special servicer will have the same access to information related to the excluded special servicer mortgage loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer mortgage loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than

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would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2017-COR2 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Jefferies LoanCore LLC or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and the purchaser of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates as retaining sponsor. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted Jefferies LoanCore LLC or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly-owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to,

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and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as,

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and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Jefferies LoanCore LLC, or its affiliate, will be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Holder
Renaissance Seattle	COMM 2017-COR2	COMM 2017-COR2	Jefferies LoanCore LLC
Grand Hyatt Seattle	COMM 2017-COR2	COMM 2017-COR2	Jefferies LoanCore LLC
Mall of Louisiana	BANK 2017-BNK7	BANK 2017-BNK7	RREF III Debt AIV, LP or an affiliate
Integrated Health Campus	COMM 2017-COR2	COMM 2017-COR2	Jefferies LoanCore LLC
Colorado Center	BXP Trust 2017-CC	BXP Trust 2017-CC	BlackRock Financial Management, Inc.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—Renaissance Seattle Whole Loan”, “—Grand Hyatt Seattle Whole Loan” and “—Integrated Health Campus Whole Loan”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded

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loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Jefferies LoanCore LLC or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and the purchaser of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates as retaining sponsor. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted Jefferies LoanCore LLC or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that

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may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Jefferies LoanCore LLC, or its affiliate, will be the B-piece buyer. The B-piece buyer, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan) and serviced whole loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan—Consultation and Control” and “—Colorado Center Whole Loan—Consultation and Control”.

Jefferies LoanCore LLC or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and to purchase the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each mortgage loan (other than with respect to any non-serviced mortgage loan and any applicable excluded loan) and it or an affiliate assisted Jefferies LoanCore LLC or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

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Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

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●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

On September 30, 2015, the European Commission (the “European Commission”) published a proposal to amend the Capital Requirements Regulation (the “CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (the “STS Securitization Regulation”) which would, among other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe (together with the CRR Amendment Regulation, the “Securitization Regulations”). The Presidency of the Council of the European Union (the “Council”) and the European Parliament have proposed amendments to the Securitization Regulations. The subsequent trilogue discussions between representatives of the European Commission, the Council and the European Parliament, have resulted in a compromise agreement being reached on the contents of the Securitization Regulations. The Council published the compromise text of the STS Securitization Regulation in a communication dated June 26, 2017. However, the final forms of the Securitization Regulations have not yet been published and so their final contents are not yet known. The current intention is that the Securitization Regulations will only apply from January 1, 2019. Investors should be aware that there are likely to be material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulations.

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None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

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●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

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Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organizations for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

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Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.  The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B or Class X-D certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B or Class X-D certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-D certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

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●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price

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paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-D certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M
Class X-B	Class B
Class X-D	Class D

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-D certificates. Investors in the Class X-A, Class X-B and Class X-D certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the

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extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-SB, Class A-2, Class A-3 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no

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rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

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(i)	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)	may act solely in its own interests or the interests of the holders of the controlling class (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)	does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)	may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)	will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. There will be no operating advisor under the BXP Trust 2017-CC trust and servicing agreement with respect to the Colorado Center mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of

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approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the

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terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior

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to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is

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not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.  If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is

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greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

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Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 42 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $916,480,327 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in September 2017 (or, in the case of any Mortgage Loan that has its first due date after September 2017, the date that would have been its due date in September 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Five (5) of the Mortgage Loans (24.1%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of one of the Mortgage Loans (4.4%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Jefferies LoanCore LLC	21	$415,115,846	45.3%
German American Capital Corporation(1)	8	193,738,561	21.1
Citi Real Estate Funding Inc.(2)	9	164,375,920	17.9
Jefferies LoanCore LLC/German American Capital Corporation(3)	4	143,250,000	15.6
Total	42	$916,480,327	100.0%

(1)	The Colorado Center Mortgage Loan (4.4%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) and Wells Fargo Bank, National Association. Such Mortgage Loan was underwritten pursuant to Deutsche Bank AG, acting through its New York Branch’s underwriting guidelines.

(2)	The Mall of Louisiana Mortgage Loan (5.5%) is part of a Whole Loan that was co-originated by Citi Real Estate Funding Inc., Bank of America, N.A. and Barclays Bank PLC. The Mortgage Loan is evidenced by Note A-4 with a principal balance of $50,000,000 as of the Cut-off Date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller.

(3)	The 101 Ludlow Mortgage Loan (7.7%) was originated by Jefferies LoanCore LLC. The Mortgage Loan is evidenced by two promissory notes, Note A-1 with a principal balance of $35,500,000 as of the Cut-off Date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $35,500,000 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller. In addition, the Park Slope Court Mortgage Loan (3.1%) was originated by Jefferies LoanCore LLC. The Mortgage Loan is evidenced by two promissory notes, Note A-1 with a principal balance of $14,000,000 as of the Cut-off Date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $14,000,000 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller. In addition, The Landing Mortgage Loan (3.0%) was originated by Jefferies LoanCore LLC. The Mortgage Loan is evidenced by two promissory notes, Note A-1 with a principal balance of $13,625,000 as of the Cut-off Date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $13,625,000 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller. In addition, the Kihei Kalama Village Mortgage Loan (1.9%) was originated by Jefferies LoanCore LLC. The Mortgage Loan is evidenced by two promissory notes, Note A-1 with a principal balance of $8,500,000 as of the

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Cut-off Date as to which Jefferies LoanCore LLC is acting as mortgage loan seller, and Note A-2 with a principal balance of $8,500,000 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Jefferies LoanCore LLC) is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on September 28, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent

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next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as complete” or “as-stabilized” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

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“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,“ “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as complete” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to the Mortgage Loan listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
592-594 Dean Street(1)	1.6%	66.6%	$450,000	64.5%
Amsdell All Star Self Storage(2)	1.3%	70.0%	$300,000	68.2%
1530 Meridian(3)	1.2%	64.0%	$500,000	61.1%
Rampart Village Center(4)	1.0%	72.9%	$500,000	68.8%
Packard Place(5)	1.0%	46.0%	$400,000	43.9%

(1)	At origination, the borrower deposited $450,000 into a retail rollover reserve to pay for tenant improvement and leasing commission costs related to a vacant retail space at the Mortgaged Property. Any remaining funds in the retail rollover reserve on or prior to September 5, 2020, are required to disbursed first, to the rollover account, in an amount equal to the aggregate tenant improvements, leasing commissions and other landlord obligations under any lease, and second, to be distributed as available cash in accordance with the cash management procedures, subject to the satisfaction of the conditions set forth in the loan agreement, including: (i) the Mortgaged Property is fully tenanted, (ii) all leases are in full force and effect with no defaults thereunder, (iii) payment of rent has

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commenced under all leases, (iv) no other tenant improvement or leasing commissions are owed with respect to the retail space at the Mortgaged Property, (v) the retail rent at the Mortgaged Property is no less than $40 per square foot per year on a modified gross basis and (vi) the Mortgaged Property achieves at least a 7.50% debt yield.

(2)	Reserve is for certain replacements and/or alterations to the related Mortgaged Property performed and completed within 36 months of the related date of origination. The reserve is subject to release, in increments of not less than $25,000 (except in the case of the final disbursement), if and to the extent that certain conditions (the “Amsdell All Star Reserve Fund Release Conditions”) are satisfied, including that: (a) after giving effect to the requested disbursement, the debt yield for the subject Mortgage Loan is not less than 8.5%; and (b) on the date of the disbursement, the ratio of the principal amount of the subject Mortgage Loan to the acquisition costs applicable to the related Mortgaged Property (in general, any costs incurred by or on behalf of the related borrower in connection with acquiring the related Mortgaged Property, up to 12 months following the related date of acquisition, and any and all fees and costs associated with closing the subject Mortgage Loan)(and assuming the subject reserve funds have been fully disbursed) is no greater than 72%.

(3)	At origination, the borrower deposited $500,000 into an occupancy reserve, to be released upon, among other conditions, each of ASL and CPI (i) taking possession of its related space, (ii) opening for business and (iii) paying full, unabated rent. On August 3, 2017, the borrower requested and the lender released the entire occupancy reserve.

(4)	Reserve is additional security for the subject Mortgage Loan. The reserve is subject to release, in increments of not less than $100,000 (except in the case of the final disbursement), if and to the extent that certain conditions (the “Rampart Village Reserve Fund Release Conditions”) are satisfied, including that: (a) the debt yield for the subject Mortgage Loan (calculated based on a principal balance that is net of the holdback amount remaining after the subject disbursement) equals or exceeds 8.75%; and (b) the debt service coverage ratio for the subject Mortgage Loan (calculated based on assumed annual debt service payments that are, in turn, calculated based on the related interest rate, a 30-year amortization term and a principal balance that is net of the holdback amount that will remain after the subject disbursement) equals or exceeds 1.31x.

(5)	Reserve is additional security for the subject Mortgage Loan. The reserve is subject to release, in increments of not less than $100,000 (except in the case of the final disbursement), if and to the extent that certain conditions (the “Packard Place Reserve Fund Release Conditions”) are satisfied, including that: (a) no event of default exists under the related Mortgage Loan documents and remains uncured; and (b) after giving effect to the requested disbursement, the debt yield for the subject Mortgage Loan (calculated based on a principal balance that is net of the holdback amount remaining after the subject disbursement) equals or exceeds 9.50%.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as complete” or “as-stabilized” Appraised Values, as opposed to the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,“ with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of

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(a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily rental and manufactured housing community properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial, mixed use (to the extent the related Mortgaged Property includes office, retail or industrial space) and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality, multifamily and manufactured housing community properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

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“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on the its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yields calculated without adjusting for the related earnout or holdback reserve are as follows:

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Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
592-594 Dean Street(1)	1.6%	7.4%	$450,000	7.7%
Amsdell All Star Self Storage(2)	1.3%	8.3%	$300,000	8.6%
1530 Meridian(3)	1.2%	8.8%	$500,000	9.2%
Rampart Village Center(4)	1.0%	8.0%	$500,000	8.5%
Packard Place(5)	1.0%	8.3%	$400,000	8.7%

(1) At origination, the borrower deposited $450,000 into a retail rollover reserve to pay for tenant improvement and leasing commission costs related to a vacant retail space at the Mortgaged Property. Any remaining funds in the retail rollover reserve on or prior to September 5, 2020, are required to disbursed first, to the rollover account, in an amount equal to the aggregate tenant improvements, leasing commissions and other landlord obligations under any lease, and second, to be distributed as available cash in accordance with the cash management procedures, subject to the satisfaction of the conditions set forth in the loan agreement, including: (i) the Mortgaged Property is fully tenanted, (ii) all leases are in full force and effect with no defaults thereunder, (iii) payment of rent has commenced under all leases, (iv) no other tenant improvement or leasing commissions are owed with respect to the retail space at the Mortgaged Property, (v) the retail rent at the Mortgaged Property is no less than $40 per square foot per year on a modified gross basis and (vi) the Mortgaged Property achieves at least a 7.50% debt yield.
(2) Reserve is for certain replacements and/or alterations to the related Mortgaged Property performed and completed within 36 months of the related date of origination. The reserve is subject to release, in increments of not less than $25,000 (except for the final disbursement), if and to the extent that the Amsdell All Star Reserve Fund Release Conditions are satisfied.
(3) At origination, the borrower deposited $500,000 into an occupancy reserve, to be released upon, among other conditions, each of ASL and CPI (i) taking possession of its related space, (ii) opening for business and (iii) paying full, unabated rent. On August 3, 2017, the borrower requested and the lender released the entire occupancy reserve.
(4) Reserve is additional security for the subject Mortgage Loan. The reserve is subject to release, in increments of not less than $100,000 (except for the final disbursement), if and to the extent that the Rampart Village Reserve Fund Release Conditions are satisfied.
(5) Reserve is additional security for the subject Mortgage Loan. The reserve is subject to release, in increments of not less than $100,000 (except for the final disbursement), if and to the extent that the Packard Place Reserve Fund Release Conditions are satisfied.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to the Mortgage Loan listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
592-594 Dean Street(1)	1.6%	7.7%	$450,000	7.9%
Amsdell All Star Self Storage (2)	1.3%	8.4%	$300,000	8.7%
1530 Meridian(3)	1.2%	9.5%	$500,000	9.9%
Rampart Village Center(4)	1.0%	8.8%	$500,000	9.3%
Packard Place(5)	1.0%	9.3%	$400,000	9.7%

(1)   At origination, the borrower deposited $450,000 into a retail rollover reserve to pay for tenant improvement and leasing commission costs related to a vacant retail space at the Mortgaged Property. Any remaining funds in the retail rollover reserve on or prior to September 5, 2020, are required to disbursed first, to the rollover account, in an amount equal to the aggregate tenant improvements, leasing commissions and other landlord obligations under any lease, and second, to be distributed as available cash in accordance with the cash management procedures, subject to the satisfaction of the conditions set forth in the loan agreement, including: (i) the Mortgaged Property is fully tenanted, (ii) all leases are in full force and effect with no defaults thereunder, (iii) payment of rent has commenced under all leases, (iv) no other tenant improvement or leasing commissions are owed with respect to the retail space at the Mortgaged Property, (v) the retail rent at the Mortgaged Property is no less than $40 per square foot per year on a modified gross basis and (vi) the Mortgaged Property achieves at least a 7.50% debt yield.
(2)   Reserve is for certain replacements and/or alterations to the related Mortgaged Property performed and completed within 36 months of the related date of origination. The reserve is subject to release, in increments of not less than $25,000 (except for the final disbursement), if and to the extent that the Amsdell All Star Reserve Fund Release Conditions are satisfied.
(3)   At origination, the borrower deposited $500,000 into an occupancy reserve, to be released upon, among other conditions, each of ASL and CPI (i) taking possession of its related space, (ii) opening for business and (iii) paying full, unabated rent. On August 3, 2017, the borrower requested and the lender released the entire occupancy reserve.

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(4)  Reserve is additional security for the subject Mortgage Loan. The reserve is subject to release, in increments of not less than $100,000 (except for the final disbursement), if and to the extent that the Rampart Village Reserve Fund Release Conditions are satisfied.
(5)  Reserve is additional security for the subject Mortgage Loan. The reserve is subject to release, in increments of not less than $100,000 (except for the final disbursement), if and to the extent that the Packard Place Reserve Fund Release Conditions are satisfied.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF“, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. In the case of the One Independence Way (1.6%), Fresenius Northeast Portfolio (1.1%),Fresenius Southern Portfolio (1.0%), and Fresenius & DaVita CA Portfolio – Fresenius Roseville (0.4%) Mortgage Loans, UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating of the applicable tenants and/or lease guarantors.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,“ or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,“ or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income

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set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental and manufacturing housing community properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. In the case of the Integrated Health Campus (3.4%), Dunes Plaza (1.6%) 592-594 Dean Street (1.6%), One Independence Way (1.6%), Fresenius Northeast Portfolio (1.1%),Fresenius Southern Portfolio (1.0%), and Fresenius & DaVita CA Portfolio – Fresenius Roseville (0.4%) Mortgage Loans, UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating of the applicable tenants and/or lease guarantors.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related

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Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms or (c) in the case of a Mortgaged Property operated as a manufactured housing property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include three (3) Mortgage Loans (13.4%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

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Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	20	$318,920,814	34.8%
Suburban	8	$200,650,517	21.9%
CBD	3	$62,989,797	6.9%
Medical	9	$55,280,500	6.0%
Hospitality	9	$183,674,660	20.0%
Full Service	3	$106,500,000	11.6%
Extended Stay	4	$57,700,000	6.3%
Limited Service	1	$11,074,660	1.2%
Select Service	1	$8,400,000	0.9%
Retail	11	$152,553,692	16.6%
Anchored(2)	7	$55,521,470	6.1%
Super Regional Mall	1	$50,000,000	5.5%
Unanchored	1	$17,000,000	1.9%
Urban	1	$15,300,000	1.7%
Shadow Anchored	1	$14,732,223	1.6%
Multifamily	7	$151,979,829	16.6%
Student Housing	2	$84,000,000	9.2%
Garden	4	$39,979,829	4.4%
High-Rise	1	$28,000,000	3.1%
Mixed Use	2	$53,700,000	5.9%
Retail/Hospitality	1	$38,000,000	4.1%
Warehouse/Office/Flex	1	$15,700,000	1.7%
Industrial	4	$37,000,000	4.0%
Self-Storage	2	$18,651,332	2.0%
Total	55	$916,480,327	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes anchored and single tenant properties.

Office Properties.  With respect to the office properties set forth in the above chart and mixed use properties with office components:

●	With respect to the CHG Building Mortgaged Property (6.2%), an affiliate of the borrower sponsor and the sole tenant at the Mortgaged Property, CHG Healthcare Services, Inc. (“CHG”), entered into an expansion option agreement, which provides CHG expansion rights and rights of first refusal with respect to an office building of up to 125,000 square feet (the “Expansion Space”) that such affiliate of the borrower may be required by CHG to construct on two non-collateral vacant land parcels adjacent to the Mortgaged Property, in which expansion space CHG will be required to lease at least 50,000 square feet. CHG may exercise this option at any time during the term of CHG’s lease, if, among other conditions, (i) its lease at the Mortgaged Property is in full force and effect, (ii) CHG is not in default, and (iii) CHG has not reduced its leased space at the Mortgaged Property. In the event CHG exercises the expansion option (i) CHG is required to extend its lease at the Mortgaged Property so that it is coterminous with its new lease on the Expansion Space, which must be no less than 10 years after the Expansion Space lease commencement date, (ii) such affiliate of the borrower is required to create enough new parking to ensure that CHG has a parking ratio of 6 spaces per 1,000 sf at both the Mortgaged Property and the Expansion Space and (iii) the new lease on the Expansion Space will not be cross defaulted with the CHG lease for the Mortgaged Property.

●	With respect to the 16027 Ventura Boulevard Mortgage Loan (2.7%), approximately 10% of the underwritten effective gross income consists of parking income.

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●	With respect to the 2600 N. Ashton Mortgaged Property (2.3%), the sole tenant at the Mortgaged Property, Solutionreach Inc. (“Solutionreach”), entered into an agreement with BG Thanksgiving Point 2, L.C. (“BGTP2”), an affiliate of the borrower, for the option to lease office space (the “Expansion Space”) in a to be constructed building expected to be built by BGTP2 (or an affiliate) on vacant land adjacent to the Mortgaged Property (that is not part of the Mortgaged Property) that is leased by BGTP2 from the same ground lessor that the leases the Mortgaged Property to the borrower. The ground leases are not cross-defaulted. Solutionreach may exercise this option at any time during the term of Solutionreach’s lease with written notice, if, among other conditions, (i) its lease at the Mortgaged Property is in full force and effect, (ii) Solutionreach is not in default, and (iii) Solutionreach has not reduced its leased space at the Mortgaged Property. In the event Solutionreach exercises the expansion option (i) Solutionreach is required to (a) lease at least 50,000 square feet at the Expansion Space and (b) extend its lease at the Mortgaged Property so that it is coterminous with its new lease on the Expansion Space and (ii) the new lease on the Expansion Space will not be cross defaulted with the Solutionreach lease for the Mortgaged Property. If Solutionreach fails to either (i) give written notice of its intent to exercise the expansion option or (ii) agree to lease terms with BGTP2 for the Expansion Space within 30 days from when Solutionreach gave written notice of its intention to exercise the expansion option, the expansion option will terminate.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties.  With respect to the hospitality properties and mixed use properties with hospitality components set forth in the below chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Residence Inn – Arundel Mills BWI Airport	$ 17,546,199	1.9%	7/16/2023	7/6/2027	$241,883	Yes
Residence Inn – Mount Laurel at Bishop’s Gate	$ 16,308,967	1.8%	7/30/2027	7/6/2027	$253,980	Yes
Homewood Suites – Allentown – Bethlehem Airport	$ 12,653,509	1.4%	6/30/2032	7/6/2027	$1,133,187	No
TownePlace Suites – Arundel Mills BWI Airport	$ 11,191,326	1.2%	10/17/2032	7/6/2027	$346,425	No
Grand Hyatt Seattle	$ 50,000,000	5.5%	1/31/2044	6/6/2027	$0	No
Renaissance Seattle	$ 50,000,000	5.5%	8/14/2028	6/6/2027	$2,866,271	No
Hampton Inn Daytona Beach	$ 11,074,660	1.2%	8/31/2033	7/6/2027	$1,380,000	No
Courtyard West Des Moines	$ 8,400,000	0.9%	11/21/2030	8/6/2027	$160,000	No
Lexington Hotel Miami Beach(1)	$ 6,500,000	0.7%	5/1/2036	5/6/2027	$950,000	No

(1)	The franchise agreement with Vantage Hospitality Group, a division of Red Lion Hotels Corporation, is terminable triennially (on August 1) by either the borrower or the franchisor provided that the party who wishes to terminate (i) is not in default under the franchise agreement and (ii) provides at least 90 days’ prior written notice. The franchise agreement can next be terminated in 2019.

●	One (1) Mortgaged Property (1.8%), included among the 20 largest Mortgage Loans, consist in whole or part of hotel properties where new competitive supply is anticipated to be 75% or more competitive, as further described below:

○	With respect to the AHIP Northeast Portfolio II Mortgage Loan (6.3%), a Springhill Suites hotel located approximately one mile from the Residence Inn – Mount Laurel at Bishop’s Gate (1.8%) Mortgaged Property opened in June 2017 is expected to be 100% competitive with the Mortgaged Property.

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●	The 360 North Rodeo Drive Mortgaged Property (4.1%) is not a flagged hospitality property.

●	With respect to the Grand Hyatt Seattle (5.5%) and Renaissance Seattle (5.5%) Mortgaged Properties, the respective properties are under common sponsorship and were identified in the related appraisals as being directly competitive with one another.

●	Hospitality properties may be particularly affected by seasonality.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	The 101 Ludlow Mortgaged Property (7.7%) and the Texan Pearl Mortgaged Property (1.4%) are multifamily properties with a significant concentration of student tenants. Parental guarantees are required for all student tenant leases at the Texan Pearl Mortgaged Property.

●	With respect to the Park Slope Court Mortgaged Property (3.1%), the Mortgaged Property is comprised of multi-family units that are subject to rent stabilization through the expiration of a New York 421(a) partial tax abatement at the Mortgaged Property in 2025 (when the related units will become deregulated market rate units). See “—Real Estate and Other Tax Considerations” below for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart:

●	Each of the mixed use Mortgaged Properties has one or more hospitality and/or industrial components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Hospitality Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Industrial Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties. With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

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Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants shown on Annex A-1 operates its space as a specialty use, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	9	8.1%
Theater	2	7.3%
Gym, Fitness Center or a Health Club	4	7.2%
Restaurant	4	5.4%
Bank Branch	3	4.4%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Mortgage Loans and Significant Obligors

The borrowers related to the Grand Hyatt Seattle (5.5%) and Renaissance Seattle (5.5%) Mortgage Loans are affiliated and represent 10.9% of the Initial Pool Balance.

Certain of the lessees occupying all or a portion of the Integrated Health Campus Mortgaged Property (3.4%) are affiliated and represent 46.8% of the cash flow of the initial mortgage pool.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Beds/Sq. Ft./ Rooms/Units(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	UW NOI Debt Yield(1)	Property Type
101 Ludlow	$71,000,000	7.7%	$196,676	1.54x	63.4%	7.0%	Multifamily
AHIP Northeast Portfolio II(2)	$57,700,000	6.3%	$116,097	2.19x	56.2%	14.7%	Hospitality
CHG Building	$56,797,897	6.2%	$202	1.47x	62.3%	9.8%	Office
Grand Hyatt Seattle	$50,000,000	5.5%	$291,028	2.07x	54.9%	11.5%	Hospitality
Renaissance Seattle	$50,000,000	5.5%	$228,007	2.15x	55.3%	12.2%	Hospitality
Mall of Louisiana	$50,000,000	5.5%	$418	1.85x	57.0%	11.1%	Retail
Colorado Center	$40,000,000	4.4%	$253	4.83x	24.6%	18.6%	Office
360 North Rodeo Drive	$38,000,000	4.1%	$5,540	2.70x	20.8%	11.7%	Mixed Use
Parmer Office 3.2(2)	$37,895,000	4.1%	$198	1.52x	63.3%	9.6%	Office
Freeway Industrial Park	$32,000,000	3.5%	$67	1.35x	64.3%	9.2%	Industrial
Top 10 Total/Weighted Average	$483,392,897	52.7%		2.11x	53.5%	11.4%

(1)	With respect to the Grand Hyatt Seattle, Renaissance Seattle, Mall of Louisiana and Colorado Center Mortgage Loans, Loan per Beds/Sq. Ft./Rooms/Units, UW NCF DSCR, Cut-off Date LTV Ratio and UW NOI Debt Yield calculations include the related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the AHIP Northeast Portfolio II and the Parmer Office 3.2 Mortgage Loans, the Cut-off Date LTV Ratio was calculated on a basis other than “As-Is”.

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See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include seven (7) Mortgage Loans (12.4%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
AHIP Northeast Portfolio II	$ 57,700,000	6.3%
Oaks Apartment Portfolio	15,000,000	1.6
CVS & Walgreens Portfolio	12,100,000	1.3
Fresenius Northeast Portfolio	9,795,500	1.1
Fresenius Southern Portfolio	8,785,000	1.0
Fresenius & DaVita CA Portfolio	5,700,000	0.6
West Palm Small Bay Portfolio	5,000,000	0.5
Total	$ 114,080,500	12.4%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Four (4) groups of Mortgage Loans (23.6%), set forth in the following table entitled “Related Borrower Loans”, is not cross-collateralized but has one or more of the same borrower sponsor or borrower sponsors related to each other. The following table shows the group of Mortgage Loans having one or more borrower sponsors that are related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

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Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Grand Hyatt Seattle	$50,000,000	5.5%
Renaissance Seattle Hotel	50,000,000	5.5
Total for Group 1:	$100,000,000	10.9%
Group 2:
CHG Building	$56,797,897	6.2%
2600 N. Ashton	21,421,244	2.3
Total for Group 2:	$78,219,141	8.5%
Group 3:
Fresenius Northeast Portfolio	$9,795,500	1.1%
Fresenius Southern Portfolio	8,785,000	1.0
Fresenius & DaVita CA Portfolio	5,700,000	0.6
Total for Group 3:	$24,280,500	2.6%
Group 4:
Tyler Mall Mini Storage	$7,151,332	0.8%
Central Corporate Office	6,900,000	0.8
Total for Group 4:	$14,051,332	1.5%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	10	$192,887,708	21.0%
Washington	3	$113,250,000	12.4%
New York	3	$113,250,000	12.4%
Texas	8	$112,474,829	12.3%
Utah	2	$78,219,141	8.5%
Louisiana	1	$50,000,000	5.5%
Pennsylvania	3	$46,495,164	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 15 other states, with no more than 3.5% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Mortgaged Properties securing approximately 22.2% of the Initial Pool Balance by Allocated Loan Amount, are located in Texas, Louisiana, Florida and North Carolina, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

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Mortgaged Properties securing approximately 33.3% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

Mortgaged Properties securing approximately 41.9% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

Mortgaged Properties With Limited Prior Operating History

Each of the CHG Building (6.2%), Parmer Office 3.2 (4.1%), 2600 N. Ashton (2.3%) and 1530 Meridian (1.2%) Mortgaged Properties were constructed in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-Off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Each of the One Independence Way (1.6%), Fresenius Northeast Portfolio (1.1%), Fresenius Southern Portfolio (1.0%) and Fresenius & DaVita CA Portfolio (0.6%) Mortgage Loans are secured by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

The CHG Building Mortgaged Property (6.2%) is not currently owned by tenants-in-common; however, the borrower is permitted to convey up to a 15% interest in the Mortgaged Property to one (but not more than one) tenant-in-common entity, and the existing borrower will be restructured as a tenant-in-common entity, provided, among other conditions, (i) the new tenant-in-common entity assumes, on a joint and several basis, all of borrower’s obligations under the Mortgage Loan documents and (ii) the Mortgaged Property may not at any time be owned by more than two tenant-in-common borrowers.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Each of the 101 Ludlow (7.7%), Grand Hyatt Seattle (5.5%) and CVS & Walgreens Portfolio (1.3%) Mortgage Loans is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

The Grand Hyatt Seattle (5.5%) Mortgaged Property consists of two condominium units in a three unit condominium. The other unit is not collateral for the Mortgage Loan. The related borrower controls two out of the three condominium units. No action may be taken by any of the unit owners of the condominium without a unanimous vote of the unit owners. As a result, the related borrower is in a position to block actions that would affect the related borrower’s unit.

The CVS & Walgreens Portfolio—Walgreen’s Rochester, MI Mortgaged Property (0.5%) consists of one unit of a seven unit commercial condominium. The other six commercial condominium units are not collateral for the Mortgaged Property. Each unit owner is a member of the association, and each of the seven units is entitled to one vote equal to their percentage interest in the commercial condominium association. The related commercial condominium board is not controlled by the borrower. The

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commercial condominium declaration provides that only the unit that is part of the collateral may be used as a pharmacy.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	54	$895,059,083	97.7%
Leasehold	1	21,421,244	2.3
Total	55	$916,480,327	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include Mortgaged Properties constituting the borrower’s leasehold interest in the Mortgaged Property along with the corresponding fee interest of the ground lessor in such Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 34 in Annex E-1 indicated on Annex D-2, Annex D-3 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the CHG Building Mortgaged Property (6.2%), the borrower’s fee interest in the portion of the Mortgaged Property known as lot 2 (“Lot 2”) is subject to a lease with the Redevelopment Agency of Midvale City (“RDA”). In 2015, RDA and the prior owner of the Mortgaged Property (an affiliate of the borrower) (“CHG Developer”) entered into an agreement to finance the construction of a 1,225 space multi-level parking structure (the “Parking Structure”) on Lot 2. To finance the construction, CHG Developer transferred a leasehold interest in Lot 2 to RDA and RDA issued bonds to investors, the proceeds of which were used to reimburse CHG Developer for the cost of constructing the Parking Structure. The ground lease between CHG Developer (as lessor) and RDA (as lessee) has a term of 50-years (expires on April 30, 2066) and has total ground rent of $1.00 for the term of the lease. In connection with the origination of the Mortgage Loan, in connection with the transfer of the Mortgaged Property to the borrower, CHG Developer transferred its fee simple interest in Lot 2, subject to the RDA’s interest in the ground lease. Additionally, RDA and CHG Developer entered into a 35-year parking lease for a total rent of $1 for the term of the parking lease, which expires on April 30, 2051, pursuant to which the borrower (as successor-in-interest to CHG Developer) has the right to use and operate the parking structure. The borrower is required to repurchase the leasehold interest in Lot 2 (including the Parking Structure improvements) on or before April 30, 2051, which obligation is guaranteed by K.C. Gardner Company, L.C. (an affiliate of the borrower), at a purchase price equal to the then prevailing market rate for the improvements which would be paid by a willing buyer and accepted by a willing seller taking into account (i) the age and useful life of the improvements, (ii) repairs required to be made to the improvements to continue to operate it as a parking garage, and (iii) whether or not purchaser intends to use the improvements as a parking garage, and if so, the length of time that the improvements can be used for a parking garage in their existing state; provided, however, that in no event will the fair market value be less than the then outstanding principal balance of the RDA bonds (including any redemption

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premium) plus, without duplication, accrued interest on the bonds up to and including the first available date that the bonds are subject to a redemption.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 12 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions. A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the CHG Building Mortgaged Property (6.2%), the Phase I ESA identified a controlled recognized environmental condition related to the presence of slag from former lead and copper smelting operations at the Mortgaged Property. The smelting operations that generated the slag took place between 1871 and 1971. In response to the threat of release of hazardous substances from the slag, the Mortgaged Property was included in a 446-acre United States Environmental Protection Agency (“EPA”) “Superfund” site, with investigation and remediation of soil and groundwater impacts including, among other things, concentrations of arsenic and lead in soil and arsenic, cadmium, selenium and antimony in groundwater. The owner of the site completed remedial activities in 2006 and implemented land use restrictions and institutional controls under the guidance of the EPA and Utah Department of Environmental Quality. Remedial actions included (i) removal of slag wastes, (ii) covering and capping of wastes and (iii) implementation of a groundwater monitoring system. A tetrachloroethylene (PCE) plume was also detected under the Subject Property, but is reportedly due to an offsite source. A vapor migration barrier was installed below the related improvements at the Mortgaged Property to address any concerns related to the PCE plume. In 2008, the EPA certified the site for mixed use development, subject to continued maintenance of the engineering controls and ongoing monitoring, including site reviews by the EPA every five years (with the next five-year review scheduled for completion in April 2019).

●	With respect to the CVS & Walgreens Portfolio Mortgaged Properties (1.3%), the Phase I ESA identified a controlled recognized environmental condition at the Mortgaged Property identified on Annex A-1 to this prospectus as Walgreen’s Rochester, MI related to the presence of silver from former industrial computer manufacturing and printing operations at the Mortgaged Property. Groundwater and soil sampling performed in 2005 indicated levels of selenium and silver in groundwater that exceed Michigan Department of Environmental Quality residential cleanup criteria. A Baseline Environmental Assessment was prepared on behalf of Walgreens in 2007, which provides liability protection to owners in response to known contamination. A Due Care Plan prepared on behalf of Walgreens requires Walgreens to routinely inspect the reinforced concrete floor and to store all photo processing chemicals (which contain silver) within a self-contained unit.

●	With respect to the CVS & Walgreens Portfolio Mortgaged Properties (1.3%), the Phase I ESA identified a controlled recognized environmental condition at the Mortgaged Property identified on Annex A-1 to this prospectus as CVS Coon Rapids, MN related to the previous operation of an

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onsite gas station that had resulted in leaking underground storage tank (“LUST”) incidents that were remediated and received regulatory closure with residual soil and groundwater contamination. To address residual contamination at the site and any potential vapor migration issues for the current improvements at the Mortgaged Property, a sub-slab venting system was installed under the current building structure to divert potential vapors from beneath the concrete slab.

●	With respect to the CVS & Walgreens Portfolio Mortgaged Properties (1.3%), the Phase I ESA indicated that an onsite gas station and an auto sales and repair facility had operated in the past at the Walgreen’s Norton, MA Mortgaged Property and that there had been reported incidents of leaks from a gasoline and diesel/fuel underground storage tank and a kerosene above ground storage tank. The incidents were remediated and received regulatory case closure in 2008 with residual soil and groundwater impacts. Regulatory case closure was granted subject to implementation of institutional controls, including, among other things, the prohibition of the use of (i) the Mortgaged Property for residential purposes or (ii) groundwater at the Mortgaged Property.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the AHIP Northeast Portfolio II Mortgaged Properties (6.3%), the borrowers are required under the related franchise agreements to complete PIPs at the individual Mortgaged Properties generally within 12 to 24 months after June 22, 2017, the effective date of each of the franchise agreements. At origination, the borrowers deposited approximately $1,975,474 with the lender, representing the aggregate amount of PIP renovations required at the individual Mortgaged Properties. The PIPs generally include renovations to the lobby and breakfast room, public restrooms, guest rooms and the business center, the exercise room and updates to the guest room amenities. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 10 or 30 days’ notice of default, as applicable.

●	With respect to the Renaissance Seattle Mortgaged Property (5.5%),the related hotel is undergoing an estimated $27.4 million franchisor mandated PIP, including, among other items, guestroom renovations, fitness center renovation, and restaurant renovations. As of April 2017, $21.83 million had been spent, with future costs representing the remaining $2.87 million. At closing, JLC reserved approximately $2.87 million in connection with the PIP, representing 100% of the estimated remaining cost to complete the PIP.

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●	With respect to the One Independence Way Mortgaged Property (1.6%), the largest tenant, S&P, leasing approximately 65.7% of the NRA, is anticipated to perform an estimated $3,925,025 ($55/sf) in build-out work to its leased space at the Mortgaged Property including, among other things, completion of Class A office finishes. Additionally, the second largest tenant at the Mortgaged Property, ALK, leasing approximately 34.3% of the NRA, is anticipated to perform an estimated $449,698 in build-out work to its leased space at the Mortgaged Property including, among other things, completion of Class A office finishes. At origination, the borrower deposited approximately $5.72 million into a reserve (of which $3,925,025 is allocated to tenant improvements to the S&P leased space and $449,698 is allocated to tenant improvements to the ALK leased space), representing approximately 100% of the budgeted cost to complete the renovations at the Mortgaged Property.

●	With respect to the Oaks Apartment Portfolio – Oak Forest Apartments & Townhomes (0.9%) and Oaks Apartment Portfolio – Oakwood Villas & Townhomes (0.7%) Mortgaged Properties, the borrower is anticipated to perform an estimated $715,000 renovation at each Mortgaged Property including, among other things, upgrades to the bedrooms and common areas. At origination, the borrower deposited $1,430,000 into a reserve (of which $715,000 is allocated exclusively to each related Mortgaged Property), representing approximately 100% of the budgeted cost to complete certain renovations at each Mortgaged Property.

●	With respect to the Lexington Hotel Miami Beach Mortgaged Property (0.7%), the related hotel is undergoing an estimated $1.04 million franchisor mandated PIP (that was required in connection with the conversion to a Lexington Hotel flag in July 2016), that includes, among other items, renovations to guestrooms, the lobby and the common areas. The borrower sponsor completed approximately $90,000 of the franchisor mandated PIP items. At origination, the borrower reserved approximately $950,000 with the lender in connection with the franchisor mandated PIP work, representing 100% of the estimated remaining cost to complete such PIP work. The PIP work is required to be completed by January 31, 2018. Failure to complete the PIP work by January 31, 2018 will result in a default by the related borrower under the related franchise agreement.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects

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or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 12 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

●	With respect to the Integrated Health Campus Mortgage Loan (3.4%), the borrower and an affiliated management company are currently subject to litigation concerning the death of two people from Legionnaire’s disease that occurred in 2013 at the Mortgaged Property. An outbreak of the disease at the Mortgaged Property was determined to be caused by an indoor fountain in the lobby of Building 250, and this fountain has been shut down. On May 3, 2017, a Lehigh Valley Court jury issued a verdict awarding $1.1 million to five people affected by the outbreak (two other claims were previously settled). The parties are currently in settlement hearings to determine the settlement amount for each individual claimant. The litigation is being handled by the Cincinnati Insurance Companies on behalf of the borrower and its affiliate and any judgments will be paid by them to the extent its within coverage limits of $1 million / $2 million under the commercial general liability and $25,000,000 under the commercial umbrella policy. The Mortgage Loan documents include a loss recourse carveout for any losses related to the ongoing litigation and any future litigation arising with respect to the outbreak of Legionnaire’s disease that occurred in 2013.

●	With respect to the Oaks Apartment Portfolio Mortgaged Properties (1.6%), the sponsor and guarantor, Shawn Stafford, was sued in February 2017 by Citizens Bank regarding a loan originated in 2005 secured by another real estate property. Citizens Bank claims that Stafford Holdings Inc. (the borrower for the property that is the subject of the litigation) most recently made a payment on the loan in 2011. However, Stafford claims that Citizen’s Bank had no contact with him since 2011 and has not provided any loan statement or proof of funding. Stafford asserts that the loan was repaid as part of a refinancing and is defending the litigation. The total potential obligation to Stafford is approximately $100,000.

●	With respect to the Town Center Shoppes Mortgaged Property (1.1%), the sponsor and guarantor David A. Corsetti is a named defendant in a lawsuit filed November 28, 2016, that alleges breach of contract for Premier Land Development, Inc.’s failure to pay outstanding waste disposal fees in connection with another property to Rhode Island Resource Recovery Corporation, who seeks to recover $537,554.00 from Corsetti based on an alleged guaranty of such payments. Corsetti filed a counterclaim against the plaintiff seeking damages for claims including, but not limited to, breach of contract, negligence, fees for unjust enrichment and services rendered. The civil actions are in the process of consolidation and all remain in the early stages of discovery. The adverse outcome of this litigation could materially and adversely affect the Guarantor’s ability to perform under the guaranty related to the Mortgage Loan. If the Guarantor was to fail to maintain the minimum liquid assets requirements specified in the guaranty delivered in connection with the Town Center Shoppes Mortgage Loan, these events would trigger an event of default under the Mortgage Loan Documents which could cause the Town Center Shoppes Mortgage Loan to become a specially serviced loan under the pooling and servicing agreement.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-eight (28) of the Mortgage Loans (68.8%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous Mortgage Loan secured by the related Mortgaged Property.

Twelve (12) of the Mortgage Loans (21.4%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Two (2) of the Mortgage Loans (9.8%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Mall of Louisiana Mortgage Loan (5.5%), the related borrower sponsor is an affiliate of GGP Inc. (formerly known as General Growth Properties, Inc.). In April 2009, General Growth Properties, Inc. filed for bankruptcy protection for itself and numerous property-level, special purpose subsidiaries. General Growth Properties, Inc. emerged from bankruptcy in November 2010.

●	With respect to the Texarkana Pavilion Mortgage Loan (1.9%), an affiliate of the borrower sponsor acquired the Mortgaged Property in 2006 with the proceeds of a CMBS loan totaling $34.1 million (the “CD4 Loan”) from Citigroup Global Markets Realty Corp, which was securitized in CD 2007-CD4. In 2008, the CD4 Loan was transferred to special servicing due to the failure to meet DSCR thresholds under the CD4 Loan documents. The CD4 Loan was modified in 2012 to permit the release to the borrower of a $2 million TI/LC reserve. Shortly after the acquisition of the Mortgaged Property in 2006, construction defects in the surface parking lot became apparent. The borrower under the CD4 Loan sued the original developer (who filed bankruptcy) and the borrower under the CD4 Loan collected partial judgment in the amount of approximately $1.97 million. Due to the uncertainty in the scope and cost to repair the parking lot, in December 2015, the CD4 lender auctioned the Mortgaged Property and sold it to the borrower sponsor, who was the highest bidder for $15 million, which discounted payoff amount was accepted by the CD4 lender as payment in full for the CD4 Loan. Prior to the origination of the Mortgage Loan, the borrower sponsor repaired the surface parking lot. In addition to the CD4 Loan discounted payoff, the borrower sponsor has been involved in several foreclosures and another discounted pay-off involving retail properties between 2012 and 2015.

●	With respect to the Fresenius Northeast Portfolio (1.1%), Fresenius Southern Portfolio (1.0%) and Fresenius & DaVita CA Portfolio (0.6%) Mortgage Loans, Jeffrey A. Pori, a principal and the sole director and member of the signatory trustee, filed a Chapter 7 bankruptcy petition in the United States Bankruptcy Court of the District of Nevada that was discharged on March 14, 2013 and

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closed on November 2, 2015. Mr. Pori was one of three personal guarantors of a full-recourse loan made by First Republic Bank (predecessor-in-interest to Bank of America) in April 2008 for a different property. The Mortgage Loan went into default in April 2010. Bank of America filed suit to enforce the guaranties in August 2010 and an approximately $5.5 million (in total) judgment was entered against all three guarantors in April 2012. On September 25, 2012, Mr. Pori filed a Chapter 7 voluntary bankruptcy on September 25, 2012.

●	With respect to the 16027 Ventura Boulevard Mortgage Loan (2.7%), the related borrower sponsor has sponsored at least four commercial real estate assets that have been foreclosed on since 2007.

●	With respect to the Oaks Apartments Portfolio Mortgaged Properties (1.6%), the borrower sponsor has invested in other real estate properties over the last 10 years that have been the subject of mortgage loan defaults, discounted payoffs and foreclosure proceedings.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Thirteen (13) of the Mortgaged Properties (12.5%) are leased to a single tenant.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

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Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
2600 N. Ashton	2.3%	4/30/2027	7/6/2027

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	Tenant(s) Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Date of Expiration	Maturity Date
360 North Rodeo Drive	Gearys(1)	4.1%	54.2%	1/31/2022	6/6/2027
Integrated Health Campus	Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, Lehigh Valley Health Network, Aesthetic Surgery Associates, Center for Allergy & Asthma Care, LLC	3.4%	56.9%	6/30/2026 & 10/31/2026	9/1/2027
Shops on Sage	The Liveable Kitchen/Sub-Zero Wolf & Tango and Malbec	1.7%	51.7%	8/31/2020 & 11/30/2020	3/6/2027
592-594 Dean Street	Industrious & United States Postal Service	1.6%	90.6%	2/28/2026	9/6/2027
1530 Meridian	Abbott, Stingham & Lynch, OPTM	1.2%	72.6%	10/31/2021 & 8/31/2021	12/6/2026
Rampart Village Center	Gold’s Gym International, Kimber, Sierra, Kayti, Devitt, & Nail Design	1.0%	58.8%	9/30/2022 & 4/30/2022	8/6/2027
Bedford Park Shoppes	Guitar Center, Sprint Inc & National Vision	0.9%	70.1%	1/31/2022, 11/30/2022 & 1/29/2022	7/6/2027
6677 42nd Terrace N	Top Shelf Auto, Federated Consulting Inc, Nitiphat Nick Phewfhad, Novelek Technology Inc, Jason Alan Casey & Kan Sriboonlue, Thaddeus T Christon & Brett Prinz	0.2%	61.5%	5/31/2022, 2/14/2022, 2/28/2022, 4/30/2022, 12/31/2022 & 8/31/2022	7/6/2027

(1)	This expiring NRSF is based only on the retail square footage of this mixed use property.

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

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Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations.  In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the Colorado Center Mortgaged Property (4.4%), the fourth largest tenant, Rubin Postaer, leasing approximately 15.9% of the NRA at the Mortgaged Property, has a right to accelerate the expiration date of its lease from December 31, 2025 to December 31, 2020 upon written notice to the landlord by December 31, 2019 and delivery to the landlord of an “acceleration fee” in an amount equal to the fixed rent that, in the absence of such lease acceleration, the tenant would have been required to pay under the lease for the six month period immediately following the accelerated expiration date.

●	With respect to the Parmer Office 3.2 Mortgaged Property (4.1%), the third largest tenant, Trusource Labs, LLC (leasing approximately 17.0% of the NRA), has a termination option between October 19, 2022 and October 19, 2023 upon 12 months’ notice and payment of a termination fee equal to the unamortized portion of the construction allowance, commissions paid by the landlord, and the abated rent, with interest at 8.0% per annum, amortized over the initial term; provided that termination is permitted only if an existing contract between Trusource Labs, LLC and Nest Labs, Inc. is terminated.

●	With respect to the Freeway Industrial Park Mortgaged Property (3.5%), the largest tenant, County of Riverside, leasing approximately 7.2% of the NRA, has the right to terminate its lease with respect to approximately (i) 68% of its space, with 60 days’ prior written notice and (ii) 32% of its space, with 6 months’ prior written notice.

●	With respect to The Landing Mortgaged Property (3.0%), the fifth largest tenant, Robertson & Associates, leasing approximately 4.0% of the NRA at the Mortgaged Property, has a one-time right to terminate its lease effective April 30, 2018, with at least thirty days’ prior written notice and payment of a termination fee equal to $9,584.

●	With respect to the 16027 Ventura Boulevard Mortgaged Property (2.7%), the third largest tenant, Dunn & Pariser, CPA (leasing approximately 7.4% of the NRA), has a termination option effective on July 8, 2021 upon 270 days’ notice and payment of a termination fee equal to unamortized tenant improvements, leasing commissions and free rent.

●	With respect to the Spring River Business Park Mortgaged Property (1.7%), the largest tenant, Assured Neace Lukens Insurance Agency, Inc., leasing approximately 22.5% of the NRA, has the right to terminate its lease effective April 30, 2021, with at least 9 months’ prior written notice and payment of a termination fee equal to the sum of (i) three months’ rent and (ii) the cost of any unamortized tenant improvements and leasing commissions. In addition, the second largest tenant, Munson Business Interiors, Inc., leasing approximately 11.3% of the net rentable area, has the right to terminate its lease at any time with at least 120 days’ prior written notice and payment of a termination fee equal to $2,000.

●	With respect to the CVS & Walgreens Portfolio Mortgaged Properties (1.3%), Walgreen Co., the sole tenant at each of the CVS & Walgreens Portfolio – Walgreen’s Rochester, MI and CVS & Walgreens Portfolio – Walgreen’s Norton, MA has the right to terminate its lease (i) with respect

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to the CVS & Walgreens Portfolio – Walgreen’s Rochester, MI Mortgaged Property, effective as of August 31, 2031 or effective as of the last day of any month thereafter with 12 months’ prior written notice to the borrower and (ii) with respect to the CVS & Walgreens Portfolio – Walgreen’s Norton, MA Mortgaged Property, effective as of September 31, 2031 or effective as of September 31 every fifth year thereafter with at least 6 months’ prior written notice to the borrower.

With respect to the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Freeway Industrial Park	3.5%	County of Riverside	7.2%
Packard Place	1.0%	GSA	6.7%

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●	With respect to the 101 Ludlow Mortgaged Property (7.7%), the master lessee, SVA, subleases approximately 40 out of 361 residential units to Alvin Ailey Dance Foundation. The term of the related sublease expires on August 5, 2018. SVA remains obligated to pay full rent on its entire space (including the portion subject to the sublease) through its lease expiration date on January 30, 2049.

●	With respect to the CHG Building Mortgaged Property (6.2%), CHG Healthcare Services, Inc., has rent abatements that include the following: (i) a reduced rent of $7.00 per square foot for 227,534 square feet until November 1, 2017; (ii) a reduced rent of $7.00 psf for 27,089 square feet until April 1, 2018; and (iii) a reduced rent of $5.50 per square foot for 27,089 square feet until February 1, 2020. At origination, a reserve in the amount of $3,135,881 (equal to the total amount of unexpired free rent) was taken for the rent abatements, which will be released on a monthly basis.

●	With respect to the Mall of Louisiana Mortgaged Property (5.5%), the third largest tenant, Main Event, recently executed a lease for 46,900 square feet and is expected to take possession of their space and commence paying rent in August 2018. In lieu of establishing cash reserves, the non-recourse carve-out guarantor provided a guaranty of payment with respect to unfunded tenant allowances ($3,986,500), landlord work ($3,067,797) and 15 months of gap rent ($1,465,625) with respect to Main Event.

●	With respect to the Colorado Center Mortgaged Property (4.4%), the largest tenant, HULU, has $1,073,813 of free rent through May 31, 2018, the second largest tenant, Edmunds.com, has free rent of $5,983,082 through December 31, 2018, and the third largest tenant, Kite Pharma, Inc., has signed a lease and taken possession of its leased space but has a 12-month abated rent of $12,790,705 from August 2017 through July 2018 for all of its space as well as 12 additional months on a smaller space. At origination, the borrower deposited $20,761,186 into a free rent reserve account.

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●	With respect to the Colorado Center Mortgaged Property (4.4%), the fourth largest tenant, Rubin Postaer (“RPA”), delivered an estoppel certificate to the lender at loan origination in which it asserted that the borrower, as landlord, is in default under its lease citing (i) difficulties for RPA employees to park in certain areas, (ii) the borrower’s failure to maintain elevators in accordance with its lease and (iii) the borrower’s failure to repair certain leaks at RPA’s space. The borrower notified the lender that it is complying with its obligations under RPA’s lease with respect to parking spaces, has undertaken an elevator modernization project and has made repairs relating to the alleged leaks such that RPA’s space is in usable condition. In addition, the borrower represented in the Mortgage Loan agreement that RPA does not have the right to abate any rent or otherwise exercise any rights or remedies under its lease in connection with any obligations under its lease that are the responsibility of the borrower.

●	With respect to the Parmer Office 3.2 Mortgaged Property (4.1%), the largest tenant, NSTX, Inc. (leasing approximately 49.0% of the NRA), has a free rent period expiring in December 2017, the second largest tenant, Blue Apron, Inc. (leasing approximately 34.0% of the NRA), has a free rent period which expired in August 2017, and the third largest tenant, Trusource Labs, LLC (leasing approximately 17.0% of the NRA), has a free rent period expiring in October 2017. At origination, the borrower reserved $693,634, which is 100% of the outstanding rent obligations.

●	With respect to the Integrated Health Campus Mortgaged Property (3.4%), the largest tenant, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the net rentable area, subleases approximately 53,000 square feet of its 116,617 square feet leased premises to Steel Fitness Premier, a local gym. The sublease expires on June 30, 2018. Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists remains obligated to pay full rent on its entire space (including the portion subject to the sublease) through its lease expiration date on June 30, 2026.

●	With respect to the 16027 Ventura Boulevard Mortgaged Property (2.7%), the largest tenant, Life Alert Emergency Response, Inc. (leasing approximately 30.8% of the NRA), has a 50% rent abatement for the months of August 2017 through May 2018 totaling $457,512.

●	With respect to the 2600 N. Ashton Mortgaged Property (2.3%), the sole tenant, Solutionreach, Inc., has taken occupancy but does not commence paying rent on a portion of its space representing approximately 20% of the net rentable area at the Mortgaged Property until November 1, 2017. At origination, the borrower deposited $140,183 into a reserve into connection with such rent abatement period.

●	With respect to the One Independence Way Mortgaged Property (1.6%), (a) the largest tenant, S&P, leasing approximately 65.7% of the net rentable area at the Mortgaged Property, has executed a lease but has not yet taken occupancy of a portion of its space representing 5.19% of the net rentable area at the Mortgaged Property and for which it is not expected to commence paying rent until October 1, 2018 and (b) the second largest tenant, ALK leasing approximately 34.3% of the net rentable area at the Mortgaged Property, has executed a lease but has not yet taken occupancy of a portion of its space representing 8.57% of the net rentable area at the Mortgaged Property and for which it is not expected to commence paying rent until January 1, 2018.

●	With respect to the Towne Center Shoppes Mortgaged Property (1.1%), the second largest tenant, Delmonico’s Italian Steakhouse Restaurant (leasing approximately 9.5% of the NRA), has executed a lease but is not yet in occupancy pending the expiration of the lease with Outback Steakhouse for such space in September 2017. Delmonico’s Italian Steakhouse is required to commence paying rent upon the earlier of (a) four months from its possession of such space (b) the date it opens for business. At origination, the borrower deposited $250,000 in an occupancy reserve in connection with such space.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

With respect to each of the 101 Ludlow (7.7%), AHIP Northeast Portfolio II (6.3%), CVS & Walgreens Portfolio (1.3%), Rampart Village Center (1.0%) and Tyler Mall Mini Storage (0.8%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property (or, if applicable, the applicable Mortgaged Property in a portfolio of Mortgaged Properties) in the event the related borrower decides to sell such related Mortgaged Property or its leased premises. For example, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the 101 Ludlow (7.7%) Mortgaged Property, the master lessee at the Mortgaged Property, the School of Visual Arts, Inc., has a one-time right to purchase the Mortgaged Property at the end of the lease term on January 30, 2049 for $75,000,000 provided that it gives at least 12 months but not more than 18 months’ notice of its intent to exercise the purchase option. The right to purchase has not been subordinated to the Mortgage Loan documents and will still be in effect after a foreclosure or deed-in-lieu of foreclosure. A tenant default by the School of Visual Arts, Inc. pursuant to its lease terminates the School of Visual Arts, Inc.’s right to purchase the Mortgaged Property.

●	With respect to the AHIP Northeast Portfolio II Mortgaged Properties (6.3%), the Residence Inn – Arundel Mills BWI Airport Mortgaged Property and the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property are each subject to a purchase option in favor of the original developer. The purchase options are limited to a default by the related borrower under the applicable deed restrictions or violation of the use restrictions set forth in such documents and the lender has 30 days to cure (without needing to take possession) before a repurchase may occur. In addition, the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property is subject to a right of first refusal in favor of the original developer. If the related borrower decides to sell or otherwise transfer the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property, it is required to first deliver a notice to the developer providing, among other things, the proposed cash purchase price for the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property. Such right of first refusal will not apply to a foreclosure or deed in lieu of foreclosure in connection with a Mortgage Loan. The right of first refusal will expire on or about December 21, 2020.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 6 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

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●	With respect to the Integrated Health Campus Mortgaged Property (3.4%), the largest tenant at the Mortgaged Property, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the NRA, is an affiliate of the borrower.

●	With respect to the 1530 Meridian Mortgaged Property (1.2%), the second largest tenant at the Mortgaged Property, CPI, a real estate brokerage firm, is an affiliate of the borrower and leases approximately 15.2% of the NRA at the Mortgaged Property as office space.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Fifteen (15) of the Mortgaged Properties (41.9%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Washington and Utah.

With respect to 26 of the Mortgaged Properties, which secure in whole or in part 18 Mortgage Loans (45.8%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents, may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager. For example:

●	With respect to the CVS & Walgreens Portfolio Mortgaged Property (1.3%), the related borrower may rely on the single tenant’s insurance or, in certain cases, self-insurance, so long as the single tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance meets the requirements under the related Mortgage Loan documents, which in certain cases may refer to the requirements under the related lease. If the single tenant fails to provide acceptable insurance coverage, the borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

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Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	The CHG Building Mortgaged Property (6.2%) is subject to recorded development agreement restrictions that run with the land and, among other things, prohibit the use of the Mortgaged Property for residential purposes.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO“). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO“) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as complete” or “as-stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
AHIP Northeast Portfolio II(1)	6.3%	56.2%	$102,600,000	59.8%	$96,500,000
Parmer Office 3.2(2)	4.1%	63.3%	$59,900,000	65.0%	$58,300,000
16027 Ventura Boulevard(3)	2.7%	65.8%	$38,000,000	67.6%	$37,000,000
Hampton Inn Daytona Beach(4)	1.2%	67.1%	$16,500,000	72.9%	$15,200,000

(1)	Reflects the “as-complete” aggregate appraised value, which assumes the completion of the PIP renovations as of June 1, 2018. Approximately $1,975,474 was reserved at origination of the related Mortgage Loan for the borrowers’ ongoing PIP renovations.

(2)	Reflects the “as-stabilized” appraised value, which assumes that economic stabilization is achieved and free rent associated with recently signed leases has burned off as of June 15, 2018. $693,634 was reserved at origination of the related Mortgage Loan for free rent.

(3)	Reflects the “as-stabilized” appraised value, which assumes that economic stabilization is achieved, the related Mortgaged Property’s renovation is completed and all outstanding leasing costs associated with recent leases are paid off as of October 1, 2017. $459,130 was reserved at origination of the related Mortgage Loan for free rent.

(4)	Reflects an appraisal on an “as-complete” value as of May 15, 2018, which assumes the completion of the PIP renovations. Approximately $1,380,000 was reserved at origination of the related Mortgage Loan for the borrowers’ ongoing PIP renovations.

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With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Maturity Date LTV Ratio was calculated using the related “as complete” or “as-stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (Other Than As-Is)	Appraised Value	Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
AHIP Northeast Portfolio II(1)	6.3%	51.4%	$102,600,000	54.7%	$96,500,000
Parmer Office 3.2(2)	4.1%	57.7%	$59,900,000	59.3%	$58,300,000
16027 Ventura Boulevard(3)	2.7%	65.8%	$38,000,000	67.6%	$37,000,000
Hampton Inn Daytona Beach(4)	1.2%	54.8%	$16,500,000	59.4%	$15,200,000

(1)	Reflects the “as-complete” aggregate appraised value, which assumes the completion of the PIP renovations as of June 1, 2018.

(2)	Reflects the “as-stabilized” appraised value, which assumes that economic stabilization is achieved and free rent associated with recently signed leases has burned off as of June 15, 2018. $693,634 was reserved at origination of the related Mortgage Loan for free rent.

(3)	Reflects the “as-stabilized” appraised value, which assumes that economic stabilization is achieved, the related Mortgaged Property’s renovation is completed and all outstanding leasing costs associated with recent leases are paid off as of October 1, 2017. $459,130 was reserved at origination of the related Mortgage Loan for free rent.

(4)	Reflects an appraisal on an “as complete” value as of May 15, 2018, which assumes the completion of the PIP renovations. Approximately $1,380,000 was reserved at origination of the related Mortgage Loan for the borrowers’ ongoing PIP renovations.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Jefferies LoanCore LLC” and “—Citi Real Estate Funding Inc.” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In addition, in some cases, the lender may have agreed to accept a guaranty in lieu of reserves or other collateral. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●	With respect to the Colorado Center Mortgage Loan (4.4%), the Mortgage Loan documents do not require a non-recourse carve-out guarantor or environmental indemnitor. Only the single purpose entity borrower, CA-Colorado Center, L.L.C., is liable for customary nonrecourse carve-outs. No minimum net worth or liquidity was required under the Mortgage Loan documents. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group, Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the Mortgage Loan documents require the borrower to provide a replacement policy, issued by an insurer having an minimum A.M. Best’s rating of “A-:VIII” that is maintained

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and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000 for each incident.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer or a transfer by foreclosure or deed-in-lieu of foreclosure of the Mortgaged Property).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Park Slope Court Mortgaged Property (3.1%), the Mortgaged Property benefits from New York’s 421(a) partial tax abatement program. The 421(a) exemption lasts through the 2024-2025 tax year and provides for 100% of the maximum exemption allowed through the 2020-2021 tax year. The exemption for the Mortgaged Property will thereafter begin decreasing by 20% annually until it is phased out following the 2024 – 2025 tax year. Current abated taxes are $18,998 per year, versus an unabated tax estimate of $524,238 per year. The lender underwrote annual taxes of $192,820.

●	With respect to the Bedford Park Shoppes Mortgage Loan (0.9%), the Mortgaged Property operates under a revenue sharing agreement (the “RSA”) with the Village of Bedford Park, Illinois (the “Village”), which provides that in exchange for the development of the Mortgaged Property, the borrower is entitled to a rebate of 90% of the Village taxes imposed on the Mortgaged Property, until $1,262,433.33 has been paid to the borrower. As of July 6, 2017, approximately $646,354 remains due to the borrower. The only obligation of the borrower under the RSA is to pay 100% of its real estate taxes as they become due. The Agreement restricts the transfer of the Mortgaged Property and the transfer of the RSA to an unaffiliated third party without the consent of the Village (provided that such consent may not be unreasonably withheld). Prior to loan origination, the borrower was unable to obtain the Village’s (a) consent to the Mortgage of the Mortgaged Property and to the assignment of the RSA by the borrower to the lender and (b) waiver of the restriction on transfers in connection with an exercise by the lender of its remedies under the loan documents, including foreclosure or deed-in-lieu of foreclosure, and subsequent transfers following a foreclosure or deed-in-lieu of foreclosure (clauses (a) and (b), the “TIF Approvals”). Although no specific event of default or remedy is set forth under the RSA, a non-defaulting party may give a defaulting party notice of any breach and the defaulting party has 60 days to cure it. Under the Mortgage Loan documents, if the TIF Approvals are not obtained within 120 days of the origination date, the borrower is required to establish a reserve in an amount equal to the remaining benefit under the RSA.

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Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Fourteen (14) Mortgage Loans (42.1%) are interest-only until the related maturity date.

Seventeen (17) Mortgage Loans (39.0%) provide for payments of interest-only for the first 24 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Eleven (11) Mortgage Loans (19.0%) provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days		Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
9	0	(1)	1	$ 40,000,000	4.4%
6	0		39	795,480,327	86.8
1	0	(1)	2	81,000,000	8.8
Total			42	$ 916,480,327	100.0%

(1)       Includes the Mall of Louisiana Mortgage Loan and the Colorado Center Mortgage Loan, each of which has a two-business day grace period for any monthly payment of principal or interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

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All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the

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remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

One (1) of the Mortgage Loans (4.1%) permits the related borrower, after a lockout period of 26 payments following the origination date, either to defease the Mortgage Loan or to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

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The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (months from Cut-off Date)
Parmer Office 3.2	$ 37,895,000	4.1%	26

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	11	13.8%
4	27	77.5
5	2	2.8
7	2	5.9
Total	42	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

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●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 42 of the Mortgage Loans (100%) (including one (1) Mortgage Loan (4.1%) that permits the borrower to either defease or prepay with yield maintenance) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date, or in the case of the Grand Hyatt Seattle (5.5%) Whole Loan, defeasance of the full $133.0 million is permitted after the date that is the earlier of (i) the second anniversary of the last portion of the Whole Loan to be securitized and (ii) November 6, 2020. With respect to the Renaissance Seattle (5.5%) Whole Loan, defeasance of the full $127.0 million is permitted after the date that is the earlier of (i) the second anniversary of the last portion of the Whole Loan to be securitized and (ii) November 6, 2020. With respect to the Mall of Louisiana (5.5%) Whole Loan, defeasance of the full $325,000,000 is permitted after the date that is the earlier of (i) the second anniversary of the last portion of the Whole Loan to be securitized and (ii) August 1, 2020. With respect to the Colorado Center (4.4%) Mortgage Loan, defeasance of the full $550.0 million is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) July 28, 2020. With respect to the Integrated Health Campus (3.4%) Mortgage Loan, defeasance of the full $53.0 million is permitted after the date that is the earlier to occur of (i) August 11, 2020 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance

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outstanding at the open prepayment date and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

With respect to the AHIP Northeast Portfolio II Mortgaged Properties (6.3%), in connection with a bona fide third party sale of any of the individual Mortgaged Properties, the borrowers may obtain the release of the related individual Mortgaged Property after the expiration of the lockout period; provided that, among other things, (i) the related borrower provides defeasance collateral in an amount equal to 110% of the allocated loan amount of the individual Mortgaged Property being released, (ii) the DSCR of the remaining Mortgaged Properties following such release is no less than the greater of (1) the DSCR immediately prior to such release and (2) 2.14x, (iii) the LTV Ratio of the remaining Mortgaged Properties following such release is no more than the lesser of (1) the LTV Ratio immediately prior to such release and (2) 56.2%, provided, however, that this clause (iii) will not apply if, after giving effect to such sale and defeasance, the Debt Yield for the remaining Mortgaged Properties is 15.0% or higher and (iv) delivery of a REMIC opinion.

With respect to the Mall of Louisiana Mortgaged Property (5.5%), the related borrower may acquire one or more expansion parcels (whereupon any such expansion parcel will, for purposes of this paragraph and the next paragraph, become an “Acquired Expansion Parcel”), provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) the related borrower acquires fee simple or leasehold interest in the expansion parcel and spreads the related Mortgage Loan documents to include the expansion parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the expansion parcel is its own tax lot and, except under the circumstances provided for in the related Mortgage Loan documents, receipt of a Phase I environmental report or property condition report with respect to the expansion parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion.

With respect to the Mall of Louisiana Mortgaged Property (5.5%), the related borrower may obtain the release of (i) any vacant, unimproved, non-income producing parcel (including an “air rights” parcel) or outlot, (ii) any Acquired Expansion Parcel or (iii) the portion of the Mall of Louisiana Mortgaged Property subject to the extension and/or widening of Picardy Street by the City of Baton Rouge, in each case, in connection with a transfer to a person other than a person owned or controlled by the related borrower, provided, among other conditions, that the following are satisfied: (1) no event of default has occurred and is continuing under the related Mortgage Loan documents; (2) as it relates to any parcel release other than an Acquired Expansion Parcel release, the lender receives (a) evidence that the parcel is not necessary for the operation or use of the Mortgaged Property and that such parcel may be readily

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separated from the Mortgaged Property without material diminution of the value of the Mortgaged Property and (b) a rating agency confirmation; (3) as it relates to the release of an Acquired Expansion Parcel, the lender receives from the related borrower an officer’s certificate to the effect that (a) during the time that the Acquired Expansion Parcel was a part of the Mortgaged Property, any tenants that were relocated to the Acquired Expansion Parcel from other areas of the Mortgaged Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants, (b) to the extent existing tenants are proposed to be relocated to the Acquired Expansion Parcel after its release, the related borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (c) the release of the Acquired Expansion Parcel does not have a material adverse effect on the use or value of the Mortgaged Property, the enforcement of the Mortgage Loan documents, or the related borrower’s ability to repay the Whole Loan; (4) the loan-to-value ratio for the remaining Mortgaged Property is less than or equal to 125%, provided that the related borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (5) at the request of the lender, a REMIC opinion is delivered.

In addition, with respect to the Mall of Louisiana Mortgaged Property, the related borrower may obtain the release of a vacant, unimproved, non-income producing parcel in connection with a transfer to a person other than the related borrower, provided, among other conditions that the following are satisfied: (i) no event of default has occurred and is continuing under the Mortgage Loan documents; (ii) simultaneous with the release, the related borrower acquires, and encumbers as collateral for the Mall of Louisiana Whole Loan, a substitute parcel at or adjacent to the Mortgaged Property of reasonably equivalent value to the release parcel; (iii) a rating agency confirmation is obtained; (iv) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the release parcel and the substitute parcel are each its own tax lot and, except under the circumstances provided for in the related Mortgage Loan Documents, receipt of a Phase I environmental report or property condition report with respect to the substitute parcel; and (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%, provided that the related borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio.

With respect to the Spring River Business Park Mortgaged Property (1.7%), the borrower may obtain the release of an unimproved, non-incoming producing outparcel that was not taken into account in the underwriting of the Mortgage Loan, provided, among other conditions, (i) after giving effect to the release, (a) the debt yield for the remaining Mortgaged Property is equal to the greater of (x) 10.8% and (y) the debt yield in effect immediately prior to the release and (b) the loan to value for the remaining Mortgaged Property is no greater than the lesser of (x) 72% and (y) the loan to value in effect immediately prior to the release, (ii) the borrower records against the released outparcel a perpetual use restriction that requires the outparcel to be used for retail use only and (iii) the borrower delivers to the lender a satisfactory REMIC opinion.

With respect to the Oaks Apartment Portfolio of Mortgaged Properties (1.6%), the borrower is permitted to obtain the release of any individual Mortgaged Property in connection with a bona fide third-party sale provided, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to 120% of the Allocated Loan Amount for such Mortgaged Property, (ii) after giving effect to such release, the debt yield for the remaining Mortgaged Property is no less than the greater of (a) 8.0% and (b) the debt yield immediately prior to the release and (iii) the borrower delivers to the lender a satisfactory REMIC opinion. See Annex A for Allocated Loan Amounts.

With respect to the CVS & Walgreens Portfolio of Mortgaged Properties (1.3%), the borrower is permitted to obtain the release of any individual Mortgaged Property in connection with a bona fide third-party sale provided, among other conditions, (i) the related mezzanine loan is defeased or repaid in full (which mezzanine loan may be repaid in full, (ii) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 100% of the net sales proceeds for such Mortgaged Property and (b) 125% of the Allocated Loan Amount for such Mortgaged Property, (iii) after giving effect to each such release, the debt yield for all of the remaining Mortgaged Properties is no less than the greater of (a) 8.85% and (b)

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the debt yield immediately prior to the release and (iv) the borrower delivers to the lender a satisfactory REMIC opinion.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-eight (38) of the Mortgage Loans, (83.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-six (36) of the Mortgage Loans, (73.6%) provide for monthly escrows for ongoing replacements or capital repairs.

Twenty-one (21) of the Mortgage Loans, (65.5%), secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Twenty-five (25) of the Mortgage Loans, (49.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Fifteen (15) of the Mortgage Loans (24.0%) provide for upfront reserves for immediate repairs.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	28	77.9%
Soft Lockbox	5	10.2
Springing Hard Lockbox	5	5.0
Soft Springing Hard Lockbox	2	4.0
Springing Soft Lockbox	2	2.9
Total	42	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

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Delaware Statutory Trusts

With respect to the Fresenius Northeast Portfolio (1.1%), Fresenius Southern Portfolio (1.0%) and the Fresenius & DaVita CA Portfolio (0.6%) Mortgage Loans, each related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Properties.

Exceptions to Underwriting Guidelines

The JLC Mortgage Loans were originated by JLC or its affiliates in material compliance with its underwriting guidelines and/or typical underwriting procedures.

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 3 Mortgage Loans (9.1%) were originated by GACC or its affiliates with exceptions to its underwriting guidelines and/or typical underwriting procedures.

The CREFI Mortgage Loans were originated in material compliance with the related underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

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Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
CVS & Walgreens Portfolio	$12,100,000	$1,800,000	N/A	N/A	$13,900,000	5.7787%(3)	64.1%	73.7%	1.37x	1.09x

(1)	Calculated including the mezzanine debt and any related Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loan related to the CVS & Walgreens Portfolio Mortgage Loan (1.3%) identified in the table above is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related

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mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Spring River Business Park	$15,700,000	70.0%	1.45x	(1)	Yes
Hampton Inn Daytona Beach	$11,074,660	67.27%	1.40x	10.0%	Yes
Courtyard West Des Moines	$8,400,000	80.0%	2.16x(2)	12.8%	Yes

(1)	The debt yield on the date such mezzanine loan is incurred will be not less than (i) 12.0% where the debt yield is calculated using a denominator equal to the original principal balance of the Mortgage Loan and (ii) 10.5% where the debt yield is calculated using a denominator equal to the sum of the original principal balance of the Mortgage Loan and the mezzanine loan.

(2)	If the mezzanine loan is subject to a floating rate of interest, the debt service coverage ratio will be calculated based upon, among other things, the assumption that the floating rate index for the mezzanine loan is equal to the greater of the strike price under the required interest rate cap agreement and the then-current floating rate index.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. Other than the Courtyard West Des Moines Mortgage Loan (0.9%), the intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this

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transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

●	With respect to the Packard Place Mortgage Loan (1.0%), the related Mortgage Loan documents permit, without lender’s consent, a pledge, in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in the related borrower and certain of its affiliates, provided, that: (i) no such pledge may encumber any rights to control the related borrower; and (ii) at no time may the aggregate amount of pledged interests in those entities pursuant to the relevant provisions of the related loan agreement exceed 49%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Renaissance Seattle”, “Grand Hyatt Seattle”, “Mall of Louisiana”, “Colorado Center” and “Integrated Health Campus” securing 24.1% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

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Mortgaged Property Name / Note Detail	Cut-off Date Balance	Current or Anticipated Holder of Securitized Note(1)	Control (Y/N)
Grand Hyatt Seattle
Note A1	$50,000,000	COMM 2017-COR2	Y
Note A2	$50,000,000	JLC Warehouse II LLC, a Delaware Limited Liability Company	N
Note A3	$33,000,000	JLC Warehouse II LLC, a Delaware Limited Liability Company	N
Renaissance Seattle
Note A1	$50,000,000	COMM 2017-COR2	Y
Note A2	$50,000,000	JLC Warehouse VII LLC, a Delaware Limited Liability Company	N
Note A3	$27,000,000	JLC Warehouse VII LLC, a Delaware Limited Liability Company	N
Mall of Louisiana
Note A-1	$65,000,000	BANK 2017-BNK7	Y
Note A-2	$44,000,000	Bank of America, N.A.	N
Note A-3-1	$30,000,000	CGCMT 2017-P8	N
Note A-3-2	$28,000,000	CREFI	N
Note A-4	$50,000,000	COMM 2017-COR2	N
Note A-5-1	$41,000,000	Barclays Bank PLC	N
Note A-5-2	$17,000,000	CGCMT 2017-P8	N
Note A-6	$25,000,000	Barclays Bank PLC	N
Note A-7	$25,000,000	Barclays Bank PLC	N
Colorado Center
Note A-1-S	$39,200,000	BXP Trust 2017-CC	Y
Note A-1-C1	$40,000,000	Morgan Stanley Bank, N.A.	N
Note A-1-C2	$40,000,000	Morgan Stanley Bank, N.A.	N
Note A-2-S	$29,400,000	BXP Trust 2017-CC	N
Note A-2-C1	$30,000,000	COMM 2017-COR2	N
Note A-2-C2-1	$10,000,000	COMM 2017-COR2	N
Note A-2-C2-2	$20,000,000	DBNY	N
Note A-3-S	$29,400,000	BXP Trust 2017-CC	N
Note A-3-C1	$30,000,000	Wells Fargo Bank, N.A.	N
Note A-3-C2	$30,000,000	Wells Fargo Bank, N.A.	N
Note B-1-S(2)	$100,800,000	BXP Trust 2017-CC	N
Note B-2-S(2)	$75,600,000	BXP Trust 2017-CC	N
Note B-3-S(2)	$75,600,000	BXP Trust 2017-CC	N
Integrated Health Campus
Note A-1	$31,000,000	COMM 2017-COR2	Y
Note A-2	$22,000,000	DBNY	N

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed, or a free writing prospectus has been filed with the SEC, that has or is expected to include the identified Mortgage Note(s).

(2)	Each note represents a Subordinate Companion Loan.

“Mall of Louisiana PSA” means the pooling and servicing agreement for the BANK 2017-BNK7 commercial mortgage securitization, which is, among other things, to govern the securitization of the Mall of Louisiana Controlling Companion Loan and the servicing of the Mall of Louisiana Whole Loan and is expected to be effective as of the Closing Date.

“Non-Serviced Certificate Administrator” means (i) with respect to the Mall of Louisiana Whole Loan, the certificate administrator under the Mall of Louisiana PSA and (ii) with respect to the Colorado Center Whole Loan, the certificate administrator under the BXP 2017-CC Trust and Servicing Agreement.

“Non-Serviced Companion Loan” means, with respect to any Non-Serviced Whole Loan, any related mortgage note not included in the issuing entity that is not serviced under the PSA and that is generally payable on a pari passu or subordinate basis with a Non-Serviced Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the Mall of Louisiana

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Companion Loans and the Colorado Center Companion Loans will be Non-Serviced Companion Loans related to the issuing entity.

“Non-Serviced Master Servicer” means (i) with respect to the Mall of Louisiana Whole Loan, the master servicer under the Mall of Louisiana PSA and (ii) with respect to the Colorado Center Whole Loan, the master servicer under the BXP 2017-CC Trust and Servicing Agreement.

“Non-Serviced Mortgage Loan” means, with respect to any Non-Serviced Whole Loan, a Mortgage Loan included in the issuing entity but serviced under another agreement. Each of the Mall of Louisiana Mortgage Loan and the Colorado Center Mortgage Loan will be a Non-Serviced Mortgage Loan related to the issuing entity.

“Non-Serviced PSA” means (i) with respect to the Mall of Louisiana Whole Loan, the Mall of Louisiana PSA and (ii) with respect to the Colorado Center Whole Loan, the BXP 2017-CC Trust and Servicing Agreement.

“Non-Serviced Securitization Trust” means (i) with respect to the Mall of Louisiana Whole Loan, the securitization trust formed pursuant to the Mall of Louisiana PSA and (ii) with respect to the Colorado Center Whole Loan, the securitization trust formed pursuant to the BXP 2017-CC Trust and Servicing Agreement.

“Non-Serviced Special Servicer” means (i) with respect to the Mall of Louisiana Whole Loan, the special servicer under the Mall of Louisiana PSA and (ii) with respect to the Colorado Center Whole Loan, the special servicer under the BXP 2017-CC Trust and Servicing Agreement.

“Non-Serviced Trustee” means (i) with respect to the Mall of Louisiana Whole Loan, the trustee under the Mall of Louisiana PSA and (ii) with respect to the Colorado Center Whole Loan, the trustee under the BXP 2017-CC Trust and Servicing Agreement.

“Non-Serviced Whole Loan” means any Whole Loan that is not serviced under the PSA that is divided into two or more notes, which includes a Mortgage Loan included in the issuing entity but serviced under another agreement and one or more mortgage notes not included in the issuing entity and serviced under another agreement. References in this prospectus to a Non-Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the Mall of Louisiana Whole Loan and the Colorado Center Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Pari Passu Companion Loan” means each of the Renaissance Seattle Companion Loans, the Grand Hyatt Seattle Companion Loans, the Mall of Louisiana Companion Loans, the Colorado Center Pari Passu Companion Loans and the Integrated Health Campus Pari Passu Companion Loan.

“Serviced Companion Loan” means, with respect to any Serviced Whole Loan, any related mortgage note not included in the issuing entity that is serviced under the PSA and that is generally payable on a pari passu basis with a Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the Renaissance Seattle Companion Loans, the Grand Hyatt Seattle Companion Loans and the Integrated Health Campus Companion Loan will be Serviced Companion Loans related to the issuing entity.

“Serviced Mortgage Loan” means each of the Renaissance Seattle Mortgage Loan, the Grand Hyatt Seattle Mortgage Loan and the Integrated Health Campus Mortgage Loan.

“Serviced Whole Loan” means any Whole Loan serviced under the PSA, which includes a mortgage note that is included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity. References in this prospectus to a Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the Renaissance Seattle Whole Loan, the Grand Hyatt Seattle Whole Loan and the Integrated Health Campus Whole Loan will be a Serviced Whole Loan related to the issuing entity.

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“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement. The Colorado Center Subordinate Companion Loans will be Subordinate Companion Loans.

“Whole Loan” means each of the Renaissance Seattle Whole Loan, the Grand Hyatt Seattle Whole Loan, the Mall of Louisiana Whole Loan, the Integrated Health Campus Whole Loan and the Colorado Center Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
Grand Hyatt Seattle	$50,000,000	5.5%	$83,000,000	N/A	54.9%	2.07x	11.5%
Renaissance Seattle	$50,000,000	5.5%	$77,000,000	N/A	55.3%	2.15x	12.2%
Mall of Louisiana	$50,000,000	5.5%	$275,000,000	N/A	57.0%	1.85x	11.1%
Colorado Center	$40,000,000	4.4%	$258,000,000	$252,000,000	24.6%	4.83x	18.6%
Integrated Health Campus	$31,000,000	3.4%	$22,000,000	N/A	64.8%	1.35x	9.1%

(1)       Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

Grand Hyatt Seattle Whole Loan

General. The Grand Hyatt Seattle Mortgage Loan (5.5%) is part of a Whole Loan structure comprised of 3 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Grand Hyatt Seattle Mortgaged Property”).

The Grand Hyatt Seattle Mortgage Loan is evidenced by promissory note A-1, with an aggregate Cut-off Date Balance of $50,000,000. The portion of the Grand Hyatt Seattle Whole Loan (as defined below) evidenced by promissory notes A-2 and A-3, with a principal balance as of the Cut-off Date of $50,000,000 and $33,000,000, respectively (the “Grand Hyatt Seattle Pari Passu Companion Loans”), are currently being held by JLC Warehouse II LLC, a Delaware limited liability company, or an affiliate, and are expected to be contributed to a future securitization. The Grand Hyatt Seattle Mortgage Loan and the Grand Hyatt Seattle Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Grand Hyatt Seattle Whole Loan”.

The holders of the Grand Hyatt Seattle Whole Loan (the “Grand Hyatt Seattle Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Grand Hyatt Seattle Noteholder (the “Grand Hyatt Seattle Intercreditor Agreement”). The following summaries describe certain provisions of the Grand Hyatt Seattle Intercreditor Agreement.

Servicing. Pursuant to the terms of the Grand Hyatt Seattle Intercreditor Agreement, the Grand Hyatt Seattle Whole Loan will be serviced and administered pursuant to the terms of the PSA and the Grand Hyatt Seattle Intercreditor Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. The Grand Hyatt Seattle Intercreditor Agreement provides that fees, costs and expenses relating to the Grand Hyatt Seattle Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof. The master servicer or the trustee, as applicable, under the PSA will be responsible for making (i) any required P&I Advance on the Grand Hyatt Seattle Mortgage Loan (but not any advances of principal and/or interest on the Grand Hyatt Seattle Pari Passu Companion Loans) pursuant to the terms of the PSA, and (ii) any required Servicing Advances with respect to the Grand Hyatt Seattle Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from

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collections on the Grand Hyatt Seattle Mortgage Loan (in the case of a P&I Advance) or the Grand Hyatt Seattle Whole Loan (in the case of a Servicing Advance).

Application of Payments. The Grand Hyatt Seattle Intercreditor Agreement provides, in general, that:

●	each of the Grand Hyatt Seattle Mortgage Loan and the Grand Hyatt Seattle Pari Passu Companion Loans will be of equal priority and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Grand Hyatt Seattle Whole Loan will be applied to the Grand Hyatt Seattle Mortgage Loan and the Grand Hyatt Seattle Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to certain payments and expenses including the payment and reimbursement rights of certain parties to the PSA); and

●	costs, fees and expenses relating to the Grand Hyatt Seattle Whole Loan will be allocated, on a pro rata and pari passu basis, to the Grand Hyatt Seattle Mortgage Loan and the Grand Hyatt Seattle Pari Passu Companion Loans in accordance with the terms of the Grand Hyatt Seattle Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Grand Hyatt Seattle Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The directing holder under the Grand Hyatt Seattle Intercreditor Agreement with respect to the Grand Hyatt Seattle Whole Loan (the “Grand Hyatt Seattle Directing Holder”) will be the issuing entity, as the holder of the Grand Hyatt Seattle Mortgage Loan, which rights will be exercised by the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing); provided, that if at any time 25% or more of the Grand Hyatt Seattle Mortgage Loan is held by the related borrower or an affiliate, the Grand Hyatt Seattle Directing Holder will not be entitled to exercise any rights of the directing note holder under the Grand Hyatt Seattle Intercreditor Agreement. Certain decisions to be made with respect to the Grand Hyatt Seattle Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Grand Hyatt Seattle Whole Loan or any related REO property pursuant to the PSA, will require the approval of the Grand Hyatt Seattle Directing Holder.

Pursuant to the terms of the Grand Hyatt Seattle Intercreditor Agreement, the holder of the Grand Hyatt Seattle Pari Passu Companion Loans will (i) have the right to receive copies of all notices, information and reports that the special servicer is required to provide to the Controlling Class Representative under the PSA with respect to (x) certain major servicing decisions regarding the Grand Hyatt Seattle Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Grand Hyatt Seattle Whole Loan within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (without regard to whether such items are actually required to be provided due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) be entitled to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the Grand Hyatt Seattle Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Grand Hyatt Seattle Whole Loan. The holder of the Grand Hyatt Seattle Pari Passu Companion Loans’ consultation right will expire 10 business days after the delivery by the special servicer of written notice of a proposed action, together with copies of notices, information and reports required to be provided to the Grand Hyatt Seattle Directing Holder under the PSA; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the consultation rights described above, the special servicer is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the Grand Hyatt Seattle Whole Loan before the expiration of the aforementioned 10

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business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Grand Hyatt Seattle Noteholders.

In addition to the consultation rights of the holder of the Grand Hyatt Seattle Pari Passu Companion Loans described above, the holder of the Grand Hyatt Seattle Pari Passu Companion Loans will have the right to attend annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Grand Hyatt Seattle Whole Loan are discussed, provided that the holder of the Grand Hyatt Seattle Pari Passu Companion Loans executes a confidentiality agreement in form and substance reasonably satisfactory to it, the master servicer or special servicer, as applicable, and the Grand Hyatt Seattle Directing Holder.

Sale of Defaulted Loan. Pursuant to the terms of the Grand Hyatt Seattle Intercreditor Agreement, if the Grand Hyatt Seattle Whole Loan becomes a Defaulted Loan, and if the special servicer determines pursuant to the PSA and the Grand Hyatt Seattle Intercreditor Agreement to pursue a sale of the Grand Hyatt Seattle Whole Loan, the special servicer will be required to sell the Grand Hyatt Seattle Mortgage Loan together with the Grand Hyatt Seattle Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review and determine whether any offer from an interested person received for the Grand Hyatt Seattle Whole Loan constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Grand Hyatt Seattle Whole Loan without the written consent of the holder of the Grand Hyatt Seattle Pari Passu Companion Loans (provided that such consent is not required if 50% or more of the interests in the Grand Hyatt Seattle Pari Passu Companion Loans are held by the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Grand Hyatt Seattle Whole Loan and any documents in the servicing file reasonably requested by a holder of the Grand Hyatt Seattle Pari Passu Companion Loans and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Grand Hyatt Seattle Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale. Subject to the foregoing, each Grand Hyatt Seattle Noteholder (or its representative) will be permitted to submit an offer at any sale of the Grand Hyatt Seattle Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant to the terms of the Grand Hyatt Seattle Intercreditor Agreement, and subject to the terms of the PSA, the Grand Hyatt Seattle Directing Holder will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the Grand Hyatt Seattle Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Renaissance Seattle Whole Loan

General. The Renaissance Seattle Mortgage Loan (5.5%) is part of a Whole Loan structure comprised of 3 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Renaissance Seattle Mortgaged Property”).

The Renaissance Seattle Mortgage Loan is evidenced by promissory note A-1, with an aggregate Cut-off Date Balance of $50,000,000. The portion of the Renaissance Seattle Whole Loan (as defined

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below) evidenced by promissory notes A-2 and A-3, with a principal balance as of the Cut-off Date of $50,000,000 and $27,000,000, respectively (the “Renaissance Seattle Pari Passu Companion Loans”), are currently being held by JLC Warehouse VII LLC, a Delaware limited liability company, or an affiliate, and are expected to be contributed to a future securitization. The Renaissance Seattle Mortgage Loan and the Renaissance Seattle Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Renaissance Seattle Whole Loan”.

The holders of the Renaissance Seattle Whole Loan (the “Renaissance Seattle Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Renaissance Seattle Noteholder (the “Renaissance Seattle Intercreditor Agreement”). The following summaries describe certain provisions of the Renaissance Seattle Intercreditor Agreement.

Servicing. Pursuant to the terms of the Renaissance Seattle Intercreditor Agreement, the Renaissance Seattle Whole Loan will be serviced and administered pursuant to the terms of the PSA and the Renaissance Seattle Intercreditor Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. The Renaissance Seattle Intercreditor Agreement provides that fees, costs and expenses relating to the Renaissance Seattle Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof. The master servicer or the trustee, as applicable, under the PSA will be responsible for making (i) any required P&I Advance on the Renaissance Seattle Mortgage Loan (but not any advances of principal and/or interest on the Renaissance Seattle Pari Passu Companion Loans) pursuant to the terms of the PSA, and (ii) any required Servicing Advances with respect to the Renaissance Seattle Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Renaissance Seattle Mortgage Loan (in the case of a P&I Advance) or the Renaissance Seattle Whole Loan (in the case of a Servicing Advance).

Application of Payments. The Renaissance Seattle Intercreditor Agreement provides, in general, that:

●	each of the Renaissance Seattle Mortgage Loan and the Renaissance Seattle Pari Passu Companion Loans will be of equal priority and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Renaissance Seattle Whole Loan will be applied to the Renaissance Seattle Mortgage Loan and the Renaissance Seattle Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to certain payments and expenses including the payment and reimbursement rights of certain parties to the PSA); and

●	costs, fees and expenses relating to the Renaissance Seattle Whole Loan will be allocated, on a pro rata and pari passu basis, to the Renaissance Seattle Mortgage Loan and the Renaissance Seattle Pari Passu Companion Loans in accordance with the terms of the Renaissance Seattle Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Renaissance Seattle Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The directing note holder under the Renaissance Seattle Intercreditor Agreement with respect to the Renaissance Seattle Whole Loan (the “Renaissance Seattle Directing Holder”) will be the issuing entity, as the holder of the Renaissance Seattle Mortgage Loan, which rights will be exercised by the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing); provided, that if at any time 25% or more of the Renaissance Seattle Mortgage Loan is held by the related borrower or an affiliate, the Renaissance Seattle Directing Holder will not be entitled to exercise any rights of the directing note holder

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under the Renaissance Seattle Intercreditor Agreement. Certain decisions to be made with respect to the Renaissance Seattle Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Renaissance Seattle Whole Loan or any related REO property pursuant to the PSA, will require the approval of the Renaissance Seattle Directing Holder.

Pursuant to the terms of the Renaissance Seattle Intercreditor Agreement, the holder of the Renaissance Seattle Pari Passu Companion Loans will (i) have the right to receive copies of all notices, information and reports that the special servicer is required to provide to the Controlling Class Representative under the PSA with respect to (x) certain major servicing decisions regarding the Renaissance Seattle Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Renaissance Seattle Whole Loan within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (without regard to whether such items are actually required to be provided due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) be entitled to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the Renaissance Seattle Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Renaissance Seattle Whole Loan. The holder of the Renaissance Seattle Pari Passu Companion Loans’ consultation right will expire 10 business days after the delivery by the special servicer of written notice of a proposed action, together with copies of notices, information and reports required to be provided to the Renaissance Seattle Directing Holder under the PSA; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the consultation rights described above, the special servicer is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the Renaissance Seattle Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Renaissance Seattle Noteholders.

In addition to the consultation rights of the holder of the Renaissance Seattle Pari Passu Companion Loans described above, the holder of the Renaissance Seattle Pari Passu Companion Loans will have the right to attend annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Renaissance Seattle Whole Loan are discussed, provided that the holder of the Renaissance Seattle Pari Passu Companion Loans executes a confidentiality agreement in form and substance reasonably satisfactory to it, the master servicer or special servicer, as applicable, and the Renaissance Seattle Directing Holder.

Sale of Defaulted Loan. Pursuant to the terms of the Renaissance Seattle Intercreditor Agreement, if the Renaissance Seattle Whole Loan becomes a Defaulted Loan, and if the special servicer determines pursuant to the PSA and the Renaissance Seattle Intercreditor Agreement to pursue a sale of the Renaissance Seattle Whole Loan, the special servicer will be required to sell the Renaissance Seattle Mortgage Loan together with the Renaissance Seattle Pari Passu Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review and determine whether any offer from an interested person received for the Renaissance Seattle Whole Loan constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Renaissance Seattle Whole Loan without the written consent of the holder of the Renaissance Seattle Pari Passu Companion Loans (provided that such consent is not required if 50% or more of the interests in the Renaissance Seattle Pari Passu Companion Loans are held by the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to

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such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Renaissance Seattle Whole Loan and any documents in the servicing file reasonably requested by a holder of the Renaissance Seattle Pari Passu Companion Loans and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Renaissance Seattle Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale. Subject to the foregoing, each Renaissance Seattle Noteholder (or its representative) will be permitted to submit an offer at any sale of the Renaissance Seattle Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant to the terms of the Renaissance Seattle Intercreditor Agreement, and subject to the terms of the PSA, the Renaissance Seattle Directing Holder will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the Renaissance Seattle Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Mall of Louisiana Whole Loan

General. The Mall of Louisiana Mortgage Loan (5.5%) is part of a Whole Loan structure comprised of nine (9) promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Mall of Louisiana Mortgage Loan is evidenced by promissory note A-4 with a Cut-off Date Balance of $50,000,000. The related Pari Passu Companion Loans (the “Mall of Louisiana Pari Passu Companion Loans” and, together with the Mall of Louisiana Mortgage Loan, the “Mall of Louisiana Whole Loan”) are evidenced by the following eight (8) promissory notes: (i) note A-1 with a Cut-off Date Balance of $65,000,000 (the “Mall of Louisiana Controlling Companion Loan”), which is currently held by Bank of America, N.A. (“BANA”) and is expected to be transferred to the BANK 2017-BNK7 securitization (the “Lead Mall of Louisiana Securitization”) on the Closing Date; (ii) note A-2 with a Cut-off Date Balance of $44,000,000 which is currently held by BANA and is expected to be transferred to one or more future securitizations or otherwise transferred; (iii) note A-3-1 with a Cut-off Date Balance of $30,000,000, which is currently held by CREFI but is expected to be transferred to the CGCMT 2017-P8 securitization on or about the Closing Date; (iv) note A-3-2 with a Cut-off Date Balance of $28,000,000, which is currently held by CREFI and which is expected to be transferred to one or more future securitizations or otherwise transferred; (v) note A-5-2 with a Cut-off Date Balance of $17,000,000, which is currently held by Barclays Bank PLC but is expected to be transferred to the CGCMT 2017-P8 securitization on or about the Closing Date; and (vi) note A-5-1, note A-6 and note A-7 (collectively with note A-2, note A-3-1, note A-3-2 and note A-5-2, the “Mall of Louisiana Non-Controlling Companion Loans”) with Cut-off Date Balances of $41,000,000, $25,000,000 and $25,000,000, respectively, which are currently held by Barclays Bank PLC and each of which is expected to be transferred to one or more future securitizations or otherwise transferred. The Mall of Louisiana Pari Passu Companion Loans will not be included in the issuing entity. Only the Mall of Louisiana Mortgage Loan will be included in the issuing entity. The Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans are pari passu with each other in terms of priority.

The rights of the issuing entity, as the holder of the Mall of Louisiana Mortgage Loan, and the rights of holders of the Mall of Louisiana Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Mall of Louisiana Intercreditor Agreement”).

Servicing. The Mall of Louisiana Whole Loan and any related REO Property are expected to be serviced and administered by the master servicer and the special servicer designated in the pooling and servicing agreement for the Lead Mall of Louisiana Securitization (the “Mall of Louisiana PSA”, and such master servicer and special servicer, the “Mall of Louisiana Master Servicer” and “Mall of Louisiana Special Servicer”, respectively), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the Mall of Louisiana Intercreditor

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Agreement; provided that, if the Lead Mall of Louisiana Securitization closes after the Closing Date for this securitization transaction, the Mall of Louisiana Whole Loan will be temporarily serviced by the master servicer and, if necessary, the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the Mall of Louisiana Intercreditor Agreement.

It is expected that the servicing standard to be set forth in the Mall of Louisiana PSA will require the Mall of Louisiana Master Servicer and the Mall of Louisiana Special Servicer to take into account the interests of the holders of certificates issued under the Mall of Louisiana PSA (the “Mall of Louisiana Certificateholders”), the issuing entity, as holder of the Mall of Louisiana Mortgage Loan, and the holders of the Mall of Louisiana Non-Controlling Companion Loans, as a collective whole. Amounts payable to the issuing entity as holder of the Mall of Louisiana Mortgage Loan pursuant to the Mall of Louisiana Intercreditor Agreement will be distributed net of certain fees and expenses on the Mall of Louisiana Mortgage Loan as set forth in the Mall of Louisiana Intercreditor Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments. The Mall of Louisiana Intercreditor Agreement sets forth the respective rights of the holder of the Mall of Louisiana Mortgage Loan and the holders of the Mall of Louisiana Pari Passu Companion Loans with respect to distributions of funds received in respect of the Mall of Louisiana Whole Loan, and provides, in general, that:

●	the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Mall of Louisiana Whole Loan or the related Mortgaged Property (exclusive of proceeds, awards or settlements to be applied to the restoration of the related Mortgaged Property or released to the related borrower and exclusive of amounts required to be deposited in reserve or escrow, all in accordance with the related loan documents) will be applied to the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, the applicable special servicer, the applicable operating advisor, the applicable certificate administrator and the applicable trustee) in accordance with the terms of the Mall of Louisiana Intercreditor Agreement and the Mall of Louisiana PSA (or, if applicable, the PSA); and

●	expenses, losses and shortfalls relating to the Mall of Louisiana Whole Loan will be allocated, on a pro rata and pari passu basis, to the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Mall of Louisiana Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Mall of Louisiana Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Mall of Louisiana Pari Passu Companion Loans.

The Mall of Louisiana Master Servicer will generally be obligated to make any necessary property protection advances in respect of the Mall of Louisiana Whole Loan, and such advances will be reimbursable (with accrued interest thereon) from future payments and other collections on the Mall of Louisiana Whole Loan.

If collections on the Mall of Louisiana Whole Loan are insufficient to pay or reimburse, as applicable, the parties to the Mall of Louisiana PSA for amounts due and payable or reimbursable thereto for unreimbursed servicing advances (with interest thereon at a prime rate), special servicing fees, liquidation fees, workout fees and certain other amounts with respect to the Mall of Louisiana Whole Loan or to

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indemnify such parties or the trust for the Lead Mall of Louisiana Securitization (the “Lead Mall of Louisiana Securitization Trust”) against claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the Mall of Louisiana Whole Loan or the related Mortgaged Property under the Mall of Louisiana PSA, the issuing entity for this securitization, as holder of the Mall of Louisiana Mortgage Loan, will be obligated to cover, out of general collections on the Mortgage Loans, its pro rata share of the shortfall.

Consultation and Control. Pursuant to the Mall of Louisiana Intercreditor Agreement, the directing holder with respect to the Mall of Louisiana Whole Loan (the “Mall of Louisiana Whole Loan Directing Holder”) is currently the holder of the Mall of Louisiana Controlling Companion Loan, provided that upon the Mall of Louisiana Controlling Pari Passu Companion Loan being included in the Lead Mall of Louisiana Securitization, the Mall of Louisiana Whole Loan Directing Holder, as of any date of determination, will be the controlling class of the Mall of Louisiana Certificateholders or their duly appointed representative (the “Mall of Louisiana Controlling Class Representative“) or any other party assigned the rights of the Mall of Louisiana Directing Holder under the Mall of Louisiana PSA, and provided, further, that persons having certain relationships to the borrower under the Mall of Louisiana Whole Loan will not be entitled to act as the Mall of Louisiana Directing Holder. It is expected that the Mall of Louisiana Whole Loan Directing Holder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights will be generally similar to, but not necessarily identical to, the rights of the Controlling Class Representative set forth under “Pooling and Servicing Agreement—Directing Holder” in this prospectus) with respect to the Mall of Louisiana Whole Loan, and that the implementation of any recommended actions outlined in an asset status report with respect to the Mall of Louisiana Whole Loan will require the approval of the Mall of Louisiana Whole Loan Directing Holder.

In addition, pursuant to the terms of the Mall of Louisiana Intercreditor Agreement, the issuing entity, as holder of the Mall of Louisiana Mortgage Loan (or its representative) will (i) have a right to receive copies of all notices, information and reports that the Mall of Louisiana Master Servicer or the Mall of Louisiana Special Servicer, as applicable, is required to provide to the issuing entity, as holder of the Mall of Louisiana Mortgage Loan, or its representative, within the same time frame such notices, information and reports are or would have been required to be provided to the Mall of Louisiana Controlling Class Representative under the Mall of Louisiana PSA (without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the Mall of Louisiana PSA) to be taken with respect to the Mall of Louisiana Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Mall of Louisiana Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the Mall of Louisiana PSA) to be taken with respect to the Mall of Louisiana Whole Loan or the implementation of any recommended actions outlined in an asset status report relating to the Mall of Louisiana Whole Loan. The consultation right of the issuing entity (or its representative) will expire 10 business days (or in connection with an acceptable insurance default relating to the maintenance of terrorism insurance, 30 days) following the delivery of notice of a proposed action, together with copies of the notice, information and report required to be provided to the Mall of Louisiana Controlling Class Representative, whether or not the issuing entity (or its representative) has responded within such period; provided, that if the Mall of Louisiana Master Servicer or the Mall of Louisiana Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day (or in connection with an acceptable insurance default relating to the maintenance of terrorism insurance, 30 day) consultation period will be deemed to begin anew. Notwithstanding the issuing entity’s (or its representative’s) consultation rights described above, the Mall of Louisiana Master Servicer or the Mall of Louisiana Special Servicer, as applicable, is permitted to make any “major decision” (as defined in the Mall of Louisiana PSA) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day (or in connection with an acceptable insurance default relating to the maintenance of terrorism insurance, 30 day) period if it determines, in accordance with the applicable servicing standard, that immediate action with respect to such decision is necessary to protect the interests of the holders of the Mall of Louisiana Whole Loan. Neither the Mall of Louisiana Master Servicer nor the Mall of Louisiana Special Servicer will

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be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Similarly, such rights as described in the paragraph above are held by the holders of the Mall of Louisiana Non-Controlling Companion Loans (or their representative).

The Mall of Louisiana Intercreditor Agreement provides that no objection, direction or advice by the Mall of Louisiana Directing Holder may require or cause the Mall of Louisiana Master Servicer or the Mall of Louisiana Special Servicer, as applicable, to violate any provision of the related loan documents, applicable law, the Mall of Louisiana PSA, the Mall of Louisiana Intercreditor Agreement, the REMIC provisions or the Mall of Louisiana Master Servicer’s or the Mall of Louisiana Special Servicer’s obligation to act in accordance with the applicable servicing standard, or expose the Mall of Louisiana Master Servicer, the Mall of Louisiana Special Servicer, any other parties to the Mall of Louisiana PSA or the Lead Mall of Louisiana Securitization Trust to liability or materially expand the scope of the Mall of Louisiana Master Servicer’s or the Mall of Louisiana Special Servicer’s responsibilities under the Mall of Louisiana PSA.

In addition to the consultation rights of the issuing entity (or their representative) described above, pursuant to the terms of the Mall of Louisiana Intercreditor Agreement, the issuing entity (or its representative) will have the right to annual conference calls with the Mall of Louisiana Master Servicer or the Mall of Louisiana Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Mall of Louisiana Whole Loan are discussed.

Application of Penalty Charges. The Mall of Louisiana Intercreditor Agreement provides that Penalty Charges (or analogous penalty charges under the Mall of Louisiana PSA) paid on the Mall of Louisiana Whole Loan shall first, be used to reduce, on a pro rata basis, the amounts payable on each of the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans by the amount necessary to pay the Mall of Louisiana Master Servicer, the trustee for the Lead Mall of Louisiana Securitization or the Mall of Louisiana Special Servicer for any interest accrued on any property advances and for reimbursement of any property advances in accordance with the terms of the Mall of Louisiana PSA, second, be used to reduce the respective amounts payable on each of the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans by the amount necessary to pay the applicable master servicer or trustee for any interest accrued on any P&I Advance (or analogous P&I advance) made with respect to any such loan by such party (if and as specified in the PSA or the Mall of Louisiana PSA or other securitization pooling and servicing agreement, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Mall of Louisiana Whole Loan (as specified in the Mall of Louisiana PSA) and, finally, to pay, to the Mall of Louisiana Master Servicer and/or the Mall of Louisiana Special Servicer as additional servicing compensation as provided in the Mall of Louisiana PSA.

Sale of Defaulted Whole Loan. Pursuant to the terms of the Mall of Louisiana Intercreditor Agreement, if the Mall of Louisiana Whole Loan becomes a defaulted mortgage loan under the Mall of Louisiana PSA, and if the Mall of Louisiana Special Servicer determines to sell the Mall of Louisiana Controlling Companion Loan in accordance with the Mall of Louisiana PSA, then the Mall of Louisiana Special Servicer will be required to sell the Mall of Louisiana Mortgage Loan together with the Mall of Louisiana Pari Passu Companion Loans as one whole loan.

Notwithstanding the foregoing, the Mall of Louisiana Special Servicer will not be permitted to sell the Mall of Louisiana Whole Loan if it becomes a defaulted mortgage loan without the written consent of the issuing entity (or its representative) unless the Mall of Louisiana Special Servicer has delivered to the issuing entity (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Mall of Louisiana Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Mall of Louisiana Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to

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the proposed sale date, a copy of the most recent appraisal for the Mall of Louisiana Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity (or its representative); and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Mall of Louisiana Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Mall of Louisiana Master Servicer or the Mall of Louisiana Special Servicer, as applicable, in connection with the proposed sale; provided, that the issuing entity (or its representative) or the holder of the Mall of Louisiana Companion Loan (or its representative) may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), the holder of any Mall of Louisiana Pari Passu Companion Loan (or its representative) and the Mall of Louisiana Whole Loan Directing Holder (or its representative) will be permitted to submit an offer at any sale of the Mall of Louisiana Whole Loan.

Special Servicer Appointment Rights. Pursuant to the Mall of Louisiana Intercreditor Agreement, the Mall of Louisiana Whole Loan Directing Holder will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Mall of Louisiana Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity (or its representative) or the holder of any Mall of Louisiana Non-Controlling Companion Loan (or its representative). It is anticipated that either the Mall of Louisiana Controlling Class Representative or, during the occurrence of a control termination event (or the equivalent) under the Mall of Louisiana PSA, the applicable Mall of Louisiana Certificateholders with the requisite percentage of voting rights, will be permitted to exercise the foregoing right.

Colorado Center Whole Loan

General. The Colorado Center Mortgage Loan (4.4%) is part of a Whole Loan structure comprised of thirteen (13) promissory notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Property.

The Colorado Center Mortgage Loan is evidenced by promissory note A-2-C1 with a Cut-off Date Balance of $30,000,000 and promissory note A-2-C2-1 with a Cut-off Date Balance of $10,000,000. The “Colorado Center Whole Loan” consists of (i) the Colorado Center Mortgage Loan (ii) eight pari passu companion loans (evidenced by promissory notes A-1-S, A-1-C1, A-1-C2, A-2-S, A-2-C2-2, A-3-S, A-3-C1 and A-3-C2) (the “Colorado Center Pari Passu Companion Loans”) that are pari passu with the Colorado Center Mortgage Loan and (ii) three subordinate companion loans (evidenced by promissory notes B-1-S, B-2-S and B-3-S) (the “Colorado Center Subordinate Companion Loans” and together with the Colorado Center Pari Passu Companion Loans, the “Colorado Center Companion Loans”) that are subordinate to the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans. None of the Colorado Center Companion Loans is included in the issuing entity. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-1-S, A-2-S and A-3-S (with an aggregate Cut-off Date Balance of $98,000,000) and the Colorado Center Subordinate Companion Loans (with an aggregate Cut-off Date Balance of $252,000,000) (together, the “Colorado Center Lead Securitization Companion Loans“) have been securitized in the BXP Trust 2017-CC transaction. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-1-C1 and A-1-C2 are currently held by MSBNA and are expected to be contributed to one or more future securitization transactions. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-2-C1 and A-2-C2-2 are currently held by Deutsche Bank, AG, New York Branch and are expected to be contributed to one or more future securitization transactions. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-3-C1 and A-3-C2 are currently held by Wells Fargo Bank, National Association and are expected to be contributed to one or more future securitization transactions.

The rights of the holders of the promissory notes evidencing the Colorado Center Whole Loan (the “Colorado Center Noteholders”) are subject to an Intercreditor Agreement (the “Colorado Center Intercreditor Agreement”). The following summaries describe certain provisions of the Colorado Center Intercreditor Agreement.

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Servicing. The Colorado Center Whole Loan and any related REO Property is serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of August 9, 2017 (the “BXP 2017-CC Trust and Servicing Agreement”) among Morgan Stanley Capital I Inc., as depositor (the “BXP 2017-CC Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “BXP 2017-CC Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “BXP 2017-CC Special Servicer”), Wilmington Trust, National Association, as trustee (the “BXP 2017-CC Trustee”) and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “BXP 2017-CC Certificate Administrator”). The BXP 2017-CC Trust and Servicing Agreement was entered into in connection with the securitization of the Colorado Center Lead Securitization Companion Loans. For a summary of certain provisions of the BXP 2017-CC Trust and Servicing Agreement, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Colorado Center Mortgage Loan (but not any advances of principal and/or interest on the Colorado Center Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Colorado Center Mortgage Loan. The BXP 2017-CC Servicer or BXP 2017-CC Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Colorado Center Lead Securitization Companion Loans if and to the extent provided in the BXP 2017-CC Trust and Servicing Agreement and the Colorado Center Intercreditor Agreement (but not on the Colorado Center Mortgage Loan) and (B) any required property protection advances with respect to the Colorado Center Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the BXP 2017-CC Trust and Servicing Agreement.

Application of Payments. The Colorado Center Intercreditor Agreement sets forth the respective rights of the Colorado Center Noteholders with respect to distributions of funds received in respect of the Colorado Center Whole Loan, and provides, in general, that:

●	each of the Colorado Center Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Colorado Center Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Colorado Center Mortgage Loan, and the holders of the Colorado Center Pari Passu Companion Loans to receive payments with respect to the Colorado Center Mortgage Loan and their respective Colorado Center Pari Passu Companion Loans.

●	prior to any event of default under the Colorado Center Whole Loan documents, all payments, proceeds and other recoveries on or in respect of the Colorado Center Whole Loan (other than amounts for reserves or escrows required by the Colorado Center Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the BXP 2017-CC Trust and Servicing Agreement) will be applied in the following order of priority:

●	first, to the holders of the Colorado Center Lead Securitization Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Colorado Center Lead Securitization Companion Loans (or paid or advanced by the BXP 2017-CC Servicer, the BXP 2017-CC Special Servicer or the BXP 2017-CC Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP 2017-CC Trust and Servicing Agreement;

●	second, to the holders of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans on a pro rata and pari passu basis, based on their respective

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interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective senior note at the related net interest rate;

●	third, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective junior note at the related net interest rate;

●	fourth, pro rata, based on the principal balances of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans, to each the holders of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans in an amount equal to its respective principal entitlement allocated pursuant to the Colorado Center Mortgage Loan documents with respect to the applicable Colorado Center Mortgage Loan payment date, which amount will be applied in reduction of the principal balance of its respective Colorado Center Mortgage Loan or the Colorado Center Pari Passu Companion Loan;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP 2017-CC Trust and Servicing Agreement notwithstanding the discussion and allocations set forth in the Colorado Center Intercreditor Agreement by reason of the insufficiency of the Colorado Center Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of Colorado Center Mortgage Loan;

●	sixth, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such the Colorado Center Subordinate Companion Loans holders (or paid or advanced by the BXP 2017-CC Servicer, the BXP 2017-CC Special Servicer or the BXP 2017-CC Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP 2017-CC Trust and Servicing Agreement;

●	seventh, pro rata, based on the principal balances of their respective the Colorado Center Subordinate Companion Loan, to each of the holders of the Colorado Center Subordinate Companion Loans in an amount equal to its respective principal entitlement allocated pursuant to the Colorado Center Mortgage Loan documents with respect to the applicable Colorado Center Mortgage Loan payment date, which amount will be applied in reduction of the principal balance of its respective Colorado Center Subordinate Companion Loan;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the Colorado Center Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Colorado Center Subordinate

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Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of Mortgage Loan;

●	ninth, to the Colorado Center Noteholders, pro rata, based on their respective note percentage interests, any prepayment or yield maintenance premium, to the extent paid by the borrower;

●	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the borrower are not required to be otherwise applied under the BXP 2017-CC Trust and Servicing Agreement, including, without limitation, to provide reimbursement for any interest on any Advance (calculated at the advance rate under the BXP 2017-CC Trust and Servicing Agreement), to pay any additional servicing expenses or to compensate the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Colorado Center Whole Loan), any such fees or expenses, to the extent actually paid by the borrower, will be paid to the Colorado Center Noteholders, pro rata, based on their respective note percentage interests; and

●	eleventh, if any excess amount is available to be distributed in respect of the Colorado Center Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the Colorado Center Noteholders in accordance with their respective note percentage interests.

● Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Colorado Center Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Colorado Center Lead Securitization Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

● For more information regarding the allocation of collections and expenses in respect of the Colorado Center Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. Pursuant to the Colorado Center Intercreditor Agreement, the controlling noteholder of the Colorado Center Whole Loan (the “Colorado Center Controlling Noteholder“) will be the holder of the Colorado Center Pari Passu Companion Loan evidenced by promissory note A-1-S, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the BXP Trust 2017-CC securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder. Certain decisions to be made with respect to the Colorado Center Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Colorado Center Whole Loan or any related REO property pursuant to the BXP 2017-CC Trust and Servicing Agreement will require the approval of the Colorado Center Controlling Noteholder.

Pursuant to the terms of the Colorado Center Intercreditor Agreement, the issuing entity, as holder of the Colorado Center Mortgage Loan (or its representative), will (i) have the right to receive (1) notices, information and reports with respect to any “major decisions” (as defined in the Colorado Center Intercreditor Agreement) to be taken with respect to the Colorado Center Whole Loan (similar to such notice, information or report the BXP 2017-CC Special Servicer is required to deliver to the directing certificateholder under the BXP 2017-CC Trust and Servicing Agreement) (without regard to whether such items are actually required to be provided to the directing certificateholder under the BXP 2017-CC

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Trust and Servicing Agreement due to the occurrence of a control event or a consultation termination event (in each case as defined in the BXP 2017-CC Trust and Servicing Agreement) and (2) a summary of the asset status report relating to the Colorado Center Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the BXP 2017-CC Trust and Servicing Agreement) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Colorado Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Colorado Center Whole Loan (and the BXP 2017-CC Special Servicer will be required to consider alternative actions recommended by the holder of the Colorado Center Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Colorado Center Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the BXP 2017-CC Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Colorado Center Mortgage Loan, described above, the BXP 2017-CC Special Servicer is permitted to make any “major decision” (as defined in the Colorado Center Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Colorado Center Noteholders; and the BXP 2017-CC Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Colorado Center Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Colorado Center Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable) with the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer at the offices of the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable, in which servicing issues related to the Colorado Center Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable, and the Colorado Center Controlling Noteholder.

Sale of Defaulted Whole Loan. Pursuant to the terms of the Colorado Center Intercreditor Agreement, if the Colorado Center Whole Loan becomes a defaulted loan under the BXP 2017-CC Trust and Servicing Agreement, and if the BXP 2017-CC Special Servicer determines to sell the Colorado Center Lead Securitization Companion Loans in accordance with the BXP 2017-CC Trust and Servicing Agreement, then the BXP 2017-CC Special Servicer will be required to sell the Colorado Center Companion Loans together with the Colorado Center Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the BXP 2017-CC Trust and Servicing Agreement.

Notwithstanding the foregoing, the BXP 2017-CC Special Servicer will not be permitted to sell the Colorado Center Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Colorado Center Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the BXP 2017-CC Trust and Servicing Agreement)) unless the BXP 2017-CC Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BXP 2017-CC Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Colorado Center Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Colorado Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BXP 2017-CC

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Servicer or the BXP 2017-CC Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the BXP 2017-CC Trust and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the BXP 2017-CC Trust and Servicing Agreement).

Special Servicer Appointment Rights. Pursuant to the Colorado Center Intercreditor Agreement, subject to the terms of the BXP 2017-CC Trust and Servicing Agreement, the Colorado Center Controlling Note Holder will have the right at any time and from time to time, with or without cause, to replace the BXP 2017-CC Special Servicer then acting with respect to the Colorado Center Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Integrated Health Campus Whole Loan

General. The Integrated Health Campus Mortgage Loan (3.4%) is part of a Whole Loan structure comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Integrated Health Campus Mortgaged Property”).

The Integrated Health Campus Mortgage Loan is evidenced by promissory note A-1, with an aggregate Cut-off Date Balance of $31,000,000. The portion of the Integrated Health Campus Whole Loan (as defined below) evidenced by promissory note A-2, with a principal balance as of the Cut-off Date of $22,000,000 (the “Integrated Health Campus Pari Passu Companion Loan”), is currently being held by DBNY and is expected to be contributed to a future securitization. The Integrated Health Campus Mortgage Loan and the Integrated Health Campus Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Integrated Health Campus Whole Loan”.

The holders of the Integrated Health Campus Whole Loan (the “Integrated Health Campus Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Integrated Health Campus Noteholder (the “Integrated Health Campus Intercreditor Agreement”). The following summaries describe certain provisions of the Integrated Health Campus Intercreditor Agreement.

Servicing. Pursuant to the terms of the Integrated Health Campus Intercreditor Agreement, the Integrated Health Campus Whole Loan will be serviced and administered pursuant to the terms of the PSA and the Integrated Health Campus Intercreditor Agreement by the master servicer and the special servicer, as the case may be, according to the Servicing Standard. The Integrated Health Campus Intercreditor Agreement provides that fees, costs and expenses relating to the Integrated Health Campus Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof. The master servicer or the trustee, as applicable, under the PSA will be responsible for making (i) any required P&I Advance on the Integrated Health Campus Mortgage Loan (but not any advances of principal and/or interest on the Integrated Health Campus Pari Passu Companion Loan) pursuant to the terms of the PSA, and (ii) any required Servicing Advances with respect to the Integrated Health Campus Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Integrated Health Campus Mortgage Loan (in the case of a P&I Advance) or the Integrated Health Campus Whole Loan (in the case of a Servicing Advance).

Application of Payments. The Integrated Health Campus Intercreditor Agreement provides, in general, that:

●	each of the Integrated Health Campus Mortgage Loan and the Integrated Health Campus Pari Passu Companion Loan will be of equal priority and no portion of either of them will have priority or preference over any portion of the other or security therefor;

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●	all payments, proceeds and other recoveries on or in respect of the Integrated Health Campus Whole Loan will be applied to the Integrated Health Campus Mortgage Loan and the Integrated Health Campus Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to certain payments and expenses including the payment and reimbursement rights of certain parties to the PSA); and

●	costs, fees and expenses relating to the Integrated Health Campus Whole Loan will be allocated, on a pro rata and pari passu basis, to the Integrated Health Campus Mortgage Loan and the Integrated Health Campus Pari Passu Companion Loan in accordance with the terms of the Integrated Health Campus Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Integrated Health Campus Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling note holder under the Integrated Health Campus Intercreditor Agreement with respect to the Integrated Health Campus Whole Loan (the “Integrated Health Campus Directing Holder”) will be the issuing entity, as the holder of the Integrated Health Campus Mortgage Loan, which rights will be exercised by the Controlling Class Representative (unless a Control Termination Event has occurred and is continuing), or the applicable Certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing); provided, that if at any time 25% or more of the Integrated Health Campus Mortgage Loan is held by the related borrower or an affiliate, the Integrated Health Campus Directing Holder will not be entitled to exercise any rights of the controlling note holder under the Integrated Health Campus Intercreditor Agreement. Certain decisions to be made with respect to the Integrated Health Campus Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Integrated Health Campus Whole Loan or any related REO property pursuant to the PSA, will require the approval of the Integrated Health Campus Directing Holder.

Pursuant to the terms of the Integrated Health Campus Intercreditor Agreement, the holder of the Integrated Health Campus Pari Passu Companion Loan will (i) have the right to receive copies of all notices, information and reports that the special servicer is required to provide to the Controlling Class Representative under the PSA with respect to (x) certain major servicing decisions regarding the Integrated Health Campus Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Integrated Health Campus Whole Loan within the same time frame it is required to provide such notices, information and reports to the Controlling Class Representative (without regard to whether such items are actually required to be provided due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) be entitled to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the Integrated Health Campus Whole Loan and (y) the implementation of any recommended actions outlined in an asset status report in respect of the Integrated Health Campus Whole Loan. The holder of the Integrated Health Campus Pari Passu Companion Loan’s consultation right will expire 10 business days after the delivery by the special servicer of written notice of a proposed action, together with copies of notices, information and reports required to be provided to the Integrated Health Campus Directing Holder under the PSA; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the consultation rights described above, the special servicer is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the Integrated Health Campus Whole Loan before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Integrated Health Campus Noteholders.

In addition to the consultation rights of the holder of the Integrated Health Campus Pari Passu Companion Loan described above, the holder of the Integrated Health Campus Pari Passu Companion Loan will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to

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the master servicer or special servicer, as applicable, in which servicing issues related to the Integrated Health Campus Whole Loan are discussed, provided that the holder of the Integrated Health Campus Pari Passu Companion Loan executes a confidentiality agreement in form and substance reasonably satisfactory to it, the master servicer or special servicer, as applicable, and the Integrated Health Campus Directing Holder.

Sale of Defaulted Loan. Pursuant to the terms of the Integrated Health Campus Intercreditor Agreement, if the Integrated Health Campus Whole Loan becomes a Defaulted Loan, and if the special servicer determines pursuant to the PSA and the Integrated Health Campus Intercreditor Agreement to pursue a sale of the Integrated Health Campus Whole Loan, the special servicer will be required to sell the Integrated Health Campus Mortgage Loan together with the Integrated Health Campus Pari Passu Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review and determine whether any offer from an interested person received for the Integrated Health Campus Whole Loan constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Integrated Health Campus Whole Loan without the written consent of the holder of the Integrated Health Campus Pari Passu Companion Loan (provided that such consent is not required if 50% or more of the interests in the Integrated Health Campus Pari Passu Companion Loan is held by the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Integrated Health Campus Whole Loan and any documents in the servicing file reasonably requested by the holder of the Integrated Health Campus Pari Passu Companion Loan that are material to the price of the Integrated Health Campus Whole Loan and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Integrated Health Campus Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale. Subject to the foregoing, each Integrated Health Campus Noteholder (or its representative) will be permitted to submit an offer at any sale of the Integrated Health Campus Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights. Pursuant to the terms of the Integrated Health Campus Intercreditor Agreement, and subject to the terms of the PSA, the Integrated Health Campus Directing Holder will have the right at any time and from time to time, with or without cause, to replace the special servicer then acting with respect to the Integrated Health Campus Whole Loan and appoint a replacement special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan

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may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

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Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the Colorado Center Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of GACC), Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association and (ii) the 101 Ludlow Mortgage Loan, the Park Slope Court Mortgage Loan, The Landing Mortgage Loan and the Kihei Kalama Village Mortgage Loan, each of which was originated by Jefferies LoanCore LLC, DBNY originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that DBNY will, as of the date of the initial issuance of the certificates, hold the Colorado Center Pari Passu Companion Loan designated as Note A-2-C2-2 and the Integrated Health Campus Pari Passu Companion Loan designated as Note A-2.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, three (3) of the Mortgage Loans (9.5%) to be contributed to this securitization by GACC.

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GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through August 21, 2017 is approximately $58.2 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the

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GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or

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borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. Deutsche Bank AG, acting through its New York Branch is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

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The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

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Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

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Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBNY’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DBNY underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBNY may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBNY made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

With respect to the AHIP Northeast Portfolio II Mortgage Loan (6.3%), the borrowers are not required to make FF&E reserve deposits for the first two years of the term of Mortgage Loan, in comparison to an FF&E reserve deposit of 4% of gross revenues as provided for in DBNY’s underwriting guidelines for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that will be implemented at each of the related Mortgaged Properties. At loan origination, approximately $1,975,474 ($3,975 per room) was reserved into a PIP reserve for the anticipated costs associated with the PIP. Certain characteristics of the Mortgage Loan can be found in Annex A-1. Based on the foregoing, GACC approved inclusion of the Mortgage Loan into this transaction.

With respect to the Hampton Inn Daytona Beach Mortgage Loan (1.2%), the borrower is not required to make FF&E reserve deposits for the first two years of the Mortgage Loan, in comparison to an FF&E reserve deposit of 4% of gross revenues as provided for in DBNY’s underwriting guidelines for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that

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will be implemented at the related Mortgaged Property. At loan origination, $1,380,000 ($15,165 per room) was reserved into a PIP reserve for anticipated costs associated with the PIP. Certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, GACC approved inclusion of the Mortgage Loan into this transaction.

With respect to the 592-594 Dean Street Mortgage Loan (1.6%), the underwritten net cash flow debt service coverage ratio (UW NCF DSCR) after the initial 36-month interest-only period is 1.18x, in comparison to an UW NCF DSCR of 1.25x as provided for in DBNY’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on the several factors, including an UW NCF DSCR of 1.53x during the initial 36-month interest-only period. Additionally, the UW NCF amount does not reflect the potential upside in market rents at the Mortgaged Property. According to the appraiser, the Mortgaged Property is located in the Prospect Heights neighborhood of Brooklyn, New York, an area that experienced a 7.8% increase in market rent since 2016 and the in-place rents are approximately 11.4% below market.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2014 to and including June 30, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Jefferies LoanCore LLC

General. Jefferies LoanCore LLC (“Jefferies LoanCore” or “JLC”) is a sponsor of, and a seller of certain mortgage loans (the “JLC Mortgage Loans”) into, the securitization described in this prospectus. Jefferies LoanCore is a Delaware limited liability company. Jefferies LoanCore is a privately held company that commenced operations in February 2011. It was formed for the purpose of acquiring, originating, syndicating and securitizing real estate related debt. Jefferies LoanCore’s executive offices are located at 55 Railroad Avenue, Suite 100, Greenwich, Connecticut 06830, telephone number (203) 861-6000.

It is anticipated that Jefferies LoanCore LLC, or its affiliate, will be the B-piece buyer, and will constitute the initial directing holder with respect to each mortgage loan (other than the non-serviced mortgage loans).

According to its consolidated statement of financial condition (unaudited), as of May 31, 2017, Jefferies LoanCore and its consolidated subsidiaries had total assets of approximately $2.276 billion, total liabilities of approximately $1.824 billion and total members’ capital of approximately $451.9 million.

Deutsche Bank AG, Cayman Islands Branch (an affiliate of the Depositor, German American Capital Corporation, a Sponsor and Mortgage Loan Seller and Deutsche Bank Securities Inc., one of the Underwriters) and certain third party lenders provide warehouse financing to affiliates of Jefferies LoanCore (the “JLC Financing Affiliates”) through various repurchase facilities. Jefferies LoanCore guarantees certain obligations of the JLC Financing Affiliates under such repurchase facilities. Certain of the JLC Mortgage Loans are (or are expected to be prior to the Closing Date) subject to those repurchase facilities. If such is the case at the time the certificates are issued, then Jefferies LoanCore will use the proceeds from its sale of the JLC Mortgage Loans to the Depositor to, among other things, reacquire such JLC Mortgage Loans from the related JLC Financing Affiliate, and the related JLC Financing Affiliate will, in turn, use the funds that it receives from Jefferies LoanCore to, among other things, reacquire the

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warehoused JLC Mortgage Loans from the repurchase agreement counterparties free and clear of any liens.

Pursuant to certain interim servicing agreements between JLC and certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 28 of the Mortgage Loans to be contributed to this securitization by JLC, representing approximately 66.9% of the Initial Pool Balance.

Neither Jefferies LoanCore nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Jefferies LoanCore for any losses or other claims in connection with the certificates or the JLC Mortgage Loans except in respect of the repurchase and substitution obligations for Material Defects of representations and warranties made by Jefferies LoanCore in the related Mortgage Loan Purchase Agreement as described in “Description of the Mortgage Loan Purchase Agreements”.

JLC’s Commercial Mortgage Securitization Program. Jefferies LoanCore has acted as a sponsor and/or loan seller with respect to 20 prior commercial mortgage securitizations with respect to mortgage loans with an aggregate outstanding balance of approximately $5.88 billion as of the cut-off date for each such securitization.

Jefferies LoanCore originates, and acquires from unaffiliated third party originators, mortgage loans secured by, and mezzanine loans secured by indirect and/or direct interests in entities that own, commercial and multifamily real properties located throughout the United States. The following table sets forth information with respect to originations of fixed rate mortgage loans secured by, and mezzanine loans secured by direct and/or indirect interests in entities that own, commercial and multifamily real properties, by Jefferies LoanCore from its inception in February 2011 to and including November 30, 2011, from December 1, 2011 to and including November 30, 2012, from December 1, 2012 to and including November 30, 2013, from December 1, 2013 to and including November 30, 2014, from December 1, 2014 to and including November 30, 2015 and from December 1, 2015 to and including November 30, 2016 and from December 1, 2016 up to and including June 30, 2017.

Originations of Fixed Rate Commercial and
Multifamily Mortgage Loans and Mezzanine Loans

	No. of Loans(8)	Approximate Aggregate Principal Balance of Loans at Origination
2011(1)	19	$566,050,515
2012(2)	37	$860,275,447
2013(3)	108	$1,786,891,500
2014(4)	69	$899,117,929
2015(5)	82	$1,691,847,500
2016(6)	49	$897,915,000
2017(7)	21	$731,180,500

(1)	Reflects activity from February 23, 2011 to and including November 30, 2011.

(2)	Reflects activity from December 1, 2011 to and including November 30, 2012.

(3)	Reflects activity from December 1, 2012 to and including November 30, 2013.

(4)	Reflects activity from December 1, 2013 to and including November 30, 2014.

(5)	Reflects activity from December 1, 2014 to and including November 30, 2015.

(6)	Reflects activity from December 1, 2015 to and including November 30, 2016.

(7)	Reflects activity from December 1, 2016 to and including June 30, 2017.

(8)	A/B and pari passu split note structures are treated as one loan, and a mortgage loan and related mezzanine loan are treated as two loans.

Review of JLC Mortgage Loans.

Overview. Jefferies LoanCore has conducted a review of the JLC Mortgage Loans in connection with the securitization described in this prospectus. The review of the JLC Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “JLC Review Team”). The review

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procedures described below were employed with respect to all of the JLC Mortgage Loans, except that certain review procedures were relevant only to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JLC Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each JLC Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan Documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the JLC Review Team during the underwriting process. After origination of each JLC Mortgage Loan, the JLC Review Team updated the information in the database with respect to such JLC Mortgage Loans based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity and information otherwise brought to the attention of the JLC Review Team.

A data tape (the “JLC Data Tape”) containing detailed information regarding each JLC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JLC Data Tape was used by the JLC Review Team to provide certain numerical information regarding the JLC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Jefferies LoanCore engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by Jefferies LoanCore relating to information in this prospectus regarding the JLC Mortgage Loans. These procedures included:

●	comparing the information in the JLC Data Tape against various source documents provided by Jefferies LoanCore that are described in “—Database” above;

●	comparing numerical information regarding the JLC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JLC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JLC Mortgage Loans disclosed in this prospectus.

Legal Review. Jefferies LoanCore engaged various law firms to conduct certain legal reviews of the JLC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the JLC Mortgage Loans, origination counsel for each JLC Mortgage Loan reviewed Jefferies LoanCore’s representations and warranties set forth on Annex D and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JLC Mortgage Loans. Such assistance included, among other things, a review of (i) Jefferies LoanCore’s preliminary or final asset summary report for each JLC Mortgage Loan, (ii) various statistical data tapes prepared by, and a due diligence questionnaire completed by or on behalf of, Jefferies LoanCore, (iii) the representation and warranty exception reports referred to above relating to certain of the JLC Mortgage Loans prepared by origination counsel and (iv) select provisions in certain loan documents with respect to certain of the JLC Mortgage Loans.

Origination counsel and/or securitization counsel also assisted in the preparation and review of the loan summaries for those of the JLC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the JLC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in “Annex A-3—Description of Top 20 Mortgage Loans”.

Other Review Procedures. With respect to any material pending litigation of which Jefferies LoanCore was aware at the origination of any JLC Mortgage Loan, Jefferies LoanCore requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

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The JLC Review Team also reviewed the JLC Mortgage Loans to determine, whether any JLC Mortgage Loan materially deviated from the underwriting guidelines described in “—Jefferies LoanCore’s Underwriting Standards” below.

Findings and Conclusions. Based on the foregoing review procedures, Jefferies LoanCore determined that the disclosure regarding the JLC Mortgage Loans in this prospectus is accurate in all material respects. Jefferies LoanCore also determined that the JLC Mortgage Loans were originated in accordance with Jefferies LoanCore’s origination procedures and underwriting criteria. Jefferies LoanCore attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Jefferies LoanCore’s Underwriting Standards.

General. Each of the JLC Mortgage Loans was originated by Jefferies LoanCore. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial and multifamily mortgage loans originated by Jefferies LoanCore.

Notwithstanding the discussion below, given the unique nature of commercial and multifamily mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial or multifamily loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial or multifamily mortgage loan originated by Jefferies LoanCore will conform to the general guidelines and processes described below.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial and multifamily mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial and multifamily mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from Jefferies LoanCore. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, Jefferies LoanCore’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Jefferies LoanCore and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial or multifamily mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective commercial or multifamily mortgage loan will, in fact, be consistent with

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actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Jefferies LoanCore or an affiliate may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Servicing. Interim servicing for all loans originated by Jefferies LoanCore prior to securitization is typically performed by an interim servicer that is unaffiliated with Jefferies LoanCore. Generally, servicing responsibilities will be transferred from the interim servicer to the master servicer of the securitization trust at closing. From time to time, the interim servicer may retain primary servicing.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

(1)          Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, and the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

(i)     Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial or multifamily mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

(ii)      Engineering Assessment. In connection with the origination process, in most cases it will be required that an engineering firm inspect the real property collateral for any prospective commercial or multifamily mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

(iii)     Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

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Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and Jefferies LoanCore or its origination counsel will typically review, a title insurance policy for each property. The title insurance policies provided typically must be: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) issued such that protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) issued such that if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Jefferies LoanCore typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified as a special flood hazard area in the Federal Register by the Federal Emergency Management Agency. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or substantially all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

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Zoning and Building Code Compliance. In connection with the origination of a commercial or multifamily mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Jefferies LoanCore may require an endorsement to the title insurance policy or the acquisition of law and ordinance or similar insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) the insurance proceeds received in connection with a major casualty should be sufficient to satisfy the mortgage loan; (iv) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (v) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Jefferies LoanCore may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial or multifamily mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial and multifamily mortgage loan originated by Jefferies LoanCore. Furthermore, Jefferies LoanCore may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Jefferies LoanCore may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Jefferies LoanCore’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Jefferies LoanCore may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial and multifamily mortgage loans originated by Jefferies LoanCore are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to

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maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Jefferies LoanCore determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Jefferies LoanCore’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve. Such escrows may also not be required unless a particular trigger event (for example, an event relating to property performance) has occurred and is continuing.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence and during the continuance of a particular trigger event (for example, an event relating to property performance) to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Jefferies LoanCore determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Jefferies LoanCore’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor or a key principal of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Jefferies LoanCore determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Jefferies LoanCore’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor or a key principal of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Jefferies LoanCore determines that establishing an escrow or reserve is not warranted given the amounts that

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would be involved and Jefferies LoanCore’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the JLC Mortgage Loans, see Annex A-1.

Exceptions. The JLC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. Jefferies LoanCore most recently filed a Form ABS-15G on February 13, 2017. Jefferies LoanCore’s Central Index Key is 0001555524. With respect to the period from and including January 1, 2013 through and including June 30, 2017, Jefferies LoanCore does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither Jefferies LoanCore nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Jefferies LoanCore or an affiliate will retain 100% of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (See  “Credit Risk Retention”).  However, Jefferies LoanCore or its affiliates may own in the future certain other classes of certificates and will have the right to dispose of any such other certificates at any time.

Citi Real Estate Funding Inc.

General.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated all of the Mortgage Loans it is selling to the Depositor in this transaction, provided that the Mall of Louisiana Mortgage Loan is part of a Whole Loan that was co-originated by CREFI, Bank of America, N. A. and Barclays Bank PLC. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI did not begin contributing mortgage loans into commercial mortgage securitizations until 2017. As of September 11, 2017, CREFI has contributed mortgage loans into 6 previous commercial mortgage securitizations. However, CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996. As regards the origination and

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securitization of multifamily and commercial mortgage loans, CREFI and CGMRC share staff, have the same underwriting guidelines and credit committee approval process and utilize substantially the same loan documentation. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the Citi Securitization Database certain updates to such information received by the Citi Sponsors’ securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

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Using the information in the Citi Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI (or the Depositor on their behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with the Citi Sponsors’ (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

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●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared

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and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 10 largest Mortgage Loans in the Mortgage Pool, which loan

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summaries and abbreviated loan summaries are incorporated in “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by them or on their behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package

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and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not

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required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

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Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Co-Originations. From time to time, CREFI originates mortgage loans or whole loans together with other financial institutions. The resulting mortgage loans or whole loans are evidenced by two or more promissory notes, at least one of which will reflect CREFI as the payee. CREFI has in the past and may in the future deposit such promissory notes for which CREFI is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. The Mall of Louisiana Whole Loan was co-originated with Bank of America, N.A. and Barclays Bank PLC and in accordance with the underwriting guidelines described above.

Exceptions.

The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act.

Until April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. As of June 30, 2017, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization as of the Closing Date. However, CREFI and/or any of its

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affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending August 31, 2017, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $94.2 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, COMM 2017-COR2 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer and Special Servicer” and “Pooling and Servicing Agreement”.

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The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of March 31, 2017, Wells Fargo Bank was acting as trustee on approximately 368 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $140 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains

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each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint.  The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no

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assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, as in each such case, will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loans) and any related REO Properties, and in certain circumstances, will review, evaluate, process and/or provide or withhold consent as to certain Major Decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Mortgage Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

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Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2017, Midland was master and/or primary servicing approximately 31,582 commercial and multifamily mortgage loans with a principal balance of approximately $419 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,760 of such loans, with a total principal balance of approximately $149 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of June 30, 2017, Midland was named the special servicer in approximately 262 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $130 billion. With respect to such transactions as of such date, Midland was administering approximately 88 assets with an outstanding principal balance of approximately $632 million.

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Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2014 to 2016.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity.

Midland assisted Jefferies LoanCore LLC, or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer and Special Servicer” has been provided by Midland.

The role and responsibilities of the master servicer and the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s or the special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer and the special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s or the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and

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Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s or the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and Serviced Whole Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $119.671 billion issued in 125 transactions.

As of June 30, 2017, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $39.685 billion issued in 47 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “—The Operating Advisor” and “—The Asset Representations Reviewer”, as applicable.

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Credit Risk Retention

General

This transaction is required to comply with the credit risk retention regulations promulgated pursuant to Section 15G of the Exchange Act as such regulations relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). JLC (in such capacity, the “Retaining Sponsor”) has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules and JLC will elect to satisfy its risk retention requirements through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) by JLC or a majority owned affiliate (in such capacity, the “Retaining Party”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage for this transaction is 5.0%.

Material Terms of the Eligible Horizontal Residual Interest

General

The Retaining Party will purchase the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates (the “RR Certificates”). The aggregate purchase price and fair value of the RR Certificates is equal to approximately $49,108,861 (excluding accrued interest), representing approximately 5.17% of the aggregate fair value of all of the certificates (other than the Class R certificates). The aggregate fair value of all of the certificates (other than the Class R certificates) is approximately $949,869,100 excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $47,493,454.99, representing 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the RR Certificates that will be retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention

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Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Material Terms

For a description of the material terms of the classes of certificates that comprise the RR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event and Consultation Termination Event”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

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Description of the Certificates

General

The COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-COR2 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class A-M, Class B, Class C
“Senior Certificates”	Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Principal Balance Certificates”	Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Class X Certificates”	Class X-A, Class X-B and Class X-D
“Regular Certificates”	Senior Certificates and Subordinate Certificates
“Residual Certificates”	Class R

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

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Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$23,905,000
A-SB	$46,998,000
A-2	$255,000,000
A-3	$315,633,000
X-A	$703,398,000
A-M	$61,862,000
B	$43,533,000
C	$44,678,000
Non-Offered Certificates
X-B	$43,533,000
X-D	$28,640,000
D	$28,640,000
E-RR	$22,912,000
F-RR	$20,621,000
G-RR	$12,602,000
H-RR	$40,096,327
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $703,398,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The initial Notional Amount of the Class X-B certificates will be approximately $43,533,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $28,640,000.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the sixth day of each

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calendar month (or, if the sixth day of that calendar month is not a business day, then the next business day) commencing in October 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●             all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;

●             all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●             all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

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●             with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●             all yield maintenance charges and prepayment premiums;

●             all amounts deposited in the Collection Account in error; and

●             any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

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Second, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, in reduction of the Certificate Balances thereof, prior to the Crossover Date, in the following priority:

1.    to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.    then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.    then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.    then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-SB and Class A-2 certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero; and

5.    then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

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Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-six, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

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Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Principal Balance Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 2.111%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to 3.317%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 3.239%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 3.510%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to 3.803%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.206%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to 3.000%.

The Pass-Through Rate for the Class E-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

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The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 1.186% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-SB, Class A-2, Class A-3 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately 0.357% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the strip rate (the “Class X-B Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class B certificates. The Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 1.563% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) a per annum rate equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a

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360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

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(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related

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Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan will initially equal its Principal Balance as of the Cut-off Date and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances,

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indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

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Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)  the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First and Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii)

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Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates on such Distribution Date, (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the portion of such prepayment premiums and yield maintenance charges collected on principal prepayment during the related Collection Period.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-SB, Class A-2, Class A-3 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) through (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided,

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however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2022
Class A-SB	April 2027
Class A-2	May 2027
Class A-3	July 2027
Class X-A	August 2027
Class A-M	August 2027
Class B	August 2027
Class C	August 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in September 2050. See “Ratings”.

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Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage

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Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination

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afforded to the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local

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taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)     a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification and corrected loan report;

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(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file; and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Within two business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

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●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any

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investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate" means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder or the Directing Holder (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person

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has received a copy of the final prospectus and (iv)  such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s

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Analytics, Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

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o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any accountants’ attestation reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	the “Investor Q&A Forum”;

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o	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab; and

o	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate

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administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c)  the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate

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administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

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Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

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Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with

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respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

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Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates may only be issued as Definitive Certificates. Any request for release of a Class E-RR, Class F-RR, Class G-RR and Class H-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – COMM 2017-COR2

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication

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Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, COMM 2017-COR2 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)	(A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)	the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)	an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

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(iv)	(A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)	(A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)	the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)	the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)	(A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

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(ix)	the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)	copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)	if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)	if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)	if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)	originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)	the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)	the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)	with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)	with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

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(xix)	the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)	the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)	with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)	the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)	assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)	any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)	an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

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(vi)	the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)	an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)	any related mezzanine intercreditor agreement;

(xviii)	all related environmental reports;

(xix)	all related environmental insurance policies;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

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(e)     copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)      copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     copies of any zoning reports;

(l)      copies of financial statements of the related mortgagor;

(m)    copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     copies of all UCC searches;

(o)     copies of all litigation searches;

(p)     copies of all bankruptcy searches;

(q)     a copy of the origination settlement statement;

(r)      a copy of the insurance consultant report;

(s)     copies of the organizational documents of the related mortgagor and any guarantor;

(t)      copies of the escrow statements;

(u)     a copy of any closure letter (environmental);

(v)      a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)     a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and

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warranties of GACC and JLC are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, as applicable. Those representations and warranties of CREFI are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)    such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)    in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)     cure such Material Defect in all material respects, at its own expense,

(2)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section

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860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to the 101 Ludlow Mortgage Loan, the Park Slope Court Mortgage Loan, The Landing Mortgage Loan or the Kihei Kalama Village Mortgage Loan, as applicable, each of JLC and GACC will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the 101 Ludlow Mortgage Loan, the Park Slope Court Mortgage Loan, The Landing Mortgage Loan or the Kihei Kalama Village Mortgage Loan, as applicable, was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage

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loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

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(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller's expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)   prohibit Defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular

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action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

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Pooling and Servicing Agreement

General

The servicing and administration of each Mortgage Loan (other than the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—Renaissance Seattle Whole Loan”, “—Grand Hyatt Seattle Whole Loan” and “—Integrated Health Campus Whole Loan”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

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Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer, assign, set over or otherwise convey the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)     the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)     the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer

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or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be

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relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the special servicer or master servicer, as applicable, will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer or the special servicer, as applicable, without regard to whether the master servicer’s or the special servicer’s, as applicable, compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan

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related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than the Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

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However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (prior to the occurrence of a Consultation Termination Event) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the

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Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required

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to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Collection Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Collection Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Collection Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Collection Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC

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Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation between the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the amount of the applicable insufficiency. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained

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by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Collection Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)	to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)	to pay itself any Net Prepayment Interest Excess;

(v)	to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)	to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)	to reimburse the trustee and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)	to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

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(ix)	to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)	to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)	to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)	to recoup any amounts deposited in the Collection Account in error;

(xiii)	to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)	to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)	to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)	to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)	to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)	to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest

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on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

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The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

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Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

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Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (excluding any Non-Serviced Mortgage and any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agreed to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent or fails to pay, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

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Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

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Type/Recipient	Amount	Frequency	Source of Payment
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

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Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision, 50% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges (but not including prepayment premiums or yield maintenance charges) to the extent such beneficiary statements are prepared by the master servicer pursuant to the PSA or the Mortgage Loan documents, 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds with respect to the accounts held by the Master Servicer; (v) Net Default Interest and any late payment fees and demand charges that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan; (vi) (A) with respect to non-Specially Serviced Loans, to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision and (B) with respect to Specially Serviced Loans, (1) 0% of any such fees, except with respect to clause (1)(c) of the definition of “Major Decisions” and (2) 50% of any such fees with respect to clause (1)(c) of the definition of “Major Decisions” and (vii) with respect to non-Specially Serviced Loans, 100% of any fees paid in connection with any action that is not a Major Decision. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

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Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges and default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in

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clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage

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interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to (A) any Mortgage Loan with a Subordinate Companion Loan, the purchase of such Mortgage Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the

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special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges (but not including prepayment premiums or yield maintenance charges)to the extent such beneficiary statements are prepared by the special servicer pursuant to the PSA or the Mortgage Loan documents,

●	any interest or other income earned on deposits in the REO Accounts,

●	100% of charges for checks returned for insufficient funds with respect to the accounts held by the special servicer,

●	Net Default Interest, any late payment fees and demand charges that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest, late payment fees and demand charges will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement, and

●	(A) with respect to non-Specially Serviced Loans, to the extent not expressly provided above, 50% of any fee paid in connection with any Major Decision and (B) with respect to Specially Serviced Loans, (1) 100% of any such fees except with respect to clause (1)(c) of the definition of “Major Decisions” and (2) 50% of any such fees with respect to clause (1)(c) of the definition of “Major Decisions”.

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“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-C certificates and the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing

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of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan and any purchaser of any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0074% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loans and any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.0024% with respect to each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan and any Companion Loans and the Grand Hyatt Seattle Mortgage Loan, Renaissance Seattle Mortgage Loan, and Integrated Health Campus Mortgage Loan), (ii) 0.0039% with respect to the Grand Hyatt Seattle Mortgage Loan, (iii) 0.0040% with respect to The Renaissance Seattle Mortgage Loan and (iv) 0.0062% with respect to the Integrated Health Campus Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as

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the related borrower agreed to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge

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for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is (i) insolvent or (ii) fails to pay such fee within 120 days after such mortgage loan seller’s receipt from the asset representations reviewer of a written invoice therefor and the asset representations reviewer has used reasonable efforts to deliver no less than four communications (which the original invoice will be considered the first such communication) to the applicable mortgage loan seller requesting payment of such fee, then such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, (i) such fee will remain an obligation of the related mortgage loan seller, (ii) the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such fee from such mortgage loan seller or its insolvency estate, and (iii) the asset representations reviewer will use reasonable efforts to recover such fee from such mortgage loan seller if the related mortgage loan seller failed to pay such fee (other than if such mortgage loan seller is insolvent) for so long as the asset representations reviewer reasonably believes that it will be successful in collecting such fee; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)	the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

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(ii)	the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)	the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)	the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)	a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)	the sum of:

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●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)	the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing

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Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event.

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Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

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“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer) , plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an

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Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Maintenance of Insurance

In the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable (but excluding any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and any Non-Serviced Mortgage Loan), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the

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Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)	the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)	if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)	the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)	except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)	to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)	any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer will be required to promptly notify the special servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the

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trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

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No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer has determined, in accordance with the Servicing Standard (and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder) (but other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)     such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)     such insurance is not available at any rate;

provided that the Directing Holder will not have more than 30 days to respond to the master servicer’s request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer to consult with the Directing Holder, the master servicer will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a)(i) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or (ii) with respect to clause (1)(c) of the definition of “Major Decisions” irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the master servicer, or (b)(i) with respect to any Specially Serviced Loan (other than with respect to clause (1)(c) of the definition of “Major Decisions”) or (ii) as to Special Servicer Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the

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related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if a Control Termination Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

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Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, upon consultation with the Directing Holder) and, after the occurrence and continuance of a Control Termination Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Moody’s, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Companion Loans from the holders of such

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Serviced Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, has consulted with the Directing Holder) and, after the occurrence and continuance of a Control Termination Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from Moody’s, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Companion Loans from the holders of such Serviced Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

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Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2018) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

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(i)	either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)	any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)	the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)	the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)	a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or special servicer, with the consent of the Directing Holder, materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the

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Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)	the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the

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Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer;

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website;

●	each related Serviced Companion Loan noteholder; and

●	upon request, the underwriters and the initial purchasers.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

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●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is not inconsistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while a Control Termination Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to

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the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan) and the operating advisor will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See
“—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged

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Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity, the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor,

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however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan,

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Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment (taking in to account any extension to such 60-day period as provided in the provisos to clause (1) of the definition of “Special Servicing Transfer Event”), if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s

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determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—Renaissance Seattle Whole Loan”, “—Grand Hyatt Seattle Whole Loan” and “—Integrated Health Campus Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

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To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Directing Holder” will be with respect to each Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Directing Holder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Holder;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Holder has not changed until such parties receive written notice of a replacement of the Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Holder.

The initial Directing Holder is expected to be JLC, or its affiliate.

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A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class H-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E-RR, F-RR, Class G-RR and Class H-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the directing holder and (ii) the requesting party has not been notified of the identity of the Directing Holder (or controlling class representative) or reasonably believes that the identity of the Directing Holder (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

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The Class E-RR certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may (in sole discretion of the master servicer or the special servicer, as applicable) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(a)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, (ii) any extension of the maturity date of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or (iii) any modification, waiver, consent or amendment of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)   any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or franchise changes for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)   any determination of an Acceptable Insurance Default;

(d)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced

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Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)     any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)     releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including, without limitation, with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(j)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(k)   any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents; and

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(n)   consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, except for matters under clause (1)(c) of Major Decisions, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a (i) Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) or (ii) matter under clause (1)(c) of the definition of “Major Decisions” with respect to Specially Serviced Loans, (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

“Master Servicer Major Decision” means any Major Decision under clauses (a)(iii)(A), (a)(iii)(B), and (b) through (d) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (a)(i), (a)(ii), (a)(iii)(C), and (e) through (n) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

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Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 business days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have

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no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (i) when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) at least equal to 25% of the initial Certificate Balance of that class; or (ii) when a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E-RR certificates and the Class E-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Holder and (b) to exercise any of the Directing Holder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer, operating advisor and asset representations reviewer. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E-RR certificates, the successor Class E-RR Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Holder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior

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to such successor Controlling Class Certificateholder’s purchase of Class E-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Holder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—Renaissance Seattle Whole Loan”, “—Grand Hyatt Seattle Whole Loan” and “—Integrated Health Campus Whole Loan”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing

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Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

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The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer of such error).

The operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the PSA and will have no obligations with respect to any Non-Serviced Mortgage Loan.

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with such special servicer.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Holder—Major Decisions”;

(c)   the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) substantially in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the special servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available

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through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by such special servicer.

In connection with the performance of the duties described in clause (d) above:

(1)          after the calculation but prior to the utilization by the special servicer, such special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(2)          if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)          if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by such special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, any master servicer, any special servicer, the asset representations reviewer, the Directing Holder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year and the Operating Advisor received a Final Asset Status Report) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a

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Control Termination Event was continuing as of December 31 and setting forth its assessment of such special servicer’s performance of its duties under the PSA during the prior calendar year on an “asset-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that such special servicer is responsible for servicing under the PSA; provided, however, that in the event such special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “asset-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the depositor, the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that such special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

Subject to the terms and conditions in the PSA related to Privileged Information, the operating advisor agrees that it will use information received from the special servicer pursuant to the terms of the PSA solely for purposes of complying with its duties and obligations under the PSA.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of such special servicer in the manner described in “—Replacement of a Special Servicer Without Cause”.

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Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by Moody’s, Fitch, KBRA, Morningstar Credit Ratings, LLC (“Morningstar”), S&P Global Ratings (“S&P”) or DBRS, Inc. (“DBRS”) (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)	that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, a master servicer, a special servicer, a mortgage loan seller, a borrower party, the Directing Holder or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)	that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a

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Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Holder (other than with respect to any applicable Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA so long as such agent or subcontractor meets clauses (iii) and (iv) of the definition of Eligible Operating Advisor; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

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(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

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Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Holder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

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Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with

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respect to the 72 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 7 of such 72 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between July 1, 2012 and June 30, 2017 was approximately 55.785%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 11.215%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 13.198% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 4.785%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 7 largest Mortgage Loans in the Mortgage Pool represent approximately 26.6% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 7 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day

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period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)	a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)	any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan

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that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in accordance with the Asset Review Standard to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The

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asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

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An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

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(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property;

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

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Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 66 2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

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A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (A) has been appointed as a special servicer on a transaction-level basis on the closing date of a commercial mortgage-backed securities transaction and, as of the date of such determination, is the special servicer of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest

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Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan”, “—Colorado Center Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines in accordance with the Operating Advisor Standard that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

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The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis.

In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related controlling class representative, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the

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Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15- or 30-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)     either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master

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servicer or the special servicer, as the case may be, as the sole or a material factor in such action;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)   so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder or (3) the Depositor (with respect to clause (h) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) or (g) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing

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concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

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Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Collection Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

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Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer, the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer, the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer, the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a

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Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying

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agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller

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and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes,

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magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute

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Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and,

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as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

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For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan and any related REO Properties are being serviced and administered under the applicable Non-Serviced PSA. Accordingly, as to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or, if it fails to do so, the related Non-Serviced Trustee) will (and, in certain urgent or emergency situations, the related Non-Serviced Special Servicer may) generally make servicing advances, unless it is determined in accordance with the related Non-Serviced PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to a Non-Serviced Mortgage Loan. The related Non-Serviced Master Servicer will generally also remit collections on the related Non-Serviced Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on a Non-Serviced Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of a Non-Serviced Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to a Non-Serviced Mortgage Loan, subject to any non-recoverability determination.

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Each Non-Serviced PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the Mortgaged Properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of each Non-Serviced Whole Loan is a rated commercial mortgage-backed securitization transaction that is rated by one or more nationally recognized statistical rating organizations. Nonetheless, the servicing arrangements under the Non-Serviced PSAs differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Non-Serviced PSAs and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, circumstances under which the consent of the special servicer must be obtained by the master servicer or the consent of a directing holder must be obtained by the master servicer or special servicer, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements.

In addition, pursuant to the PSA, with respect to each Non-Serviced Mortgage Loan:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, or any of the trustee, certificate administrator or operating advisor under a Non-Serviced PSA or (b) make Servicing Advances with respect to any Non-Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to a Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer.

●	The master servicer for this securitization will be required to make P&I Advances with respect to the Non-Serviced Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Non-Serviced Mortgage Loan.

Servicing of the Mall of Louisiana Mortgage Loan

The Lead Mall of Louisiana Securitization, which will include the Mall of Louisiana Controlling Companion Loan, is expected to close on the same day as this securitization transaction, and the pooling and servicing agreement for the Lead Mall of Louisiana Securitization (referred to in this prospectus as the Mall of Louisiana PSA) is expected to govern the servicing and administration of the Mall of Louisiana Whole Loan and any related REO Property. It is anticipated that the Mall of Louisiana PSA (the terms of which are not definitively known) will provide generally to the following effect:

●	Although payments and other collections on the Mall of Louisiana Mortgage Loan may initially be deposited into a clearing account and commingled with the Mall of Louisiana Master Servicer’s own funds or funds related to other mortgage loans serviced by the Mall of Louisiana Master Servicer, the Mall of Louisiana PSA will provide for a separate account or sub-account in which payments and other collections on the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Non-Controlling Companion Loans are to be deposited and maintained by the Mall of Louisiana Master Servicer pending remittance to the holders of the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Non-Controlling Companion Loans.

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●	The Mall of Louisiana Master Servicer will earn a primary servicing fee calculated at 0.0025% per annum with respect to the Mall of Louisiana Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to the Mall of Louisiana Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the PSA. However, such fees may be subject to certain minimums that are not applicable under the PSA. Furthermore, liquidation fees and workout fees under the Mall of Louisiana PSA are not expected to be subject to a $1,000,000 cap.

●	No party to the Mall of Louisiana PSA will be obligated to make P&I Advances with respect to the Mall of Louisiana Mortgage Loan.

●	The Mall of Louisiana Master Servicer will be obligated to make property protection advances with respect to the Mall of Louisiana Whole Loan. The Mall of Louisiana Master Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first, from collections on, and proceeds of, the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the Mall of Louisiana Master Servicer determines that a property protection advance it made with respect to the subject Mall of Louisiana Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the Mall of Louisiana PSA and from general collections on the mortgage loans included in any other securitization of a Mall of Louisiana Non-Controlling Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans).

●	The Mall of Louisiana PSA may vary from the PSA as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the issuing entity, as holder of the Mall of Louisiana Mortgage Loan. The extent to which any such items collected on the Mall of Louisiana Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the Mall of Louisiana PSA than would have been the case under the PSA.

●	With respect to the Mall of Louisiana Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the Mall of Louisiana PSA, the Mall of Louisiana Controlling Class Representative will generally have the right to terminate the Mall of Louisiana Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the Mall of Louisiana PSA.

●	With respect to the Mall of Louisiana Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the Mall of Louisiana PSA, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the Mall of Louisiana PSA, the Mall of Louisiana Special Servicer may be replaced. In addition, if the equivalent of a Consultation Termination Event exists under the Mall of Louisiana PSA, the operating advisor under the Mall of Louisiana PSA (the “Mall of Louisiana Operating Advisor”) may recommend replacement of the Mall of Louisiana Special Servicer if the Mall of Louisiana Operating Advisor determines that the Mall of Louisiana Special Servicer is not performing its duties under the Mall of Louisiana PSA or the Mall of Louisiana Special Servicer is otherwise not acting in accordance with the servicing standard thereunder, and the Mall of Louisiana Special Servicer may be replaced by the holders of the applicable

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certificates (evidencing the requisite percentage of voting rights) issued under the Mall of Louisiana PSA based on such recommendation of the Mall of Louisiana Operating Advisor.

●	If the Mall of Louisiana Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the Mall of Louisiana Controlling Class Representative, the Mall of Louisiana Operating Advisor, the holder of the Mall of Louisiana Mortgage Loan and/or the holder of any Mall of Louisiana Pari Passu Companion Loan not included in the trust fund created under the Mall of Louisiana PSA) the Mall of Louisiana Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the Mall of Louisiana Whole Loan that affects the timing and/or amount of payments on the Mall of Louisiana Mortgage Loan; or (iii) sell the Mall of Louisiana Mortgage Loan and the Mall of Louisiana Pari Passu Companion Loans as notes evidencing one whole loan in accordance with the terms of the Mall of Louisiana PSA and the related Mall of Louisiana Intercreditor Agreement.

●	With respect to the Mall of Louisiana Whole Loan, the Mall of Louisiana Controlling Class Representative will generally have the right under the Mall of Louisiana PSA to approve (so long as the equivalent of a Control Termination Event does not exist under the Mall of Louisiana PSA) or consult regarding (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the Mall of Louisiana PSA) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary, perhaps materially, from Major Decisions under the PSA).

●	The actions that the Mall of Louisiana Master Servicer is permitted to take with respect to the Mall of Louisiana Whole Loan without obtaining the consent of the Mall of Louisiana Special Servicer under the Mall of Louisiana PSA will likely differ, perhaps materially, from the actions that the master servicer is permitted to take with respect to Serviced Whole Loans without obtaining the consent of the special servicer under the PSA.

●	The Mortgaged Property securing the Mall of Louisiana Whole Loan will be subject to inspection at least once per calendar year.

●	The requirement of the Mall of Louisiana Master Servicer to make compensating interest payments in respect of the Mall of Louisiana Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA.

●	With respect to the Mall of Louisiana Mortgage Loan, each of the Mall of Louisiana Master Servicer and Mall of Louisiana Special Servicer (a) will have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) will be subject to servicer termination events similar to those in the PSA, as well as the rights related thereto.

●	With respect to the Mall of Louisiana Mortgage Loan, each of the Mall of Louisiana Master Servicer and the Mall of Louisiana Special Servicer will be liable in accordance with the Mall of Louisiana PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to the Mall of Louisiana Mortgage Loan, each of the Mall of Louisiana Master Servicer and the Mall of Louisiana Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the Mall of Louisiana PSA or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the Mall of

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Louisiana PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Mall of Louisiana PSA.

The trust fund created under the Mall of Louisiana PSA, together with the Mall of Louisiana Master Servicer, the Mall of Louisiana Special Servicer and various other parties to the Mall of Louisiana PSA and certain related persons and entities, will be entitled to be indemnified by the issuing entity for the issuing entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the Mall of Louisiana Whole Loan, all in accordance with the terms and conditions of the Mall of Louisiana Intercreditor Agreement.

In the event of a delay in the closing of the Lead Mall of Louisiana Securitization, the Mall of Louisiana Whole Loan may be temporarily serviced under the PSA.

For further information, see the discussion of the Mall of Louisiana Whole Loan under “Description of the Mortgage Pool—The Whole Loans—Mall of Louisiana Whole Loan” in this prospectus.

Servicing of the Colorado Center Mortgage Loan

The Colorado Center Mortgage Loan, the Colorado Center Companion Loans and any related REO Property are being serviced and administered under the BXP 2017-CC Trust and Servicing Agreement. While the BXP 2017-CC Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the BXP 2017-CC Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the BXP 2017-CC Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

●	The Colorado Center Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the Colorado Center Mortgage Loan.

●	Any P&I Advance made by the Colorado Center Master Servicer or the Colorado Center Trustee or the master servicer or the trustee for the securitization of any other Colorado Center Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Pari Passu Companion Loan, or, as and to the extent permitted under the BXP 2017-CC Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of any other Colorado Center Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

●	Upon the Colorado Center Whole Loan becoming a specially serviced loan under the BXP 2017-CC Trust and Servicing Agreement, the Colorado Center Special Servicer will earn a special servicing fee payable monthly with respect to the Colorado Center Mortgage Loan accruing at a rate equal to 0.05% per annum, until such time as the Colorado Center Whole Loan is no longer specially serviced.

●	The Colorado Center Master Servicer is obligated to make servicing advances with respect to the Colorado Center Whole Loan in accordance with the servicing standard under the BXP 2017-CC Trust and Servicing Agreement. If the Colorado Center Master Servicer determines that a servicing advance it made with respect to the Colorado Center Whole Loan or the related Mortgaged Properties is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the BXP 2017-CC Securitization Trust, subject to the right of the Colorado Center Master Servicer to be reimbursed from the holder of the Colorado Center Mortgage Loan for its pro rata share of such servicing advance.

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●	With respect to the Colorado Center Mortgage Loan, prior to the occurrence and continuance of any control termination event under the BXP 2017-CC Trust and Servicing Agreement, the BXP 2017-CC Directing Holder will have the right to terminate the related Non-Serviced Special Servicer, with or without cause, and appoint the successor Non-Serviced Special Servicer that meets the requirements of the BXP 2017-CC Trust and Servicing Agreement.

●	If the Colorado Center Whole Loan becomes a defaulted loan and the related Non-Serviced Special Servicer elects to sell the Colorado Center Whole Loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the BXP 2017-CC Directing Holder and the consultation rights of the holders of the Colorado Center Pari Passu Companion Loans) the related Non-Serviced Special Servicer will be required to sell the Colorado Center Mortgage Loan and the Colorado Center Companion Loans as notes evidencing one whole loan in accordance with the terms of the BXP 2017-CC Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—Colorado Center Whole Loan—Sale of Colorado Center Whole Loan”.

●	With respect to the Colorado Center Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are similar to those of the PSA.

●	The related Non-Serviced Master Servicer and Non-Serviced Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events similar to those in the PSA.

●	The rating agencies rating the securities issued under the BXP 2017-CC Trust and Servicing Agreement may vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the BXP 2017-CC Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Colorado Center Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original

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determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i)(A) the applicable replacement master servicer or special servicer has been appointed as a master servicer or special servicer, as applicable, on a transaction-level basis on the closing date of a commercial mortgage loan securitization and, as of the date of such determination, is the master servicer or special servicer, as applicable, of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing

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and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Serviced Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special

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servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or

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to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the

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mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or either Trust REMIC that would be a claim against the issuing entity or either Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of

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the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder,

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(2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s and “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate

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administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor or the master servicer will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the

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trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Washington. In Washington, it is most common to foreclose a deed of trust by non-judicial foreclosure. Non-judicial foreclosure is available if the deed of trust contains a power of sale, recites that the property is not used principally for agricultural purposes and if that statement is true either at the time the deed of trust is granted or at the time of foreclosure, names a trustee that maintains a street address in Washington where service of process may be made and where it maintains telephone service and a physical presence, and the deed of trust meets the other technical requirements of the Washington Deed of Trust Act. The non-judicial foreclosure process requires a statutory notice of default and, no earlier than 30 days thereafter, a subsequent statutory notice of sale at least 90 days prior to the scheduled foreclosure sale date. The notice of default must be mailed to the borrower and grantor and posted in a conspicuous place on the premises or, in lieu of posting, the same must be personally served on the borrower and grantor. The notice of sale must be recorded, mailed to the borrower, grantor and certain other affected parties, posted in a conspicuous place on the premises or served upon an occupant of the premises, and published twice during certain designated times in a local newspaper. The trustee’s sale may not be held sooner than 190 days after the date of default. Foreclosure sales are by public auction with the property going to the highest bidder, who must pay in cash, except that the beneficiary may credit-bid up to the amount of the monetary obligations secured by the deed of trust. A foreclosure proceeding may be stopped and the deed of trust reinstated up until 11 days before the foreclosure sale if all defaults are cured, including payment of the entire amount due (other than any accelerated principal) and including all expenses incurred by the trustee as a result of the default.

Several additional restrictions and additional obligations apply to beneficiaries of deeds of trust in Washington recorded against owner-occupied or tenant-occupied residential real property, which do not apply to deeds of trust securing commercial loans, in order to foreclose the same.

Washington has a “one action” rule that prohibits non-judicial foreclosure during the pendency of any action that seeks satisfaction of an obligation secured by the deed of trust, with the exception of actions for the appointment of a receiver or, in the case of a deed of trust securing a commercial loan, actions to enforce any other lien or security interest granted to secure the obligation secured by the deed of trust.

Non-judicial foreclosure has the effect of satisfying all of the obligations secured by the deed of trust, including any cross collateralized obligations and any obligations of the borrower, grantor or guarantor contained in separate documents that are the “substantial equivalent” of obligations secured by the deed of trust. Limited exceptions to the “anti-deficiency” rule (with respect to a non-judicial trustee’s sale under a deed of trust securing a commercial loan executed after June 11, 1998) allow post-foreclosure actions, including: (a) actions against the borrower or grantor generally within one year after the date of

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foreclosure to collect misapplied rents, insurance or condemnation proceeds, or to recover for a loss of property value caused by waste committed against the property, provided that statutory notices were timely given to such parties of the non-judicial foreclosure and (b) actions against a guarantor to collect a deficiency judgment, provided that statutory notices were timely given to the guarantor of the non-judicial foreclosure. A guarantor may petition the court to limit the amount of the deficiency based on a post-foreclosure determination of the fair market value of the property.

In Washington, a lender may elect to foreclose a deed of trust judicially as a mortgage and preserve the right to a deficiency judgment against the grantor. There is a one-year redemption period from the date of sale following a judicial foreclosure. The redemption period may be reduced to eight months if the mortgage declares in its terms that the property is not used principally for agricultural or farming purposes and, in the foreclosure complaint, the creditor waives any right to a deficiency judgment.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Texas. Mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not

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have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such

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security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

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Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in

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respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any

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purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to

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restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable

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equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction

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order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the

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lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

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In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution

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of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “

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however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

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If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that

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expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the

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depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

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Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, sponsor, and DBNY, an originator. JLC and its affiliates are playing several roles in this transaction. Jefferies LLC, an underwriter, is an affiliate of (a) JLC, a mortgage loan seller, a sponsor and (b) the entity expected to purchase the Class E-RR, F-RR, Class G-RR and Class H-RR Certificates and expected to be appointed as the initial directing holder. CREFI and its affiliate are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller and a sponsor.

DBNY currently holds one of the Colorado Center Companion Loans and the Integrated Health Campus Companion Loan. However, DBNY intends to sell such Companion Loans in connection with one or more future securitizations.

CREFI currently holds certain of the Mall of Louisiana Companion Loans. However, CREFI intends to sell such Companion Loans in connection with one or more future securitizations.

Wells Fargo Bank, National Association, the certificate administrator, custodian, certificate registrar and 17g-5 information provider, is also (i) the master servicer, certificate administrator and custodian under the BXP 2017-CC Trust and Servicing Agreement with respect to the Colorado Center Whole Loan and (ii) expected to be the master servicer, certificate administrator and custodian under the Mall of Louisiana PSA with respect to the Mall of Louisiana Whole Loan.

Pursuant to certain interim servicing agreements between CREFI and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity 8 of the CREFI Mortgage Loans (16.7%). Additionally, Wells Fargo Bank, National Association acts as interim servicer with respect to 24 JLC Mortgage Loans (59.3%) and 1 GACC Mortgage Loan (4.4%).

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 3 of the GACC Mortgage Loans (9.5%).

Wells Fargo Bank, National Association is the interim custodian of the loan documents with respect to 9 Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 17.9% of the Initial Pool Balance. Additionally, Wells Fargo Bank, National Association is the interim custodian of the loan documents with respect to 25 Mortgage Loans to be contributed to this securitization by JLC, representing approximately 60.9% of the Initial Pool Balance.

Midland assisted JLC (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent

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known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

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Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-1, Class A-SB, Class A-2 and Class A-3 certificates were outstanding.

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The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 703,398,000	Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M
Class X-B	$ 43,533,000	Class B
Class X-D	$ 28,640,000	Class D

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

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Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the

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following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 703,398,000	Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M
Class X-B	$ 43,533,000	Class B
Class X-D	$ 28,640,000	Class D

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

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●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day of the related month, beginning in October 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on September 28, 2017;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the

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initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	88%	88%	88%	88%	88%
September 2019	75%	75%	75%	75%	75%
September 2020	58%	58%	58%	58%	58%
September 2021	31%	31%	31%	31%	31%
September 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	3.04	3.04	3.04	3.04	3.04

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	80%	80%	80%	80%	80%
September 2024	59%	59%	59%	59%	59%
September 2025	37%	37%	37%	37%	37%
September 2026	14%	14%	14%	14%	14%
September 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.35	7.35	7.35	7.35	7.35

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

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Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	98%	95%	91%	57%
September 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.34	9.32	9.29	9.26	9.10

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.71	9.70	9.68	9.65	9.45

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

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Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.79	9.78	9.78	9.74	9.53

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.87	9.84	9.79	9.78	9.53

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

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Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
September 2018	100%	100%	100%	100%	100%
September 2019	100%	100%	100%	100%	100%
September 2020	100%	100%	100%	100%	100%
September 2021	100%	100%	100%	100%	100%
September 2022	100%	100%	100%	100%	100%
September 2023	100%	100%	100%	100%	100%
September 2024	100%	100%	100%	100%	100%
September 2025	100%	100%	100%	100%	100%
September 2026	100%	100%	100%	100%	100%
September 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.87	9.87	9.87	9.81	9.59

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from September 1, 2017 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

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Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.5000%	2.2752%	2.2752%	2.2752%	2.2752%	2.2752%
99.7500%	2.1885%	2.1885%	2.1885%	2.1885%	2.1885%
100.0000%	2.1021%	2.1021%	2.1021%	2.1021%	2.1021%
100.2500%	2.0159%	2.0159%	2.0159%	2.0159%	2.0159%
100.5000%	1.9301%	1.9301%	1.9301%	1.9301%	1.9301%
Weighted Average Life (years)	3.04	3.04	3.04	3.04	3.04

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.9429%	2.9429%	2.9429%	2.9429%	2.9429%
102.7500%	2.9050%	2.9050%	2.9050%	2.9050%	2.9050%
103.0000%	2.8673%	2.8673%	2.8673%	2.8673%	2.8673%
103.2500%	2.8298%	2.8298%	2.8298%	2.8298%	2.8298%
103.5000%	2.7923%	2.7923%	2.7923%	2.7923%	2.7923%
Weighted Average Life (years)	7.35	7.35	7.35	7.35	7.35

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.5000%	3.1880%	3.1879%	3.1877%	3.1875%	3.1864%
100.7500%	3.1568%	3.1566%	3.1563%	3.1561%	3.1545%
101.0000%	3.1256%	3.1254%	3.1250%	3.1247%	3.1226%
101.2500%	3.0946%	3.0943%	3.0939%	3.0934%	3.0909%
101.5000%	3.0636%	3.0633%	3.0628%	3.0623%	3.0592%
Weighted Average Life (years)	9.34	9.32	9.29	9.26	9.10

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.2211%	3.2207%	3.2202%	3.2193%	3.2137%
102.7500%	3.1912%	3.1907%	3.1902%	3.1892%	3.1831%
103.0000%	3.1613%	3.1609%	3.1603%	3.1592%	3.1526%
103.2500%	3.1316%	3.1311%	3.1304%	3.1293%	3.1222%
103.5000%	3.1020%	3.1014%	3.1007%	3.0995%	3.0918%
Weighted Average Life (years)	9.71	9.70	9.68	9.65	9.45

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
9.1150%	4.4348%	4.4073%	4.3717%	4.3208%	3.9795%
9.1275%	4.4027%	4.3752%	4.3396%	4.2886%	3.9470%
9.1400%	4.3707%	4.3431%	4.3075%	4.2565%	3.9146%
9.1525%	4.3388%	4.3112%	4.2755%	4.2245%	3.8822%
9.1650%	4.3069%	4.2793%	4.2436%	4.1925%	3.8500%
Weighted Average Life (years)	9.20	9.19	9.17	9.14	8.97

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.5152%	3.5150%	3.5150%	3.5139%	3.5081%
102.7500%	3.4851%	3.4848%	3.4848%	3.4836%	3.4773%
103.0000%	3.4550%	3.4547%	3.4547%	3.4534%	3.4465%
103.2500%	3.4251%	3.4248%	3.4248%	3.4233%	3.4159%
103.5000%	3.3952%	3.3948%	3.3948%	3.3933%	3.3853%
Weighted Average Life (years)	9.79	9.78	9.78	9.74	9.53

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Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	3.9193%	3.9186%	3.9173%	3.9171%	3.9101%
102.7500%	3.8887%	3.8880%	3.8865%	3.8863%	3.8787%
103.0000%	3.8583%	3.8574%	3.8559%	3.8556%	3.8474%
103.2500%	3.8279%	3.8270%	3.8253%	3.8250%	3.8162%
103.5000%	3.7976%	3.7967%	3.7948%	3.7945%	3.7850%
Weighted Average Life (years)	9.87	9.84	9.79	9.78	9.53

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.2000%	4.6235%	4.6237%	4.6240%	4.6255%	4.6246%
100.4500%	4.5914%	4.5917%	4.5920%	4.5933%	4.5918%
100.7000%	4.5595%	4.5597%	4.5600%	4.5612%	4.5591%
100.9500%	4.5276%	4.5279%	4.5282%	4.5292%	4.5266%
101.2000%	4.4959%	4.4961%	4.4964%	4.4973%	4.4941%
Weighted Average Life (years)	9.87	9.87	9.87	9.81	9.59

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Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no

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legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified

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variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, seven (7) of the Mortgaged Properties (16.6%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in

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the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless

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and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions

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of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

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Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-SB, Class A-2, Class A-3, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest

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Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-SB, Class A-2, Class A-3, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at

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120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

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In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the

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Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against

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the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

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It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

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Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Jefferies LLC
Class A-1	$23,905,000	$0
Class A-SB	$46,998,000	$0
Class A-2	$255,000,000	$0
Class A-3	$315,633,000	$0
Class X-A	$703,398,000	$0
Class A-M	$61,862,000	$0
Class B	$43,533,000	$0
Class C	$44,678,000	$0

Class	Citigroup Global Markets Inc.	Academy Securities, Inc.
Class A-1	$0	$0
Class A-SB	$0	$0
Class A-2	$0	$0
Class A-3	$0	$0
Class X-A	$0	$0
Class A-M	$0	$0
Class B	$0	$0
Class C	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 110.255411134033% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from September 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,750,000, excluding underwriting discounts and commissions.

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We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Jefferies LLC, one of the underwriters, is an affiliate of one of the sponsors and an affiliate of the initial Directing Holder. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., Jefferies LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to JLC, an affiliate of Jefferies LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JLC and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Jefferies LLC and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

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In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility

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provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

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Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools;

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(2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)     none of the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform

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the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)     the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)     the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)     none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)     the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates, as described in this prospectus.

The above representations in this paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general

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account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

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Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in September 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

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The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

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Index of Defined Terms

17g-5 Information Provider	248
1986 Act	397
1996 Act	378
2015 Budget Act	404
401(c) Regulations	415
AB Modified Loan	294
Acceptable Insurance Default	298
Accrued AB Loan Interest	233
Acquired Expansion Parcel	160
Acting General Counsel’s Letter	119
Actual/360 Basis	156
Actual/360 Loans	272
ADA	380
Administrative Cost Rate	229
ADR	123
Advances	268
Advisers Act	413
Affiliate	14
Affirmative Asset Review Vote	329
Aggregate Principal Distribution Amount	229
Allocated Loan Amount	123
Amsdell All Star Reserve Fund Release Conditions	125
Annual Debt Service	123
Appraisal Reduction Amount	290
Appraisal Reduction Event	289
Appraised Value	123
Appraised-Out Class	294
ASR Consultation Process	307
Assessment of Compliance	359
Asset Representations Reviewer Asset Review Fee	288
Asset Representations Reviewer Fee Cap	288
Asset Representations Reviewer Termination Event	334
Asset Review	331
Asset Review Notice	330
Asset Review Quorum	330
Asset Review Report	332
Asset Review Report Summary	332
Asset Review Standard	331
Asset Review Trigger	328
Asset Review Vote Election	329
Asset Status Report	304
Assumed Final Distribution Date	235
Assumed Scheduled Payment	230
Attestation Report	359
Available Funds	223
Balloon Balance	124
Balloon LTV	125
Base Interest Fraction	234
Beds	131
Benefit Plan Investors	411
BGTP2	133
Borrower Party	242
Borrower Party Affiliate	242
Breach Notice	259
BXP 2017-CC Certificate Administrator	179
BXP 2017-CC Depositor	179
BXP 2017-CC Servicer	179
BXP 2017-CC Special Servicer	179
BXP 2017-CC Trust and Servicing Agreement	179
BXP 2017-CC Trustee	179
C(WUMP)O	16
CD4 Loan	144
CERCLA	377
Certificate Administrator/Trustee Fee	287
Certificate Administrator/Trustee Fee Rate	287
Certificate Balance	222
Certificate Owners	250
Certificateholder	243
Certificateholder Quorum	337
Certificateholder Repurchase Request	346
Certifying Certificateholder	252
CHG	132
CHG Developer	139
Citi Data File	205
Citi Securitization Database	204
Class A-SB Planned Principal Balance	231
Class X certificates	3
Class X Certificates	221
Class X-A Strip Rates	228
Class X-B Strip Rates	228
Class X-C Strip Rate	228
Clearstream	249
Clearstream Participants	251
Closing Date	122
CMBS	51
CMMBS	215
Code	395
Collateral Deficiency Amount	294
Collection Account	271
Collection Period	224
Colorado Center Companion Loans	178
Colorado Center Controlling Noteholder	181
Colorado Center Intercreditor Agreement	178
Colorado Center Lead Securitization Companion Loans	178

419

Colorado Center Noteholders	178
Colorado Center Pari Passu Companion Loans	178
Colorado Center Subordinate Companion Loans	178
Colorado Center Whole Loan	178
Communication Request	252
Companion Loan	121
Companion Loan Holder	166
Compensating Interest Payment	236
Constant Prepayment Rate	387
Consultation Termination Event	318
Control Eligible Certificates	313
Control Termination Event	318
Controlling Class	313
Controlling Class Certificateholder	313
Corrected Loan	304
Council	105
CPR	387
Credit Risk Retention Rules	219
CREFC®	239
CREFC® Intellectual Property Royalty License Fee	289
CREFC® Intellectual Property Royalty License Fee Rate	289
CREFC® Reports	239
CREFI	203
CREFI Mortgage Loans	203
Crossed CREFI Mortgage Loan	3
Crossover Date	227
CRR Amendment Regulation	105
Cumulative Appraisal Reduction Amount	293, 294
Cure/Contest Period	332
Current LTV	124
Cut-off Date	121
Cut-off Date Balance	124
Cut-off Date LTV Ratio	124
Cut-off Date UW NCF	127
Daily Portions	399
DBNY	187
Defaulted Loan	310
Defeasance Deposit	159
Defeasance Loans	159
Defeasance Lock-Out Period	159
Defeasance Option	159
Definitive Certificate	249
Delinquent Loan	329
Depositaries	249
Depositor	212
Determination Date	222
Deutsche Bank	187
Diligence File	256
Directing Holder	312
Directing Holder Asset Status Report Review Process	306
Disclosable Special Servicer Fees	287
Discount Rate	156
Dispute Resolution Consultation	349
Dispute Resolution Cut-off Date	348
Distribution Accounts	272
Distribution Date	222
District Court	214
DMARC	188
Dodd-Frank Act	106
DOJ	187
DOL	411
DTC	249
DTC Participants	249
DTC Rules	250
Due Date	155, 224
Due Diligence Questionnaire	205
EDGAR	410
Eligible Asset Representations Reviewer	333
Eligible Operating Advisor	324
Enforcing Party	347
Enforcing Servicer	347
Environmental Condition	14
EPA	140
ESA	140, 192, 14
Escrow/Reserve Mitigating Circumstances	194
EU Risk Retention and Due Diligence Requirements	105
Euroclear	249
Euroclear Operator	251
Euroclear Participants	251
European Commission	105
Excess Prepayment Interest Shortfall	237
Exchange Act	186, 195
Excluded Controlling Class Holder	241
Excluded Controlling Class Loan	242
Excluded Information	242
Excluded Loan	242
Excluded Plan	413
Excluded Special Servicer	337
Excluded Special Servicer Mortgage Loan	337
Exemption	412
Exemption Rating Agency	412
Expansion Space	132, 133
FATCA	405
FDIA	118
FDIC	118
Federal Court Complaint	214
FETL	18
FIEL	18
Final Asset Status Report	307
Final Dispute Resolution Election Notice	349
Final Material Asset Status Report	307

420

Financial Promotion Order	15
FIRREA	119, 191
Fitch	357
FPO Persons	15
FSCMA	18
FSMA	16
GACC	187
GACC Data Tape	189
GACC Deal Team	188
GACC Mortgage Loans	188
Gain-on-Sale Reserve Account	272
Garn Act	379
Grace Period	155
Grand Hyatt Seattle Directing Holder	170
Grand Hyatt Seattle Intercreditor Agreement	169
Grand Hyatt Seattle Mortgaged Property	169
Grand Hyatt Seattle Noteholders	169
Grand Hyatt Seattle Pari Passu Companion Loans	169
Grand Hyatt Seattle Whole Loan	169
Hard Lockbox	124
High Net Worth Companies, Unincorporated Associations, Etc.	15
Indirect Participants	249
Initial Delivery Date	304
Initial Pool Balance	121
Initial Requesting Certificateholder	347
In-Place Cash Management	124
Insurance and Condemnation Proceeds	271
Insurance Rating Requirements	5
Integrated Health Campus Directing Holder	184
Integrated Health Campus Intercreditor Agreement	183
Integrated Health Campus Mortgaged Property	183
Integrated Health Campus Noteholders	183
Integrated Health Campus Pari Passu Companion Loan	183
Integrated Health Campus Whole Loan	183
Intercreditor Agreement	166
Interest Accrual Amount	229
Interest Accrual Period	229
Interest Distribution Amount	229
Interest Payment Differential	157
Interest Reserve Account	272
Interest Shortfall	229
Interested Person	311
Intermediary	405
Investment Company Act	1
Investor Certification	242
Investor Q&A Forum	247
Investor Registry	247
IO Group YM Distribution Amount	234
Jefferies LoanCore	195
JLC	195
JLC Data Tape	197
JLC Financing Affiliates	195
JLC Mortgage Loans	195
JLC Review Team	196
KBRA	357
Largest Tenant	124
Lead Mall of Louisiana Securitization	174
Lead Mall of Louisiana Securitization Trust	176
Lease Expiration	124
Liquidation Fee	283
Liquidation Proceeds	271, 283
Loan Per Net Rentable Area	124
Loan-Specific REMIC Distribution Account	272
Loan-to-Value Ratio	124
Loan-to-Value Ratio at Maturity or ARD	125
Loss of Value Payment	260
Lot 2	139
Lower-Tier Regular Interests	395
Lower-Tier REMIC	48
Lower-Tier REMIC Distribution Account	272
Lower-Tier REMICs	395
LTV Ratio	124
LTV Ratio at Maturity or ARD	125
LUST	141
MAI	261, 14
Major Decision	314
Major Decision Reporting Package	314
Mall of Louisiana Certificateholders	175
Mall of Louisiana Controlling Class Representative	176
Mall of Louisiana Controlling Companion Loan	174
Mall of Louisiana Future Master Servicer	174
Mall of Louisiana Future PSA	174
Mall of Louisiana Future Special Servicer	174
Mall of Louisiana Intercreditor Agreement	174
Mall of Louisiana Non-Controlling Companion Loans	174
Mall of Louisiana Operating Advisor	353
Mall of Louisiana Pari Passu Companion Loans	174
Mall of Louisiana PSA	167
Mall of Louisiana Whole Loan	174
Mall of Louisiana Whole Loan Directing Holder	176
Market Discount	400
MAS	17
Master Servicer Major Decision	316

421

Master Servicer Proposed Course of Action Notice	347
Master Servicer Remittance Date	267
Master Servicing Fee	281
Master Servicing Fee Rate	281
Material Defect	259
Maturity Date LTV Ratio	125
Midland	215
MLPA	253
Modeling Assumptions	387
Modification Fees	286
Modified Mortgage Loan	290
Moody’s	357
Mortgage	122
Mortgage File	253
Mortgage Loan Seller	187, 203
Mortgage Loans	121
Mortgage Note	122
Mortgage Pool	121
Mortgage Rate	229
Mortgaged Property	122
Most Recent NOI	125
MSA	125
Net Default Interest	280
Net Mortgage Rate	228
Net Operating Income	125
Net Prepayment Interest Excess	236
NI 33-105	19
NOI	125
NOI Date	125
non-qualified intermediary	405
Nonrecoverable Advance	269
Non-Reduced Certificates	337
Non-Serviced Certificate Administrator	167
Non-Serviced Companion Loan	167
Non-Serviced Master Servicer	168
Non-Serviced Mortgage Loan	168
Non-Serviced PSA	168
Non-Serviced Securitization Trust	168
Non-Serviced Special Servicer	168
Non-Serviced Trustee	168
Non-Serviced Whole Loan	168
Non-U.S. Person	405
Notional Amount	222
NRA	126
NRSRO	415
NRSRO	241, 341
NRSRO Certification	243
Occupancy	126
Occupancy Date	126
Offered Certificates	221
Offsetting Modification Fees	286
OID Regulations	398
OLA	119
Operating Advisor Annual Report	322
Operating Advisor Consulting Fee	287
Operating Advisor Expenses	288
Operating Advisor Fee	287
Operating Advisor Fee Rate	287
Operating Advisor Standard	322
Operating Advisor Termination Event	325
Original Balance	126
P&I Advance	267
Packard Place Reserve Fund Release Conditions	125
PAR	192
Pari Passu Companion Loan	121, 168
Park Bridge Financial	218
Park Bridge Lender Services	218
Parking Structure	139
Participants	249
Parties in Interest	411
Pass-Through Rate	227
Patriot Act	381
PCIS Persons	15
PCO	152
PCR	211
Periodic Payments	223
Permitted Encumbrances	3
Permitted Investments	223, 273
Permitted Special Servicer/Affiliate Fees	286
PIPs	72, 141
Plan Fiduciary	413
Plans	411
PML	200
PRC	16
Preliminary Dispute Resolution Election Notice	348
Prepayment Assumption	399
Prepayment Interest Excess	236
Prepayment Interest Shortfall	236
Prepayment Provision	126
Prime Rate	271
principal balance certificates	3
Principal Balance Certificates	221
Principal Distribution Amount	230
Principal Shortfall	231
Privileged Information	324
Privileged Information Exception	325
Privileged Person	241
Prohibited Prepayment	236
Promotion of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	348
Proposed Course of Action Notice	348
Prospectus Directive	14
PSA	221
PSA Party Repurchase Request	347
PTCE	414
Purchase Price	260
Qualified Intermediary	405

422

Qualified Replacement Special Servicer	337
Qualified Substitute Mortgage Loan	261
Qualifying CRE Loan Percentage	219
RAC No-Response Scenario	356
Rampart Village Reserve Fund Release Conditions	125
Rated Final Distribution Date	235
Rating Agencies	357
Rating Agency Confirmation	357
RDA	139
REA	62
Realized Loss	238
Record Date	223
Registration Statement	410
Regular Certificates	221
Regular Interest Holder	397
Regular Interests	395
Regulation AB	359
Reimbursement Rate	271
Reinvestment Yield	156
Related Group	126
Related Proceeds	270
Release Date	159
Relevant Member State	13
Relevant Persons	15
Relief Act	380
REMIC	395
REMIC Regulations	395
Renaissance Seattle Directing Holder	172
Renaissance Seattle Intercreditor Agreement	172
Renaissance Seattle Mortgaged Property	171
Renaissance Seattle Noteholders	172
Renaissance Seattle Pari Passu Companion Loans	172
Renaissance Seattle Whole Loan	172
REO Account	272
REO Loan	231
REO Property	304
Repurchase Request	347
Requesting Certificateholder	349
Requesting Holders	295
Requesting Investor	252
Requesting Party	356
Requirements	380
Residual Certificates	221
Resolution Failure	347
Resolved	347
Restricted Group	412
Restricted Mezzanine Holder	242
Restricted Party	325
Retaining Party	219
Retaining Sponsor	219
Review Materials	330
RevPAR	126
RMBS	214
Rooms	131
RPA	149
RR Certificates	219
Rule 17g-5	243
Scheduled Principal Distribution Amount	230
SEC	186, 195
Securities Act	359
Securitization Accounts	273
Securitization Regulations	105
SEL	200
Senior Certificates	221
Serviced Companion Loan	168
Serviced Mortgage Loan	168
Serviced Whole Loan	168
Serviced Whole Loan Collection Account	271
Servicer Termination Even	339
Servicing Advances	268
Servicing Compensation	281
Servicing Fee	281
Servicing Fee Rate	281
Servicing Standard	266
Servicing Transfer Event	304
SF	127
SFA	17
SFO	16
Similar Law	411
Single-Purpose Entity	10
Small Loan Appraisal Estimate	291
SMMEA	415
Soft Lockbox	126
Soft Springing Hard Lockbox	126
Sole Certificateholder	286
Solutionreach	133
Special Servicer Major Decision	316
Special Servicing Fee	282
Specially Serviced Loans	302
Sponsor	187, 203
Springing Cash Management	127
Springing Hard Lockbox	127
Sq. Ft.	127
Square Feet	127
Standard Qualifications	2
Startup Day	395
State Court Complaint	214
Stated Principal Balance	231
STS Securitization Regulation	105
Subject Loans	288
Subordinate Certificates	221
Subordinate Companion Loan	121, 169
Subsequent Asset Status Report	305
Sub-Servicing Agreement	267
Sub-Servicing Entity	341

423

T-12	127
TCO	152
Term to Maturity	127
Terms and Conditions	251
Tests	331
TIF Approvals	154
Title Exception	2
Title Policy	3
Title V	379
TMPs	404
Trailing 12 NOI	125
Transaction Parties	413
Treasury Regulations	7
TRIPRA	78, 9
Trust REMIC	48
Trust REMICs	395
TTM	127
U.S. Obligations	157
U.S. Person	405
UCC	367, 2
Underwriter Entities	96
Underwriting Agreement	408
Underwritten EGI	131
Underwritten Expenses	127
Underwritten NCF	129
Underwritten NCF Debt Yield	127
Underwritten NCF DSCR	129
Underwritten Net Cash Flow	129
Underwritten Net Cash Flow DSCR	129
Underwritten Net Operating Income	129
Underwritten Net Operating Income DSCR	130
Underwritten NOI	129
Underwritten NOI Debt Yield	128
Underwritten NOI DSCR	130
Underwritten Revenues	131
Units	131
Unscheduled Principal Distribution Amount	230
Unsolicited Information	331
Updated Appraisal	292
Upper-Tier REMIC	48, 395
Upper-Tier REMIC Distribution Account	272
UW EGI	131
UW Expenses	127
UW NCF	129
UW NCF Debt Yield	127
UW NCF DSCR	129
UW NOI	129
UW NOI Debt Yield	128
UW NOI DSCR	130
Volcker Rule	106
Voting Rights	248
WAC Rate	228
Weighted Average Mortgage Rate	131
Wells Fargo Bank	213, 214
Whole Loan	169
Withheld Amounts	272
Workout Fee	282
Workout-Delayed Reimbursement Amount	271
Zoning Regulations	8

424

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type	Type	Rate	Fee Rate(5)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date
Loan	1.00	101 Ludlow	7.7%	1	JLC/GACC	71,000,000	71,000,000	71,000,000	Multifamily	Student Housing	4.41200%	0.0153%	Actual/360	120	110	0	0	10/21/2016	12/06/2016	11/06/2026
Loan	2.00	AHIP Northeast Portfolio II	6.3%	4	GACC	57,700,000	57,700,000	52,785,022	Hospitality	Extended Stay	4.4800%	0.0153%	Actual/360	120	118	360	360	06/22/2017	08/06/2017	07/06/2027
Property	2.01	Residence Inn - Arundel Mills BWI Airport	1.9%	1	GACC	17,546,199	17,546,199		Hospitality	Extended Stay
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate	1.8%	1	GACC	16,308,967	16,308,967		Hospitality	Extended Stay
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport	1.4%	1	GACC	12,653,509	12,653,509		Hospitality	Extended Stay
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport	1.2%	1	GACC	11,191,326	11,191,326		Hospitality	Extended Stay
Loan	3.00	CHG Building	6.2%	1	JLC	57,000,000	56,797,897	46,432,534	Office	Suburban	4.7230%	0.0153%	Actual/360	120	117	360	357	06/02/2017	07/06/2017	06/06/2027
Loan	4.00	Grand Hyatt Seattle	5.5%	1	JLC	50,000,000	50,000,000	50,000,000	Hospitality	Full Service	4.7400%	0.0168%	Actual/360	121	117	0	0	05/05/2017	06/06/2017	06/06/2027
Loan	5.00	Renaissance Seattle	5.5%	1	JLC	50,000,000	50,000,000	50,000,000	Hospitality	Full Service	4.8100%	0.0169%	Actual/360	121	117	0	0	05/02/2017	06/06/2017	06/06/2027
Loan	6.00	Mall of Louisiana	5.5%	1	CREFI	50,000,000	50,000,000	43,229,552	Retail	Super Regional Mall	3.9840%	0.0129%	Actual/360	120	119	360	360	07/26/2017	09/01/2017	08/01/2027
Loan	7.00	Colorado Center	4.4%	1	GACC	40,000,000	40,000,000	40,000,000	Office	CBD	3.5625%	0.0117%	Actual/360	120	119	0	0	07/28/2017	09/09/2017	08/09/2027
Loan	8.00	360 North Rodeo Drive	4.1%	1	JLC	38,000,000	38,000,000	38,000,000	Mixed Use	Retail/Hospitality	3.9250%	0.0153%	Actual/360	120	117	0	0	05/25/2017	07/06/2017	06/06/2027
Loan	9.00	Parmer Office 3.2	4.1%	1	CREFI	37,895,000	37,895,000	34,582,564	Office	Suburban	4.3300%	0.0153%	Actual/360	120	118	360	360	06/30/2017	08/06/2017	07/06/2027
Loan	10.00	Freeway Industrial Park	3.5%	1	JLC	32,000,000	32,000,000	28,204,257	Industrial	Warehouse/Office	4.8050%	0.0153%	Actual/360	120	116	360	360	04/13/2017	06/06/2017	05/06/2027
Loan	11.00	Integrated Health Campus	3.4%	1	GACC	31,000,000	31,000,000	27,030,989	Office	Medical	4.3400%	0.0291%	Actual/360	120	120	360	360	08/11/2017	10/01/2017	09/01/2027
Loan	12.00	Park Slope Court	3.1%	1	JLC/GACC	28,000,000	28,000,000	28,000,000	Multifamily	High-Rise	5.5570%	0.0153%	Actual/360	120	115	0	0	03/29/2017	05/06/2017	04/06/2027
Loan	13.00	The Landing	3.0%	1	JLC/GACC	27,250,000	27,250,000	23,484,380	Office	Suburban	4.8410%	0.0153%	Actual/360	120	117	360	360	05/08/2017	07/06/2017	06/06/2027
Loan	14.00	16027 Ventura Boulevard	2.7%	1	CREFI	25,000,000	25,000,000	25,000,000	Office	Suburban	4.2300%	0.0153%	Actual/360	120	120	0	0	08/15/2017	10/06/2017	09/06/2027
Loan	15.00	2600 N. Ashton	2.3%	1	JLC	21,500,000	21,421,244	15,152,665	Office	Suburban	4.9000%	0.0153%	Actual/360	120	118	276	274	06/27/2017	08/06/2017	07/06/2027
Loan	16.00	Texarkana Pavilion	1.9%	1	GACC	17,000,000	17,000,000	17,000,000	Retail	Anchored	3.7500%	0.0253%	Actual/360	120	120	0	0	08/18/2017	10/06/2017	09/06/2027
Loan	17.00	Kihei Kalama Village	1.9%	1	JLC/GACC	17,000,000	17,000,000	17,000,000	Retail	Unanchored	3.8670%	0.0153%	Actual/360	120	109	0	0	10/06/2016	11/06/2016	10/06/2026
Loan	18.00	Spring River Business Park	1.7%	1	JLC	15,700,000	15,700,000	14,557,937	Mixed Use	Warehouse/Office/Flex	5.3680%	0.0153%	Actual/360	120	111	360	360	12/06/2016	01/06/2017	12/06/2026
Loan	19.00	Shops on Sage	1.7%	1	JLC	15,300,000	15,300,000	15,300,000	Retail	Urban	5.6570%	0.0153%	Actual/360	120	114	0	0	03/03/2017	04/06/2017	03/06/2027
Loan	20.00	Oaks Apartment Portfolio	1.6%	2	JLC	15,000,000	15,000,000	13,324,909	Multifamily	Garden	5.1640%	0.0628%	Actual/360	120	116	360	360	04/25/2017	06/06/2017	05/06/2027
Property	20.01	Oak Forest Apartments & Townhomes	0.9%	1	JLC	8,684,000	8,684,000		Multifamily	Garden
Property	20.02	Oakwood Villas & Townhomes	0.7%	1	JLC	6,316,000	6,316,000		Multifamily	Garden
Loan	21.00	Dunes Plaza	1.6%	1	GACC	14,750,000	14,732,223	11,903,997	Retail	Shadow Anchored	4.4500%	0.0153%	Actual/360	120	119	360	359	08/04/2017	09/06/2017	08/06/2027
Loan	22.00	One Independence Way	1.6%	1	JLC	14,500,000	14,500,000	12,042,602	Office	Suburban	5.3200%	0.0153%	Actual/360	120	120	360	360	09/01/2017	10/06/2017	09/06/2027
Loan	23.00	592-594 Dean Street	1.6%	1	GACC	14,250,000	14,250,000	12,557,034	Office	CBD	4.8000%	0.0153%	Actual/360	120	120	360	360	08/21/2017	10/06/2017	09/06/2027
Loan	24.00	Fairway Lane Apartments	1.4%	1	JLC	13,250,000	13,250,000	12,128,795	Multifamily	Garden	4.5225%	0.0153%	Actual/360	120	110	360	360	11/04/2016	12/06/2016	11/06/2026
Loan	25.00	Texan Pearl	1.4%	1	JLC	13,000,000	13,000,000	13,000,000	Multifamily	Student Housing	5.4340%	0.0153%	Actual/360	120	114	0	0	03/03/2017	04/06/2017	03/06/2027
Loan	26.00	CVS & Walgreens Portfolio	1.3%	3	JLC	12,100,000	12,100,000	10,824,202	Retail	Single Tenant Retail	5.0020%	0.0153%	Actual/360	120	116	360	360	05/01/2017	06/06/2017	05/06/2027
Property	26.01	Walgreen’s Rochester, MI	0.5%	1	JLC	4,875,000	4,875,000		Retail	Single Tenant Retail
Property	26.02	CVS Coon Rapids MN	0.4%	1	JLC	3,939,000	3,939,000		Retail	Single Tenant Retail
Property	26.03	Walgreen’s Norton, MA	0.4%	1	JLC	3,286,000	3,286,000		Retail	Single Tenant Retail
Loan	27.00	Oak Manor Villas	1.3%	1	JLC	11,800,000	11,729,829	9,876,118	Multifamily	Garden	5.5600%	0.0153%	Actual/360	120	114	360	354	02/15/2017	04/06/2017	03/06/2027
Loan	28.00	Amsdell All Star Self Storage	1.3%	1	CREFI	11,500,000	11,500,000	10,147,846	Self Storage	Self Storage	4.8600%	0.0628%	Actual/360	120	117	360	360	05/11/2017	07/06/2017	06/06/2027
Loan	29.00	Hampton Inn Daytona Beach	1.2%	1	GACC	11,100,000	11,074,660	9,035,631	Hospitality	Limited Service	4.7000%	0.0153%	Actual/360	120	118	360	358	06/09/2017	08/06/2017	07/06/2027
Loan	30.00	1530 Meridian	1.2%	1	JLC	11,000,000	10,886,376	9,057,547	Office	Suburban	5.0510%	0.0153%	Actual/360	120	111	360	351	11/09/2016	01/06/2017	12/06/2026
Loan	31.00	Fresenius Northeast Portfolio	1.1%	3	JLC	9,795,500	9,795,500	9,008,858	Office	Medical	4.8160%	0.0153%	Actual/360	120	116	360	360	04/11/2017	06/06/2017	05/06/2027
Property	31.01	Fresenius Springfield	0.4%	1	JLC	3,959,143	3,959,143		Office	Medical
Property	31.02	Fresenius Cleveland	0.3%	1	JLC	2,994,702	2,994,702		Office	Medical
Property	31.03	Fresenius Scranton	0.3%	1	JLC	2,841,655	2,841,655		Office	Medical
Loan	32.00	Towne Center Shoppes	1.1%	1	JLC	9,650,000	9,650,000	9,650,000	Retail	Anchored	4.6560%	0.0153%	Actual/360	120	115	0	0	03/16/2017	05/06/2017	04/06/2027
Loan	33.00	Rampart Village Center	1.0%	1	CREFI	8,800,000	8,789,791	7,143,516	Retail	Anchored	4.6200%	0.0453%	Actual/360	120	119	360	359	08/04/2017	09/06/2017	08/06/2027
Loan	34.00	Fresenius Southern Portfolio	1.0%	3	JLC	8,785,000	8,785,000	8,057,065	Office	Medical	4.6400%	0.0153%	Actual/360	120	117	360	360	05/09/2017	07/06/2017	06/06/2027
Property	34.01	Fresenius Pasadena	0.4%	1	JLC	3,660,000	3,660,000		Office	Medical
Property	34.02	Fresenius Bolivar	0.3%	1	JLC	2,735,000	2,735,000		Office	Medical
Property	34.03	Fresenius Deer Park	0.3%	1	JLC	2,390,000	2,390,000		Office	Medical
Loan	35.00	Packard Place	1.0%	1	CREFI	8,800,000	8,739,797	6,470,996	Office	CBD	4.5500%	0.0153%	Actual/360	120	116	300	296	05/01/2017	06/06/2017	05/06/2027
Loan	36.00	Courtyard West Des Moines	0.9%	1	CREFI	8,400,000	8,400,000	7,143,596	Hospitality	Select Service	4.3400%	0.0153%	Actual/360	120	119	360	360	07/20/2017	09/06/2017	08/06/2027
Loan	37.00	Bedford Park Shoppes	0.9%	1	GACC	8,000,000	7,981,678	6,509,093	Retail	Anchored	4.6860%	0.0153%	Actual/360	120	118	360	358	07/06/2017	08/06/2017	07/06/2027
Loan	38.00	Tyler Mall Mini Storage	0.8%	1	CREFI	7,160,000	7,151,332	5,774,488	Self Storage	Self Storage	4.4300%	0.0153%	Actual/360	120	119	360	359	08/03/2017	09/06/2017	08/06/2027
Loan	39.00	Central Corporate Office	0.8%	1	CREFI	6,900,000	6,900,000	5,879,114	Office	Suburban	4.4100%	0.0153%	Actual/360	120	119	360	360	08/02/2017	09/06/2017	08/06/2027
Loan	40.00	Lexington Hotel Miami Beach	0.7%	1	JLC	6,500,000	6,500,000	6,500,000	Hospitality	Full Service	4.6600%	0.0153%	Actual/360	120	116	0	0	05/01/2017	06/06/2017	05/06/2027
Loan	41.00	Fresenius & DaVita CA Portfolio	0.6%	2	JLC	5,700,000	5,700,000	5,221,772	Office	Medical	4.5690%	0.0153%	Actual/360	120	119	360	360	07/18/2017	09/06/2017	08/06/2027
Property	41.01	Fresenius Roseville	0.4%	1	JLC	3,505,000	3,505,000		Office	Medical
Property	41.02	DaVita Ceres	0.2%	1	JLC	2,195,000	2,195,000		Office	Medical
Loan	42.00	West Palm Small Bay Portfolio	0.5%	3	JLC	5,000,000	5,000,000	5,000,000	Industrial	Warehouse/Distribution	5.0820%	0.0153%	Actual/360	120	118	0	0	07/06/2017	08/06/2017	07/06/2027
Property	42.01	6677 42nd Terrace N	0.2%	1	JLC	1,785,740	1,785,740		Industrial	Warehouse/Distribution
Property	42.02	4574 Dyer Boulevard	0.2%	1	JLC	1,745,921	1,745,921		Industrial	Warehouse/Distribution
Property	42.03	4249, 4255 & 4261 Westroads Drive	0.2%	1	JLC	1,468,339	1,468,339		Industrial	Warehouse/Distribution

A-1-1

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							Pari Passu	Pari Passu
					Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA
			ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant
Property Flag	ID	Property Name	(Yes/No)	Maturity Date	Service($)(6)	Service($)(6)	Service($)	Service($)	Period	Lockbox(7)	Management(8)	Other Loans	Borrower	NOI DSCR(6)(9)(10)	NCF DSCR(6)(9)(10)	Period(11)	Date	Value ($)(13)	As-of Date	(Yes/No)
Loan	1.00	101 Ludlow	No	11/06/2026	264,669	3,176,027			110	Hard	In Place	No		1.56x	1.54x	0	6	112,000,000	08/30/2016	Yes
Loan	2.00	AHIP Northeast Portfolio II	No	07/06/2027	291,672	3,500,066			58	Hard	Springing	No		2.42x	2.19x	0	6	102,600,000	Various	Yes
Property	2.01	Residence Inn - Arundel Mills BWI Airport																31,200,000	06/01/2018	Yes
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate																29,000,000	06/01/2018	Yes
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport																22,500,000	06/01/2019	Yes
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport																19,900,000	06/01/2018	Yes
Loan	3.00	CHG Building	No	06/06/2027	296,412	3,556,945				Hard	In Place	No	Yes - B	1.56x	1.47x	0	6	91,200,000	04/03/2017	Yes
Loan	4.00	Grand Hyatt Seattle	No	06/06/2027	200,243	2,402,917	332,403	3,988,842	117	Hard	Springing	No	Yes - A	2.40x	2.07x	0	6	242,300,000	03/08/2017	Yes
Loan	5.00	Renaissance Seattle	No	06/06/2027	203,200	2,438,403	312,928	3,755,140	117	Hard	Springing	No	Yes - A	2.50x	2.15x	0	6	229,700,000	03/08/2017	Yes
Loan	6.00	Mall of Louisiana	No	08/01/2027	238,247	2,858,960	1,310,357	15,724,280	35	Hard	Springing	No		1.94x	1.85x	0	1	570,000,000	06/23/2017	Yes
Loan	7.00	Colorado Center	No	08/09/2027	120,399	1,444,792	776,576	9,318,906	119	Hard	Springing	No		5.14x	4.83x	0	9	1,212,500,000	07/10/2017	Yes
Loan	8.00	360 North Rodeo Drive	No	06/06/2027	126,018	1,512,215			117	Hard	Springing	No		2.94x	2.70x	0	6	182,500,000	03/08/2017	Yes
Loan	9.00	Parmer Office 3.2	No	07/06/2027	188,200	2,258,396			58	Hard	Springing	No		1.62x	1.52x	0	6	59,900,000	06/15/2018	Yes
Loan	10.00	Freeway Industrial Park	No	05/06/2027	167,990	2,015,876			32	Soft Springing Hard	Springing	No		1.47x	1.35x	0	6	49,750,000	03/14/2017	Yes
Loan	11.00	Integrated Health Campus	No	09/01/2027	154,139	1,849,670	109,389	1,312,669	36	Hard	Springing	No		1.52x	1.35x	0	1	81,750,000	07/20/2017	Yes
Loan	12.00	Park Slope Court	No	04/06/2027	131,464	1,577,571			115	Soft	Springing	No		1.28x	1.27x	0	6	40,600,000	02/28/2017	Yes
Loan	13.00	The Landing	No	06/06/2027	143,647	1,723,769			21	Soft	Springing	No		1.39x	1.30x	0	6	42,000,000	03/21/2017	Yes
Loan	14.00	16027 Ventura Boulevard	No	09/06/2027	89,349	1,072,188			120	Hard	Springing	No		2.07x	1.88x	0	6	38,000,000	10/01/2017	Yes
Loan	15.00	2600 N. Ashton	No	07/06/2027	130,013	1,560,159				Hard	In Place	No	Yes - B	1.43x	1.33x	0	6	39,090,000	05/02/2017	Yes
Loan	16.00	Texarkana Pavilion	No	09/06/2027	53,863	646,354			120	Springing Hard	Springing	No		3.81x	3.32x	0	6	35,000,000	04/30/2017	Yes
Loan	17.00	Kihei Kalama Village	No	10/06/2026	55,543	666,520			109	Hard	Springing	No		2.80x	2.69x	0	6	30,000,000	09/01/2016	Yes
Loan	18.00	Spring River Business Park	No	12/06/2026	87,847	1,054,164			51	Hard	Springing	No		1.48x	1.34x	0	6	21,800,000	10/11/2016	Yes
Loan	19.00	Shops on Sage	No	03/06/2027	73,129	877,542			114	Hard	Springing	No		1.45x	1.39x	0	6	23,500,000	12/22/2016	Yes
Loan	20.00	Oaks Apartment Portfolio	No	05/06/2027	82,033	984,400			32	Springing Soft	Springing	No		1.33x	1.22x	0	6	20,500,000	03/06/2017	Yes
Property	20.01	Oak Forest Apartments & Townhomes																12,000,000	03/06/2017	Yes
Property	20.02	Oakwood Villas & Townhomes																8,500,000	03/06/2017	Yes
Loan	21.00	Dunes Plaza	No	08/06/2027	74,299	891,582				Hard	Springing	No		1.73x	1.61x	0	6	20,450,000	05/26/2017	Yes
Loan	22.00	One Independence Way	No	09/06/2027	80,699	968,392				Hard	Springing	No		1.48x	1.34x	0	6	20,400,000	06/15/2017	Yes
Loan	23.00	592-594 Dean Street	No	09/06/2027	74,765	897,178			36	Hard	Springing	No		1.22x	1.18x	0	6	21,400,000	04/28/2017	Yes
Loan	24.00	Fairway Lane Apartments	No	11/06/2026	67,313	807,757			50	Soft	In Place	No		1.59x	1.54x	0	6	19,600,000	10/11/2016	Yes
Loan	25.00	Texan Pearl	No	03/06/2027	59,686	716,231			114	Soft	Springing	No		1.35x	1.32x	0	6	19,400,000	02/15/2017	Yes
Loan	26.00	CVS & Walgreens Portfolio	No	05/06/2027	64,970	779,643			38	Hard	Springing	No		1.38x	1.37x	0	6	18,870,000	Various	Yes
Property	26.01	Walgreen’s Rochester, MI																7,690,000	02/24/2017	Yes
Property	26.02	CVS Coon Rapids MN																6,050,000	02/28/2017	Yes
Property	26.03	Walgreen’s Norton, MA																5,130,000	02/23/2017	Yes
Loan	27.00	Oak Manor Villas	No	03/06/2027	67,444	809,328				Soft	Springing	No		1.43x	1.40x	0	6	16,500,000	01/06/2017	Yes
Loan	28.00	Amsdell All Star Self Storage	No	06/06/2027	60,754	729,051			33	Springing Soft	Springing	No		1.33x	1.31x	0	6	16,420,000	03/23/2017	Yes
Loan	29.00	Hampton Inn Daytona Beach	No	07/06/2027	57,569	690,826				Hard	Springing	No		1.96x	1.74x	0	6	16,500,000	05/15/2018	Yes
Loan	30.00	1530 Meridian	No	12/06/2026	59,394	712,725				Hard	Springing	No		1.45x	1.34x	0	6	17,000,000	01/01/2017	Yes
Loan	31.00	Fresenius Northeast Portfolio	No	05/06/2027	51,488	617,860			56	Hard	Springing	No	Yes - C	1.56x	1.55x	0	6	15,165,000	Various	Yes
Property	31.01	Fresenius Springfield																6,100,000	02/06/2017	Yes
Property	31.02	Fresenius Cleveland																4,640,000	03/10/2017	Yes
Property	31.03	Fresenius Scranton																4,425,000	03/02/2017	Yes
Loan	32.00	Towne Center Shoppes	No	04/06/2027	37,962	455,544			115	Hard	Springing	No		2.22x	2.12x	0	6	16,500,000	02/03/2017	Yes
Loan	33.00	Rampart Village Center	No	08/06/2027	45,218	542,615				Hard	Springing	No		1.43x	1.29x	0	6	12,050,000	06/23/2017	Yes
Loan	34.00	Fresenius Southern Portfolio	No	06/06/2027	45,246	542,953			57	Hard	Springing	No	Yes - C	1.62x	1.61x	0	6	13,545,000	Various	Yes
Property	34.01	Fresenius Pasadena																5,670,000	04/10/2017	Yes
Property	34.02	Fresenius Bolivar																4,200,000	04/04/2017	Yes
Property	34.03	Fresenius Deer Park																3,675,000	04/10/2017	Yes
Loan	35.00	Packard Place	No	05/06/2027	49,163	589,960				Hard	Springing	No		1.37x	1.23x	0	6	19,000,000	04/03/2017	Yes
Loan	36.00	Courtyard West Des Moines	No	08/06/2027	41,767	501,201			23	Hard	Springing	No		2.41x	2.16x	0	6	14,100,000	06/02/2017	Yes
Loan	37.00	Bedford Park Shoppes	No	07/06/2027	41,424	497,085				Springing Hard	Springing	No		1.73x	1.64x	0	6	11,100,000	05/18/2017	Yes
Loan	38.00	Tyler Mall Mini Storage	No	08/06/2027	35,981	431,778				Springing Hard	Springing	No	Yes - D	1.49x	1.46x	0	6	11,240,000	06/08/2017	Yes
Loan	39.00	Central Corporate Office	No	08/06/2027	34,593	415,119			23	Springing Hard	Springing	No	Yes - D	1.81x	1.69x	0	6	11,480,000	06/09/2017	Yes
Loan	40.00	Lexington Hotel Miami Beach	No	05/06/2027	25,592	307,107			116	Springing Hard	Springing	No		4.17x	3.56x	0	6	30,250,000	04/01/2017	Yes
Loan	41.00	Fresenius & DaVita CA Portfolio	No	08/06/2027	29,115	349,383			59	Hard	Springing	No	Yes - C	1.79x	1.78x	0	6	10,450,000	Various	Yes
Property	41.01	Fresenius Roseville																6,430,000	05/24/2017	Yes
Property	41.02	DaVita Ceres																4,020,000	05/18/2017	Yes
Loan	42.00	West Palm Small Bay Portfolio	No	07/06/2027	21,469	257,629			118	Soft Springing Hard	Springing	No		1.95x	1.76x	0	6	7,650,000	05/05/2017	Yes
Property	42.01	6677 42nd Terrace N																2,600,000	05/05/2017	Yes
Property	42.02	4574 Dyer Boulevard																2,900,000	05/05/2017	Yes
Property	42.03	4249, 4255 & 4261 Westroads Drive																2,150,000	05/05/2017	Yes

A-1-2

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

												Net		Loan per Net
			Cut-Off									Rentable Area	Units	Rentable Area
			Date LTV	LTV Ratio at						Year	Year	(SF/Units	of	(SF/Units/
Property Flag	ID	Property Name	Ratio(9)(10)(12)(13)	Maturity or ARD(9)(10)(12)(13)	Address	City	County	State	Zip Code	Built	Renovated	Rooms/Beds)(4)	Measure	Rooms/Beds) ($)(9)(10)
Loan	1.00	101 Ludlow	63.4%	63.4%	101 Ludlow Street	New York	New York	NY	10002	2009	NAP	361	Beds	196,676
Loan	2.00	AHIP Northeast Portfolio II	56.2%	51.4%	Various	Various	Various	Various	Various	Various	Various	497	Rooms	116,097
Property	2.01	Residence Inn - Arundel Mills BWI Airport			7035 Arundel Mills Circle	Hanover	Anne Arundel	MD	21076	2003	2016	131	Rooms	133,940
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate			1000 Bishops Gate Boulevard	Mount Laurel	Burlington	NJ	08054	2007	2012, 2015	144	Rooms	113,257
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport			2031 Avenue C	Bethlehem	Lehigh	PA	18017	2006	2012	113	Rooms	111,978
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport			7021 Arundel Mills Circle	Hanover	Anne Arundel	MD	21076	2008	2015	109	Rooms	102,673
Loan	3.00	CHG Building	62.3%	50.9%	7259 South Bingham Junction Boulevard	Midvale	Salt Lake	UT	84047	2017	NAP	281,712	Sq. Ft.	202
Loan	4.00	Grand Hyatt Seattle	54.9%	54.9%	721 Pine Street	Seattle	King	WA	98101	2001	2014	457	Rooms	291,028
Loan	5.00	Renaissance Seattle	55.3%	55.3%	515 Madison Street	Seattle	King	WA	98104	1978	2012-2017	557	Rooms	228,007
Loan	6.00	Mall of Louisiana	57.0%	49.3%	6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard	Baton Rouge	East Baton Rouge	LA	70836	1997	2008	776,789	Sq. Ft.	418
Loan	7.00	Colorado Center	24.6%	24.6%	2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway	Santa Monica	Los Angeles	CA	90404	1984-1991	NAP	1,176,161	Sq. Ft.	253
Loan	8.00	360 North Rodeo Drive	20.8%	20.8%	360 North Rodeo Drive	Beverly Hills	Los Angeles	CA	90210	1961	2011	6,859	Sq. Ft.	5,540
Loan	9.00	Parmer Office 3.2	63.3%	57.7%	13011 McCallen Pass	Austin	Travis	TX	78753	2015	NAP	191,689	Sq. Ft.	198
Loan	10.00	Freeway Industrial Park	64.3%	56.7%	1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue	Riverside	Riverside	CA	92507	1975, 1980, 1981, 1982	NAP	481,201	Sq. Ft.	67
Loan	11.00	Integrated Health Campus	64.8%	56.5%	240-250 Cetronia Road	Allentown	Lehigh	PA	18104	2007-2008	NAP	300,197	Sq. Ft.	177
Loan	12.00	Park Slope Court	69.0%	69.0%	110 4th Avenue	Brooklyn	Kings	NY	11217	2007	NAP	49	Units	571,429
Loan	13.00	The Landing	64.9%	55.9%	32107-32133 Lindero Canyon Road	Westlake Village	Los Angeles	CA	91361	1968, 1975, 1984	NAP	105,042	Sq. Ft.	259
Loan	14.00	16027 Ventura Boulevard	65.8%	65.8%	16027 Ventura Boulevard	Encino	Los Angeles	CA	91436	1980	2017	112,435	Sq. Ft.	222
Loan	15.00	2600 N. Ashton	54.8%	38.8%	2600 North Ashton Boulevard	Lehi	Utah	UT	84043	2016	NAP	145,646	Sq. Ft.	147
Loan	16.00	Texarkana Pavilion	48.6%	48.6%	4200-4300 St. Michael Drive	Texarkana	Bowie	TX	75503	2004	NAP	254,489	Sq. Ft.	67
Loan	17.00	Kihei Kalama Village	56.7%	56.7%	1935-1945 South Kihei Road	Kihei	Maui	HI	96753	1944-1968, 2000	2002, 2013-2016	43,501	Sq. Ft.	391
Loan	18.00	Spring River Business Park	72.0%	66.8%	2201-2211, 2301, 2303, 2305 & 2307 River Road	Louisville	Jefferson	KY	40206	1999	2003	197,804	Sq. Ft.	79
Loan	19.00	Shops on Sage	65.1%	65.1%	2800 Sage Road	Houston	Harris	TX	77056	2005	NAP	33,944	Sq. Ft.	451
Loan	20.00	Oaks Apartment Portfolio	73.2%	65.0%	Various	Various	Various	Various	Various	1985-1987	2017	315	Units	47,619
Property	20.01	Oak Forest Apartments & Townhomes			300 Twin Oaks Drive	Monroe	Monroe	MI	48162	1985-1987	2017	172	Units	50,488
Property	20.02	Oakwood Villas & Townhomes			1559 Twin Oaks Drive	Toledo	Lucas	OH	43615	1986-1987	2017	143	Units	44,168
Loan	21.00	Dunes Plaza	72.0%	58.2%	136-352 Dunes Plaza	Michigan City	LaPorte	IN	46360	1974-1981	2015	155,242	Sq. Ft.	95
Loan	22.00	One Independence Way	71.1%	59.0%	One Independence Way	South Brunswick	Middlesex	NJ	08540	1982	2014-2016	113,998	Sq. Ft.	127
Loan	23.00	592-594 Dean Street	64.5%	58.7%	592-594 Dean Street	Brooklyn	Kings	NY	11217	1951	2015	30,677	Sq. Ft.	465
Loan	24.00	Fairway Lane Apartments	67.6%	61.9%	3873 Northwest Fairway Lane	Bremerton	Kitsap	WA	98312	1988, 1994, 2008	NAP	134	Units	98,881
Loan	25.00	Texan Pearl	67.0%	67.0%	2515 Pearl Street	Austin	Travis	TX	78705	2008	NAP	169	Beds	76,923
Loan	26.00	CVS & Walgreens Portfolio	64.1%	57.4%	Various	Various	Various	Various	Various	Various	NAP	41,940	Sq. Ft.	289
Property	26.01	Walgreen’s Rochester, MI			1490 North Rochester Road	Rochester	Oakland	MI	48307	2006	NAP	14,490	Sq. Ft.	336
Property	26.02	CVS Coon Rapids MN			10930 University Avenue Northwest	Coon Rapids	Anoka	MN	55448	2006	NAP	12,900	Sq. Ft.	305
Property	26.03	Walgreen’s Norton, MA			38 West Main Street	Norton	Bristol	MA	02766	2005	NAP	14,550	Sq. Ft.	226
Loan	27.00	Oak Manor Villas	71.1%	59.9%	2200 Hamman Road	Bay City	Matagorda	TX	77414	2014, 2016	NAP	112	Units	104,731
Loan	28.00	Amsdell All Star Self Storage	68.2%	61.8%	9696 Virginia Parkway	McKinney	Collin	TX	75071	2001	NAP	123,452	Sq. Ft.	93
Loan	29.00	Hampton Inn Daytona Beach	67.1%	54.8%	1024 North Atlantic Avenue	Daytona Beach	Volusia	FL	32118	1988	2013	91	Rooms	121,700
Loan	30.00	1530 Meridian	61.1%	53.3%	1530 Meridian Avenue	San Jose	Santa Clara	CA	95125	1976	2016	41,581	Sq. Ft.	262
Loan	31.00	Fresenius Northeast Portfolio	64.6%	59.4%	Various	Various	Various	Various	Various	2017	NAP	27,069	Sq. Ft.	362
Property	31.01	Fresenius Springfield			1515 State Street	Springfield	Hampden	MA	01109	2017	NAP	10,165	Sq. Ft.	389
Property	31.02	Fresenius Cleveland			3280-3294 West 25th Street	Cleveland	Cuyahoga	OH	44109	2017	NAP	9,800	Sq. Ft.	306
Property	31.03	Fresenius Scranton			321 Meridian Avenue	Scranton	Lackawanna	PA	18504	2017	NAP	7,104	Sq. Ft.	400
Loan	32.00	Towne Center Shoppes	58.5%	58.5%	199 Mitchell Hammock Road	Oviedo	Seminole	FL	32765	2000	NAP	64,587	Sq. Ft.	149
Loan	33.00	Rampart Village Center	68.8%	59.3%	7601-7689 North Union Boulevard	Colorado Springs	El Paso	CO	80920	1985	2007	97,210	Sq. Ft.	90
Loan	34.00	Fresenius Southern Portfolio	64.9%	59.5%	Various	Various	Various	Various	Various	Various	NAP	28,045	Sq. Ft.	313
Property	34.01	Fresenius Pasadena			4901 East Sam Houston Parkway	Pasadena	Harris	TX	77505	2016	NAP	11,570	Sq. Ft.	316
Property	34.02	Fresenius Bolivar			2101 West Broadway Street	Bolivar	Polk	MO	65613	2017	NAP	8,141	Sq. Ft.	336
Property	34.03	Fresenius Deer Park			4625 Center Street	Deer Park	Harris	TX	77536	2016	NAP	8,334	Sq. Ft.	287
Loan	35.00	Packard Place	43.9%	34.1%	222 South Church Street	Charlotte	Mecklenburg	NC	28202	1928	1952	84,166	Sq. Ft.	104
Loan	36.00	Courtyard West Des Moines	59.6%	50.7%	410 South 68th Street	West Des Moines	Dallas	IA	50266	2008	2017	102	Rooms	82,353
Loan	37.00	Bedford Park Shoppes	71.9%	58.6%	7250 South Cicero Avenue	Bedford Park	Cook	IL	60629	2007	NAP	36,988	Sq. Ft.	216
Loan	38.00	Tyler Mall Mini Storage	63.6%	51.4%	10090 Indiana Avenue	Riverside	Riverside	CA	92503	1984	NAP	90,776	Sq. Ft.	79
Loan	39.00	Central Corporate Office	60.1%	51.2%	3400 Central Avenue	Riverside	Riverside	CA	92506	1990	NAP	48,547	Sq. Ft.	142
Loan	40.00	Lexington Hotel Miami Beach	21.5%	21.5%	4299 Collins Avenue	Miami Beach	Miami-Dade	FL	33140	1950	2017	143	Rooms	45,455
Loan	41.00	Fresenius & DaVita CA Portfolio	54.5%	50.0%	Various	Various	Various	CA	Various	Various	NAP	16,200	Sq. Ft.	352
Property	41.01	Fresenius Roseville			1781 Santa Clara Drive	Roseville	Placer	CA	95661	2017	NAP	7,200	Sq. Ft.	487
Property	41.02	DaVita Ceres			1424 East Whitmore Avenue	Ceres	Stanislaus	CA	95307	2016	NAP	9,000	Sq. Ft.	244
Loan	42.00	West Palm Small Bay Portfolio	65.4%	65.4%	Various	Riviera Beach	Palm Beach	FL	33407	Various	Various	95,720	Sq. Ft.	52
Property	42.01	6677 42nd Terrace N			6677-6687 North 42nd Terrace	Riviera Beach	Palm Beach	FL	33407	1997	NAP	34,520	Sq. Ft.	52
Property	42.02	4574 Dyer Boulevard			4574 Dyer Boulevard	Riviera Beach	Palm Beach	FL	33407	1982	2016	33,600	Sq. Ft.	52
Property	42.03	4249, 4255 & 4261 Westroads Drive			4249, 4255 & 4261 Westroads Drive	Riviera Beach	Palm Beach	FL	33407	1978	NAP	27,600	Sq. Ft.	53

A-1-3

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Second Most	Second	Second	Second	Third Most	Third	Third	Third
			Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF
Property Flag	ID	Property Name	(# of payments)(14)(15)(16)	Statements Date(24)	EGI ($)	Expenses($)	NOI($)	Statements Date(24)	EGI($)	Expenses($)	NOI($)	Statements Date(24)	EGI($)	Expenses($)	NOI($)	Debt Yield(9)(10)(12)	Debt Yield(9)(10)(12)
Loan	1.00	101 Ludlow	L(34), D(82), O(4)	T-12 3/31/2017	7,697,637	2,491,403	5,206,234	12/31/2016	7,666,150	2,490,701	5,175,449	12/31/2015	7,476,725	2,385,725	5,091,001	7.0%	6.9%
Loan	2.00	AHIP Northeast Portfolio II	L(26), D(90), O(4)	T-12 3/31/2017	20,035,295	11,414,731	8,620,564	12/31/2016	19,788,708	11,288,196	8,500,512	12/31/2015	19,787,981	11,214,330	8,573,651	14.7%	13.3%
Property	2.01	Residence Inn - Arundel Mills BWI Airport		T-12 3/31/2017	5,680,875	3,093,108	2,587,767	12/31/2016	5,516,492	3,049,267	2,467,225	12/31/2015	5,781,113	3,063,539	2,717,574
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate		T-12 3/31/2017	5,490,717	3,138,636	2,352,081	12/31/2016	5,552,202	3,148,381	2,403,821	12/31/2015	5,562,295	3,157,219	2,405,076
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport		T-12 3/31/2017	4,799,135	2,908,420	1,890,715	12/31/2016	4,689,474	2,813,868	1,875,606	12/31/2015	4,406,304	2,732,047	1,674,257
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport		T-12 3/31/2017	4,064,568	2,274,567	1,790,001	12/31/2016	4,030,540	2,276,680	1,753,860	12/31/2015	4,038,269	2,261,525	1,776,744
Loan	3.00	CHG Building	L(27), D(89), O(4)													9.8%	9.2%
Loan	4.00	Grand Hyatt Seattle	L(28), D(89), O(4)	T-12 7/31/2017	42,788,196	27,115,070	15,673,126	12/31/2016	42,069,129	26,736,438	15,332,691	12/31/2015	40,411,207	25,893,073	14,518,134	11.5%	10.0%
Loan	5.00	Renaissance Seattle	L(28), D(89), O(4)	T-12 7/31/2017	43,749,318	26,882,301	16,867,017	12/31/2016	42,150,053	26,056,984	16,093,069	12/31/2015	40,908,326	25,083,570	15,824,756	12.2%	10.5%
Loan	6.00	Mall of Louisiana	L(25), D(91), O(4)	T-12 4/30/2017	42,205,123	7,209,498	34,995,625	12/31/2016	42,235,214	7,196,737	35,038,477	12/31/2015	41,979,974	7,399,438	34,580,536	11.1%	10.6%
Loan	7.00	Colorado Center	L(25), D(88), O(7)	12/31/2016	40,968,828	17,405,107	23,563,721	12/31/2015	49,031,481	18,916,122	30,115,359	12/31/2014	64,597,706	20,072,749	44,524,957	18.6%	17.4%
Loan	8.00	360 North Rodeo Drive	L(27), D(89), O(4)	T-12 4/30/2017	12,074,824	7,490,846	4,583,978	12/31/2016	12,160,615	7,284,139	4,876,476	12/31/2015	12,105,723	7,206,494	4,899,229	11.7%	10.8%
Loan	9.00	Parmer Office 3.2	L(26), DorYM1(90), O(4)	T-12 5/31/2017	1,279,851	1,213,844	66,007	12/31/2016	213,308	1,021,303	-807,995					9.6%	9.1%
Loan	10.00	Freeway Industrial Park	L(28), D(89), O(3)	T-12 6/30/2017	3,678,163	850,595	2,827,568	12/31/2016	3,208,404	791,386	2,417,018					9.2%	8.5%
Loan	11.00	Integrated Health Campus	L(24), D(92), O(4)	T-12 6/30/2017	8,125,297	2,984,001	5,141,296	12/31/2016	8,279,923	2,880,753	5,399,170	12/31/2015	8,470,281	3,088,915	5,381,366	9.1%	8.1%
Loan	12.00	Park Slope Court	L(29), D(87), O(4)	T-12 2/28/2017	2,561,379	250,346	2,311,033	12/31/2016	2,561,380	250,320	2,311,060	12/31/2015	2,568,645	315,510	2,253,135	7.2%	7.1%
Loan	13.00	The Landing	L(27), D(89), O(4)	T-12 2/28/2017	3,317,541	1,099,963	2,217,578	12/31/2016	3,261,649	1,070,219	2,191,430	12/31/2015	3,347,370	1,021,550	2,325,820	8.8%	8.2%
Loan	14.00	16027 Ventura Boulevard	L(24), D(92), O(4)	T-12 3/31/2017	3,019,990	1,311,000	1,708,990	12/31/2016	2,764,598	1,271,010	1,493,588	12/31/2015	2,911,296	1,301,996	1,609,300	8.9%	8.1%
Loan	15.00	2600 N. Ashton	L(26), D(90), O(4)													10.4%	9.7%
Loan	16.00	Texarkana Pavilion	L(24), D(92), O(4)	T-12 7/31/2017	2,753,459	825,798	1,927,661	12/31/2016	3,033,090	844,376	2,188,715	12/31/2015	2,691,974	819,779	1,872,194	14.5%	12.6%
Loan	17.00	Kihei Kalama Village	L(35), D(81), O(4)	T-12 2/28/2017	2,991,646	1,391,774	1,599,872	12/31/2016	2,988,657	1,418,835	1,569,822	12/31/2015	2,941,630	1,326,403	1,615,227	11.0%	10.5%
Loan	18.00	Spring River Business Park	L(33), D(84), O(3)	T-12 8/31/2016	2,264,606	555,997	1,708,609	12/31/2015	2,179,202	533,758	1,645,443	12/31/2014	2,104,455	506,614	1,597,841	9.9%	9.0%
Loan	19.00	Shops on Sage	L(30), D(86), O(4)	12/31/2016	1,759,543	573,143	1,186,400	12/31/2015	1,628,564	449,334	1,179,230	12/31/2014	1,597,502	428,265	1,169,237	8.3%	8.0%
Loan	20.00	Oaks Apartment Portfolio	L(28), D(88), O(4)	T-12 2/28/2017	2,772,798	1,452,526	1,320,272	12/31/2016	2,769,201	1,386,839	1,382,363	12/31/2015	2,706,880	1,431,514	1,275,366	8.7%	8.0%
Property	20.01	Oak Forest Apartments & Townhomes		T-12 2/28/2017	1,489,152	792,052	697,100	12/31/2016	1,488,131	760,635	727,496	12/31/2015	1,508,737	737,379	771,358
Property	20.02	Oakwood Villas & Townhomes		T-12 2/28/2017	1,283,646	660,474	623,172	12/31/2016	1,281,071	626,204	654,867	12/31/2015	1,198,143	694,136	504,008
Loan	21.00	Dunes Plaza	L(25), D(90), O(5)	T-12 4/30/2017	2,049,749	588,144	1,461,605	12/31/2016	2,055,995	567,138	1,488,857	12/31/2015	1,802,845	537,100	1,265,745	10.5%	9.7%
Loan	22.00	One Independence Way	L(24), D(89), O(7)													9.9%	8.9%
Loan	23.00	592-594 Dean Street	L(24), D(92), O(4)	T-12 3/31/2017	438,583	133,425	305,158	12/31/2016	162,258	125,876	36,382					7.9%	7.7%
Loan	24.00	Fairway Lane Apartments	L(34), D(82), O(4)	T-12 3/31/2017	2,125,008	803,914	1,321,094	12/31/2016	2,080,834	796,542	1,284,292	12/31/2015	1,881,232	774,654	1,106,578	9.7%	9.4%
Loan	25.00	Texan Pearl	L(30), D(87), O(3)	T-12 1/31/2017	1,852,927	766,989	1,085,938	12/31/2016	1,868,792	806,487	1,062,305	12/31/2015	1,775,183	754,100	1,021,083	7.5%	7.3%
Loan	26.00	CVS & Walgreens Portfolio	L(28), D(88), O(4)	T-12 1/31/2017	1,096,351	2,921	1,093,430	12/31/2016	1,098,406	2,921	1,095,485	12/31/2015	1,096,351	8,264	1,088,087	8.9%	8.9%
Property	26.01	Walgreen’s Rochester, MI		T-12 1/31/2017	445,000		445,000	12/31/2016	445,000		445,000	12/31/2015	445,000		445,000
Property	26.02	CVS Coon Rapids MN		T-12 1/31/2017	351,351	2,921	348,430	12/31/2016	353,406	2,921	350,485	12/31/2015	351,351	8,264	343,087
Property	26.03	Walgreen’s Norton, MA		T-12 1/31/2017	300,000		300,000	12/31/2016	300,000		300,000	12/31/2015	300,000		300,000
Loan	27.00	Oak Manor Villas	L(30), D(86), O(4)	T-12 5/31/2017	1,928,003	735,973	1,192,030	12/31/2016	1,847,348	749,935	1,097,413					9.9%	9.7%
Loan	28.00	Amsdell All Star Self Storage	L(27), D(89), O(4)	T-12 2/28/2017	1,447,485	418,907	1,028,578	12/31/2016	1,446,157	395,865	1,050,292	12/31/2015	1,307,936	404,271	903,665	8.7%	8.6%
Loan	29.00	Hampton Inn Daytona Beach	L(26), D(89), O(5)	T-12 3/31/2017	3,793,448	2,411,769	1,381,679	12/31/2016	3,777,565	2,385,621	1,391,944	12/31/2015	3,532,827	2,261,583	1,271,244	12.2%	10.9%
Loan	30.00	1530 Meridian	L(33), D(83), O(4)													9.9%	9.2%
Loan	31.00	Fresenius Northeast Portfolio	L(28), D(89), O(3)													9.8%	9.8%
Property	31.01	Fresenius Springfield
Property	31.02	Fresenius Cleveland
Property	31.03	Fresenius Scranton
Loan	32.00	Towne Center Shoppes	L(29), D(88), O(3)	T-12 1/31/2017	1,349,303	339,054	1,010,249	12/31/2016	1,338,796	322,596	1,016,200	12/31/2015	1,280,807	278,300	1,002,507	10.5%	10.0%
Loan	33.00	Rampart Village Center	L(25), D(92), O(3)	T-12 4/30/2017	1,255,559	361,120	894,439	12/31/2016	1,376,945	341,152	1,035,793	12/31/2015	1,320,120	312,521	1,007,599	9.3%	8.5%
Loan	34.00	Fresenius Southern Portfolio	L(27), D(90), O(3)													10.0%	10.0%
Property	34.01	Fresenius Pasadena
Property	34.02	Fresenius Bolivar
Property	34.03	Fresenius Deer Park
Loan	35.00	Packard Place	L(28), D(89), O(3)	12/31/2016	1,504,931	657,985	846,946	12/31/2015	1,437,348	607,882	829,466	12/31/2014	1,214,381	551,391	662,990	9.7%	8.7%
Loan	36.00	Courtyard West Des Moines	L(25), D(91), O(4)	T-12 5/31/2017	3,174,400	1,984,318	1,190,082	12/31/2016	3,387,925	2,021,015	1,366,910	12/31/2015	3,509,622	2,090,570	1,419,052	14.4%	12.9%
Loan	37.00	Bedford Park Shoppes	L(26), D(90), O(4)	T-12 4/30/2017	1,457,013	657,953	799,060	12/31/2016	1,380,034	638,659	741,375	12/31/2015	1,411,450	636,805	774,645	10.8%	10.2%
Loan	38.00	Tyler Mall Mini Storage	L(25), D(92), O(3)	T-12 5/31/2017	891,126	243,972	647,154	12/31/2016	856,881	233,753	623,128	12/31/2015	778,893	240,063	538,830	9.0%	8.8%
Loan	39.00	Central Corporate Office	L(25), D(92), O(3)	T-12 5/31/2017	776,250	327,287	448,963	12/31/2016	737,721	328,097	409,624	12/31/2015	887,136	328,419	558,717	10.9%	10.2%
Loan	40.00	Lexington Hotel Miami Beach	L(28), D(88), O(4)	T-12 4/30/2017	4,779,936	3,490,886	1,289,050	12/31/2016	4,964,253	3,698,608	1,265,645	12/31/2015	5,563,267	3,946,290	1,616,977	19.7%	16.8%
Loan	41.00	Fresenius & DaVita CA Portfolio	L(25), D(92), O(3)													10.9%	10.9%
Property	41.01	Fresenius Roseville
Property	41.02	DaVita Ceres
Loan	42.00	West Palm Small Bay Portfolio	L(26), D(90), O(4)	T-12 3/31/2017	658,924	200,798	458,126	12/31/2016	670,727	266,588	404,139	12/31/2015	578,178	233,596	344,582	10.1%	9.0%
Property	42.01	6677 42nd Terrace N		T-12 3/31/2017	232,696	69,954	162,742	12/31/2016	241,931	105,500	136,431	12/31/2015	197,443	95,642	101,801
Property	42.02	4574 Dyer Boulevard		T-12 3/31/2017	252,844	60,332	192,512	12/31/2016	234,080	73,444	160,636	12/31/2015	200,770	61,936	138,834
Property	42.03	4249, 4255 & 4261 Westroads Drive		T-12 3/31/2017	173,384	70,512	102,872	12/31/2016	194,716	87,644	107,072	12/31/2015	179,965	76,018	103,947

A-1-4

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Property Flag	ID	Property Name	Revenue($)	EGI($)	Expenses($)	NOI ($)	Reserves($)	TI/LC($)	NCF ($)	Interest(17)	Expiration(17)	Extension Terms(17)	Largest Tenant(18)(20)(21)(22)	SF	Expiration
Loan	1.00	101 Ludlow	5,608,078	7,612,337	2,642,580	4,969,756	81,225		4,888,531	Fee Simple			NAP	NAP	NAP
Loan	2.00	AHIP Northeast Portfolio II	19,512,606	19,909,020	11,442,551	8,466,470	796,361		7,670,109	Fee Simple
Property	2.01	Residence Inn - Arundel Mills BWI Airport	5,591,807	5,728,920	3,153,225	2,575,694	229,157		2,346,538	Fee Simple			NAP	NAP	NAP
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate	5,425,225	5,529,828	3,141,616	2,388,212	221,193		2,167,019	Fee Simple			NAP	NAP	NAP
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport	4,502,897	4,604,682	2,869,826	1,734,856	184,187		1,550,669	Fee Simple			NAP	NAP	NAP
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport	3,992,677	4,045,591	2,277,884	1,767,707	161,824		1,605,883	Fee Simple			NAP	NAP	NAP
Loan	3.00	CHG Building	8,085,134	7,575,771	2,014,527	5,561,244	56,342	280,066	5,224,836	Fee Simple			CHG Healthcare Services, Inc.	281,712	4/30/2029
Loan	4.00	Grand Hyatt Seattle	42,417,056	42,417,056	27,058,428	15,358,629	2,120,853		13,237,776	Fee Simple			NAP	NAP	NAP
Loan	5.00	Renaissance Seattle	43,449,808	43,449,808	27,961,003	15,488,805	2,172,490		13,316,315	Fee Simple			NAP	NAP	NAP
Loan	6.00	Mall of Louisiana	43,806,234	43,215,234	7,152,311	36,062,923	155,358	1,473,928	34,433,637	Fee Simple			AMC Theatres	74,400	07/21/2026
Loan	7.00	Colorado Center	64,673,869	73,131,018	17,770,483	55,360,535	235,232	3,160,223	51,965,081	Fee Simple			HULU	261,823	11/15/2021
Loan	8.00	360 North Rodeo Drive	12,188,659	12,188,659	7,746,702	4,441,957	353,829		4,088,128	Fee Simple			Gearys	3,675	1/31/2022
Loan	9.00	Parmer Office 3.2	6,360,376	6,042,357	2,388,006	3,654,351	28,753	192,647	3,432,951	Fee Simple			NSTX, Inc.	93,967	11/30/2026
Loan	10.00	Freeway Industrial Park	3,846,053	3,862,797	908,093	2,954,704	72,180	153,984	2,728,540	Fee Simple			County of Riverside	34,704	12/15/2023
Loan	11.00	Integrated Health Campus	6,004,489	7,970,549	3,163,584	4,806,966	75,049	450,296	4,281,621	Fee Simple			Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists	116,617	06/30/2026
Loan	12.00	Park Slope Court	2,311,320	2,478,137	464,496	2,013,641	17,101		1,996,540	Fee Simple			NAP	NAP	NAP
Loan	13.00	The Landing	3,650,885	3,647,544	1,256,125	2,391,420	26,261	120,798	2,244,361	Fee Simple			Jones Trading	11,686	11/30/2020
Loan	14.00	16027 Ventura Boulevard	3,526,539	3,547,291	1,327,239	2,220,053	22,487	182,991	2,014,574	Fee Simple			Life Alert Emergency Response, Inc.	34,660	07/31/2022
Loan	15.00	2600 N. Ashton	2,887,796	3,580,632	1,343,084	2,237,548	29,129	132,538	2,075,881	Leasehold	10/31/2066	None	Solutionreach, Inc.	145,646	4/30/2027
Loan	16.00	Texarkana Pavilion	3,654,688	3,350,767	885,741	2,465,026	62,311	254,489	2,148,225	Fee Simple			CNMK Texas Properties (dba Cinemark Texarkana 14)	47,320	11/30/2019
Loan	17.00	Kihei Kalama Village	2,616,070	3,286,900	1,422,783	1,864,117	10,440	62,641	1,791,035	Fee Simple			Volcan Bar & Grill	5,900	6/30/2022
Loan	18.00	Spring River Business Park	2,336,083	2,247,544	687,870	1,559,675	49,451	98,902	1,411,322	Fee Simple			Assured Neace Lukens Insurance Agency, Inc.	44,465	4/30/2023
Loan	19.00	Shops on Sage	1,366,131	1,861,357	593,192	1,268,165	6,789	42,769	1,218,606	Fee Simple			The Liveable Kitchen/Sub-Zero Wolf	10,552	08/31/2020
Loan	20.00	Oaks Apartment Portfolio	2,906,505	2,797,609	1,487,064	1,310,545	105,525		1,205,020	Fee Simple
Property	20.01	Oak Forest Apartments & Townhomes	1,622,116	1,511,235	806,973	704,262	57,620		646,642	Fee Simple			NAP	NAP	NAP
Property	20.02	Oakwood Villas & Townhomes	1,284,389	1,286,374	680,091	606,283	47,905		558,378	Fee Simple			NAP	NAP	NAP
Loan	21.00	Dunes Plaza	2,307,920	2,188,844	645,827	1,543,017	31,048	77,621	1,434,348	Fee Simple			Ross Dress for less	25,000	01/01/2025
Loan	22.00	One Independence Way	2,689,264	2,420,338	984,850	1,435,488	28,500	113,998	1,292,991	Fee Simple			S&P	74,845	02/28/2028
Loan	23.00	592-594 Dean Street	1,288,525	1,315,779	224,810	1,090,969	4,602	25,000	1,061,368	Fee Simple			Industrious	18,770	02/28/2026
Loan	24.00	Fairway Lane Apartments	2,118,353	2,179,767	892,472	1,287,295	46,900		1,240,395	Fee Simple			NAP	NAP	NAP
Loan	25.00	Texan Pearl	1,677,960	1,813,296	844,028	969,268	25,350		943,918	Fee Simple			NAP	NAP	NAP
Loan	26.00	CVS & Walgreens Portfolio	1,096,351	1,189,139	115,138	1,074,001	2,580		1,071,421	Fee Simple
Property	26.01	Walgreen’s Rochester, MI	445,000	445,000	13,350	431,650			431,650	Fee Simple			Walgreens	14,490	8/31/2031
Property	26.02	CVS Coon Rapids MN	351,351	444,139	92,788	351,351	2,580		348,771	Fee Simple			CVS	12,900	1/31/2032
Property	26.03	Walgreen’s Norton, MA	300,000	300,000	9,000	291,000			291,000	Fee Simple			Walgreens	14,550	9/30/2031
Loan	27.00	Oak Manor Villas	1,966,764	1,872,778	712,683	1,160,095	28,000		1,132,095	Fee Simple			NAP	NAP	NAP
Loan	28.00	Amsdell All Star Self Storage	1,749,780	1,447,485	476,576	970,909	12,345		958,564	Fee Simple			NAP	NAP	NAP
Loan	29.00	Hampton Inn Daytona Beach	3,723,966	3,783,245	2,429,481	1,353,764	151,330		1,202,434	Fee Simple			NAP	NAP	NAP
Loan	30.00	1530 Meridian	1,453,258	1,428,352	396,404	1,031,948	10,396	65,700	955,853	Fee Simple			Abbott, Stringham & Lynch	24,011	10/31/2021
Loan	31.00	Fresenius Northeast Portfolio	963,180	992,969	29,789	963,180	4,060		959,120	Fee Simple
Property	31.01	Fresenius Springfield	387,286	399,264	11,978	387,286	1,525		385,761	Fee Simple			Fresenius Springfield	10,165	1/31/2032
Property	31.02	Fresenius Cleveland	298,698	307,936	9,238	298,698	1,470		297,228	Fee Simple			Springfield Cleveland	9,800	12/31/2031
Property	31.03	Fresenius Scranton	277,196	285,769	8,573	277,196	1,066		276,130	Fee Simple			Fresenius Scranton	7,104	2/28/2032
Loan	32.00	Towne Center Shoppes	1,213,311	1,458,022	445,897	1,012,125	34,877	11,626	965,622	Fee Simple			L.A. Fitness	44,268	08/31/2031
Loan	33.00	Rampart Village Center	1,451,713	1,136,733	361,728	775,005	14,582	58,088	702,335	Fee Simple			Gold’s Gym International	55,142	09/30/2022
Loan	34.00	Fresenius Southern Portfolio	879,285	906,479	27,194	879,285	4,207		875,078	Fee Simple
Property	34.01	Fresenius Pasadena	347,026	357,759	10,733	347,026	1,736		345,291	Fee Simple			Pasadena	11,570	4/30/2031
Property	34.02	Fresenius Bolivar	295,788	304,936	9,148	295,788	1,221		294,567	Fee Simple			Bolivar	8,141	2/10/2032
Property	34.03	Fresenius Deer Park	236,471	243,785	7,314	236,471	1,250		235,221	Fee Simple			Deer Park	8,334	5/31/2031
Loan	35.00	Packard Place	1,866,683	1,408,672	598,210	810,461	18,667	67,809	723,986	Fee Simple			HQ Charlotte	15,574	04/30/2029
Loan	36.00	Courtyard West Des Moines	2,946,283	3,174,400	1,966,723	1,207,677	126,976		1,080,701	Fee Simple			NAP	NAP	NAP
Loan	37.00	Bedford Park Shoppes	822,317	1,539,205	676,847	862,358	7,190	41,370	813,798	Fee Simple			Guitar Center	18,538	01/31/2022
Loan	38.00	Tyler Mall Mini Storage	934,404	891,126	247,365	643,761	13,616		630,145	Fee Simple			NAP	NAP	NAP
Loan	39.00	Central Corporate Office	1,239,390	1,099,498	346,228	753,270	3,398	47,308	702,564	Fee Simple			First American Title	7,968	05/31/2020
Loan	40.00	Lexington Hotel Miami Beach	4,738,513	4,738,513	3,457,204	1,281,308	189,541		1,091,768	Fee Simple			NAP	NAP	NAP
Loan	41.00	Fresenius & DaVita CA Portfolio	635,502	643,010	19,290	623,719	2,025		621,694	Fee Simple
Property	41.01	Fresenius Roseville	406,566	419,140	12,574	406,566	900		405,666	Fee Simple			Fresenius	7,200	02/29/2032
Property	41.02	DaVita Ceres	228,936	223,869	6,716	217,153	1,125		216,028	Fee Simple			DaVita	9,000	02/28/2031
Loan	42.00	West Palm Small Bay Portfolio	764,492	805,917	302,893	503,024	19,144	31,588	452,292	Fee Simple
Property	42.01	6677 42nd Terrace N	276,373	292,864	113,210	179,654	6,904	11,392	161,359	Fee Simple			Top Shelf Auto	4,800	5/31/2022
Property	42.02	4574 Dyer Boulevard	261,947	276,681	101,033	175,648	6,720	11,088	157,840	Fee Simple			JP Auto Repairs & Peroul Joseph	4,200	07/31/2024
Property	42.03	4249, 4255 & 4261 Westroads Drive	226,173	236,372	88,650	147,721	5,520	9,108	133,093	Fee Simple			Best Auto Choices	4,400	4/30/2025

A-1-5

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	2nd Largest Tenant(18)(19)(20)(22)(23)	SF	Expiration	3rd Largest Tenant(20)(22)(23)	SF	Expiration	4th Largest Tenant(20)	SF	Expiration	5th Largest Tenant(20)	SF	Expiration
Loan	1.00	101 Ludlow	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	2.00	AHIP Northeast Portfolio II
Property	2.01	Residence Inn - Arundel Mills BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	3.00	CHG Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	4.00	Grand Hyatt Seattle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	5.00	Renaissance Seattle	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	6.00	Mall of Louisiana	Dick’s Sporting Goods	74,061	01/31/2019	Main Event	46,900	06/30/2028	Nordstrom Rack	30,002	09/30/2025	Forever 21	26,885	01/31/2019
Loan	7.00	Colorado Center	Edmunds.com	197,812	01/31/2028	Kite Pharma, Inc.	159,310	07/31/2032	Rubin Postaer	186,894	12/31/2025	HBO	128,273	06/30/2019
Loan	8.00	360 North Rodeo Drive	Michael Kors	3,100	9/30/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	9.00	Parmer Office 3.2	Blue Apron, Inc.	65,222	08/31/2022	Trusource Labs, LLC	32,500	04/30/2029	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10.00	Freeway Industrial Park	Alcal Specialty Contracting Inc	20,083	7/31/2020	Innovative Design & Sheet Metal Products Inc	20,023	7/31/2021	Tech Lift International	10,669	9/30/2020	Tri-Ed Distribution Inc	9,804	5/31/2021
Loan	11.00	Integrated Health Campus	St Luke’s Hospital of Bethlehem, Pennsylvania D/B/A St. Luke’s University Health Network	50,114	09/30/2028	Lehigh Valley Health Network	39,857	06/30/2026	Surgery Center of Allentown, LLC	25,654	03/31/2027	Aesthetic Surgery Associates	8,924	06/30/2026
Loan	12.00	Park Slope Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13.00	The Landing	Zin Bistro Americana (Sabzin Inc.)	5,567	5/31/2026	Boccaccio’s (leraci & Sadraie)	4,391	7/31/2022	Virtual Research Corp.	4,263	3/31/2019	Robertson & Associates	4,150	1/31/2023
Loan	14.00	16027 Ventura Boulevard	CBS Studios, Inc.	9,604	05/31/2018	Dunn & Pariser, CPA	8,328	01/08/2024	Bank of the West	7,513	08/31/2019	Carsey Werner Company	6,720	12/31/2018
Loan	15.00	2600 N. Ashton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16.00	Texarkana Pavilion	(TJ Maxx) The TJX Co	26,000	01/31/2027	Burke’s Outlet Store	21,170	01/31/2026	FGB Enterprises, LLC	20,388	08/31/2022	Best Buy Stores, LP	20,044	01/31/2020
Loan	17.00	Kihei Kalama Village	Three’s Catering LLC	4,432	7/31/2025	Life’s A Beach Inc.	2,168	12/31/2017	Maui Exclusive Partners LLC	1,800	8/31/2018	Barry Allison (Kihei Café)	1,686	08/31/2018
Loan	18.00	Spring River Business Park	Munson Business Interiors, Inc.	22,286	12/31/2022	U.S. Specialties	12,200	2/28/2019	CGB AgriFinancal, Inc.	10,238	11/30/2021	Capture Higher Education	10,226	12/31/2019
Loan	19.00	Shops on Sage	Tango and Malbec	7,000	11/30/2020	Sage 400 Japanese Restaurant	3,800	01/31/2021	Kharisma Hair Studio	3,100	02/28/2018	Burger Place	2,392	05/31/2021
Loan	20.00	Oaks Apartment Portfolio
Property	20.01	Oak Forest Apartments & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	20.02	Oakwood Villas & Townhomes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	21.00	Dunes Plaza	TJ Maxx	24,000	04/01/2024	Office Max	14,389	03/01/2025	PetSmart	12,157	09/01/2024	Ulta	10,189	09/01/2024
Loan	22.00	One Independence Way	ALK	39,153	12/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	23.00	592-594 Dean Street	United States Postal Service	9,027	02/28/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	24.00	Fairway Lane Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	25.00	Texan Pearl	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	26.00	CVS & Walgreens Portfolio
Property	26.01	Walgreen’s Rochester, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.02	CVS Coon Rapids MN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.03	Walgreen’s Norton, MA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27.00	Oak Manor Villas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	28.00	Amsdell All Star Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	29.00	Hampton Inn Daytona Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	30.00	1530 Meridian	CPI	6,315	11/30/2028	OPTM	6,182	8/31/2021	Bill McCan	1,818	12/31/2017	Vabad, Inc.	1,040	7/31/2019
Loan	31.00	Fresenius Northeast Portfolio
Property	31.01	Fresenius Springfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	31.02	Fresenius Cleveland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	31.03	Fresenius Scranton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	32.00	Towne Center Shoppes	Delmonico’s Italian Steakhouse Restaurant	6,142	04/14/2032	Berkshire Hathaway Home Services of Florida Realty	2,395	12/31/2017	TJ’s Seafodd Shack	2,022	09/30/2018	Prime Nutrition	1,220	01/31/2022
Loan	33.00	Rampart Village Center	Good Company	5,130	09/30/2018	Tiger Rock Martial Arts	3,600	01/31/2023	Petrie’s Family Games	3,036	02/28/2020	Rampart Liquor	2,400	11/30/2024
Loan	34.00	Fresenius Southern Portfolio
Property	34.01	Fresenius Pasadena	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	34.02	Fresenius Bolivar	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	34.03	Fresenius Deer Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	35.00	Packard Place	Cardinal Solutions	11,205	08/06/2019	Ink ‘n’ Ivy	5,991	09/30/2024	GHD	5,714	06/30/2022	GSA	5,662	03/31/2021
Loan	36.00	Courtyard West Des Moines	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	37.00	Bedford Park Shoppes	Sprint Inc	4,500	11/30/2022	Bank of America	4,050	11/29/2021	National Vision	2,900	01/29/2022	Bedford Dental LLC	2,750	02/29/2028
Loan	38.00	Tyler Mall Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	39.00	Central Corporate Office	Homebridge Financial	4,914	08/31/2018	AltaPacific Bank	4,670	07/31/2021	Inland Empire Media Group	4,049	08/31/2022	Academy Mortgage Corporation	3,558	08/31/2020
Loan	40.00	Lexington Hotel Miami Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	41.00	Fresenius & DaVita CA Portfolio
Property	41.01	Fresenius Roseville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	41.02	DaVita Ceres	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	42.00	West Palm Small Bay Portfolio
Property	42.01	6677 42nd Terrace N	Thaddeus T Christon	4,340	12/31/2022	Federated Consulting Inc	3,880	5/31/2022	Novelek Technology Inc	2,900	2/28/2022	Nitiphat Nick Phewfhad	2,900	2/14/2022
Property	42.02	4574 Dyer Boulevard	L&S Import and Export, Inc.	4,200	07/31/2022	Charles G Banton	4,200	08/31/2019	Tal Moore	4,200	12/31/2017	Florida Studio Millworks	4,200	09/30/2017
Property	42.03	4249, 4255 & 4261 Westroads Drive	Jorge Usma Silva	4,000	12/21/2022	Lymage Joseph	2,600	3/31/2022	Rob Korkes	2,400	04/30/2022	Kumar Seepersad	2,400	12/31/2019

A-1-6

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Upfront	Monthly
				Occupancy	Replacement	Replacement
Property Flag	ID	Property Name	Occupancy(4)(23)	As-of Date	Reserves($)(25)(27)	Reserves ($)(26)(27)(28)
Loan	1.00	101 Ludlow	100.0%	03/01/2017	250,000	6,769
Loan	2.00	AHIP Northeast Portfolio II	88.9%	03/31/2017		Springing
Property	2.01	Residence Inn - Arundel Mills BWI Airport	90.4%	03/31/2017
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate	86.6%	03/31/2017
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport	90.8%	03/31/2017
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport	88.2%	03/31/2017
Loan	3.00	CHG Building	100.0%	09/06/2017		4,964
Loan	4.00	Grand Hyatt Seattle	86.8%	07/31/2017		Springing
Loan	5.00	Renaissance Seattle	85.0%	07/31/2017		178,608
Loan	6.00	Mall of Louisiana	91.8%	06/30/2017		Springing
Loan	7.00	Colorado Center	91.5%	07/01/2017
Loan	8.00	360 North Rodeo Drive	83.0%	05/01/2017		Springing
Loan	9.00	Parmer Office 3.2	100.0%	05/31/2017		2,396
Loan	10.00	Freeway Industrial Park	96.5%	08/01/2017		6,015
Loan	11.00	Integrated Health Campus	84.9%	08/01/2017		6,254
Loan	12.00	Park Slope Court	100.0%	02/01/2017		1,425
Loan	13.00	The Landing	91.4%	02/28/2017		2,188
Loan	14.00	16027 Ventura Boulevard	88.4%	04/01/2017		1,874
Loan	15.00	2600 N. Ashton	100.0%	09/06/2017		2,427
Loan	16.00	Texarkana Pavilion	84.2%	07/30/2017		5,193
Loan	17.00	Kihei Kalama Village	92.1%	04/17/2017		866
Loan	18.00	Spring River Business Park	97.7%	04/01/2017		4,121
Loan	19.00	Shops on Sage	100.0%	01/03/2017		566
Loan	20.00	Oaks Apartment Portfolio	96.5%	04/24/2017	1,430,000	8,794
Property	20.01	Oak Forest Apartments & Townhomes	95.9%	04/24/2017
Property	20.02	Oakwood Villas & Townhomes	97.2%	04/24/2017
Loan	21.00	Dunes Plaza	84.4%	04/30/2017		2,587
Loan	22.00	One Independence Way	100.0%	06/01/2017		2,375
Loan	23.00	592-594 Dean Street	90.6%	03/31/2017		384
Loan	24.00	Fairway Lane Apartments	97.0%	05/01/2017		3,908
Loan	25.00	Texan Pearl	100.0%	01/03/2017		2,113
Loan	26.00	CVS & Walgreens Portfolio	100.0%	09/06/2017		215
Property	26.01	Walgreen’s Rochester, MI	100.0%	09/06/2017
Property	26.02	CVS Coon Rapids MN	100.0%	09/06/2017
Property	26.03	Walgreen’s Norton, MA	100.0%	09/06/2017
Loan	27.00	Oak Manor Villas	92.9%	05/01/2017		2,333
Loan	28.00	Amsdell All Star Self Storage	81.2%	03/16/2017		1,029
Loan	29.00	Hampton Inn Daytona Beach	77.5%	03/31/2017	The borrower is required to deposit an amount equal to the greatest of (i)(x) with respect to each monthly payment date through and including the monthly payment date in July 2018, 2.0% of the rents for the property for the prior month, (y) with respect to each monthly payment date occuring in August 2018 through and including the monthly payment date occuring in July 2020, 3.0% of the rents for the prior months rents and (z) 4.0%,
						thereafter, (ii) the then-current amount required by the management agreement and (ii) the then-current amount required by the franchise agreement.
Loan	30.00	1530 Meridian	96.5%	06/21/2017		866
Loan	31.00	Fresenius Northeast Portfolio	100.0%	09/06/2017	27,069	Springing
Property	31.01	Fresenius Springfield	100.0%	09/06/2017
Property	31.02	Fresenius Cleveland	100.0%	09/06/2017
Property	31.03	Fresenius Scranton	100.0%	09/06/2017
Loan	32.00	Towne Center Shoppes	96.2%	06/01/2017		2,906
Loan	33.00	Rampart Village Center	84.2%	06/23/2017		1,215
Loan	34.00	Fresenius Southern Portfolio	100.0%	09/06/2017	28,045	467
Property	34.01	Fresenius Pasadena	100.0%	09/06/2017
Property	34.02	Fresenius Bolivar	100.0%	09/06/2017
Property	34.03	Fresenius Deer Park	100.0%	09/06/2017
Loan	35.00	Packard Place	77.2%	05/01/2017	96,000	1,556
Loan	36.00	Courtyard West Des Moines	62.5%	05/31/2017	1/12 of 2.0% of annual gross income from operations for the Payment Dates occuring in September 2017 through August 2018; 1/12 of 3.0% of annual gross income from operations for the Payment Dates occuring in
						September 2018 through August 2019; thereafter 1/12 of 4.0% of annual gross income from operations.
Loan	37.00	Bedford Park Shoppes	100.0%	12/31/2016		599
Loan	38.00	Tyler Mall Mini Storage	93.4%	06/30/2017		1,135
Loan	39.00	Central Corporate Office	88.4%	06/01/2017		607
Loan	40.00	Lexington Hotel Miami Beach	78.7%	04/30/2017		Springing
Loan	41.00	Fresenius & DaVita CA Portfolio	100.0%	09/06/2017	20,250	Springing
Property	41.01	Fresenius Roseville	100.0%	09/06/2017
Property	41.02	DaVita Ceres	100.0%	09/06/2017
Loan	42.00	West Palm Small Bay Portfolio	99.2%	03/28/2017		1,595
Property	42.01	6677 42nd Terrace N	100.0%	03/28/2017
Property	42.02	4574 Dyer Boulevard	100.0%	03/28/2017
Property	42.03	4249, 4255 & 4261 Westroads Drive	97.1%	03/28/2017

A-1-7

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
			TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering
Property Flag	ID	Property Name	Reserves ($)(25)	Reserves ($)(26)(27)	Reserves ($)(25)	Reserves ($)(26)	Reserves($)(25)	Reserves ($)(26)	Reserve($)(25)
Loan	1.00	101 Ludlow			1,152,180	192,030	105,710	9,610
Loan	2.00	AHIP Northeast Portfolio II			452,158	30,000		Springing
Property	2.01	Residence Inn - Arundel Mills BWI Airport
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport
Loan	3.00	CHG Building			400,000	61,000		Springing
Loan	4.00	Grand Hyatt Seattle				Springing		Springing
Loan	5.00	Renaissance Seattle			95,000	116,000	280,000	28,000
Loan	6.00	Mall of Louisiana		Springing		Springing		Springing
Loan	7.00	Colorado Center	25,193,502			Springing		Springing
Loan	8.00	360 North Rodeo Drive			98,257	8,188	46,000	3,833
Loan	9.00	Parmer Office 3.2		15,974	603,568	75,446		Springing	8,250
Loan	10.00	Freeway Industrial Park	100,000	12,030	56,643	28,321	63,605	5,782	32,150
Loan	11.00	Integrated Health Campus	560,428	37,525	362,431	90,608	73,896	7,390
Loan	12.00	Park Slope Court			8,153	1,631	37,425	3,402
Loan	13.00	The Landing		4,377	48,325	16,110		Springing
Loan	14.00	16027 Ventura Boulevard		On each monthly payment date through and including the payment date in September 2019, $14,054; On each monthly payment date through and including the payment date in September 2021, $28,109	169,015	28,169		Springing
Loan	15.00	2600 N. Ashton			172,000	23,000		Springing
Loan	16.00	Texarkana Pavilion	200,000	20,770	439,717	39,974		Springing	30,725
Loan	17.00	Kihei Kalama Village		3,625	19,000	6,000	98,000	9,900	26,203
Loan	18.00	Spring River Business Park	500,000	Springing		14,400		5,589	13,625
Loan	19.00	Shops on Sage	300,000	Springing	70,000	29,600	15,000	1,500	350
Loan	20.00	Oaks Apartment Portfolio			134,000	28,400	7,000	7,100
Property	20.01	Oak Forest Apartments & Townhomes
Property	20.02	Oakwood Villas & Townhomes
Loan	21.00	Dunes Plaza		6,468	106,894	26,724		Springing
Loan	22.00	One Independence Way	5,727,784	Springing	40,000	20,000		Springing	2,625
Loan	23.00	592-594 Dean Street		2,083	44,940	14,980	8,978	2,993
Loan	24.00	Fairway Lane Apartments			11,000	16,000	5,000	2,000	400,000
Loan	25.00	Texan Pearl			75,000	31,800	25,000	3,100	40,180
Loan	26.00	CVS & Walgreens Portfolio				Springing		Springing
Property	26.01	Walgreen’s Rochester, MI
Property	26.02	CVS Coon Rapids MN
Property	26.03	Walgreen’s Norton, MA
Loan	27.00	Oak Manor Villas			100,000	22,145	39,260	6,543
Loan	28.00	Amsdell All Star Self Storage			150,971	15,097		Springing
Loan	29.00	Hampton Inn Daytona Beach			49,827	6,228		Springing
Loan	30.00	1530 Meridian	75,000	5,198	46,500	12,250	2,500	1,500
Loan	31.00	Fresenius Northeast Portfolio			5,000	16,000		800
Property	31.01	Fresenius Springfield
Property	31.02	Fresenius Cleveland
Property	31.03	Fresenius Scranton
Loan	32.00	Towne Center Shoppes	700,000	2,691	80,376	16,075	13,800	4,600	27,813
Loan	33.00	Rampart Village Center		9,721	23,158	11,579	60,164	5,014
Loan	34.00	Fresenius Southern Portfolio	354,823		30,000	4,200	3,400	1,200	52,500
Property	34.01	Fresenius Pasadena
Property	34.02	Fresenius Bolivar
Property	34.03	Fresenius Deer Park
Loan	35.00	Packard Place	125,000	7,014	68,736	6,874	13,425	2,237
Loan	36.00	Courtyard West Des Moines			108,566	18,094	23,337	2,334
Loan	37.00	Bedford Park Shoppes		4,167	257,516	43,647		Springing
Loan	38.00	Tyler Mall Mini Storage			26,395	3,771	6,061	551	31,875
Loan	39.00	Central Corporate Office	200,000	Springing	49,242	7,035	3,926	785	79,473
Loan	40.00	Lexington Hotel Miami Beach			65,000	16,700		Springing	46,800
Loan	41.00	Fresenius & DaVita CA Portfolio			18,500	5,500	3,000	525
Property	41.01	Fresenius Roseville
Property	41.02	DaVita Ceres
Loan	42.00	West Palm Small Bay Portfolio		3,988	81,043	9,005	4,224	4,224	11,400
Property	42.01	6677 42nd Terrace N
Property	42.02	4574 Dyer Boulevard
Property	42.03	4249, 4255 & 4261 Westroads Drive

A-1-8

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Other	Environmental
				Other	Reserves	Report	Engineering	Loan
Property Flag	ID	Property Name		Reserves ($)(25)(26)(29)	Description	Date	Report Date	Purpose
Loan	1.00	101 Ludlow				10/18/2016	09/29/2016	Refinance
Loan	2.00	AHIP Northeast Portfolio II	1,975,474		PIP Reserve (Upfront: 1,975,474)			Acquisition
Property	2.01	Residence Inn - Arundel Mills BWI Airport				05/10/2017	05/11/2017
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate				05/16/2017	05/16/2017
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport				05/10/2017	05/10/2017
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport				05/10/2017	05/10/2017
Loan	3.00	CHG Building	4,513,101		Project Expense Reserve (Upfront: 304,693); Free Rent Reserve (Upfront: 3,135,881); Special Rollover Reserve (Upfront: 1,072,526)	05/08/2017	04/13/2017	Refinance
Loan	4.00	Grand Hyatt Seattle				03/15/2017	03/15/2017	Refinance
Loan	5.00	Renaissance Seattle	2,866,271		PIP Reserve (Upfront: 2,866,271)	03/16/2017	03/16/2017	Refinance
Loan	6.00	Mall of Louisiana				07/24/2017	07/20/2017	Recapitalization
Loan	7.00	Colorado Center	20,761,186		Gap Rent and Free Rent Obligation Reserve (Upfront: $20,761,186)	07/18/2017	07/18/2017	Recapitalization
Loan	8.00	360 North Rodeo Drive		Springing	Special Rollover Reserve (Springing Monthly: Excess Cash Flow)	03/09/2017	03/09/2017	Refinance
Loan	9.00	Parmer Office 3.2	693,634		Free Rent Reserve (Upfront: $693,634)	06/30/2017	06/29/2017	Acquisition
Loan	10.00	Freeway Industrial Park				03/27/2017	03/27/2017	Refinance
Loan	11.00	Integrated Health Campus		Springing	Lease Sweep Reserve (Monthly: Springing)	07/28/2017	07/27/2017	Refinance
Loan	12.00	Park Slope Court				02/21/2017	02/21/2017	Refinance
Loan	13.00	The Landing	128,531	Springing	Free Rent Reserve (Upfront: 128,531); Special Rollover Reserve (Springing Monthly: Excess Cash Flow)	04/06/2017	04/06/2017	Refinance
Loan	14.00	16027 Ventura Boulevard	459,130		Unfunded Obligations Reserve (Upfront: $459,130)	05/09/2017	05/08/2017	Refinance
Loan	15.00	2600 N. Ashton	167,684	Special Rollover Reserve: Springing; Ground Lease Reserve: 27,500	Ground Rent Reserve (Upfront: $27,500); Free Rent Reserve (Upfront: $140,184); Special Rollover Reserve (Monthly Springing: Excess Cash Flow)	04/26/2017	04/24/2017	Refinance
Loan	16.00	Texarkana Pavilion		Springing	Lease Sweep Reserve (Monthly: Springing)	05/04/2017	05/04/2017	Refinance
Loan	17.00	Kihei Kalama Village	5,850	Springing	Rent Abatement Reserve (Upfront: 5,850); Special Rollover Reserve (Springing Monthly: Excess Cash Flow)	09/23/2016	09/22/2016	Refinance
Loan	18.00	Spring River Business Park		Springing	Special Rollover Reserve (Springing Monthly: Excess Cash Flow)	10/19/2016	12/01/2016	Acquisition
Loan	19.00	Shops on Sage				01/10/2017	12/30/2016	Refinance
Loan	20.00	Oaks Apartment Portfolio						Acquisition
Property	20.01	Oak Forest Apartments & Townhomes				03/14/2017	03/14/2017
Property	20.02	Oakwood Villas & Townhomes				03/14/2017	03/14/2017
Loan	21.00	Dunes Plaza	594,225	Springing	Five Below Holdback Reserve (Upfront: 594,225); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	05/30/2017	05/26/2017	Refinance
Loan	22.00	One Independence Way	2,131,350	Springing	Free Rent Reserve (Upfront: $2,131,350); Special Rollover Reserve (Sprigning Monthly: Excess Cash Flow)	06/19/2017	06/16/2017	Refinance
Loan	23.00	592-594 Dean Street	450,000	Springing	Retail Space Holdback (Upfront: 450,000); Lease Sweep Reserve (Monthly: Springing)	05/23/2017	05/22/2017	Refinance
Loan	24.00	Fairway Lane Apartments				10/13/2016	10/14/2016	Refinance
Loan	25.00	Texan Pearl				11/16/2016	02/16/2017	Refinance
Loan	26.00	CVS & Walgreens Portfolio	40,000	Springing	Additional Walgreens Reserve (Upfront: $40,000); Special Rollover Reserve (Springing Monthly: Excess Cash Flow)			Refinance
Property	26.01	Walgreen’s Rochester, MI				04/07/2017	03/08/2017
Property	26.02	CVS Coon Rapids MN				03/29/2017	03/08/2017
Property	26.03	Walgreen’s Norton, MA				03/17/2017	03/08/2017
Loan	27.00	Oak Manor Villas				01/12/2017	01/11/2017	Refinance
Loan	28.00	Amsdell All Star Self Storage	300,000		Property Costs Holdback Reserve (Upfront: $300,000)	03/17/2017	03/15/2017	Acquisition
Loan	29.00	Hampton Inn Daytona Beach	1,380,000		PIP Reserve (Upfront: 1,380,000)	05/15/2017	05/15/2017	Acquisition
Loan	30.00	1530 Meridian	1,129,707	Springing	Budgeted Work Reserve (Upfront: 550,499); ASL Occupancy Holdback (Upfront: 500,000); Debt Service Reserve (Upfront: 79,208); Special Rollover Reserve (Monthly Springing: Excess Cash Flow)	10/20/2016	12/14/2016	Refinance
Loan	31.00	Fresenius Northeast Portfolio		Springing	Special Rollover Reserve (Springing Monthly: Excess Cash Flow)			Acquisition
Property	31.01	Fresenius Springfield				04/07/2017	03/21/2017
Property	31.02	Fresenius Cleveland				04/07/2017	03/08/2017
Property	31.03	Fresenius Scranton				04/07/2017	03/08/2017
Loan	32.00	Towne Center Shoppes	250,000	Springing	Special Rollover Reserve (Springing Monthly: Excess Cash Flow); Delmonico’s Reserve (Upfront: $250,000)	02/09/2017	01/30/2017	Acquisition
Loan	33.00	Rampart Village Center	1,606,513		Roof Reserve (Upfront: $1,072,500); Economic Holdback Reserve (Upfront: $500,000); Unfunded Obligations (Upfront: $34,013)	06/23/2017	06/23/2017	Refinance
Loan	34.00	Fresenius Southern Portfolio	351,714	Springing	Management Fee Reserve (Upfront: 351,714); Special Rollover Reserve (Springing Monthly: Excess Cash Flow)			Acquisition
Property	34.01	Fresenius Pasadena				04/12/2017	04/12/2017
Property	34.02	Fresenius Bolivar				04/12/2017	04/12/2017
Property	34.03	Fresenius Deer Park				04/12/2017	04/12/2017
Loan	35.00	Packard Place	400,000		Economic Holdback Reserve ($400,000)	04/30/2017	04/13/2017	Refinance
Loan	36.00	Courtyard West Des Moines	160,000		PIP Reserve (Upfront: $160,000)	06/06/2017	06/06/2017	Acquisition
Loan	37.00	Bedford Park Shoppes	38,177	Springing	Jimmy John’s Rent Reserve (Upfront: 25,000); Bedford Dental Rent Reserve (Upfront: 13,177); TIF Reserve (One-time: Springing); Lease Sweep Funds (Monthly: Springing)	03/23/2017	03/17/2017	Refinance
Loan	38.00	Tyler Mall Mini Storage				06/19/2017	08/02/2017	Refinance
Loan	39.00	Central Corporate Office	317,895		Designated Replacement Reserve ($215,700); Free Rent Reserve ($54,387); Unfunded Obligations Reserve ($47,808)	06/19/2017	06/20/2017	Refinance
Loan	40.00	Lexington Hotel Miami Beach	950,000		PIP Reserve (Upfront: 950,000)	03/31/2017	03/30/2017	Refinance
Loan	41.00	Fresenius & DaVita CA Portfolio	261,664	Springing	Management Fee Reserve (Upfront: 261,664)			Acquisition
Property	41.01	Fresenius Roseville				05/30/2017	05/31/2017
Property	41.02	DaVita Ceres				05/25/2017	05/31/2017
Loan	42.00	West Palm Small Bay Portfolio				06/06/2017	05/16/2017	Acquisition
Property	42.01	6677 42nd Terrace N				06/06/2017	05/16/2017
Property	42.02	4574 Dyer Boulevard				06/06/2017	05/16/2017
Property	42.03	4249, 4255 & 4261 Westroads Drive				06/06/2017	05/16/2017

A-1-9

COMM 2017-COR2

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Non-Trust Pari Passu	Non-Trust Pari Passu	Non-Trust Pari Passu	Existing Additional Sub	Existing Additional	Future Debt
Property Flag	ID	Property Name	Sponsor	Guarantor	Previous Securitization	Original Balance	Cut-off Date Balance	Balloon Balance	Debt Amount	Sub Debt Description	Permitted Type
Loan	1.00	101 Ludlow	Charles Blaichman; Richard Born; Scott Sabbagh	Charles Blaichman, Richard Born, Scott Sabbagh	GSMS 2012-GCJ7				0		NAP
Loan	2.00	AHIP Northeast Portfolio II	American Hotel Income Properties REIT Inc.	American Hotel Income Properties REIT Inc.					0		NAP
Property	2.01	Residence Inn - Arundel Mills BWI Airport
Property	2.02	Residence Inn - Mount Laurel at Bishop’s Gate
Property	2.03	Homewood Suites - Allentown-Bethlehem Airport
Property	2.04	TownePlace Suites - Arundel Mills BWI Airport
Loan	3.00	CHG Building	Gardner Property Holdings, L.C.	Gardner Property Holdings, L.C.					0		NAP
Loan	4.00	Grand Hyatt Seattle	Hedreen Holdings LLC	Hedreen Holdings LLC		83,000,000	83,000,000	83,000,000	0		NAP
Loan	5.00	Renaissance Seattle	Hedreen Holdings LLC	Hedreen Holdings LLC		77,000,000	77,000,000	77,000,000	0		NAP
Loan	6.00	Mall of Louisiana	GGP Real Estate Holding I, Inc.	GGP Real Estate Holding I, Inc.	MLMT 2006-C1	275,000,000	275,000,000	237,762,537	0		NAP
Loan	7.00	Colorado Center	Boston Properties Limited Partnership; Teachers Insurance and Annuity Association of America	NAP		258,000,000	258,000,000	258,000,000	252,000,000	B-Note	NAP
Loan	8.00	360 North Rodeo Drive	Efrem Harkham	Efrem Harkham					0		NAP
Loan	9.00	Parmer Office 3.2	Kawa Capital Partners LLC	Kawa Capital Partners LLC					0		NAP
Loan	10.00	Freeway Industrial Park	John R. Saunders	John R. Saunders					0		NAP
Loan	11.00	Integrated Health Campus	Thomas D. Meade; James N. Gentile; Clay W. Hamlin, III	Thomas D. Meade; James N. Gentile; Clay W. Hamlin, III	WBCMT 2007-C34	22,000,000	22,000,000	19,183,283	0		NAP
Loan	12.00	Park Slope Court	Domenick Tonacchio	Domenick Tonacchio					0		NAP
Loan	13.00	The Landing	Kevin Pitts; Peter Snowden	Kevin Pitts; Peter Snowden	CGCMT 2007-C6				0		NAP
Loan	14.00	16027 Ventura Boulevard	David Y. Lee	David Y. Lee					0		NAP
Loan	15.00	2600 N. Ashton	Kem C. Gardner Family, L.C.; The Boyer Company, L.C.	Kem C. Gardner Family, L.C., The Boyer Company, L.C.					0		NAP
Loan	16.00	Texarkana Pavilion	Michel Kucinski	Michel Kucinski	CD 2007-CD4				0		NAP
Loan	17.00	Kihei Kalama Village	Stephen B. Metter	Stephen B. Metter	GCCFC 2007-GG9				0		NAP
Loan	18.00	Spring River Business Park	D. Talmage Hocker	D. Talmage Hocker					0		Mezzanine
Loan	19.00	Shops on Sage	Sanford P. Aron	Sanford P. Aron	GSMS 2007-GG10				0		NAP
Loan	20.00	Oaks Apartment Portfolio	Shawn Stafford	Shawn Stafford					0		NAP
Property	20.01	Oak Forest Apartments & Townhomes			JPMCC 2007-LD12
Property	20.02	Oakwood Villas & Townhomes			JPMCC 2007-LD12
Loan	21.00	Dunes Plaza	Chris G. Sotos; Jason P.C. Smith	Chris G. Sotos; Jason P.C. Smith					0		NAP
Loan	22.00	One Independence Way	NJ Portfolio JV LLC	NJ Portfolio JV LLC					0		NAP
Loan	23.00	592-594 Dean Street	Serabjit Singh Malhotra	Serabjit Singh Malhotra					0		NAP
Loan	24.00	Fairway Lane Apartments	Jack T. Chamberlain	Jack T. Chamberlain	WBCMT 2006-C28				0		NAP
Loan	25.00	Texan Pearl	Edward M. Ely	Edward M. Ely					0		NAP
Loan	26.00	CVS & Walgreens Portfolio	Roger Zlotoff	Roger Zlotoff					1,800,000	Mezzanine Debt	NAP
Property	26.01	Walgreen’s Rochester, MI			COMM 2007-C9
Property	26.02	CVS Coon Rapids MN			COMM 2007-C9
Property	26.03	Walgreen’s Norton, MA			COMM 2007-C9
Loan	27.00	Oak Manor Villas	Jeff H. Farmer III; Fredrick W. Van Nest	Jeff H. Farmer III, Fredrick W. Van Nest					0		NAP
Loan	28.00	Amsdell All Star Self Storage	Robert J. Amsdell; Barry L. Amsdell	Robert J. Amsdell; Barry L. Amsdell					0		NAP
Loan	29.00	Hampton Inn Daytona Beach	Driftwood Acquisition & Development L.P.	Driftwood Acquisition & Development L.P.					0		Mezzanine
Loan	30.00	1530 Meridian	Chris Prohaska; Kirk McKinney; Leonard A. Rifkind; Sardool S. Samra; Walter Gil	Chris Prohaska; Kirk McKinney; Leonard A. Rifkind; Sardool S. Samra; Walter Gil					0		NAP
Loan	31.00	Fresenius Northeast Portfolio	Louis J. Rogers	Louis J. Rogers					0		NAP
Property	31.01	Fresenius Springfield
Property	31.02	Fresenius Cleveland
Property	31.03	Fresenius Scranton
Loan	32.00	Towne Center Shoppes	David A. Corsetti	David A. Corsetti	GSMS 2006-GG8				0		NAP
Loan	33.00	Rampart Village Center	Sheila M. Venezia	Sheila M. Venezia	MSC 2007-IQ				0		NAP
Loan	34.00	Fresenius Southern Portfolio	Louis J. Rogers	Louis J. Rogers					0		NAP
Property	34.01	Fresenius Pasadena
Property	34.02	Fresenius Bolivar
Property	34.03	Fresenius Deer Park
Loan	35.00	Packard Place	Daniel J. Roselli; Sara G. Roselli	Daniel J. Roselli; Sara G. Roselli					0		NAP
Loan	36.00	Courtyard West Des Moines	Vamsikrishna Bonthala; Sheenal Patel	Vamsikrishna Bonthala; Sheenal Patel					0		Mezzanine
Loan	37.00	Bedford Park Shoppes	Francis Greenburger	Francis Greenburger	JPMCC 2007-LD11				0		NAP
Loan	38.00	Tyler Mall Mini Storage	Douglas G. Jacobs; the Amended and Restated Jacobs Family Revocable Trust	Douglas G. Jacobs; the Amended and Restated Jacobs Family Revocable Trust					0		NAP
Loan	39.00	Central Corporate Office	Douglas G. Jacobs; the Amended and Restated Jacobs Family Revocable Trust	Douglas G. Jacobs; the Amended and Restated Jacobs Family Revocable Trust					0		NAP
Loan	40.00	Lexington Hotel Miami Beach	Charles Neiss	Charles Neiss	CGCMT 2007-C6				0		NAP
Loan	41.00	Fresenius & DaVita CA Portfolio	Louis J. Rogers	Louis J. Rogers					0		NAP
Property	41.01	Fresenius Roseville
Property	41.02	DaVita Ceres
Loan	42.00	West Palm Small Bay Portfolio	James Wilson; Richard Zantzinger	James Wilson; Richard Zantzinger					0		NAP
Property	42.01	6677 42nd Terrace N
Property	42.02	4574 Dyer Boulevard
Property	42.03	4249, 4255 & 4261 Westroads Drive

A-1-10

COMM 2017-COR2

FOOTNOTES TO ANNEX A-1

(1)	JLC—Jefferies LoanCore, LLC or one of its affiliates; GACC—German American Capital Corporation or one of its affiliates; CREFI— Citi Real Estate Funding Inc. or one of its affiliates

Loan	Mortgage	Note(s)	Original Balance	Cut-off Date	Holder of Note	Control
No.	Loan		($)	Balance ($)
4	Grand Hyatt Seattle	A-1	$50,000,000	$50,000,000	COMM 2017-COR2	Yes
		A-2, A-3	$83,000,000	$83,000,000	JLC	No
5	Renaissance Seattle	A-1	$50,000,000	$50,000,000	COMM 2017-COR2	Yes
		A-2, A-3	$77,000,000	$77,000,000	JLC	No
6	Mall of Louisiana	A-1, A-2	$109,000,000	$109,000,000	BANA	Yes(1)
		A-3-1, A-5-2	$47,000,000	$47,000,000	CGCMT 2017-P8	No
		A-3-2	$28,000,000	$28,000,000	CREFI	No
		A-4	$50,000,000	$50,000,000	COMM 2017-COR2	No
		A-5-1, A-6, A-7	$91,000,000	$91,000,000	Barclays	No
7	Colorado Center	A-1-S, A-2-S, A-3-S	$98,000,000	$98,000,000	BXP Trust 2017-CC	Yes(2)
		A-2-C1, A-2-C2-1	$40,000,000	$40,000,000	COMM 2017-COR2	No
		A-2-C2-2	$20,000,000	$20,000,000	DBNY	No
		A-1-C1, A-1-C2	$80,000,000	$80,000,000	Morgan Stanley Bank, NA	No
		A-3-C1, A-3-C2	$60,000,000	$60,000,000	Wells Fargo Bank	No
		B-1-S , B-2-S, B-3-S	$252,000,000	$252,000,000	BXP Trust 2017-CC	No
11	Integrated Health Campus	A-1	$31,000,000		COMM 2017-COR2	Yes
		A-2	$22,000,000		DBNY	No

(1) Note A-1 is the controlling note.
(2) Note A-1-S is the controlling note.

(3)	With respect to any Mortgaged Property securing a multi property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)	Loan No. 8 – 360 North Rodeo Drive – The 360 North Rodeo Drive Net Rentable Area (SF/Units/Rooms/Beds) consists of (i) 6,775 sq. ft. of retail space and (ii) 84 hotel rooms. The 360 North Rodeo Drive Property’s total net rentable area is equal to 24,899 sq. ft. Based on the 360 North Rodeo Drive Property’s net rentable area, the Cut-off Date Balance / Sq. Ft. and Balloon Balance / Sq. Ft. are equal to $1,526. Historical Occupancy is based on the weighted average occupancy of the net rentable area of the following components: (i) the 6,775 sq. ft. of retail space and (ii) the 84 hotel rooms comprising 18,124 sq. ft. Most Recent Occupancy is based on the weighted average occupancy of the following components: (i) the 6,775 sq. ft. of retail space that was 100.0% occupied and (ii) the 84 hotel rooms comprising 18,124 sq. ft. of net rentable area, that were 76.6% occupied as of the trailing 12-month period ending April 30, 2017.

Loan No. 18 – Spring River Business Park – The Spring River Business Park Net Rentable Area (SF) consists of approximately (i) 135,423 sq. ft. of office space, (ii) 38,665 sq. ft. of office/flex space and (iii) 23,716 sq. ft. of flex/warehouse space. The Spring River Business Park’s total net rentable area is equal to 197,804 sq. ft. Based on the Spring River Business Park’s net rentable area, the Cut-off Date Balance / Sq. Ft. and Balloon Balance / Sq. Ft. are equal to $79.37. Historical Occupancy is based on the weighted average occupancy of the net rentable area of the following components: (i) 135,423 sq. ft. of office space, (ii) 38,665 sq. ft. of office/flex space and (iii) 23,716 sq. ft. of flex/warehouse space. Most Recent Occupancy is based on the weighted average occupancy of the following components: (i) 135,423 sq. ft. of office space that was 96.7% occupied, (ii) 38,665 sq. ft. of office/flex space that was 100.0% occupied and (iii) 23,716 sq. ft. of flex/warehouse space that was 100.0% occupied, each, respectively, as of the trailing 12-month period ending April 1, 2017.

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(5)	The Administrative Fee Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. The Pari Passu Loan Primary Servicing Fee Rate for the Mall of Louisiana Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Colorado Center Loan will be 0.00125%.

(6)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12 month period following the Cut off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(7)	“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

(8)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(9)	Loan No. 4 – Grand Hyatt Seattle – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 5 – Renaissance Seattle – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 6 – Mall of Louisiana – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 7 – Colorado Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the subordinate companion loans.

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Loan No. 11 – Integrated Health Campus – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

(10)	Loan No. 7 – Colorado Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds) ($) calculations exclude the subordinate companion loans subordinate secured debt.

(11)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A 1 to this preliminary prospectus.

Loan No. 6 – Mall of Louisiana – The Mall of Louisiana Mortgage Loan has a two-business day grace period for any monthly payment of principal or interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

(12)	Loan No. 23 – 592-594 Dean Street – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Balance net of a related holdback reserve in an amount equal to $450,000. The holdback reserve will be disbursed in accordance wiih the priorities set forth in the Loan Agreement on or before September 5, 2020, provided (i) no trigger period is continuing, (ii) the debt yield is equal to or greater than 7.5% and (iii) satisfaction of the requirements in the Mortgage Loan documents, which include, but are not limited to (X) delivery of a certification from the borrower stating (a) the entire property is tenanted under one or more leases, (b) all contingencies under all such leases has been satisfied, (c) the rent commencement date has been set and all tenants have commenced paying full contractual rent, (d) all leasing commissions have been paid and all tenant improvements have been completed, (e) all leases are in full force and effect and (f) the rent payable, on a modified gross basis, is $40.00 per rentable square foot and (Y) delivery of an estoppel confirming each of the foregoing. The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance ($) of $14,250,000 are 66.6%, 7.7% and 7.4%, respectively.

Loan No. 28 – Amsdell All Star Self Storage – The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance ($), net of a $300,000 property costs holdback reserve. The property costs holdback reserve will be disbursed upon satisfaction of the requirements in the Mortgage Loan documents, which include, but are not limited to, (i) no event of default exists and remains uncured, (ii) after giving effect to the requested disbursement, the debt yield is not less than 8.5% and (iii) on the date of disbursement, the ratio of the principal amount of the Mortgage Loan to the acquisition costs incurred is not greater than 72.0%. The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance ($) of $11,500,000 are 70.0%, 8.4% and 8.3%, respectively.

Loan No. 30 – 1530 Meridian – The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance ($), net of a $500,000 occupancy holdback reserve. The occupancy holdback reserve will be disbursed upon satisfaction of the requirements in the Mortgage Loan documents, which include, but are not limited to, provided no event of default exists and remains uncured, at such time as the 1530 Meridian borrower delivers evidence reasonably satisfactory to the lender that (i) each of Abbott, Stringham & Lynch and CPI has taken possession of its premises, opened for business and commenced paying full, unabated rent under its lease, (ii) each of Abbott, Stringham & Lynch and CPI has made all payments of rent due and payable by such tenant through and including February 2017, and (iii) all certificates of occupancy, licenses, approvals and permits required of the 1530 Meridian borrower for the legal use, occupancy and operation of the entire Mortgaged Property have been obtained and are in full force and effect, any funds held in the occupancy holdback reserve will be disbursed to the 1530 Meridian borrower; provided, however, if a cash management period is then continuing, then no such funds will be disbursed to 1530 Meridian borrower, and all such funds will instead be deposited into the cash collateral subaccount. The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance ($) of $11,100,000 are 64.0%, 9.5% and 8.8%, respectively.

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Loan No. 33 – Rampart Village Center – The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance ($), net of a $500,000 holdback reserve. The holdback reserve will be disbursed upon satisfaction of the requirements in the Mortgage Loan documents, which include, but are not limited to, (i) no event of default exists and remains uncured, (ii) after giving effect to the requested disbursement, the debt yield (which is calculated based on the outstanding principal balance, net of the remaining holdback reserve funds) is not less than 8.75% and (iii) on the date of disbursement, debt service coverage ratio (which is calculated based on the outstanding principal balance, net of the remaining holdback reserve funds) is equal to or greater than 1.31x. The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance ($) of $8,789,791 are 72.9%, 8.8% and 8.0%, respectively.

Loan No. 35 – Packard Place – The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance ($), net of a $400,000 economic holdback reserve. The economic holdback reserve will be disbursed upon satisfaction of the requirements in the Mortgage Loan documents, which include, but are not limited to, (i) no event of default exists and remains uncured and (ii) after giving effect to the requested disbursement, the debt yield (which is calculated based on the outstanding principal balance, net of the remaining holdback reserve funds) is equal to or greater than 9.50%. The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance ($) of $8,739,797 are 46.0%, 9.3% and 8.3%, respectively.

(13)	Loan No. 2 – AHIP Northeast Portfolio II – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the aggregate “As Complete” appraised value of $102.6 million as of June 1, 2018 for all of the properties, except Homewood Suites - Allentown-Bethlehem Airport, which is as of June 1, 2019. The “As Complete” appraised value assumes the completion of the required PIP at each property. The estimated cost of each respective PIP, a total of $1,975,474, was reserved in full at loan origination. Based on the aggregate “As-Is” appraised value of $96.5 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 59.8% and 54.7%, respectively.

Loan No. 9 – Parmer Office 3.2 – The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on, and the Appraised Value ($) reflects, the “As Stabilized” appraised value of $59.9 million as of June 15, 2018. The “As Stabilized” appraised value assumes that economic stabilization is achieved and that free rent associated with recently signed leases has burned off. At loan origination, $693,634 was reserved for free rent. Based on the “As-is” appraised value of $58.3 million as of June 15, 2017, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 65.0% and 59.3%, respectively.

Loan No. 14 – 16027 Ventura Boulevard – The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on, and the Appraised Value ($) reflects, the “As Stabilized” appraised value of $38.0 million as of October 1, 2017. The “As Stabilized” appraised value assumes that economic stabilization is achieved, the Mortgaged Property’s current renovation is completed and all outstanding leasing costs associated with recent leases are paid off. At loan origination, $459,130 was reserved for free rent. Based on the “As-is” appraised value of $37.0 million as of May 3, 2017, the Cut-off Date LTV and Balloon LTV are each 67.6%.

Loan No. 29 – Hampton Inn Daytona Beach – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Complete” appraised value of $16.5 million as of May 15, 2018. The “As Complete” appraised value assumes the completion of the required PIP at the property. The estimated cost of the PIP, a total of $1,380,000, was reserved in full at loan origination. Based on the “As-Is” appraised value of $15.2 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 72.9% and 59.4%, respectively.

(14)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Partial Releases” in this preliminary prospectus. In addition, certain of the Mortgage Loans

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permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Protections and Certain Involuntary Prepayments--Voluntary Prepayments” in this preliminary prospectus.

(15)	Loan No. 4 – Grand Hyatt Seattle – The lockout period will be at least 28 payment dates beginning with and including the first payment date of June 6, 2017. Defeasance of the full $133.0 million Grand Hyatt Seattle Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) November 6, 2020. The assumed lockout period of 28 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

Loan No. 5 – Renaissance Seattle – The lockout period will be at least 28 payment dates beginning with and including the first payment date of June 6, 2017. Defeasance of the full $127.0 million Renaissance Seattle Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) November 6, 2020. The assumed lockout period of 28 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

Loan No. 6 – Mall of Louisiana - The lockout period will be at least 25 payment dates beginning with and including the first payment date of September 1, 2017. Defeasance of the entire $325.0 million Mall of Louisiana Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 1, 2020. The assumed lockout period of 25 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

Loan No. 7 – Colorado Center – The lockout period will be at least 25 payment dates beginning with and including the first payment date of September 9, 2017. Defeasance of the full $550.0 million Colorado Center Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) July 28, 2020. The assumed lockout period of 25 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

Loan No. 11 – Integrated Health Campus – The lockout period will be at least 24 payment dates beginning with and including the first payment date of October 1, 2017. Defeasance of the full $53.0 million Integrated Health Campus Whole Loan is permitted after the date that is the earlier to occur of (i) August 11, 2020 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

(16)	Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Partial Releases” in this preliminary prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Protections and Certain Involuntary Prepayments—Voluntary Prepayments” in this preliminary prospectus.

(17)	The following Mortgaged Property consists, in whole or in part, of the borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 3 – CHG Building – The borrower sponsor developed the multi-level parking structure on a parcel adjacent to the parcel on which the three buildings comprising the CHG Building Property are located. Upon completion of the parking structure, the borrower sponsor transferred the parking structure to Redevelopment Agency of Midvale City (the “Agency”) pursuant to a 50-year ground lease with the Agency for a total rent of $1.00 for the term, which expires on April 30, 2066. Prior to origination, the borrower sponsor transferred its interest in the ground lease to the borrower. In return, the borrower subleased the parking structure from the Agency pursuant to a 35-year sublease for the use of the parking structure for parking at the CHG Building Property for a total rent of $1.00 for the term, which expires on April 30, 2051. The borrower’s sub-leasehold interest in the parking structure is encumbered by the mortgage and constitutes collateral for the CHG Building Loan. The

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borrower has a right to purchase the parking structure at any time and is obligated to purchase the parking structure no later than April 30, 2051. The repurchase obligation is guaranteed by KC Gardner Company, L.C., an affiliate of the borrower and the property manager. Due to the temporary leasehold structure and the borrower’s obligation to purchase the fee interest in the parking structure from the Agency, the borrower’s interest in the parking structure is treated as fee simple.

Loan No. 13 – The Landing – The Mortgaged Property contains a parcel that is leased from the borrower to the Westlake Yacht Club. The ground lease expires on June 30, 2073 (beyond the related Mortgage Loan maturity date). The Westlake Yacht Club is required to pay its pro rata share (3.54%) of common charges at the Mortgaged Property.

Loan No. 15 – 2600 N. Ashton – The Borrower ground leases the entire Mortgaged Property from Thanksgiving Point Development Company pursuant to a ground lease that commenced on November 1, 2016 and expires on December 31, 2066. Ground rent is $330,000 annually for the first five years of the ground lease term, subject to increases of 5% on each five year anniversary of the rent commencement date.

(18)	Loan No. 11 – Integrated Health Campus – The Largest Tenant, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the net rentable area at the Mortgaged Property is an affiliate of the borrower.

Loan No. 30 – 1530 Meridian – The 2nd largest tenant at the Mortgaged Property, CPI, a real estate brokerage firm, is an affiliate of the borrower and leases approximately 15.2% of the net rentable area at the Mortgaged Property as office space.

(19)	Loan No. 7 – Colorado Center – The 2nd Largest Tenant, Edmunds.com, currently leases approximately 195,594 sq. ft. of space pursuant to a lease expiring on January 31, 2028 and approximately 2,218 sq. ft. of space pursuant to a lease expiring on November 30, 2027.

(20)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. In addition to the foregoing, the following are non contingent early termination options for those tenants listed in Annex A 1:

Loan No. 7 – Colorado Center – The 4th Largest Tenant, Rubin Postaer, has the right to accelerate the expiration date of its lease from December 31, 2025 to December 31, 2020 upon written notice to the landlord by December 31, 2019 and delivery to the landlord of an “acceleration fee” in an amount equal to the fixed rent that, in the absence of such lease acceleration, the tenant would have been required to pay under the lease for the six month period immeditately following the accelerated expiration date.

Loan No. 9 – Parmer Office 3.2 – The 3rd Largest Tenant, Trusource Labs, LLC, has a one-time right to terminate its lease effective between October 19, 2022 and October 19, 2023 if the contract between Trusource Labs, LLC and Nest Labs, Inc. is terminated, provided that Trusource Labs, LLC gives notice at least 12 months in advance.

Loan No. 10 – Freeway Industrial Park – The Largest Tenant, County of Riverside, leasing approximately 7.2% of the NRA, has the right to terminate its leases for 6,428 sf and 4,799 sf effective at any time with at least 6 months’ prior written notice and its lease for 23,477 sf of industrial space with at least 60 days’ prior written notice.

Loan No. 12 – Park Slope Court – The sole retail tenant, Premier Pediatrics, leasing approximately 100% of the retail NRA (5,197 sf), has the right to terminate its lease effective at any time with at least 120 days’ prior written notice if the tenant is no longer actively engaged in the practice of medicine.

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Loan No. 14 – 16027 Ventura Boulevard – The 3rd Largest Tenant, Dunn & Pariser, CPA, has the right to terminate its lease effective on July 8, 2021, provided that Dunn & Pariser, CPA gives at least 270 days’ written notice and delivers payment of all unamortized tenant improvements, leasing commissions, and free rent.

Loan No. 18 – Spring River Business Park – The Largest Tenant, Assured Neace Lukens Insurance Agency, Inc., leasing approximately 22.5% of the NRA, has the right to terminate its lease effective April 30, 2021, with at least 9 months’ prior written notice and payment of a termination fee equal to the sum of (i) three months’ rent and (ii) the cost of any unamortized tenant improvements and leasing commissions. In addition, the 2nd Largest Tenant, Munson Business Interiors, Inc. leasing approximately 11.3% of the net rentable area, has the right to terminate its lease at any time with at least 120 days’ prior written notice and payment of a termination fee equal to $2,000.

Loan No. 22 – One Independence Way – The Largest Tenant, S&P, leasing approximately 65.7% of the NRA, has the right to terminate its lease with respect to one of the following spaces: (i) a portion of the premises located on the south and north wing of the 1st floor of the Mortgaged Property containing not less than 13,000 sq. ft. and not more than 25,952 sq. ft., or (ii) 19,502 sq. ft. of the premises on the 3rd floor of the building effective on April 1, 2025 upon written notice to landlord on September 31, 2024. Such termination/contraction option is subject to a termination fee equal to unamortized leasing costs. Additionally, the 2nd Largest Tenant, ALK, leasing approximately 34.3% of the NRA, has the right to terminate its lease with respect to the 3rd Floor premises at the Mortgaged Property effective December 31, 2022 by delivering 270 days’ prior written notice to landlord and payment of a termination fee equal to the sum of (i) 6 months of the average monthly basic rent for the remainder of the term, plus (ii) the unamortized portion of all concessions and upfront costs of leasing the premises, using an interest factor of 4%.

Loan No. 23 – 592-594 Dean Street – The 2nd Largest Tenant, United States Postal Service (“USPS”), leasing approximately 29.4% of the NRA, has the right to terminate its lease at any time after the February 27, 2020 with 180 days’ prior written notice to the landlord. If USPS chooses to terminate its lease during the initial term of the lease, provided that the landlord is not in default, USPS will pay to the landlord a termination penalty equal to the unamortized brokerage commission (approximately $157,977.01). Such termination penalty does not apply to terminations during renewal option periods.

Loan No. 26 – CVS & Walgreens Portfolio – The sole tenant, Walgreen’s, leasing 100% of the NRA at the Walgreen’s Rochester, MI Mortgaged Property, has the right to terminate its lease effective as of August 31, 2031 or effective as of the last day of any month thereafter. Should Walgreen’s elect to exercise any such option, Walgreen’s will send 12 months’ prior written notice to the landlord. Next, the sole tenant, Walgreen’s, leasing 100% of the NRA at the Walgreen’s Norton, MA Mortgaged Property, has the right to terminate its lease effective as of September 31, 2031 or effective as of September 31 every fifth year thereafter. Should Walgreen’s elect to exercise any such option, Walgreen’s, Inc. will send at least 6 months’ prior written notice to the landlord. Lastly, the sole tenant, CVS, leasing 100% of the NRA at the CVS Coon Rapids, MN Mortgaged Property, has the right to terminate its lease if the landlord acquires land adjacent to the Mortgaged Property or at the same intersection and competes with CVS through its primary use, CVS may terminate its lease provided that the exclusive use provision violation is not cured within 60 days after written notice to the landlord.

Loan No. 33 – Rampart Village Center – The 3rd Largest Tenant, Tiger Rock Martial Arts, has the right to terminate its lease if Gold’s Gym International vacates the Mortgaged Property and a replacement tenant is not found within 12 months.

Loan No. 35 – Packard Place – The 5th Largest Tenant, GSA, has the right to terminate its lease at any time by providing not less than 90 days’ written notice.

Loan No. 39 – Central Corporate Office – The Largest Tenant, First American Title, has the right to terminate its lease commencing on January 31, 2018 with at least 9 months’ written notice.

(21)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 11 – Integrated Health Campus – The Largest Tenant, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the net rentable area, subleases approximately 53,000 square feet of its 116,617 square feet leased premises to Steel Fitness Premier, a local gym. The sublease expires on June 30, 2018. The tenant remains obligated to pay full rent on its entire space (including the portion subject to the sublease) through its lease expiration date on June 30, 2026.

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(22)	The following major tenants shown on Annex A-1 have abated, free or prepaid rent:

Loan No. 3 – CHG Building – At origination, the borrower deposited $3,135,881 into a free rent reserve account for outstanding rent abatements with respect to the CHG Healthcare Services, Inc. lease, the Largest Tenant.

Loan No. 7 – Colorado Center – The Largest Tenant, HULU has $1,073,813 of free rent through May 31, 2018, the 2nd Largest Tenant, Edmunds.com, that has free rent of $5,983,082 through December 31, 2018, and the 3rd Largest Tenant, Kite Pharma, Inc., that has signed a lease and taken possession of its leased space but has a 12-month abated rent of $12,790,705 from August 2017 through July 2018 for all of its space as well as 12 additional months on a smaller space. At origination, the borrower deposited $20,761,186 into a free rent reserve account.

Loan No. 9 – Parmer Office 3.2 – At origination, the borrower deposited $693,634 of free rent, consisting of $288,925 for the 3rd Largest Tenant, Trusource Labs, LLC, to be disbursed through October 2017, $207,216 for the 2nd Largest Tenant, Blue Apron, Inc., to be disbursed through August 2017, and $197,493 for NSTX, Inc. to be disbursed through November 2017.

Loan No. 13 – The Landing - At origination, the borrower deposited $128,531 into a rent abatement reserve for outstanding rent abatements with respect to the Zin Bistro Americana (Sabzin Inc.) lease, the 2nd Largest Tenant.

Loan No. 14 – 16027 Ventura Boulevard – The Largest Tenant, Life Alert Emergency Response, Inc., has a 50.0% rent abatement for the months of August 2017 through May 2018 totaling $411,759 and the 3rd Largest Tenant, Dunn & Pariser, CPA, is currently in a free rent period ending September 9, 2017. At origination, the borrower deposited $459,130 for free rent. The initial deposit of $459,130 (Life Alert Emergency Response, Inc.: $411,759; Liberty West: $16,699; Malka Sedeghan: $11,552; Linda S. Dawson: $9,824; BRC Advisors: $4,944 and D & O Eco Services, Inc.: $4,351) will be used to cover free rent owed to tenants and disbursed periodically until January 2019.

Loan No. 15 – 2600 N. Ashton – At origination, the borrower deposited $140,184 into a rent abatement reserve for outstanding rent abatements with respect to the Solutionreach, Inc. lease, the Largest Tenant.

Loan No. 22 – One Independence Way – At origination, the borrower deposited $2,131,350 into a rent abatement reserve for outstanding rent abatements with respect to the S&P Global, Inc. lease, the Largest Tenant, and with respect to the ALK, the 2nd Largest Tenant.

Loan No. 39 – Central Corporate Office – The 3rd Largest Tenant, AltaPacific Bank, has a 50.0% monthly rent abatement through October 2017. At origination, the borrower deposited with the lender $15,512.57 for outstanding free rent in respect of that tenant.

(23)	The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 6 – Mall of Louisiana – The 3rd Largest Tenant, Main Event, recently signed a lease for 46,900 square feet and is expected to take possession of their space and commence paying rent in August 2018.

Loan No. 7 – Colorado Center – The 2nd Largest Tenant, Edmunds.com, has abated rent for the month of December in 2017 and 2018. The 3rd Largest Tenant, Kite Pharma, Inc. has signed a lease and taken possession of its leased space, but is not yet in occupancy and has a 12-month abated rent from August 2017 through July 2018 for all of its space, as well as 12 additional months on a smaller space. At origination, the borrower deposited $20,761,186 for free rent allowances related to its leases.

Loan No. 21 – Dunes Plaza – Five Below, a tenant that accounts for 5.9% of NRA, signed a lease for 9,087 sq. ft., but is not yet in occupancy. If the borrower fails to deliver the leased space by October 2, 2017, Five Below will have the right to terminate its lease. At origination, the borrower reserved $594,225 for related tenant improvements, leasing commissions and the remaining balance is required to be disbursed to the borrower at such time as Five Below is opened for business and commenced paying full, unabated rent.

Loan No. 22 – One Independence Way - The largest tenant, S&P has executed a lease for approximately 5.19% of the net rentable area (5,920 sq. ft.) at the Mortgaged Property but is not yet in occupancy. S&P is anticipated to take occupancy and commence paying rent by July 1, 2018. The 2nd largest tenant, ALK, has executed a

A-1-18

lease for approximately 8.57% of the net rentable area (9,775 sq. ft.) at the Mortgaged Property but is not yet in occupancy. ALK is anticipated to take occupancy and commence paying rent by January 1, 2018.

Loan No. 32 – Towne Center Shoppes – Delmonico’s Italian Steakhouse Restaurant (“Delmonico’s”), the 2nd Largest Tenant, has signed a lease for 5,090 sq. ft. but is not yet in occupancy (and $250,000 was reserved at loan origination to be released to the borrower at such time as Delmonico’s is open for business and paying full, unabated rent). If by February 2018, Delmonico’s has not: (a) taken occupancy of its leased space; (b) obtained a liquor license; or (c) been granted all necessary permits to operate the premises as a restaurant, Delmonico’s has the right to terminate the lease at any time thereafter.

(24)	Loan No. 3 – CHG Building- Construction of the Mortgaged Property was completed in 2017. On April 8, 2017, the sole tenant, CHG Healthcare Services, Inc., commenced a 12-year modified gross lease with no termination options and two, five year extension options.

Loan No. 9 – Parmer Office 3.2 – The Mortgaged Property was constructed in 2015 and was not fully occupied until 2017. The leases with NSTX, Inc. (49.0% of NRA), Blue Apron, Inc. (34.0% of NRA) and Trusource Labs, LLC (17.0% of NRA) l commenced on December 1, 2015, April 19, 2017 and May 10, 2017, respectively.

Loan No. 15 – 2600 N. Ashton- Construction of the Mortgaged Property was completed in 2016. On November 1, 2016, the sole tenant, Solutionreach signed a 10.5 year lease with no termination options and two, five year extension options.

Loan No. 22 – One Independence Way – The borrower purchased the Mortgaged Property in December 2012 and commenced a significant renovation project that is anticipated to be completed by the end of 2017. The Property is 100% leased.

Loan No. 23 – 592-594 Dean Street – The Mortgaged Property was gut renovated in 2015 and was not fully occupied until 2016. The leases with the Largest Tenant, Industrious (61.2% of NRA) and the 2nd Largest Tenant, the United States Postal Service (29.4% of NRA), commenced on March 1, 2016.

Loan No. 30 – 1530 Meridian – The borrower purchased the Mortgaged Property in October 2015 and commenced a significant renovation project that was completed in August 2017.

Loan No. 31 – Fresenius Northeast Portfolio – Construction of each Mortgaged Property was completed in 2017. The Properties are 100% leased and occupied under 15-year non-terminable triple net leases that have initial lease expirations ranging from December 31, 2031 to February 28, 2032.

Loan No. 34 – Fresenius Southern Portfolio – Construction of each Mortgaged Property was completed in 2016. The Properties are 100% leased and occupied under 15-year non-terminable triple net leases that have initial lease expirations ranging from April 30, 2031 to December 31, 2031.

Loan No. 40 – StorQuest Manhattan & Fair Oaks – The Second Most Recent Operating Statements for StorQuest Fair Oaks represent the annualized 11-month period ending December 31, 2016. The 2016 full year financials were unavailable due to the change of property management.

Loan No. 41 – Fresenius & DaVita CA Portfolio - Construction of each Mortgaged Property was completed in 2016 and 2017. The Properties are 100% leased and occupied under 15-year non-terminable triple net leases that have initial lease expirations ranging from February 28, 2031 to February 28, 2032.

(25)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(26)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(27)	Loan No. 2 – AHIP Northeast Portfolio II – Beginning on the monhtly payment date in July 2019, the borrower is required to deposit into an FF&E reserve an amount equal to the greater of (i) 1/12 of 4.0% of the estimated annual rents and (ii) the then-current amount required by the franchise agreement for approved capital expenditures.

A-1-19

Loan No. 14 – 16027 Ventura Boulevard – Commencing on the first payment date and continuing on each payment date up to and including the payment date in September 2019, the borrower must deposit an amount equal to $14,054 into the TI/LC reserve account. Beginning on the payment date in October 2019 and continuing on each payment date through the payment date in September 2021, the borrower must deposit an amount equal to $28,109 into the TI/LC reserve account.

Loan No. 35 – Packard Place- The upfront replacement reserve deposit of $96,000 does not count towards the calculation of the replacement reserve cap.

Loan No. 39 – Central Corporate Office – Commencing on the first payment date and continuing on each payment date thereafter, the borrower must deposit an amount equal to $607 in the replacement reserve account, provided, however, that upon such time as the amount in the replacement reserve account equals or exceeds $14,564, the borrower may cease making monthly deposits into the replacement reserve account. After reaching the replacement reserve cap, if the replacement reserve account balance drops below $14,564 at any time, the borrower must resume making monthly deposits into the replacement reserve account in an amount equal to $283.

(28)	Loan No. 29 – Hampton Inn Daytona Beach - The borrower is required to deposit into an FF&E reserve for approved capital expenditures and FF&E work an amount equal to the greatest of (i)(x) with respect to each monthly payment date through and including the monthly payment date in July 2018, 2.0% of the rents for the Mortgaged Property for the prior month, (y) with respect to each monthly payment date occuring in August 2018, through and including the monthly payment date occuring in July 2020, 3.0% of the rents for the prior months rents and (z) 4.0%, thereafter, (ii) the then-current amount required by the management agreement and (ii) the then-current amount required by the franchise agreement.

Loan No. 36 – Courtyard West Des Moines - The borrower is required to fund a monthly FF&E reserve in an amount equal to the greater of (a) the amount of the deposit required by franchisor on account of FF&E under the franchise agreement or (b) an amount equal to one-twelfth of (x) for the monthly payment date occurring in September 2017 and for each monthly payment date occurring thereafter until and including the monthly payment date occurring in August 2018, 2.0% of the gross income for the Mortgaged Property during the preceding calendar year, (y) for the monthly payment date occurring in September 2018 and for each monthly payment date occurring thereafter until and including the monthly payment date occurring in August 2019, 3.0% of the gross income for the Mortgaged Property during the preceding calendar year and (z) on each monthly payment date occurring in September 2019 and each monthly payment date occurring thereafter, 4.0% of the gross income for the Mortgaged Property during the preceding calendar year.

(29)	Loan No. 7 – Colorado Center – The borrowers are permitted to deliver a guaranty from BPLP in in lieu of making required monthly payments to any reserve accounts in the amount required to have on deposit for such purpose, which amount will be reduced as the borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account (other than with respect to the initial reserves in respect of tenant improvement and leasing commissions costs and for existing gap rent and free rent obligations at origination, which in no event may be replaced by a Guaranty from BPLP). Notwithstanding the foregoing, the aggregate amount of any Guaranty from BPLP (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the borrower) may not at any time exceed 10.0% of the outstanding principal balance of the Colorado Center Whole Loan.

Loan No. 13 - The Landing – The borrower is permitted to end a DSCR triggered cash management period by delivering to lender an acceptable letter of credit in an amount equal to the shortfall between the NOI required for a 1.20x DSCR and the actual NOI (as calculated by lender every 12 months), up to a total letter of credit obligation of $250,000, in the aggregate. In addition, the borrower is permitted to end a cash management period triggered by a lease sweep period by delivering cash or an acceptable letter of credit in an amount equal to $10.00 per square foot with respect to the applicable lease that triggered the lease sweep period.

A-1-20

(30)	Summary of Existing Pari Passu Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Whole Loan Cut- off Date Balance	Whole Loan U/W NCF DSCR	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut- off Date U/W NOI Debt Yield
4	Grand Hyatt Seattle	$50.000.000	$83,000,000	$133,000,000	2.07x	54.9%	11.5%
5	Renaissance Seattle	$50,000,000	$77,000,000	$127,000,000	2.15x	55.3%	12.2%
6	Mall of Louisiana	$50,000,000	$275,000,000	$325,000,000	1.85x	57.0%	11.1%
7	Colorado Center(1)	$40,000,000	$258,000,000	$298,000,000	4.83x	24.6%	18.6%
11	Integrated Health Campus	$31,000,000	$22,000,000	$53,000,000	1.35x	64.8%	9.1%

(1)	The Whole Loan Cut-off Date Balance excludes three subordinate companion notes in the aggregate original principal amount of approximately $252.0 million.

(31)	Summary of Existing Mezzanine Debt

								Total	Total
		Mortgage	% of Initial		Annual	Mezzanine		Debt Cut-	Debt	Total
		Loan Cut-off	Outstanding	Mezzanine	Interest Rate	Loan		off Date	U/W	Debt U/W
Loan		Date	Pool	Debt Cut-off	on Mezzanine	Maturity	Intercreditor	LTV	NCF	NOI Debt
No.	Mortgage Loan	Balance	Balance	Date Balance	Loan	Date	Agreement	Ratio(1)	DSCR(1)	Yield(1)
26	CVS & Walgreens Portfolio	$12,100,000	1.3%	$1,800,000	11.0%	5/6/2027	Yes	73.7%	1.09x	7.7%

(32)	Summary of Future Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
18	Spring River Business Park(1)	$15,700,000	1.7%	Yes	1.45x	70.0%	12.0%
29	Hampton Inn Daytona Beach	$11,074,660	1.2%	Yes	1.40x	67.27%	10.0%
36	Courtyard West Des Moines	$8,400,000	0.9%	Yes	2.16x	80.0%	12.8%

(1)	Future mezzanine debt is not permitted to be less than $750,000 and not greater than $2,000,000.

A-1-21

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Range of Cut-off Date Balances - All Mortgage Loans
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut- off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
$5,000,000	-	$7,499,999	5	$31,251,332	3.4%	4.6031%	118	2.05x	52.7%	47.1%
$7,500,000	-	$14,999,999	17	$189,164,854	20.6%	4.8499%	116	1.49x	65.6%	57.7%
$15,000,000	-	$24,999,999	6	$101,421,244	11.1%	4.7598%	115	1.89x	61.0%	55.6%
$25,000,000	-	$49,999,999	8	$259,145,000	28.3%	4.3887%	118	2.15x	52.4%	48.7%
$50,000,000	-	$71,000,000	6	$335,497,897	36.6%	4.5208%	116	1.86x	58.5%	54.6%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Range of Mortgage Rates as of the Cut-off Date - All Mortgage Loans
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut- off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
3.5625%	-	4.4999%	14	$421,778,555	46.0%	4.1742%	117	2.22x	53.7%	50.0%
4.5000%	-	4.7499%	11	$187,268,824	20.4%	4.6833%	117	1.76x	59.1%	52.7%
4.7500%	-	5.6570%	17	$307,432,949	33.5%	5.0756%	116	1.47x	64.3%	58.7%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Type of Mortgaged Properties - All Mortgage Loans
SORT						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units or NRA	Cut-off Date Balance per # of Units or NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	DSCR	Cut- off Date LTV Ratio	LTV Ratio at Maturity
Office	20	$318,920,814	34.8%	2,703,165	$226	4.5049%	118	94.4%	1.88x	57.8%	50.6%
Suburban	8	$200,650,517	21.9%	1,040,650	$201	4.6724%	118	96.8%	1.48x	63.0%	54.2%
CBD	3	$62,989,797	6.9%	1,291,004	$280	3.9795%	119	89.3%	3.50x	36.3%	33.6%
Medical	9	$55,280,500	6.0%	371,511	$255	4.4956%	119	91.5%	1.47x	63.7%	56.8%
Hospitality	9	$183,674,660	20.0%	1,847	$190,826	4.6538%	117	85.0%	2.17x	55.2%	52.5%
Full Service	3	$106,500,000	11.6%	1,157	$246,453	4.7680%	117	85.5%	2.20x	53.0%	53.0%
Extended Stay	4	$57,700,000	6.3%	497	$117,213	4.4800%	118	89.0%	2.19x	56.2%	51.4%
Limited Service	1	$11,074,660	1.2%	91	$121,700	4.7000%	118	77.5%	1.74x	67.1%	54.8%
Select Service	1	$8,400,000	0.9%	102	$82,353	4.3400%	119	62.5%	2.16x	59.6%	50.7%
Retail	11	$152,553,692	16.6%	1,504,690	$292	4.3543%	117	92.0%	1.97x	60.4%	54.8%
Anchored	7	$55,521,470	6.1%	495,214	$156	4.4526%	118	92.0%	2.12x	60.2%	55.4%
Super Regional Mall	1	$50,000,000	5.5%	776,789	$418	3.9840%	119	91.8%	1.85x	57.0%	49.3%
Unanchored	1	$17,000,000	1.9%	43,501	$391	3.8670%	109	92.1%	2.69x	56.7%	56.7%
Urban	1	$15,300,000	1.7%	33,944	$451	5.6570%	114	100.0%	1.39x	65.1%	65.1%
Shadow Anchored	1	$14,732,223	1.6%	155,242	$95	4.4500%	119	84.4%	1.61x	72.0%	58.2%
Multifamily	7	$151,979,829	16.6%	1,140	$225,162	4.8828%	112	98.8%	1.43x	66.7%	64.5%
Student Housing	2	$84,000,000	9.2%	530	$178,143	4.5702%	111	100.0%	1.51x	64.0%	64.0%
Garden	4	$39,979,829	4.4%	561	$81,442	5.0676%	113	95.6%	1.38x	70.7%	62.5%
High-Rise	1	$28,000,000	3.1%	49	$571,429	5.5570%	115	100.0%	1.27x	69.0%	69.0%
Mixed Use	2	$53,700,000	5.9%	204,663	$3,943	4.3469%	115	87.3%	2.30x	35.8%	34.2%
Retail/Hospitality	1	$38,000,000	4.1%	6,859	$5,540	3.9250%	117	83.0%	2.70x	20.8%	20.8%
Warehouse/Office/Flex	1	$15,700,000	1.7%	197,804	$79	5.3680%	111	97.7%	1.34x	72.0%	66.8%
Industrial - Warehouse/Distribution	4	$37,000,000	4.0%	576,921	$65	4.8424%	116	96.9%	1.41x	64.4%	57.9%
Self Storage	2	$18,651,332	2.0%	214,228	$88	4.6951%	118	85.9%	1.37x	66.4%	57.8%
Total/Weighted Average	55	$916,480,327	100.0%			4.5806%	117	92.4%	1.87x	58.3%	53.5%

A-2-1

Mortgaged Properties by State and/or Location - All Mortgage Loans

					Weighted Averages
State/Location		Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
California	CA	10	$192,887,708	21.0%	4.2834%	118	2.43x	47.1%	43.3%
Southern	CA	3	$176,301,332	19.2%	4.2268%	118	2.52x	46.0%	42.4%
Northern	CA	3	$16,586,376	1.8%	4.8854%	114	1.49x	58.8%	52.2%
Washington	WA	3	$113,250,000	12.4%	4.7455%	116	2.04x	56.6%	55.9%
New York	NY	3	$113,250,000	12.4%	4.7439%	112	1.43x	64.9%	64.2%
New York City	NY	3	$113,250,000	12.4%	4.7439%	112	1.43x	64.9%	64.2%
Texas	TX	8	$112,474,829	12.3%	4.7496%	117	1.72x	63.2%	59.2%
Utah	UT	2	$78,219,141	8.5%	4.7715%	117	1.43x	60.2%	47.6%
Louisiana	LA	1	$50,000,000	5.5%	3.9840%	119	1.85x	57.0%	49.3%
Pennsylvania	PA	3	$46,495,164	5.1%	4.4072%	119	1.59x	62.4%	55.3%
Florida	FL	6	$32,224,660	3.5%	4.7380%	117	2.22x	55.1%	50.8%
New Jersey	NJ	2	$30,808,967	3.4%	4.8753%	119	1.79x	63.2%	55.0%
Maryland	MD	2	$28,737,525	3.1%	4.4800%	118	2.19x	56.2%	51.4%
Hawaii	HI	1	$17,000,000	1.9%	3.8670%	109	2.69x	56.7%	56.7%
Kentucky	KY	1	$15,700,000	1.7%	5.3680%	111	1.34x	72.0%	66.8%
Indiana	IN	1	$14,732,223	1.6%	4.4500%	119	1.61x	72.0%	58.2%
Michigan	MI	2	$13,559,000	1.5%	5.1058%	116	1.27x	69.9%	62.3%
Ohio	OH	2	$9,310,702	1.0%	5.0521%	116	1.33x	70.4%	63.2%
Colorado	CO	1	$8,789,791	1.0%	4.6200%	119	1.29x	68.8%	59.3%
North Carolina	NC	1	$8,739,797	1.0%	4.5500%	116	1.23x	43.9%	34.1%
Iowa	IA	1	$8,400,000	0.9%	4.3400%	119	2.16x	59.6%	50.7%
Illinois	IL	1	$7,981,678	0.9%	4.6860%	118	1.64x	71.9%	58.6%
Massachusetts	MA	2	$7,245,143	0.8%	4.9004%	116	1.47x	64.4%	58.5%
Minnesota	MN	1	$3,939,000	0.4%	5.0020%	116	1.37x	64.1%	57.4%
Missouri	MO	1	$2,735,000	0.3%	4.6400%	117	1.61x	64.9%	59.5%
Total/Weighted Average		55	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Other		29	$306,398,649	33.4%	4.5356%	117	1.80x	61.4%	54.4%

Range of LTV Ratios as of the Cut-off Date - All Mortgage Loans

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
20.8%	-	54.9%	8	$187,361,041	20.4%	4.2349%	118	2.82x	39.2%	36.8%
55.0%	-	59.9%	6	$192,750,000	21.0%	4.3856%	117	2.13x	56.5%	52.7%
60.0%	-	64.9%	13	$325,811,105	35.6%	4.6032%	116	1.44x	63.6%	57.1%
65.0%	-	69.9%	9	$130,914,451	14.3%	4.9836%	116	1.50x	67.2%	64.4%
70.0%	-	73.2%	6	$79,643,730	8.7%	5.1110%	116	1.41x	71.9%	61.6%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Range of LTV Ratios as of Maturity Dates - All Mortgage Loans

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
20.8%	-	49.9%	7	$181,661,041	19.8%	4.0164%	118	2.79x	39.3%	34.9%
50.0%	-	54.9%	9	$214,610,265	23.4%	4.6382%	117	1.85x	58.8%	52.3%
55.0%	-	59.9%	16	$307,459,021	33.5%	4.6779%	117	1.62x	63.5%	57.3%
60.0%	-	69.0%	10	$212,750,000	23.2%	4.8637%	113	1.48x	66.7%	65.0%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Range of Debt Service Coverage Ratios as of the Cut-off Date - All Mortgage Loans

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
1.18x	-	1.39x	16	$279,437,208	30.5%	4.9994%	116	1.31x	65.1%	58.1%
1.40x	-	1.44x	1	$11,729,829	1.3%	5.5600%	114	1.40x	71.1%	59.9%
1.45x	-	1.54x	5	$186,094,229	20.3%	4.4988%	114	1.51x	63.4%	57.9%
1.55x	-	1.99x	10	$144,969,061	15.8%	4.3442%	119	1.76x	63.0%	56.0%
2.00x	-	2.49x	5	$175,750,000	19.2%	4.6508%	117	2.14x	55.9%	53.9%
2.50x	-	3.99x	4	$78,500,000	8.6%	3.9354%	116	2.90x	34.7%	34.7%
4.00x	-	4.83x	1	$40,000,000	4.4%	3.5625%	119	4.83x	24.6%	24.6%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

A-2-2

Range of Original Terms to Maturity in Months - All Mortgage Loans

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
120	-	120	40	$816,480,327	89.1%	4.5568%	116	1.84x	58.7%	53.3%
121	-	121	2	$100,000,000	10.9%	4.7750%	117	2.11x	55.1%	55.1%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Range of Remaining Terms to Maturity in Months - All Mortgage Loans

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
109	-	117	23	$531,984,400	58.0%	4.7625%	115	1.71x	59.0%	55.3%
118	-	120	19	$384,495,928	42.0%	4.3290%	119	2.10x	57.4%	50.9%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Range of NOI Debt Yields as of the Cut-off Date - All Mortgage Loans

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
7.0%	-	8.9%	10	$232,400,000	25.4%	4.8450%	115	1.43x	65.8%	63.2%
9.0%	-	9.9%	13	$258,235,523	28.2%	4.7299%	116	1.42x	64.4%	55.8%
10.0%	-	12.4%	14	$296,244,804	32.3%	4.4529%	117	2.03x	53.5%	49.1%
12.5%	-	14.9%	3	$83,100,000	9.1%	4.3165%	119	2.42x	55.0%	50.8%
15.0%	-	19.7%	2	$46,500,000	5.1%	3.7159%	119	4.65x	24.2%	24.2%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

Amortization Type - All Mortgage Loans

						Weighted Averages
Amortization Type			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
Interest Only			14	$385,450,000	42.1%	4.4910%	115	2.31x	52.0%	52.0%
Interest Only, then Amortizing			17	$357,225,500	39.0%	4.5611%	117	1.61x	62.6%	55.9%
Amortizing Balloon			11	$173,804,827	19.0%	4.8194%	117	1.44x	63.7%	51.7%
Total/Weighted Average			42	$916,480,327	100.0%	4.5806%	117	1.87x	58.3%	53.5%

A-2-3

FOOTNOTES TO ANNEX A-2

(1)	With respect to the Grand Hyatt Seattle Mortgage Loan, Renaissance Seattle Mortgage Loan, Mall of Louisiana Mortgage Loan, Colorado Center Mortgage Loan, Integrated Health Campus Mortgage Loan and the CVS & Walgreens Portfolio Mortgage Loan, the LTV, DSCR and Debt Yield calculations include the related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and mezzanine loan(s).

(2)	With respect to the AHIP Northeast Portfolio II Mortgage Loan and the Hampton Inn Daytona Beach Mortgage Loan the Cut-off Date LTV and Maturity Date or ARD LTV have been calculated based on an “As Complete” appraised value. With respect to the Parmer Office 3.2 Mortgage Loan and the 16027 Ventura Boulevard Mortgage Loan, the Cut-off Date LTV and Maturity Date or ARD LTV have been calculated based on an “As Stabilized” appraised value.

(3)	With respect to the 592-594 Dean Street Mortgage Loan, Amsdell All Star Self Storage Mortgage Loan, 1530 Meridian Mortgage Loan, Rampart Village Center Mortgage Loan and the Packard Place Mortgage Loan, the Cut-off Date LTV and U/W NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related holdback reserve.

(4)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.

(5)	Anchored retail also includes single tenant properties.

(6)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

A-3-2

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

101 Ludlow
NOHO
BOWERY
LITTLE ITALY
CHINATOWN
New York
MANHATTAN
BROOKLYN

A-3-3

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

Mortgage Loan Information
Loan Seller(1):	JLC / GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Charles Blaichman; Richard Born; Scott Sabbagh
Borrower:	101 Ludlow LLC
Original Balance:	$71,000,000
Cut-off Date Balance:	$71,000,000
% by Initial UPB:	7.7%
Interest Rate:	4.4120%
Payment Date:	6th of each month
First Payment Date:	December 6, 2016
Maturity Date:	November 6, 2026
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(34), D(82), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(2)
	Initial	Monthly
Taxes:	$1,152,180	$192,030
Insurance:	$105,710	$9,610
Replacement:	$250,000	$6,769
Security Deposit LOC:	$2,423,250	NAP

Financial Information
Cut-off Date Balance / Bed:	$196,676
Balloon Balance / Bed:	$196,676
Cut-off Date LTV:	63.4%
Balloon LTV:	63.4%
Underwritten NOI DSCR:	1.56x
Underwritten NCF DSCR:	1.54x
Underwritten NOI Debt Yield:	7.0%
Underwritten NCF Debt Yield:	6.9%
Underwritten NOI Debt Yield at Balloon:	7.0%
Underwritten NCF Debt Yield at Balloon:	6.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Student Housing Multifamily
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	2009 / NAP
Total Beds:	361
Property Management:	CBJ Management LLC
Underwritten NOI:	$4,969,756
Underwritten NCF:	$4,888,531
“As Is” Appraised Value:	$112,000,000
“As Is” Appraisal Date:	August 30, 2016

Historical NOI
Most Recent NOI:	$5,206,234 (T-12 March 31, 2017)
2016 NOI:	$5,175,449 (December 31, 2016)
2015 NOI:	$5,091,001 (December 31, 2015)
2014 NOI:	$5,230,156 (December 31, 2014)
2013 NOI:	$5,141,085 (December 31, 2013)

Historical Occupancy(3)
Most Recent Occupancy:	100.0% (March 1, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)

(1)	The 101 Ludlow Loan was originated by JLC and a $35,500,000 million note was subsequently acquired by GACC.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	Historical Occupancy is based on the student housing portion of the 101 Ludlow Property which is 100.0% leased to the School of Visual Arts, Inc. pursuant to a lease that expires in January 2049. The 101 Ludlow Property also contains a 471 sq. ft. retail space that is 100.0% occupied. See “The Property” herein.

A-3-4

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

Unit Mix Summary(1)
Unit Type	# of Units	# of Beds	% of Total	Occupied Beds	Occupancy	Average Unit Size (Sq. Ft.)(2)	Average Monthly Rental Rate Per Bed(3)	Average Monthly Rental Rate Per Sq. Ft.	Average U/W Monthly Rental Rate Per Bed(4)
Single	251	251	69.5%	251	100.0%	182	$1,274	$7.00	$1,295
Double – South	34	68	18.8%	68	100.0%	274	$1,274	$4.65	$1,295
Double – Upper Floor	13	26	7.2%	26	100.0%	257	$1,274	$4.96	$1,295
ADA Accessible	8	16	4.4%	16	100.0%	219	$1,274	$5.82	$1,295
Total / Wtd. Avg.	306	361	100.0%	361	100.0%	196	$1,274	$6.62	$1,295

(1)	Based on the March 1, 2017 underwritten rent roll.

(2)	Based on the number of units.

(3)	Based on the in place lease with the School of Visual Arts, Inc.

(4)	Based on the in place lease with the School of Visual Arts, Inc. increased by 1.6375%, which is equal to the historical average rent increase from 2009-2017, to capture the rent increase in February 1, 2018.

The Loan. The 101 Ludlow loan (the “101 Ludlow Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in two condominium units comprised of a 306-unit, 361-bed, high-rise student housing multifamily property and a ground floor retail space totaling 471 sq. ft. located at 101 Ludlow Street in New York, New York (the “101 Ludlow Property”) with an original principal balance of $71.0 million. The 101 Ludlow Loan has a 10-year term and requires interest only payments for the term of the loan. The 101 Ludlow Loan accrues interest at a fixed rate equal to 4.4120% and has a cut-off date balance of $71.0 million. The 101 Ludlow Loan proceeds were used to retire previous debt of approximately $62.4 million, fund reserves of approximately $1.5 million, pay closing costs of approximately $1.4 million and return approximately $5.7 million of equity to the borrower sponsor. Based on the appraised value of $112.0 million as of August 30, 2016, the cut-off date LTV is 63.4%. The most recent prior financing of the 101 Ludlow Property was included in the GSMS 2012-GCJ7 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$71,000,000	100.0%	Loan Payoff	$62,370,135	87.8%
			Return of Equity	$5,743,349	8.1%
			Upfront Reserves	$1,507,890	2.1%
			Closing Costs	$1,378,626	1.9%
Total Sources	$71,000,000	100.0%	Total Uses	$71,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower, 101 Ludlow LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsors of the borrower and the non-recourse carve-out guarantors are Charles Blaichman, Richard Born, and Scott Sabbagh, on a joint and several basis.

Charles Blaichman is the founder of CB Developers, and has been developing, building and managing real estate for over 35 years. Mr. Blaichman is involved in all aspects of the company’s business, overseeing project acquisitions, the formation of partnerships, construction management, and the establishment of sales and management teams. CB Developer’s portfolio includes a range of development projects including boutique hotels and residential and commercial condominiums and rentals. The company has successfully developed projects that include the condominiums at 173/176 Perry Street, The Urban Glass House condominiums (330 Spring Street), 29-35 Ninth Avenue (home to hotel and social club Soho House), the High Line Building at 450 West 14th Street and The Theory Building at 40 Gansevoort Street.

Richard Born is a co-founder of BD Hotels, a large independent hotel owner and operator in New York City. The company’s portfolio includes over 22 hotels with more under construction, including a renovation of New York’s fabled Hotel Chelsea. Notable other properties include the Mercer Hotel, the Bowery Hotel, the Maritime Hotel, Tribeca’s Greenwich Hotel, East Village’s Ludlow Hotel, The Jane Hotel, Hotel Metro, The Blakely and The Pod brand hotels.

Scott Sabbagh is the founder of Matrix Development LLC (“Matrix Development”). Founded in 2002, Matrix Development is a real estate development and investment firm based in Manhattan. Prior to founding Matrix Development, Mr. Sabbagh was Director of Development for Colony Capital, LLC from 1994 until 2000, where he was responsible for the execution of residential and hotel development in the eastern U.S. and select projects in Hawaii, Mexico and the Caribbean. Matrix Development’s notable projects include the former Mayfair Hotel at 610 Park Avenue, a mixed-use, 40-unit rental building located at 19-23 St. Mark’s Place and the Urban Glass House, a 40-unit luxury condominium in west SoHo designed by the late Philip Johnson.

A-3-5

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

The Property. The 101 Ludlow Property is a 20-story student housing complex located in the Lower East Side neighborhood of Manhattan. Completed in 2009, the 101 Ludlow Property comprises two condominium interests, a 306-unit, 361-bed student housing building (the “Tower Unit”) and a 471 sq. ft. ground floor retail unit (the “Retail Unit”). A third condominium interest, which is not part of the 101 Ludlow Property, contains ground floor and basement space which is currently occupied by a Bank of America bank branch. The 101 Ludlow Property offers 251 single rooms, 47 double rooms units and 8 ADA compliant single rooms with an average unit size of 196 sq. ft. The 101 Ludlow Property’s first floor lobby includes a 24-hour building attendant, a mail room and an elevator waiting area. Amenities include an outdoor terrace on the second floor setback, bicycle racks, a basement containing a community room and lounge, a large kitchen, storage area for tenants and laundry facilities.

As of March 1, 2017, the Tower Unit was 100.0% leased to the School of Visual Arts, Inc. (“SVA”) pursuant to a triple net lease (the “SVA Lease”) which commenced on January 5, 2009 with a 40-year term that expires on January 30, 2049. SVA is a Manhattan-based, privately-held, for-profit, degree-granting institution for professional education in the visual arts. Offering 11 undergraduate and 22 graduate degree programs, SVA is a member of the Association of Independent Colleges of Art and Design, a consortium of 36 leading art schools. Current annual base rent under the SVA Lease is equal to approximately $1,274 per bed per month. The SVA Lease includes an annual rent increase beginning every February 1st based on the lesser of 3.0% and annual CPI. The historical increases since 2009 have ranged from a low of 0.3% to a high of 2.7% and averaged approximately 1.6375%. The last increase that occurred on February 1, 2017 was equal to 2.1%. Additionally, pursuant to the SVA Lease, SVA is responsible for real estate tax payments below $12.00 per sq. ft. and above $14.00 per sq. ft. based on the 101 Ludlow Property’s gross building area. The borrower is responsible for the $2.00 per sq. ft. differential.

SVA has the right to sublet all or any space at the Tower Unit without consent of the borrower, provided written notice is delivered to the borrower.

On June 18, 2012, SVA entered into a sublease with Alvin Ailey Dance Foundation for 40 beds at the Tower Unit at the 101 Ludlow Property with an initial term of four years. The initial monthly sublease rate is $1,350 per bed. On March 22, 2016, the sublease was amended and extended through August 5, 2018. Notwithstanding the sublease, SVA is responsible for the rent for these units.

As of March 1, 2017, the Retail Unit was 100.0% leased to Champion Pizza pursuant to a lease which commenced on October 31, 2014 with a 10-year term that expires on October 31, 2024. Champion Pizza’s current annual base rent is equal to $76,385 and the lease includes 3.0% annual rent increases every November 1st. Additionally, Champion Pizza is responsible for 100.0% of the real estate tax increases over the 2014/2015 base year.

Environmental Matters. The Phase I environmental report, dated October 18, 2016, recommended no further actions at the 101 Ludlow Property.

The Market. According to the appraiser, New York City has a total of 101 higher education institutions comprised of State University of New York System (“SUNY”), City University of New York System (“CUNY”), independent and proprietary schools. There were a total of 403,955 full-time and part-time undergraduate students and 107,966 graduate students in New York City institutions in 2015. New York University (“NYU”) (a private university) is the largest with over 40,000 students and numerous residential facilities. According to the appraiser, because of their proximity to campuses and cost efficiencies, campus affiliated housing is more appealing than off campus housing to many students, causing student housing to be in great demand and highly competitive. Additionally, according to the appraiser, it is not uncommon for student housing offices to have lottery systems and wait lists for their students, and given the lack of student housing facilities in New York City, occupancy rates are near or at capacity.

A-3-6

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	2016	T-12 3/31/17	In-Place(1)	U/W	U/W per Bed
Gross Potential Rent(2)	$5,310,427	$5,366,583	$5,365,332	$5,401,105	$5,423,151	$5,517,725	$5,608,078	$15,535
Less: Vacancy & Credit Loss(3)	0	0	0	0	0	0	(280,404)	($777)
Net Rental Income	$5,310,427	$5,366,583	$5,365,332	$5,401,105	$5,423,151	$5,517,725	$5,327,674	$14,758
Commercial Income	0	0	72,954	75,126	76,981	81,844	84,135	$233
Less: Vacancy(4)	0	0	0	0	0	0	(4,207)	($12)
Total Recoveries	1,473,745	1,667,124	2,038,440	2,189,919	2,197,505	2,204,734	2,204,734	$6,107
Effective Gross Income	$6,784,171	$7,033,708	$7,476,725	$7,666,150	$7,697,637	$7,804,303	$7,612,337	$21,087
Total Expenses	1,643,087	1,803,552	2,385,725	2,490,701	2,491,403	2,531,275	2,642,580	$7,320
Net Operating Income	$5,141,085	$5,230,156	$5,091,001	$5,175,449	$5,206,234	$5,273,028	$4,969,756	$13,767
Capital Expenditures(5)	0	0	0	0	0	81,225	81,225	$225
Net Cash Flow	$5,141,085	$5,230,156	$5,091,001	$5,175,449	$5,206,234	$5,191,803	$4,888,531	$13,542

(1)	In-Place represents annualized rents per the underwritten rent roll dated March 1, 2017 and is based on the in place leases with SVA and Champion Pizza with no vacancy adjustment, contractual tenant reimbursements per the leases, the contractual management fee equal to 2.0% of base rental income (excludes reimbursements), and all other U/W expenses and capital items.

(2)	U/W Gross Potential Rent is based on the in place SVA Lease increased by 1.6375%, which is equal to the historical average rent increase from 2009-2017, to capture the rent increase in February 1, 2018.

(3)	U/W Vacancy & Credit Loss represents 5.0% of Gross Potential Rent (SVA Lease).

(4)	U/W Vacancy represents 5.0% of Commercial Income (Champion Pizza).

(5)	U/W Capital Expenditures represent $225 per bed (361 beds) or $265 per unit (306 units).

Property Management. The 101 Ludlow Property is managed by CBJ Management LLC, an affiliate of the borrower.

Lockbox / Cash Management. The 101 Ludlow Loan is structured with a hard lockbox with in place cash management. All rents are required to be deposited directly by the tenants of the 101 Ludlow Property into a lockbox account controlled by the lender. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to the payment of debt service and the funding of required reserves. Provided no Cash Trap Period (as defined below) is continuing, all funds remaining in the cash management account after payment of the aforementioned items will be transferred on a monthly basis into the borrower’s operating account. During a Cash Trap Period, all excess cash in the cash management account will be retained by the lender as additional collateral for the 101 Ludlow Loan.

A “Cash Trap Period” will commence (i) upon an event of default, (ii) if the debt yield is less than 6.0% (until such time that the debt yield is greater than or equal to 6.0% for two consecutive quarters), (iii) if the SVA Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (iv) if SVA goes dark or gives notice that it intends to discontinue its business or (v) upon the occurrence of an SVA insolvency proceeding.

Initial Reserves. At loan origination, the borrower deposited (i) $1,152,180 into a tax reserve account, (ii) $105,710 into an insurance reserve account and (iii) $250,000 into a replacement reserve account (the “Replacement Reserve Cap Amount”).

In addition, in connection with the SVA Lease, SVA was required to deliver a security deposit in the original amount of $4,846,500 to the borrower. In lieu of cash, SVA provided a letter of credit (“LOC”) with Wells Fargo Bank National Association in the amount of $4,846,500 in support of its obligations under the SVA Lease. The LOC is evergreen and renews automatically each year throughout the 101 Ludlow Loan term. In January 2015, the security deposit was reduced to $2,423,250, pursuant to the terms of the SVA Lease. The SVA Lease allows for the further reduction of the security deposit to up to three months’ base rent after the borrower has collected 120 months of base rent and additional rent, provided that there has been no assignment of the SVA Lease, and further provided that there has been no material adverse change in SVA’s financial condition. In connection with the origination of the 101 Ludlow Loan, the borrower transferred the security deposit to the lender, which will be held by the lender as additional collateral for the 101 Ludlow Loan, subject to SVA’s rights under the SVA Lease. The 101 Ludlow Loan documents provide that any portion of the SVA security deposit which the borrower is permitted to retain pursuant to the terms of the SVA Lease will be transferred to the clearing account and proceed through the waterfall in accordance with the 101 Ludlow Loan agreement. Following a termination of the SVA Lease, at the lender’s election, such funds may be applied towards (a) rent arrearages under the SVA Lease, (b) debt service shortfalls or (c) funding any approved leasing expenses.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $192,030, into a tax reserve account, (ii) 1/12 of the estimated annual insurance premiums into an insurance account, which currently equates to $9,610 and (iii) $6,769 into a replacement reserve account, subject to the Replacement Reserve Cap Amount.

Current Mezzanine or Subordinate Indebtedness. None.

A-3-7

101 Ludlow Street New York, NY 10002	Collateral Asset Summary – Loan No. 1 101 Ludlow	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 63.4% 1.54x 7.0%

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

Purchase Option. In January 2049, the initial expiration of the SVA Lease, SVA has a one-time option to purchase the Tower Unit for $75.0 million provided SVA gives notice at least 12 months but not more than 18 months prior to the initial lease expiration date. If SVA does not timely exercise the option, the option automatically terminates and SVA will have no further right or option to purchase the Tower Unit. The purchase option does not apply in the event of a tenant default during the lease term that results in a termination of the SVA Lease.

A-3-8

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A-3-9

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

A-3-10

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Scranton
Middletown
Newburgh
NEW YORK
Wilkes-Barre
Milton
Freeland
Stroudsburg
New York
LEHIGH VALLEY INTERNATIONAL AIRPORT
JOHN F. KENNEDY INTERNATIONAL AIRPORT
Bethlehem
Newark
3
PENNSYLVANIA
Allentown
READING REGIONAL AIRPORT
Quakertown
Reading
Harrisburg
HARRISBURG INTERNATIONAL AIRPORT
PERKIOMEN VALLEY AIRPORT
Trenton
King of Prussia
Lancaster
NEW JERSEY
Philadelphia
2
PHILADELPHIA INTERNATIONAL AIRPORT
Cherry Hill
YORK AIRPORT
Wilmington
Newark
MARYLAND
Atlantic City
Baltimore
BALTIMORE/WASHINGTON INTERNATIONAL THURGOOD MARSHALL AIRPORT
1
4
Annapolis
Washington D.C.
Atlantic Ocean
DELAWARE

AHIP Portfolio II

1	Residence Inn - Arundel Mills BWI Airport	7035 Arundel Mills Circle	Hanover, MD	21076
2	Residence Inn - Mount Laurel at Bishop's Gate	1000 Bishops Gate Boulevard	Mount Laurel, NJ	08054
3	Homewood Suites - Allentown-Bethlehem Airport	2031 Avenue C	Bethlehem, PA	18017
4	TownePlace Suites - Arundel Mills BWI Airport	7021 Arundel Mills Circle	Hanover, MD	21076

A-3-11

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	American Hotel Income Properties REIT Inc.
Borrowers(1):	Various
Original Balance:	$57,700,000
Cut-off Date Balance:	$57,700,000
% by Initial UPB:	6.3%
Interest Rate:	4.4800%
Payment Date:	6th of each month
First Payment Date:	August 6, 2017
Maturity Date:	July 6, 2027
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt:	None
Call Protection(2):	L(26), D(90), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$452,158	$30,000
Insurance:	$0	Springing
FF&E:	$0	Springing
PIP:	$1,975,474	NAP

Financial Information
Cut-off Date Balance / Room:	$116,097
Balloon Balance / Room:	$106,207
Cut-off Date LTV(4):	56.2%
Balloon LTV(4):	51.4%
Underwritten NOI DSCR(5):	2.42x
Underwritten NCF DSCR(5):	2.19x
Underwritten NOI Debt Yield:	14.7%
Underwritten NCF Debt Yield:	13.3%
Underwritten NOI Debt Yield at Balloon:	16.0%
Underwritten NCF Debt Yield at Balloon:	14.5%

Property Information
Single Asset / Portfolio:	Portfolio of four properties
Property Type:	Extended Stay Hospitality
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Rooms:	497
Property Management(6):	Various
Underwritten NOI(7):	$8,466,470
Underwritten NCF(7):	$7,670,109
Appraised Value(4):	$102,600,000
Appraisal Dates(8):	Various

Historical NOI(7)
Most Recent NOI:	$8,620,564 (T-12 March 31, 2017)
2016 NOI:	$8,500,512 (December 31, 2016)
2015 NOI:	$8,573,651 (December 31, 2015)
2014 NOI:	$8,027,853 (December 31, 2014)

Historical Occupancy(7)
Most Recent Occupancy:	88.9% (March 31, 2017)
2016 Occupancy:	86.8% (December 31, 2016)
2015 Occupancy:	86.7% (December 31, 2015)
2014 Occupancy:	87.0% (December 31, 2014)
(1)	The borrowers for the AHIP Northeast Portfolio II Loan are AHIP MD Hanover 7021 Properties LLC; AHIP MD Hanover 7021 Enterprises LLC; AHIP NJ Mount Laurel Properties LLC; AHIP NJ Mount Laurel Enterprises LLC; AHIP PA Bethlehem Properties LLC; AHIP PA Bethlehem Enterprises LLC; AHIP MD Hanover 7035 Properties LLC; AHIP MD Hanover 7035 Enterprises LLC.

(2)	Partial release is permitted. See “Partial Release” herein.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	The Appraised Value, Cut-off Date LTV and Balloon LTV are calculated based on the “As Complete” value for the AHIP Northeast Portfolio II Properties, which assumes the completion of the required PIP at each property. The estimated cost of each respective PIP was reserved in full at loan origination. Based on the “As Is” appraised value as of June 1, 2017 of $96,500,000, the AHIP Northeast Portfolio II Loan has a Cut-off Date LTV and Balloon LTV of 59.8% and 54.7%, respectively.

(5)	Based on amortizing payments. Based on the current interest only debt service payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 3.23x and 2.93x, respectively.

(6)	The property managers for the AHIP Northeast Portfolio II Properties are: One MD Hanover 7021 Management LLC; One MD Hanover 7035 Management LLC; One PA Bethlehem HW Management LLC, One NJ Mount Laurel 1001 Management LLC.

(7)	Underwritten NOI, Underwritten NCF, Property Information, Historical NOI, Historical Occupancy and Financial Information are based on the aggregate of the four hospitality properties that comprise the AHIP Northeast Portfolio II Properties.

(8)	The Appraisal Dates for the AHIP Northeast Portfolio II Properties are as of June 1, 2018 for the Residence Inn - Arundel Mills BWI Airport, Residence Inn - Mount Laurel at Bishop’s Gate and TownePlace Suites - Arundel Mills BWI Airport properties and as of June 1, 2019 for the Homewood Suites - Allentown-Bethlehem Airport property.

A-3-12

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

Historical Occupancy, ADR, RevPAR(1)
	AHIP Northeast Portfolio II Portfolio			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(2)	87.0%	$117.92	$102.64	80.5%	$101.09	$81.38	108.1%	116.7%	126.3%
2015(3)	85.8%	$119.11	$102.25	81.1%	$101.66	$82.40	105.9%	117.3%	124.2%
2016(3)	86.1%	$123.48	$106.26	81.4%	$105.16	$85.62	105.8%	117.8%	124.5%
T-12 Mar 2017(3)	88.9%	$121.92	$108.41	81.6%	$106.18	$86.51	109.0%	115.1%	125.3%
(1)	Occupancy, ADR and RevPAR represent estimates from the weighted average figures in the hospitality research reports for each of the four AHIP Northeast Portfolio II Portfolio Properties. The variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the AHIP Northeast Portfolio II Properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2016 hospitality research report.

(3)	Source: March 2017 hospitality research report

Portfolio Summary
Property Name	Rooms	Year Built/ Renov.	Franchise	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value(1)	2011-2016 Approx. Cap Ex. Amount	2017-2019 PIP Amount
Residence Inn - Arundel Mills BWI Airport	131	2003/2016	Marriott	$17,546,199	30.4%	$2,346,538	$31,200,000	$2,200,000	$241,883
Residence Inn - Mount Laurel at Bishop’s Gate	144	2007/2012, 2015	Marriott	$16,308,967	28.3%	$2,167,019	$29,000,000	$1,650,000	$253,980
Homewood Suites - Allentown-Bethlehem Airport	113	2006/2012	Hilton	$12,653,509	21.9%	$1,550,669	$22,500,000	$1,000,000	$1,133,187
TownePlace Suites - Arundel Mills BWI Airport	109	2008/2015	Marriott	$11,191,326	19.4%	$1,605,883	$19,900,000	$990,000	$346,425
Total	497			$57,700,000	100.0%	$7,670,109	$102,600,000	$5,840,000	$1,975,475

(1)	The Appraised Value represents the “As Complete” appraised value which assumes that the scheduled PIP renovations at each of the properties have been completed as of June 1, 2018 for the Residence Inn - Arundel Mills BWI Airport, Residence Inn - Mount Laurel at Bishop’s Gate and TownePlace Suites - Arundel Mills BWI Airport properties and as of June 1, 2019 for the Homewood Suites - Allentown-Bethlehem Airport property.

The Loan. The AHIP Northeast Portfolio II mortgage loan (the “AHIP Northeast Portfolio II Loan”) is a fixed rate loan with an Original Balance and Cut-off Date Balance of $57.7 million secured by the borrowers’ fee simple interests in four extended stay hotels containing collectively 497 rooms (the “AHIP Northeast Portfolio II Properties”, and each, an “AHIP Northeast Portfolio II Property”) located in Hanover, Maryland, Mount Laurel, New Jersey, and Bethlehem, Pennsylvania.

The AHIP Northeast Portfolio II Loan has a 10-year term and amortizes on a 30-year schedule after an initial 60-month interest only period. The AHIP Northeast Portfolio II Loan accrues interest at a fixed rate equal to 4.4800% per annum.

The Cut-off Date LTV and Balloon LTV of 56.2% and 51.4%, respectively, are calculated based on the “As Complete” value of $102.6 million for the AHIP Northeast Portfolio II Properties, which assumes the completion of the required property improvement plan (“PIP”) at each AHIP Northeast Portfolio II Property, the estimated cost of which was reserved at loan origination. Based on the “As Is” appraised value as of June 2017 of $96.5 million, the AHIP Northeast Portfolio II Loan has a Cut-off Date LTV of 59.8%. The “As is” appraised value of $96.5 million corresponds to the borrower sponsor’s cost basis for the AHIP Northeast Portfolio II of $96.4 million, inclusive of the $95.4 million allocated purchase price and the approximately $2.0 million PIP. See the “Portfolio Summary” table above for PIP reserve information on a property-by-property basis. The appraiser also concluded an “As Stabilized” value as of June 1, 2019 and June 1, 2020, as applicable, of $107.0 million, assuming PIP completion, which would result in a Cut-off Date LTV and Balloon LTV of 53.9% and 49.3%, respectively.

The AHIP Northeast Portfolio II Loan proceeds, along with approximately $40.7 million of sponsor equity, were used to acquire the AHIP Northeast Portfolio II Properties for a purchase price of $95.4 million, fund approximately $2.4 million in upfront reserves and pay closing costs of $550,853. The most recent prior financing of the AHIP Northeast Portfolio II Properties was not included in a securitization.

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$57,700,000	58.7%	Purchase Price	$95,400,000	97.0%
Borrower Equity	$40,678,486	41.3%	Reserves	$2,427,633	2.5%
			Closing Costs	$550,853	0.6%
Total Sources	$98,378,486	100.0%	Total Uses	$98,378,486	100.0%
(1)	The allocated purchase prices are as follows: the Residence Inn - Mount Laurel ($28,200,000), Residence Inn - Arundel Mills BWI Airport ($28,900,000), Homewood Suites - Allentown-Bethlehem Airport ($19,800,000), and TownePlace Suites - Arundel Mills BWI Airport ($18,500,000).

A-3-13

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

The Borrowers / Borrower Sponsor. The borrowers are AHIP MD Hanover 7021 Properties LLC; AHIP MD Hanover 7021 Enterprises LLC; AHIP NJ Mount Laurel Properties LLC; AHIP NJ Mount Laurel Enterprises LLC; AHIP PA Bethlehem Properties LLC; AHIP PA Bethlehem Enterprises LLC; AHIP MD Hanover 7035 Properties LLC; and AHIP MD Hanover 7035 Enterprises LLC (each, an “AHIP Northeast Portfolio II Borrower” and together, the “AHIP Northeast Portfolio II Borrowers”), each structured to be bankruptcy-remote with two independent directors in its organizational structure.

The sponsor of the AHIP Northeast Portfolio II Borrowers and non-recourse carveout guarantor for the AHIP Northeast Portfolio II Loan is American Hotel Income Properties REIT Inc. (“AHIP REIT Inc.”). AHIP REIT Inc. is the United States holding company for all of American Hotel Income Properties REIT LP’s (“AHIP REIT L.P.”) U.S. assets. AHIP REIT L.P. (TSX: HOT.UN), is a publicly owned real estate investment trust that invests in the real estate markets across United States. AHIP REIT L.P. invests in transportation oriented select-service, and limited service hotel portfolios in close proximity to railroads, airports, highway interchanges and other transportation hubs servicing as demand generators. AHIP REIT L.P. was formed in 2012 and is based in Vancouver, British Columbia.

Following the acquisition of the AHIP Northeast Portfolio Properties, AHIP REIT Inc. has holdings of 113 hotel properties totaling approximately 11,570 guestrooms across the United States.

The Properties. The AHIP Northeast Portfolio II Properties consist of four extended stay hotels containing collectively 497 rooms. The hotels are located in the cities of Hanover, Maryland, Mount Laurel, New Jersey, and Bethlehem, Pennsylvania, and three of the hotels are located less than 10 miles from airports. The four AHIP Northeast Portfolio II Properties consist of:

●	The 131-room Residence Inn - Arundel Mills BWI Airport property is located in Hanover, Maryland along State Highway MD 100 and less than five miles east of BWI Airport and approximately 13 miles southwest of the Baltimore central business district (“CBD”). The Residence Inn - Arundel Mills BWI Airport property is subject to a relicensing agreement with Marriott International, Inc. that expires in 2023 with a 10-year extension option. The Residence Inn - Arundel Mills BWI Airport property is subject to an option to purchase the property in favor of the original developer and the right to such purchase option is limited to a default by the borrower under the applicable master declaration document, for which the lender has a 30-day cure right. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” in the Prospectus.

●	The 144-room Residence Inn - Mount Laurel at Bishop’s Gate property is located in Mount Laurel, New Jersey along I-295 and is approximately 15 miles east of the Philadelphia CBD. The Residence Inn - Mount Laurel at Bishop’s Gate property is subject to a relicensing agreement with Marriott International, Inc. that expires in 2027 with a 10-year extension option.

●	The 113-room Homewood Suites - Allentown-Bethlehem Airport property is located in Bethlehem, Pennsylvania and approximately one mile east of the Lehigh Valley International Airport and 8 miles northeast of the Queen City Municipal Airport. The Homewood Suites - Allentown-Bethlehem Airport property is subject to a relicensing agreement with Hilton Franchise Holdings, LLC that was renewed at loan origination and expires in 2032.

●	The 109-room TownePlace Suites - Arundel Mills BWI Airport property is located in Hanover, Maryland along State Highway MD 100 and less than five miles east of BWI Airport and approximately 13 miles southwest of the Baltimore CBD. The TownePlace Suites - Arundel Mills BWI Airport property is subject to a relicensing agreement with Marriott International, Inc. that expires in 2032. The TownePlace Suites - Arundel Mills BWI Airport property is subject to an option to purchase and right of first refusal to purchase the property in favor of the original developer. The right to such purchase option is limited to a default by the borrower under the applicable master declaration document and right of first refusal will not apply to a foreclosure or deed in lieu of foreclosure in connection with the AHIP Northeast Portfolio II Loan. The right of first refusal will expire and be of no further force and effect on or about December 21, 2020. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” in the Prospectus.

AHIP REIT Inc. purchased the AHIP Northeast Portfolio II Properties as part of a larger 18-hotel portfolio that was acquired from MCR Development for a total portfolio purchase price of approximately $395,000,000. The AHIP Northeast Portfolio II Properties have an allocated purchase price of $95,400,000 ($191,952 per room). See the “Portfolio Summary” table for information on a property-by-property basis.

Environmental Matters. The Phase I environmental reports, dated May 10, 2017, for each of Residence Inn - Arundel Mills BWI Airport, Homewood Suites - Allentown-Bethlehem Airport and TownePlace Suites - Arundel Mills BWI Airport and dated May 16, 2017 for Residence Inn - Mount Laurel at Bishop’s Gate, each recommended no further action at the applicable AHIP Northeast Portfolio II Properties.

A-3-14

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

The Market. The AHIP Northeast Portfolio II Properties are located proximate to headquarters as well as large regional offices of several companies within their respective local areas and derive demand from corporate clients in the area, with a weighted average corporate demand segmentation of 53.5% for commercial, 16.2% for meeting and group and 30.0% for leisure according to the appraisals. The AHIP Northeast Portfolio II Properties have outperformed their respective markets and realized a weighted average RevPAR index ranging from 112.3% to 134.4% since 2014 according to hospitality research reports.

Hanover, Maryland

The Residence Inn - Arundel Mills BWI Airport and TownePlace Suites - Arundel Mills BWI Airport properties are located within 0.2 miles of each other in Hanover, Maryland within the greater Baltimore metropolitan statistical area (“MSA”). The local area is approximately 13 miles southwest of Baltimore and 28 miles northeast of Washington D.C. The neighborhood serves as a dominant retail corridor with proximity to MD 295 and I-95, major thoroughfares traveled by motorists navigating through either Washington D.C. or Baltimore and is supported by the presence of Baltimore-Washington International Thurgood Marshall (BWI) Airport. BWI Airport underwent an approximate $125.0 million expansion project in 2013-2016 and accommodated approximately 25.1 million passengers in 2016, representing a 5.5% increase year-over-year. Economic activity and development within the immediate area is largely centered around Arundel Mills, a shopping mall, with numerous regional offices representing a variety of industries led by the government and technology sectors including; Aerotech, TEKsystems, Verizon, Keller Foundation and Sienna. Additional drivers in the area include Fort Meade, Guinness Brewing Factory, Maryland Live! Casino, Medieval Times dinner theater and an Egyptian-themed 24-screen theatre.

According to the appraisal, the Residence Inn - Arundel Mills BWI Airport property’s estimated demand segmentation is approximately 65.0% commercial, 10.0% meeting & group and 25.0% leisure, while the TownePlace Suites - Arundel Mills BWI Airport property’s estimated demand segmentation is approximately 65.0% commercial, 25.0% meeting & group and 10% leisure.

The appraiser noted that there are no new extended–stay hotels expected to compete with either the Residence Inn - Arundel Mills BWI Airport or the TownePlace Suites - Arundel Mills BWI Airport properties. The appraiser did identify a new 310-room Live! Hotel that is expected to open in 2018, which is not expected to compete due to its amenity offering including a 1,500-seat concert venue, flexible meeting space, a dining café, gelato bar, day spa, salon, and retail store. Additionally, the appraiser did not include in new supply a rumored Cambria Hotel & Suites, two miles west of the Residence Inn - Arundel Mills BWI Airport and the TownePlace Suites - Arundel Mills BWI Airport properties. The appraiser also excluded two hotels in early planning stages: the 110-room Hilton Garden Inn and 110-room Homewood Suites hotel, which are tentatively meant to replace the properties that went offline in September 2016.

According to a March 2017 hospitality report, each of the Residence Inn - Arundel Mills BWI Airport property and the TownePlace Suites - Arundel Mills BWI Airport property competes with five other hotels. The respective performance relative to the competitive set is illustrated below.

Historical Occupancy, ADR, RevPAR(1)
	Residence Inn - Arundel Mills BWI Airport property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(2)	89.4%	$125.87	$112.52	83.6%	$101.10	$84.53	106.9%	124.5%	133.1%
2015(3)	89.6%	$126.08	$112.97	82.2%	$103.49	$85.09	109.0%	121.8%	132.8%
2016(3)	86.6%	$130.58	$113.07	81.3%	$103.41	$84.10	106.5%	126.3%	134.4%
T-12 Mar 2017(3)	90.2%	$128.65	$116.09	84.5%	$103.50	$87.42	106.8%	124.3%	132.8%
(1)	Occupancy, ADR and RevPAR sourced from the hospitality research report. The variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the AHIP Northeast Portfolio II Properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2016 hospitality research report.

(3)	Source: March 2017 hospitality research report

Historical Occupancy, ADR, RevPAR(1)
	TownePlace Suites - Arundel Mills BWI Airport property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(2)	88.2%	$112.66	$99.41	85.0%	$97.37	$82.81	103.8%	115.7%	120.1%
2015(3)	86.5%	$113.90	$98.55	86.1%	$97.09	$83.61	100.5%	117.3%	117.9%
2016(3)	83.8%	$117.89	$98.75	85.3%	$98.18	$83.70	98.3%	120.1%	118.0%
T-12 Mar 2017(3)	88.1%	$114.58	$100.96	85.2%	$96.67	$82.35	103.4%	118.5%	122.6%
(1)	Occupancy, ADR and RevPAR sourced from the hospitality research report. The variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the AHIP Northeast Portfolio II Properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2016 hospitality research report.

(3)	Source: March 2017 hospitality research report.

A-3-15

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

Mount Laurel, New Jersey

The Residence Inn - Mount Laurel at Bishop’s Gate property is located in Mount Laurel Township, New Jersey within the greater Philadelphia MSA. The local area is approximately 17 miles east of Philadelphia and has a diversified economy based in the finance, insurance and professional services sectors led by such companies as PHH Mortgage, TD Bank and Amica Mutual Insurance. The township is largely characterized by Class A office buildings, including Bishops Gate Corporate Center, which is adjacent to the Residence Inn - Mount Laurel at Bishop’s Gate property.

Mount Laurel offers a variety of leisure destinations including Flyers Skate Zone, the official practice arena of the NHL’s Philadelphia Flyers that hosts a variety of events including local and regional hockey tournaments. Additional leisure attractions under construction within the neighborhood include a Topgolf entertainment complex that will open in late 2017, approximately 1.5 miles north of the Residence Inn - Mount Laurel at Bishop’s Gate property, and is planned as a 65,000 sq. ft., three-level complex with climate-controlled hitting bays, event spaces for groups, food and drink menus and interactive golf simulation systems.

According to the appraisal, the Residence Inn - Mount Laurel at Bishop’s Gate property’s estimated demand segmentation is approximately 45.0% commercial, 20.0% meeting & group and 35.0% leisure.

The appraiser noted that there are no new extended–stay hotels that are expected to compete with Residence Inn - Mount Laurel at Bishop’s Gate property. The appraiser did identify two newly constructed hotels in the area that are expected to compete with the Residence Inn - Mount Laurel at Bishop’s Gate property, including: a 135-room SpringHill Suites that opened in June 2017 one mile to the west. While the hotel is not considered to be extended stay product, the appraiser weighted this hotel as 100.0% competitive due to its location and similar demand base in the Mount Laurel neighborhood. Additionally, a new 101-room Hampton Inn is expected to open by the end of 2017 one block to the west. The Hampton Inn is not an extended stay product, however, the appraiser weighted the Hampton Inn as 50.0% competitive given it is expected to offer guestrooms that would capture similar demand as the Residence Inn - Mount Laurel at Bishop’s Gate.

According to a March 2017 hospitality report, the Residence Inn - Mount Laurel at Bishop’s Gate property competes with six other hotels. The performance at the Residence Inn - Mount Laurel at Bishop’s Gate property relative to the competitive set is illustrated below.

Historical Occupancy, ADR, RevPAR(1)
	Residence Inn - Mount Laurel at Bishop’s Gate property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(2)	85.1%	$119.84	$102.02	75.6%	$101.01	$76.34	112.7%	118.6%	133.6%
2015(3)	81.2%	$122.65	$99.62	77.0%	$100.08	$77.09	105.4%	122.6%	129.2%
2016(3)	84.0%	$126.12	$105.89	77.5%	$105.25	$81.53	108.4%	119.8%	129.9%
T-12 Mar 2017(3)	86.6%	$118.74	$102.82	77.5%	$107.75	$83.54	111.7%	110.2%	123.1%
(1)	Occupancy, ADR and RevPAR sourced from the hospitality research report. The variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the AHIP Northeast Portfolio II Properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2016 hospitality research report.

(3)	Source: March 2017 hospitality research report.

Bethlehem, Pennsylvania

The Homewood Suites - Allentown-Bethlehem Airport property is located less than one mile from Interstate 78 in the suburb of Bethlehem, Pennsylvania within one mile of the Lehigh Valley International Airport (ABE). Corporate drivers to the area include its proximity to corporate headquarters and regional offices of companies including Volvo, Amazon, Kraft, Whole Foods Market, Behr Paints, Nestle and Home Depot, among others. Leisure attractions within 15 miles of the Homewood Suites - Allentown-Bethlehem Airport include Dorney Park & Wildwater Kingdom, Agri-Plex Allentown Fairgrounds, Coca Cola Park, Sands Casino Resort and Crayola Experience.

According to the appraisal, the Homewood Suites - Allentown-Bethlehem Airport property’s estimated demand segmentation is approximately 40.0% commercial, 10.0% meeting & group and 50.0% leisure.

The appraiser noted that there are no new extended–stay hotels that are expected to compete with the Homewood Suites - Allentown-Bethlehem Airport property.

According to a March 2017 hospitality report, the Homewood Suites - Allentown-Bethlehem Airport property competes with five other hotels. The performance of the Homewood Suites - Allentown-Bethlehem Airport property relative to the competitive set is illustrated below.

A-3-16

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

Historical Occupancy, ADR, RevPAR(1)
	Homewood Suites - Allentown - Bethlehem Airport property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(2)	85.4%	$111.35	$95.08	79.0%	$104.75	$82.77	108.1%	106.3%	114.9%
2015(3)	86.7%	$111.55	$96.73	80.1%	$105.96	$84.88	108.3%	105.3%	114.0%
2016(3)	90.5%	$117.25	$106.09	83.0%	$113.79	$94.43	109.0%	103.0%	112.3%
T-12 Mar 2017(3)	90.9%	$125.26	$113.81	80.1%	$116.46	$93.26	113.5%	107.6%	122.0%
(1)	Occupancy, ADR and RevPAR sourced from the hospitality research report. The variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the AHIP Northeast Portfolio II Properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2016 hospitality research report.

(3)	Source: March 2017 hospitality research report.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	2016	T-12 3/31/2017	U/W	U/W per Room
Occupancy	84.6%	87.0%	86.7%	86.8%	88.9%	87.8%
ADR	$112.74	$117.91	$123.18	$122.80	$121.76	$122.50
RevPAR	$95.37	$102.64	$106.80	$106.56	$108.25	$107.56

Room Revenue	$17,300,858	$18,619,176	$19,374,795	$19,383,798	$19,636,224	$19,512,606	$39,261
Other Revenue	410,240	471,785	413,186	404,910	399,071	396,414	$798
Total Revenue	$17,711,098	$19,090,961	$19,787,981	$19,788,708	$20,035,295	$19,909,020	$40,058
Operating Expenses	4,414,434	4,599,067	4,597,597	4,614,692	4,663,037	4,630,411	$9,317
Undistributed Expenses	4,463,236	4,750,010	4,913,631	4,976,120	5,043,805	5,107,741	$10,277
Gross Operating Profit	$8,833,428	$9,741,884	$10,276,753	$10,197,896	$10,328,453	$10,170,868	$20,465
Management Fee(1)	575,588	620,444	643,113	643,135	651,133	597,271	$1,202
Total Fixed Charges	886,766	1,093,587	1,059,989	1,054,249	1,056,756	1,107,127	$2,228
Net Operating Income	$7,371,074	$8,027,853	$8,573,651	$8,500,512	$8,620,564	$8,466,470	$17,035
FF&E(2)	708,444	763,638	791,519	791,548	801,412	796,361	$1,602
Net Cash Flow	$6,662,630	$7,264,215	$7,782,132	$7,708,964	$7,819,152	$7,670,109	$15,433
(1)	U/W Management Fee is 3.0% of gross revenues.

(2)	U/W FF&E represents 4.0% of gross revenues.

Property Management. The AHIP Northeast Portfolio II Properties are managed by One MD Hanover 7035 Management LLC, One NJ Mount Laurel 1001 Management LLC, One PA Bethlehem HW Management LLC and One MD Hanover 7021 Management LLC, affiliates of One Lodging Management, Inc., which is an affiliate of the AHIP Northeast Portfolio II Borrowers.

Lockbox / Cash Management. The AHIP Northeast Portfolio II Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a clearing account controlled by the lender and the AHIP Northeast Portfolio II Borrowers and property manager are required to deposit all other rent and payments into the clearing account within one day of receipt. Unless a Trigger Period (as defined below) is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the AHIP Northeast Portfolio II Borrowers’ account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into an account controlled by the lender.

A “Trigger Period” will commence upon (i) an event of default under the loan documents or (ii) the occurrence of a Low Debt Service Period (as defined below).

A “Low Debt Service Period” will occur if the debt service coverage ratio for the trailing 12-month period is less than 1.25x on the last day of any calendar quarter and will end if the debt service coverage ratio for the trailing 12-month period is at least 1.30x for two consecutive calendar quarters.

Initial Reserves. At loan origination, the AHIP Northeast Portfolio II Borrowers deposited (i) $452,158 into a tax reserve account and (ii) $1,975,474 into a PIP reserve account.

A-3-17

Various	Collateral Asset Summary – Loan No. 2 AHIP Northeast Portfolio II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,700,000 56.2% 2.19x 14.7%

Ongoing Reserves. On a monthly basis, the AHIP Northeast Portfolio II Borrowers are required to deposit monthly reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equals approximately $30,000, into a tax reserve account. Beginning in July 2019, the AHIP Northeast Portfolio II Borrowers are required to deposit the greater of (x) 1/12 of 4.0% of the estimated annual rents deposited on a monthly basis and (y) the amount required by the franchise agreement into a reserve for furniture, fixtures and equipment (“the FF&E Reserve”). In lieu of making such deposits in to the FF&E Reserve, the AHIP Northeast Portfolio II Borrowers may deliver a letter of credit in an amount equal to 4.0% of rents for the 12 months prior to delivery, to be adjusted annually. In the event an acceptable blanket insurance policy is no longer in place, the AHIP Northeast Portfolio II Borrowers will be required to deposit monthly 1/12 of the annual insurance premiums. The AHIP Northeast Portfolio II Borrowers currently have a blanket insurance policy in place.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. Following the lockout period, the AHIP Northeast Portfolio II Borrowers are permitted to obtain the release of an individual AHIP Northeast Portfolio II Property upon a bona fide third-party sale provided, among other things, (i) the AHIP Northeast Portfolio II Borrowers defease an amount of principal equal to 110.0% of the allocated loan amount for the AHIP Northeast Portfolio II Property being released; (ii) after giving effect to the sale and the defeasance, (a) the debt service coverage ratio for the remaining AHIP Northeast Portfolio II Properties is no less than the greater of the debt service coverage ratio immediately preceding the sale and 2.14x and (b) the loan to value ratio for the remaining properties is no more than the lesser of the loan to value ratio immediately preceding the sale and 56.2%; provided, that if the debt yield for the remaining AHIP Northeast Portfolio II Properties is 15.0% or higher, the release is not subject to such loan to value ratio condition; and (iii) such release is in compliance with REMIC-related requirements.

A-3-18

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A-3-19

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

A-3-20

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

CHG Building
7259 South Bingham Junction Boulevard
Midvale, UT 84047
Taylorsville
Salt Lake City
Murray
Cottonwood West
Midvale
West Jordan
Sandy
Salt Lake City
West Valley City
Park City
Draper
MAP © 2017 CARTIFACT

A-3-21

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

Mortgage Loan Information
Loan Seller:	JLC
Loan Purpose:	Refinance
Borrower Sponsor(1):	Gardner Property Holdings, L.C.
Borrower:	Arbor Gardner Bingham Junction Office 5, L.C.
Original Balance:	$57,000,000
Cut-off Date Balance:	$56,797,897
% by Initial UPB:	6.2%
Interest Rate:	4.7230%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(2)
	Initial	Monthly
Taxes:	$400,000	$61,000
Insurance:	$0	Springing
Replacement:	$0	$4,964
Free Rent:	$3,135,881	NAP
Outstanding TI/LC:	$1,072,526	NAP
Project Expense:	$304,693	NAP
Special Rollover Reserve:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$202
Balloon Balance / Sq. Ft.:	$165
Cut-off Date LTV:	62.3%
Balloon LTV:	50.9%
Underwritten NOI DSCR:	1.56x
Underwritten NCF DSCR:	1.47x
Underwritten NOI Debt Yield:	9.8%
Underwritten NCF Debt Yield:	9.2%
Underwritten NOI Debt Yield at Balloon:	12.0%
Underwritten NCF Debt Yield at Balloon:	11.3%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Midvale, UT
Year Built / Renovated:	2017 / NAP
Total Sq. Ft.:	281,712
Property Management:	KC Gardner Company, L.C.
Underwritten NOI:	$5,561,244
Underwritten NCF:	$5,224,836
Appraised Value(3):	$91,200,000
Appraisal Date:	April 3, 2017

Historical NOI(4)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy(4)
Most Recent Occupancy:	100.0% (September 6, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP

(1)	The borrower sponsor is related to the borrower under the 2600 N. Ashton mortgage loan, which has a Cut-off Date Balance of $21,421,244.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	The appraiser concluded to a dark value of $64,600,000 for the CHG Building Property which results in a “Go Dark” Cut-off Date LTV and Balloon LTV of 87.9% and 71.9%, respectively.

(4)	The CHG Building Property was recently constructed in 2017. As such, Historical NOI and Historical Occupancy are not applicable.

A-3-22

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(2)	% of Total U/W Base Rent	Lease Expiration
CHG Healthcare Services, Inc.(3)	NR/B2/B	281,712	100.0%	$28.70	100.0%	4/30/2029
Total Occupied Collateral		281,712	100.0%	$28.70	100.0%
Vacant		0	0%
Total		281,712	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.

(2)	U/W Base Rent Per Sq. Ft. is inclusive of approximately $197,198 in base rent steps taken through April 1, 2018.

(3)	CHG Healthcare Services, Inc. has two, five-year renewal options remaining.

Lease Rollover Schedule
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(1)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	1	281,712	100.0%	281,712	100.0%	$28.70	100.0%	100.0%
Vacant	NAP	0	0.0%	281,712	100.0%	NAP	NAP
Total / Wtd. Avg.	1	281,712	100.0%			$28.70	100.0%
(1)	Annual U/W Base Rent Per Sq. Ft. is inclusive of approximately $197,198 in base rent steps taken through April 1, 2018.

The Loan. The CHG Building loan (the “CHG Building Loan”) is a $57.0 million fixed rate loan secured by the borrower’s fee simple interests in a newly constructed, class A office complex totaling 281,712 sq. ft., together with an adjacent multi-level parking structure located at 7259 South Bingham Junction Boulevard in Midvale, Utah (the “CHG Building Property”). The CHG Building Loan has a 10-year term and amortizes on a 30-year schedule. The CHG Building Loan accrues interest at a fixed rate equal to 4.7230% and has a cut-off date balance of approximately $56.8 million. Proceeds of the CHG Building Loan were used to retire existing debt of approximately $46.6 million, fund upfront reserves of approximately $4.9 million, pay closing costs of approximately $0.6 million and return approximately $4.9 million of equity to the borrower sponsor. Based on the appraised value of $91.2 million as of April 3, 2017, the cut-off date LTV is 62.3%. The most recent prior financing of the CHG Building Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$57,000,000	100.0%	Loan Payoff	$46,567,079	81.7%
			Upfront Reserves	$4,913,100	8.6%
			Return of Equity	$4,890,583	8.6%
			Closing Costs	$629,238	1.1%
Total Sources	$57,000,000	100.0%	Total Uses	$57,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower, Arbor Gardner Bingham Junction Office 5, L.C., is a single purpose Utah limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the non-recourse carveout guarantor is Gardner Property Holdings, L.C.

Founded by Kem C. Gardner who serves as CEO, the Gardner Company, the parent company of Gardner Property Holdings, L.C., is a full service real estate company specializing in the development of office, retail, industrial, and medical buildings. The company has been a fixture in the Utah business community for over 38 years and has one of the largest real estate portfolios in the region. The firm provides services ranging from initial planning to government relations and financing to architectural design and property management. Prior to

A-3-23

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

founding the Gardner Company, Mr. Gardner spent the first 30 years of his career at The Boyer Company, a Salt Lake-based privately held real estate development company and one of the largest full-service real estate development firms in the western United States.

The Property. Completed by the borrower in 2017, the CHG Building Property is a newly constructed, class A office complex totaling 281,712 sq. ft. situated on 7.91 acres in Midvale, Utah, approximately 10 miles south of the Salt Lake City central business district. The CHG Building Property consists of two, five-story buildings connected by a two-story building which contains common areas including a full-service cafeteria and dining area. Amenities at the CHG Building Property include a full service cafeteria, a free onsite health clinic, a learning and training center, fitness facilities, fun rooms and outdoor sports courts.

The borrower sponsor developed the multi-level parking structure on a parcel adjacent to the parcel on which the three buildings comprising the CHG Building Property are located. Upon completion of the parking structure, the borrower sponsor transferred the parking structure to Redevelopment Agency of Midvale City (the “Agency”) pursuant to a 50-year ground lease with the Agency for a total rent of $1.00 for the term, which expires on April 30, 2066. Prior to origination, the borrower sponsor transferred its interest in the ground lease to the borrower. In return, the borrower subleased the parking structure from the Agency pursuant to a 35-year sublease for the use of the parking structure for parking at the CHG Building Property for a total rent of $1.00 for the term, which expires on April 30, 2051. The borrower’s sub-leasehold interest in the parking structure is encumbered by the mortgage and constitutes collateral for the CHG Building Loan. The borrower has a right to purchase the parking structure at any time and is obligated to purchase the parking structure no later than April 30, 2051. The repurchase obligation is guaranteed by KC Gardner Company, L.C., an affiliate of the borrower and the property manager.

The CHG Building Property includes 1,690 surface and garage parking spaces providing a parking ratio of 6.0 spaces per 1,000 sq. ft. of NRA. Of the 1,690 spaces, 1,225 are located in the adjacent multi-level parking structure.

As of September 6, 2017, the CHG Building Property is 100.0% leased to CHG Healthcare Services, Inc. (“CHG Healthcare”) on a 12-year modified gross lease with no termination options and two, five-year extension options. Founded in 1979 and based in Salt Lake City, CHG Healthcare employs more than 2,000 people in seven offices located around the U.S. and consolidated all of its Salt Lake based employees into the CHG Building Property, which now serves as its corporate headquarters. CHG Healthcare has been included on Fortune magazine’s list of the “100 Best Companies to Work For in America” for seven straight years, most recently ranking #20 for 2017.

Environmental Matters. The Phase I environmental report, dated May 8, 2017, recommended no further action.

Major Tenant.

CHG Healthcare Services, Inc. (281,712 sq. ft.; 100.0% of NRA; 100.0% of U/W Base Rent) CHG Healthcare was founded in 1979, and as one of the largest providers of healthcare staffing in the country, the company currently employs more than 2,000 people in seven offices located around the U.S. CHG Healthcare is the leading supplier of traveling physicians offering both temporary and permanent placement of physicians, nurses and other healthcare professionals. The company does business in all 50 states and has the broadest offering of healthcare professionals in the industry. The company recently relocated to the CHG Building Property which now serves as its new corporate headquarters.

CHG Healthcare commenced paying rent on May 1, 2017 at an initial rent of $28.00 per sq. ft. and contains 2.5% annual rent increases every April 1st. Additionally, the modified gross lease requires CHG Healthcare to reimburse 100.0% of expense increases above a 2018 base year for all expenses, including real estate taxes, insurance, utilities (except to the extent separately metered or sub-metered to tenant and billed directly to tenant) and up to a 4.0% management fee. The lease has no termination options and contains two, five-year extension options at a rental rate equal to 95.0% of fair market, but no less than 102.5% of the rental rate immediately prior to the extension.

The Market. The CHG Building Property is located within the greater Salt Lake City office market. As of second quarter 2017, the Salt Lake City office market contained 4,758 properties totaling approximately 99.1 million sq. ft. with an overall vacancy rate of 6.3%. Since 2005, the overall Salt Lake City office market reported positive net absorption every year despite an approximately 29.9% increase in inventory while the overall office vacancy rate has been declining from a high of 9.7% in 2008 to 6.3% as of second quarter of 2017. Within the Salt Lake City office market, the CHG Building Property is located within Union Park District office micro-submarket within the Central Valley East submarket. As of second quarter of 2017, the Union Park District office micro-submarket contained 223 properties totaling approximately 3.6 million sq. ft. with an overall vacancy rate of 6.1%. Since 2009, the Union Park District office micro-submarket reported positive net absorption every year despite an approximately 35.1% increase in inventory while the overall office vacancy rate has been declining from a high of 10.2% in 2008 to 6.1% as of second quarter of 2017.

The table below summarizes the comparable office leases as determined by the appraisal.

A-3-24

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

Rent Comparables(1)
Address	City, State	Total Building Size (NRA)	Tenant Name	Year Built	Lease Date	Size (NRA)	Term (Years)	Initial Rent Per Sq. Ft.	Lease Type
7259 South Bingham Junction Boulevard	Midvale, UT	281,712	CHG Healthcare	2017	April-17	281,712	12.0	$28.70(2)	FSG
7290 South Grandeur Way	Midvale, UT	257,000	Overstock.com	2016	Sept-16	257,000	15.0	$27.79	FSG
3400 North Ashton Boulevard	Lehi, UT	132,668	T-Stat Five, LLC	2016	Jan-17	61,594	10.0	$27.75	FSG
75 West Towne Ridge Parkway	Sandy, UT	125,000	inContact	2016	April-16	125,000	11.0	$27.50	FSG
2600 West Executive Parkway	Lehi, UT	144,000	BGZ Brands	2013	June-15	20,000	8.0	$27.00	FSG
10653 South River Front Parkway	South Jordan, UT	86,621	Harmon Professional Inc.	2002	Mar-14	49,634	10.0	$23.00	FSG
15 West Scenic Pointe Drive	Draper, UT	118,972	HealthEquity Inc.	2007	Aug-15	81,326	12.0	$19.65	NNN
(1)	Source: Appraisal.

(2)	Initial Rent Per Sq. Ft. is inclusive of $197,198 in base rent steps taken through April 1, 2018.

Cash Flow Analysis.

Cash Flow Analysis(1)
	Appraisal	In-Place 6/1/2017(2)(3)	In-Place 6/1/2022(2)	In-Place 6/1/2027(2)	U/W(3)	U/W Per Sq. Ft.
Base Rent	$7,806,326	$7,887,936	$8,761,947	$9,909,924	$7,887,936	$28.00
Base Rent Steps(4)	0	0	0	0	197,198	$0.70
Gross Potential Rent	$7,806,326	$7,887,936	$8,761,947	$9,909,924	$8,085,134	$28.70
Total Recoveries	93,806	0	271,449	627,523	0	$0.00
Less: Vacancy(5)	(197,504)	0	0	0	(509,363)	($1.81)
Effective Gross Income	$7,702,628	$7,887,936	$9,033,397	$10,537,447	$7,575,771	$26.89
Total Operating Expenses	2,107,312	2,025,453	2,284,518	2,650,990	2,014,527	$7.15
Net Operating Income	$5,595,316	$5,862,483	$6,748,879	$7,886,457	$5,561,244	$19.74
TI/LC	0	0	0	0	280,066	$0.99
Capital Expenditures	0	56,342	56,342	56,342	56,342	$0.20
Net Cash Flow	$5,595,316	$5,806,141	$6,692,536	$7,830,114	$5,224,836	$18.55
(1)	The CHG Building Property was recently constructed in 2017. As such, historical cash flows are not applicable.

(2)	Reflects annualized base rent and contractual reimbursements payable under the CHG Healthcare lease and expenses based on the appraiser’s and borrower’s projections as of the specified date.

(3)	Reflects annualized base rent payable under the CHG Healthcare lease notwithstanding the free rent period for which the borrower deposited $3,135,881 into a free rent reserve account at loan origination.

(4)	U/W Base Rent Steps are based on the contractual rent steps for CHG Healthcare ($197,198) through April 1, 2018.

(5)	U/W Vacancy represents 6.3% of gross rental income.

Property Management. The CHG Building Property is managed by KC Gardner Company, L.C., an affiliate of the borrower.

Lockbox / Cash Management. The CHG Building Loan is structured with a hard lockbox with in place cash management. All rents are required to be deposited directly by the tenants of the CHG Building Property into a clearing account controlled by the lender. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to the payment of debt service and the funding of required reserves. Provided no Lease Sweep Period (as defined below) is continuing, all funds remaining in the clearing account after payment of the aforementioned items will be transferred on a monthly basis into the borrower’s operating account. During a Lease Sweep Period, all excess cash in the deposit account will be retained by the lender as additional collateral for the CHG Building Loan in the special rollover reserve account.

A “Lease Sweep Period” will commence (i) on the date that is 12 months prior to the end of the term (including any renewal terms) of any Major Lease (as defined below), (ii) on the date required under a Major Lease by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option (and such renewal option has not been so exercised), (iii) if any Major Lease is surrendered, cancelled or terminated prior to its then-current expiration date; provided, however, with respect to the partial surrender, partial cancellation or partial termination of any Major Lease, no Lease Sweep Period will commence if at least 75.0% of the NRA of the CHG Building Property continues to be leased under any Major Lease, (iv) if any Major Tenant goes dark or gives notice that it intends to discontinue its business, (v) upon the occurrence of a material default under any Major Lease, (vi) upon the occurrence of a Major Tenant insolvency proceeding or (vii) if less than 75.0% of the NRA of the CHG Building Property is tenanted pursuant to executed leases with tenants that are in occupancy, open for business and paying full unabated rent under their respective leases.

A “Major Lease” means the CHG Healthcare lease and any lease which covers 27,000 or more sq. ft.

A “Major Tenant” means any tenant under a Major Lease, or under one or more leases which when taken together would constitute a Major Lease.

A-3-25

7259 South Bingham Junction Boulevard Midvale, UT 84047	Collateral Asset Summary – Loan No. 3 CHG Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$56,797,897 62.3% 1.47x 9.8%

Initial Reserves. At loan origination, the borrower deposited (i) $400,000 into a tax reserve account, (ii) $3,135,881 into a free rent reserve account which amount is equal to the remaining unexpired free rent under the CHG Healthcare lease, (iii) $1,072,526 into an outstanding TI/LC reserve account which amount is equal to the outstanding TI/LC allowance due to CHG Healthcare under the CHG Healthcare lease and (iv) $304,693 into a project expense reserve account which amount is equal to the unpaid costs incurred with respect to the construction of the CHG Building Property improvements.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $61,000, into a tax reserve account, (ii) unless an acceptable blanket insurance policy is in place, 1/12 of the estimated annual insurance premiums into an insurance reserve account and (iii) $4,964 into a replacement reserve account.

Expansion Option. An affiliate of the borrower and CHG Healthcare entered into an expansion option agreement, dated April 22, 2015, which provides CHG Healthcare expansion rights and rights of first refusal with respect to an office building of up to 125,000 sq. ft. that such affiliate of the borrower may be required by CHG Healthcare to construct on two non-collateral vacant land parcels adjacent to the CHG Building Property (the “Expansion Parcels”), in which office building CHG Healthcare will be required to lease at least 50,000 sq. ft. (the “Expansion Premises”). The tenant has the right to exercise this option (the “CHG Expansion Option”) only if its lease at the CHG Building Property is in full force and effect, the tenant is not in default, and the tenant has not reduced its size at the CHG Building Property. The CHG Expansion Option may be exercised at any time during the term of the CHG Healthcare lease at the CHG Building Property and, if exercised, the tenant is required to extend its lease at the CHG Building Property so that it is coterminous with its lease at the Expansion Premises (the “Expansion Premises Lease”), which can be no less than 10 years after the Expansion Premises Lease commencement date. If the tenant exercises the CHG Expansion Option, such affiliate of the borrower is required to create enough parking to provide the tenant has a parking ratio of at least 6.0 spaces per 1,000 sq. ft. at both the CHG Building Property and the Expansion Premises. The Expansion Premises Lease, entered into in accordance with the CHG Expansion Option, will not be cross defaulted with the CHG Healthcare lease at the CHG Building Property. Such affiliate of the borrower may not construct any buildings on the Expansion Parcels while the tenant has the right to exercise the CHG Expansion Option provided; however, if CHG Healthcare conclusively determines that it will not exercise the Expansion Option, CHG Healthcare will not unreasonably withhold its consent to such affiliate of the borrower for constructing additional buildings on the Expansion Parcels.

Current Mezzanine or Subordinate Indebtedness.     None.

Future Mezzanine or Subordinate Indebtedness Permitted.     None.

A-3-26

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A-3-27

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

A-3-28

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
SEATTLE CENTER
SOUTH LAKE UNION
DENNY TRIANGLE
BELLTOWN
Grand Hyatt Seattle
721 Pine Street
Seattle, WA 98101
Washington State Convention Center Expansion
FIRST HILL
Pacific Place
Nordstrom Flagship Store
Westlake Mall
Macy's Flagship Store
RETAIL CORE
Meridian 16
Washington State Convention Center
Century Square
Virginia Mason Hospital
Benaroya Hall
CBD
Seattle Central Library
Seattle Aquarium
Seattle Great Wheel
Elliott Bay
WATERFRONT DISTRICT
Federal Building
PIONEER SQUARE
CIVIC DISTRICT
Seattle City Hall
King County Courthouse
SEATTLE CENTER MONORAIL
SLU STREETCAR
UNIVERSITY LINK LIGHT RAIL
LINK LIGHT RAIL
Denny Park
Cascade Playground
Occidental Park
City Hall Park
DENNY WAY
HARRISON ST
THOMAS ST
JOHN ST
YESLER WAY
WASHINGTON ST
MAIN ST
S MAIN ST
ALASKAN WAY
ELLIOTT AVE
WESTERN AVE
1ST AVE
2ND AVE
3RD AVE
4TH AVE
5TH AVE
6TH AVE
7TH AVE
8TH AVE
9TH AVE
PINE ST
PIKE ST
UNION ST
UNIVERSITY ST
SENECA ST
SPRING ST
MADISON ST
MARION ST
COLUMBIA ST
CHERRY ST
JAMES ST
OLIVE WAY
STEWART ST
BLANCHARD ST
BELL ST
BATTERY ST TUNNEL
WALL ST
VINE ST
CEDAR ST
BROAD ST
WESTLAKE AVE N
TERRY AVE N
9TH AVE N
FAIRVIEW AVE N
EASTLAKE AVE E
BOREN AVE
VIRGINIA ST
LENORA ST
5
99
Everett
Port Ludlow
Lynnwood
Shoreline
Silverdale
Seattle
Redmond
Bellevue
Bremerton
Issaquah
Renton
Vashon
Kent
Tacoma
Auburn
Lakewood

A-3-29

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

Mortgage Loan Information
Loan Seller:	JLC
Loan Purpose:	Refinance
Borrower Sponsor(1):	Hedreen Holdings LLC
Borrower:	Hedreen Hotel LLC
Original Balance:	$50,000,000
Cut-off Date Balance:	$50,000,000
% by Initial UPB:	5.5%
Interest Rate:	4.7400%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest Only
Additional Debt(2):	$83,000,000 Pari Passu Debt
Call Protection(3):	L(28), D(89), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
FF&E:	$0	Springing

Financial Information(5)
Cut-off Date Balance / Room:	$291,028
Balloon Balance / Room:	$291,028
Cut-off Date LTV(6):	54.9%
Balloon LTV(6):	54.9%
Underwritten NOI DSCR:	2.40x
Underwritten NCF DSCR:	2.07x
Underwritten NOI Debt Yield:	11.5%
Underwritten NCF Debt Yield:	10.0%
Underwritten NOI Debt Yield at Balloon:	11.5%
Underwritten NCF Debt Yield at Balloon:	10.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Seattle, WA
Year Built / Renovated:	2001 / 2014
Total Rooms:	457
Property Management:	Hyatt Corporation
Underwritten NOI:	$15,358,629
Underwritten NCF:	$13,237,776
“As is” Appraised Value:	$242,300,000
“As is” Appraisal Date:	March 8, 2017
“As Stabilized” Appraised Value(6):	$267,000,000
“As Stabilized” Appraisal Date(6):	April 1, 2021

Historical NOI
Most Recent NOI:	$15,673,126 (T-12 July 31, 2017)
2016 NOI:	$15,332,691 (December 31, 2016)
2015 NOI:	$14,518,134 (December 31, 2015)
2014 NOI:	$12,233,256 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	86.8% (July 31, 2017)
2016 Occupancy:	85.3% (December 31, 2016)
2015 Occupancy:	86.3% (December 31, 2015)
2014 Occupancy:	82.4% (December 31, 2014)

(1)	The borrower sponsor is also the borrower sponsor of the Renaissance Seattle mortgage loan which has a Cut-off Date Balance of $50.0 million.
(2)	The Grand Hyatt Seattle Whole Loan is evidenced by three pari passu notes in the aggregate original principal amount of $133.0 million. The controlling Note A-1, with an original principal balance of $50.0 million, will be included in the COMM 2017-COR2 mortgage trust. The pari passu companion loans comprised of the non-controlling Note A-2 and non-controlling Note A-3, with original principal amounts of $50.0 million and $33.0 million, respectively, will not be included in the trust and are expected to be initially held by JLC or an affiliate and contributed to a future securitization. For additional information regarding the pari passu notes, see “The Loan” herein.
(3)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of June 6, 2017. Defeasance of the full Grand Hyatt Seattle Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 6, 2020. The assumed lockout period of 28 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.
(4)	See “Initial Reserves” and “Ongoing Reserves” herein.
(5)	DSCR, LTV, Debt Yield, and Balance / Room calculations are based on the aggregate Grand Hyatt Seattle Whole Loan balance of $133.0 million.
(6)	The “As Stabilized” Appraised Value assumes the Grand Hyatt Seattle Property has achieved a stabilized occupancy of 84.0% and an ADR of $291.66. Based on the “As Stabilized” Appraised Value of $267,000,000 as of April 1, 2021, the Cut-off Date LTV and Balloon LTV are equal to 49.8%. There are no assurances that the Grand Hyatt Seattle Property will achieve the appraiser’s stabilized occupancy and ADR assumptions in April 2021, or at all. The Grand Hyatt Seattle Loan was underwritten based on the “As is” Appraised Value of $242,300,000.

A-3-30

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

Historical Occupancy, ADR, RevPAR
	Grand Hyatt Seattle Property(1)(2)			Competitive Set(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	82.4%	$208.97	$172.21	82.0%	$197.56	$161.98	100.5%	105.8%	106.3%
2015	86.3%	$224.53	$193.81	82.4%	$212.12	$174.72	104.8%	105.8%	110.9%
2016	85.3%	$236.60	$201.86	81.2%	$215.96	$175.43	105.0%	109.6%	115.1%
T-12 June 2017	86.5%	$243.68	$210.88	83.7%	$224.31	$187.70	103.4%	108.6%	112.4%
(1)	Beginning in 2014, the borrower converted 32 suites into 64 standard guestrooms, increasing the number of rooms from 425 to 446 in 2014 and from 446 to 457 in 2015. Per the borrower, the cost to convert the suites into standard guestrooms was equal to $4,171,754 ($65,184 per room based on 64 standard guestrooms).
(2)	Source: Borrower provided financials.
(3)	Source: Hospitality research report.

The Loan. The Grand Hyatt Seattle mortgage loan (the “Grand Hyatt Seattle Loan”) is evidenced by a $50.0 million fixed rate pari passu note that is part of a whole loan (the “Grand Hyatt Seattle Whole Loan”) secured by the borrower’s fee simple interest in two condominium units comprised of a 457-room full-service hotel located at 721 Pine Street in downtown Seattle, Washington (the “Grand Hyatt Seattle Property”). The Grand Hyatt Seattle Loan is evidenced by the controlling Note A-1, with an original principal balance of $50.0 million, which will be included in the COMM 2017-COR2 mortgage trust. The Grand Hyatt Seattle Whole Loan also includes the pari passu non-controlling Note A-2 and non-controlling Note A-3, with original principal balances of $50.0 million and $33.0 million, respectively, which are expected to be initially held by JLC or an affiliate and contributed to a future securitization.

The relationship between the holders of the Note A-1, Note A-2, and Note A-3 will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—Grand Hyatt Seattle Whole Loan” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	COMM 2017-COR2	Yes
Note A-2	$50,000,000	$50,000,000	JLC(1)	No
Note A-3	$33,000,000	$33,000,000	JLC(1)	No
Total	$133,000,000	$133,000,000
(1)	The notes held thereby are expected to be contributed to one or more future commercial mortgage securitization transactions.

The Grand Hyatt Seattle Loan has an approximately 10-year term and requires interest only payments for the term of the loan. The Grand Hyatt Seattle Loan accrues interest at a fixed rate equal to 4.7400% and has a cut-off date balance of $50.0 million. Proceeds of the Grand Hyatt Seattle Whole Loan were used to retire existing debt of approximately $92.7 million, pay closing costs of approximately $0.3 million and return approximately $40.0 million of equity to the borrower sponsor. Based on the “As is” appraised value of $242.3 million as of March 8, 2017, the cut-off date LTV ratio is 54.9%. The most recent prior financing of the Grand Hyatt Seattle Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$133,000,000	100.0%	Loan Payoff	$92,671,898	69.7%
			Return of Equity	$39,989,192	30.1%
			Closing Costs	$338,910	0.3%
Total Sources	$133,000,000	100.0%	Total Uses	$133,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower, Hedreen Hotel LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantor is Hedreen Holdings LLC.

Richard Hedreen, the CEO of R.C. Hedreen Co., the parent company of Hedreen Holdings LLC, has over 50 years of experience in real estate development, acquisition, and management. The company has shifted its focus primarily to luxury hotels over the past decade, but its portfolio of projects includes retail, high-rise office buildings and single and multi-family homes. Mr. Hedreen’s current real estate portfolio includes the Grand Hyatt Seattle Property, the Renaissance Seattle (also an asset in the COMM 2017-COR2 mortgage trust), the Hyatt @ Olive 8 and the 7th & Pine retail and parking property which is located directly below the Grand Hyatt Seattle Property (but is not collateral for the Grand Hyatt Seattle Loan). All of the properties in Mr. Hedreen’s current portfolio are located in downtown Seattle and all were originally developed by Mr. Hedreen.

A-3-31

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

Other notable developments by Mr. Hedreen include the Hilton Seattle, the Crowne Plaza Seattle Downtown hotel and the Olive 8 Condominiums which are 229 residential condominium units located above the Hyatt @ Olive 8 hotel, which were sold to individual owners after completion in 2009. The 40-story Hyatt @ Olive 8 tower has one of the largest green roofs in downtown Seattle (8,355 sq. ft.) and is LEED certified. The borrower sponsor’s current portfolio is valued in excess of $750.0 million.

The Property. The Grand Hyatt Seattle Property is a 457-room, 30-story, AAA Four-Diamond rated, full-service hotel located at 721 Pine Street in downtown Seattle, Washington, within the Seattle central business district. The borrower completed the construction of the Grand Hyatt Seattle Property in 2001. Beginning in 2014, the borrower converted 32 suites into 64 standard guestrooms, increasing the number of rooms from 425 to 446 in 2014 and from 446 to 457 in 2015. Per the borrower, the cost to convert the suites into standard guestrooms was equal to $4,171,754 ($65,184 per room based on 64 standard guestrooms). The Grand Hyatt Seattle Property comprises two condominium interests, the 457-room Grand Hyatt Seattle Property (the “Hotel Unit”) and the air rights above the Hotel Unit (the “Air Unit”). A third condominium interest, which is not part of the Grand Hyatt Seattle Property, contains 361,650 sq. ft. and includes 24,140 sq. ft. of ground floor retail space and a 337,510 sq. ft. multi-level parking garage which contains 950 stalls (the “7th & Pine Retail and Garage Unit”). The 7th & Pine Retail and Garage Unit is located directly below the Grand Hyatt Seattle Property and is also owned by the borrower sponsor. A loan secured by the 7th & Pine Retail and Garage Unit was included in the CFCRE 2016-C6 securitization.

The Grand Hyatt Seattle Property features 457 guestrooms and suites, a full banquet kitchen on the first floor which offers room service as well as catering services for events and meetings, an approximately 14,300 sq. ft. Ruth’s Chis Steak House located at the east end of the lobby, a concierge, a Stay Fit Fitness Center with sauna, steam room, whirlpool and fitness equipment, a gift shop, a business center and valet parking. The Grand Hyatt Seattle Property offers five guestroom configurations and suites. The configurations include 350 king guestrooms (380 sq. ft.), 74 double/double guestrooms (380 sq. ft.), 21 corner suites (500 sq. ft.), 11 emerald suites (500 sq. ft.) and 1 presidential suite (1,000 sq. ft.). Each guestroom at the Grand Hyatt Seattle Property includes either a king or two double Hyatt Grand Beds, at least one LG flat-screen TV, a mini-fridge, a coffeemaker, work area with desk, dual line phones with voicemail, iron and ironing board, in-room safe, alarm clock radio, complimentary Wi-Fi throughout and expansive floor-to-ceiling windows offering views of the city. Suites include a foyer and separate sitting area.

The Grand Hyatt Seattle Property is located adjacent to the Washington State Convention Center (“WSCC”) and contains a skywalk bridge located above Pike Street that connects the Grand Hyatt Seattle Property to the WSCC. The Grand Hyatt Seattle Property offers approximately 22,000 sq. ft. of flexible meeting space located on the lobby, sixth and seventh floors. Meeting space is comprised of two ballrooms, 14 breakout rooms, a boardroom, an amphitheater and pre-function space.

The Grand Hyatt Seattle Property is subject to a management agreement with Hyatt Corporation who serves at the property manager for the Grand Hyatt Seattle Property. The management agreement commenced on April 20, 2001, currently runs through January 31, 2044 and contains one, five-year renewal option.

Environmental Matters. The Phase I environmental report, dated March 15, 2017, recommended no further action at the Grand Hyatt Seattle Property.

The Market. The Grand Hyatt Seattle Property is located in the area known as the retail core neighborhood in downtown Seattle, just south of the Denny Triangle, situated near South Lake Union, which represents one of the finest dining and shopping districts in the greater Seattle area. According to the appraiser, the Grand Hyatt Seattle Property is located near the area’s primary generators of lodging demand including dozens of upscale retailers and restaurants, major department stores, shopping centers, hotels, office buildings and the Washington State Convention Center (“WSCC”). Because of its central location, the retail core has a substantial daytime population throughout the week. According to the appraiser, the nearby neighborhoods Denny Triangle and South Lake Union represent two of the city’s fastest growing neighborhoods. Amazon’s corporate headquarters was relocated to South Lake Union in 2015.

According to the Downtown Seattle Association, Amazon’s footprint totals 7.6 million sq. ft. with another 3.1 million sq. ft. under development. Amazon reportedly will occupy a total of 12.0 million sq. ft. by 2022, or equal to about a fifth of the inventory of downtown’s best-in-class office space. The company’s growth has allowed it to expand its headquarters in Seattle; in 2016, Amazon reportedly employed about 300,000 globally (24,000 in Washington), compared to 230,000 in 2015.

In 2015, Expedia announced plans to relocate its headquarters from Bellevue to Downtown Seattle. The development plans will allow Expedia to transition its 3,500 employees to the Seattle campus, with full occupancy by 2019. Additionally, several Silicon Valley high-tech companies, such as Google and Facebook, also have a presence in Seattle. In 2016, Google announced plans to relocate its Fremont campus to South Lake Union by 2019. Google’s new campus, which began construction in the second quarter of 2017, will occupy 607,000 sq. ft. of office space and will be able to accommodate 3,000 to 4,000 employees.

The borrower sponsor is currently in the process of developing Seattle’s largest hotel, the Hyatt Regency located 8th & Howell. The 1,260 room Hyatt Regency hotel broke ground in 2016, on a site previously owned by an affiliate of the borrower sponsor and has an estimated completion date in 2019. The Hyatt Regency will be adjacent to the Washington State Convention Center Addition (“WSCC Addition”), which is scheduled to open in 2020. The preliminary cost of the WSCC Addition project is estimated at over $1.5 billion, and the expansion is expected to more than double the size of the existing WSCC, with an additional 440,000 sq. ft. of meeting space planned for the project. The WSCC Addition project is expected to provide several economic benefits, including as much as $240.0 million annually in visitor spending, as many as 3,900 direct and indirect jobs, and some 6,000 jobs during construction.

A-3-32

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

The demand segmentation for the Grand Hyatt Seattle Property consists of 35.0% corporate demand, 40.0% meeting and group demand and 25.0% leisure demand. The Grand Hyatt Seattle Property’s top corporate accounts include the National Basketball Association, the National Football League, Microsoft, Facebook, Amazon, IBM and Boeing.

The Grand Hyatt Seattle Property’s immediate marketplace serves eight competitive properties. The eight primary competitors range in size from 237 to 891 rooms and including the Grand Hyatt Seattle Property, the overall competitive set collectively contains an aggregate of 4,137 rooms.

In total, the borrower sponsor has developed approximately 55.6% of the appraiser’s competitive set by number of hotels (five of nine) and 48.6% by number of rooms (2,012 of 4,137), and currently owns 33.3% of the appraiser’s competitive set by number of hotels (three of nine) and 32.9% by number of rooms (1,360 of 4,137).

The appraiser’s primary competitors for the Grand Hyatt Seattle Property are summarized in the table below:

Primary Competitive Set(1)
Property	Rooms	Year Opened	Meeting Space (Sq. Ft.)	Estimated 2016 Occupancy	Estimated 2016 ADR	Estimated 2016 RevPAR
Grand Hyatt Seattle Property(2)	457	2001	22,000	80-85%	$230-240	$200-210
Renaissance Seattle(2)	557	1978	27,900	80-85%	$190-200	$160-170
Hilton Seattle(3)	237	1970	6,000	90-95%	$210-220	$200-210
Fairmont Olympic Hotel Seattle	450	1924	17,500	65-70%	$250-260	$180-190
Westin Seattle	891	1929	48,000	80-85%	$210-220	$170-180
Marriott Seattle Waterfront Hotel	358	2003	11,000	80-85%	$260-270	$210-220
Hyatt @ Olive 8(2)	346	2009	10,500	80-85%	$220-230	$190-200
Crowne Plaza Seattle Downtown(3)	415	1983	8,500	80-85%	$170-180	$140-150
W Hotel Seattle	426	1999	10,000	70-75%	$230-240	$170-180
Total / Wtd. Avg.(4)	4,137			81.6%	$221.90	$181.18
(1)	Source: Appraisal.
(2)	Originally developed and currently owned by the borrower sponsor.
(3)	Originally developed by the borrower sponsor and subsequently sold to a third party.
(4)	The Grand Hyatt Seattle Property is included in the calculations.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	2016	T-12 7/31/2017	U/W	U/W per Room
Occupancy	82.4%	86.3%	85.3%	86.8%	84.8%
ADR	$208.97	$224.53	$236.60	$243.43	$246.55
RevPAR	$172.21	$193.81	$201.86	$211.23	$209.00

Room Revenue	$28,034,836	$32,328,718	$33,764,041	$35,233,959	$34,862,820	$76,286
F&B Revenue	7,242,088	6,624,923	6,960,095	6,197,711	6,197,711	$13,562
Other Revenue(2)	1,530,584	1,457,566	1,344,993	1,356,526	1,356,526	$2,968
Total Revenue	$36,807,508	$40,411,207	$42,069,129	$42,788,196	$42,417,056	$92,816
Operating Expenses	13,585,491	13,712,229	14,061,956	14,130,725	14,036,966	$30,715
Undistributed Expenses	7,582,757	8,513,151	8,680,454	8,892,210	8,869,480	$19,408
Gross Operating Profit	$15,639,260	$18,185,827	$19,326,719	$19,765,261	$19,510,610	$42,693
Management Fee	1,100,353	1,208,355	1,258,116	1,309,674	1,298,314	$2,841
Franchise Fee	450,453	461,846	485,524	478,715	474,562	$1,038
Total Fixed Charges	1,855,198	1,997,492	2,250,388	2,303,746	2,379,105	$5,206
Net Operating Income	$12,233,256	$14,518,134	$15,332,691	$15,673,126	$15,358,629	$33,608
FF&E(3)	1,840,375	2,013,926	2,096,863	2,132,550	2,120,853	$4,641
Net Cash Flow	$10,392,881	$12,504,207	$13,235,828	$13,540,576	$13,237,776	$28,967
(1)	Beginning in 2014, the borrower converted 32 suites into 64 standard guestrooms, increasing the number of rooms from 425 to 446 in 2014 and from 446 to 457 in 2015. Per the borrower, the cost to convert the suites into standard guestrooms was equal to $4,171,754 ($65,184 per room based on 64 standard guestrooms).
(2)	Other Revenue includes telephone revenue, restaurant lease revenue, parking revenue, and miscellaneous other revenue.
(3)	U/W FF&E represents approximately 5.0% of U/W Total Revenue.

Property Management. The Grand Hyatt Seattle Property is managed by Hyatt Corporation (“Hyatt”).

A-3-33

721 Pine Street Seattle, WA 98101	Collateral Asset Summary – Loan No. 4 Grand Hyatt Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.9% 2.07x 11.5%

Lockbox / Cash Management. The Grand Hyatt Seattle Loan is structured with a hard lockbox and springing cash management. Pursuant to the management agreement, Hyatt has established operating accounts for the Grand Hyatt Seattle Property which are currently with US Bank. The operating accounts are in the name of borrower but Hyatt has sole signature authority over the operating accounts and is entitled to draw funds from the operating accounts in accordance with the property management agreement. Gross revenue from the Grand Hyatt Seattle Property is deposited into a Hyatt controlled clearing account and is transferred on a daily basis to the Hyatt controlled operating accounts unless a Cash Management Period (as defined below) is continuing. Hyatt has sole signature authority over the clearing account. The lender can only take control of this clearing account after the termination of the property management agreement. The clearing account is in the name of the borrower but is pledged to the lender as security for the Grand Hyatt Seattle Loan and a deposit account control agreement was executed by the depository bank, the borrower, Hyatt and the lender in order to perfect the pledge. During a Cash Management Period, all funds in the clearing account are required to be deposited into a lender-controlled cash management account and will be applied to pay monthly amounts due as required under the Grand Hyatt Seattle Loan, and any excess amounts will be retained by the lender as additional collateral for the Grand Hyatt Seattle Loan.

A “Cash Management Period” will occur (i) during the continuation of an event of default or (ii) if the debt yield is less than 7.5% for two consecutive quarters (until such time that the debt yield is at least 7.5% for two consecutive quarters).

Initial Reserves. None.

Ongoing Reserves. On a monthly basis, so long as the hotel management agreement is in effect, the borrower is required to deposit 1/12 of 5.0% of annual gross income, into an FF&E reserve account held by Hyatt. In the event the property management agreement with Hyatt is no longer in effect, the FF&E reserve will be transferred into a lender-controlled FF&E reserve account. Additionally, Hyatt is required to pay all real estate taxes and insurance premiums from amounts collected from the Grand Hyatt Seattle Property and deposited into the clearing account while the hotel management agreement is in effect. In the event Hyatt fails to make payments when due and payable, the borrower is required to deposit (i) 1/12 of the annual taxes into the tax reserve account and (ii) 1/12 of the annual insurance premiums into the insurance reserve account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-34

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A-3-35

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

A-3-36

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
SEATTLE CENTER
SOUTH LAKE UNION
DENNY TRIANGLE
BELLTOWN
SEATTLE CENTER MONORAIL
SLU STREETCAR
UNIVERSITY LINK LIGHT RAIL
LINK LIGHT RAIL
RETAIL CORE
FIRST HILL
CBD
WATERFRONT DISTRICT
PIONEER SQUARE
CIVIC DISTRICT
Elliott Bay
Renaissance Seattle
515 Madison Street
Seattle, WA 98104
Washington State Convention Center Expansion
Washington State Convention Center
Virginia Mason Hospital
Pacific Place
Nordstrom Flagship Store
Westlake Mall
Macy's Flagship Store
Century Square
Meridian 16
Benaroya Hall
Seattle Aquarium
Seattle Great Wheel
Seattle Central Library
Federal Building
Seattle City Hall
King County Courthouse
Denny Park
Occidental Park
City Hall Park
HARRISON ST
THOMAS ST
JOHN ST
DENNY WAY
YESLER WAY
WASHINGTON ST
MAIN ST
S MAIN ST
Everett
Lynnwood
Port Ludlow
Shoreline
Seattle
Redmond
Bellevue
Bremerton
Issaquah
Renton
Vashon
Kent
Tacoma
Auburn
Lakewood

A-3-37

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

Mortgage Loan Information
Loan Seller:	JLC
Loan Purpose:	Refinance
Borrower Sponsor(1):	Hedreen Holdings LLC
Borrower:	Madison Hotel LLC
Original Balance:	$50,000,000
Cut-off Date Balance:	$50,000,000
% by Initial UPB:	5.5%
Interest Rate:	4.8100%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest Only
Additional Debt(2):	$77,000,000 Pari Passu Debt
Call Protection(3):	L(28), D(89), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$95,000	$116,000
Insurance:	$280,000	$28,000
FF&E:	$0	1/12th of 5% of gross revenues
PIP:	$2,866,271	NAP

Financial Information(5)
Cut-off Date Balance / Room:	$228,007
Balloon Balance / Room:	$228,007
Cut-off Date LTV(6):	55.3%
Balloon LTV(6):	55.3%
Underwritten NOI DSCR:	2.50x
Underwritten NCF DSCR:	2.15x
Underwritten NOI Debt Yield:	12.2%
Underwritten NCF Debt Yield:	10.5%
Underwritten NOI Debt Yield at Balloon:	12.2%
Underwritten NCF Debt Yield at Balloon:	10.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Seattle, WA
Year Built / Renovated:	1978 / 2012-2017
Total Rooms:	557
Property Management:	R.C. Hedreen Co.
Underwritten NOI:	$15,488,805
Underwritten NCF:	$13,316,315
“As is” Appraised Value:	$229,700,000
“As is” Appraisal Date:	March 8, 2017
“As Stabilized” Appraised Value(6):	$255,000,000
“As Stabilized” Appraisal Date(6):	April 1, 2021

Historical NOI
Most Recent NOI:	$16,867,017 (T-12 July 31, 2017)
2016 NOI:	$16,093,069 (December 31, 2016)
2015 NOI:	$15,824,756 (December 31, 2015)
2014 NOI:	$14,462,443 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	85.0% (July 31, 2017)
2016 Occupancy:	84.0% (December 31, 2016)
2015 Occupancy:	82.2% (December 31, 2015)
2014 Occupancy:	84.1% (December 31, 2014)

(1)	The borrower sponsor is also the borrower sponsor of the Grand Hyatt Seattle mortgage loan which has a Cut-off Date Balance of $50.0 million.

(2)	The Renaissance Seattle Whole Loan is evidenced by three pari passu notes in the aggregate original principal amount of $127.0 million. The controlling Note A-1, with an original principal balance of $50.0 million, will be included in the COMM 2017-COR2 mortgage trust. The pari passu companion loans comprised of the non-controlling Note A-2 and non-controlling Note A-3, with original principal amounts of $50.0 million and $27.0 million, respectively, will not be included in the trust and are expected to be initially held by JLC or an affiliate and contributed to a future securitization. For additional information regarding the pari passu notes, see “The Loan” herein.

(3)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of June 6, 2017. Defeasance of the full Renaissance Seattle Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 6, 2020. The assumed lockout period of 28 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield, and Balance / Room calculations are based on the aggregate Renaissance Seattle Whole Loan balance of $127.0 million.

(6)	The “As Stabilized” Appraised Value assumes the Renaissance Seattle Property has achieved a stabilized occupancy of 83.0% and an ADR of $239.91. Based on the “As Stabilized” Appraised Value of $255,000,000 as of April 1, 2021, the Cut-off Date LTV and Balloon LTV are equal to 49.8%. There are no assurances that the Renaissance Seattle Property will achieve the appraiser’s stabilized occupancy and ADR assumptions in April 2021, or at all. The Renaissance Seattle Loan was underwritten based on the “As is” Appraised Value of $229,700,000.

A-3-38

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

Historical Occupancy, ADR, RevPAR
	Renaissance Seattle Property(1)(2)			Competitive Set(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	84.1%	$174.69	$146.85	82.9%	$208.21	$172.52	101.4%	83.9%	85.1%
2015	82.2%	$190.49	$156.66	84.3%	$225.52	$190.05	97.6%	84.5%	82.4%
2016	84.0%	$195.73	$164.38	82.2%	$232.80	$191.47	102.2%	84.1%	85.8%
T-12 June 2017	85.5%	$200.92	$171.70	85.1%	$240.85	$205.06	100.4%	83.4%	83.7%
(1)	Beginning in 2014, following the extension of the original Marriott franchise agreement through August 2028, the borrower commenced a $24.7 million ($44,343 per room), chain-mandated property improvement plan (“PIP”) encompassing guestroom renovations, elevator upgrades, noise mitigation for windows, ballroom HVAC and lighting upgrades, renovations to the public space, fitness center, 28th floor meeting room, and public restroom renovations and life safety upgrades. As of April 2017, a total of $21.83 million had been spent and the future costs of the remaining PIP work was estimated to be approximately $2.87 million, which amount was deposited into a PIP reserve account at loan closing. The remaining PIP work includes upgrades to the entry vestibules, lounge area, public restrooms, public escalators, elevator lobby, and the renovation of the Maxwell’s Restaurant and Lounge.

(2)	Source: Borrower provided financials.

(3)	Source: Hospitality research report.

The Loan.    The Renaissance Seattle mortgage loan (the “Renaissance Seattle Loan”) is evidenced by a $50.0 million fixed rate pari passu note that is part of a whole loan (the “Renaissance Seattle Whole Loan”) secured by the borrower’s fee simple interest in a 557-room full-service hotel located at 515 Madison Street in downtown Seattle, Washington (the “Renaissance Seattle Property”). The Renaissance Seattle Loan is evidenced by the controlling Note A-1, with an original principal balance of $50.0 million, which will be included in the COMM 2017-COR2 mortgage trust. The Renaissance Seattle Whole Loan also includes the pari passu non-controlling Note A-2 and non-controlling Note A-3, with original principal balances of $50.0 million and $27.0 million, respectively, which are expected to be initially held by JLC or an affiliate and contributed to a future securitization.

The relationship between the holders of the Note A-1, Note A-2, and Note A-3 will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—Renaissance Seattle Whole Loan” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$50,000,000	$50,000,000	COMM 2017-COR2	Yes
Note A-2	$50,000,000	$50,000,000	JLC(1)	No
Note A-3	$27,000,000	$27,000,000	JLC(1)	No
Total	$127,000,000	$127,000,000
(1)	The notes held thereby are expected to be contributed to one or more future commercial mortgage securitization transactions.

The Renaissance Seattle Loan has an approximately 10-year term and requires interest only payments for the term of the loan. The Renaissance Seattle Loan accrues interest at a fixed rate equal to 4.8100% and has a cut-off date balance of $50.0 million. Proceeds of the Renaissance Seattle Whole Loan were used to retire existing debt of approximately $92.4 million, fund upfront reserves of approximately $3.2 million, pay closing costs of approximately $0.4 million and return approximately $31.0 million of equity to the borrower sponsor. Based on the “As is” appraised value of $229.7 million as of March 8, 2017, the Cut-off Date LTV ratio is 55.3%. The most recent prior financing of the Renaissance Seattle Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$127,000,000	100.0%	Loan Payoff	$92,423,041	72.8%
			Return of Equity	$30,950,266	24.4%
			Upfront Reserves	$3,241,271	2.6%
			Closing Costs	$385,422	0.3%
Total Sources	$127,000,000	100.0%	Total Uses	$127,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, Madison Hotel LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantor is Hedreen Holdings LLC.

Richard Hedreen, the CEO of R.C. Hedreen Co., the parent company of Hedreen Holdings LLC, has over 50 years of experience in real estate development, acquisition, and management. The company has shifted its focus primarily to luxury hotels over the past decade, but its portfolio of projects includes retail, high-rise office buildings and single and multi-family homes. Mr. Hedreen’s current real estate portfolio includes the Renaissance Seattle Property, the Grand Hyatt Seattle (also an asset in the COMM 2017-COR2 mortgage trust), the Hyatt @ Olive 8 and the 7th & Pine retail and parking property which is located directly below the Grand Hyatt Seattle hotel (but is not collateral for the Grand Hyatt Seattle Loan). All of the properties in Mr. Hedreen’s current portfolio are located in downtown Seattle and all were originally developed by Mr. Hedreen.

A-3-39

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

Other notable developments by Mr. Hedreen include the Hilton Seattle, the Crowne Plaza Seattle Downtown hotel and the Olive 8 Condominiums which are 229 residential condominium units located above the Hyatt @ Olive 8 hotel, which were sold to individual owners after completion in 2009. The 40-story Hyatt @ Olive 8 tower has one of the largest green roofs in downtown Seattle (8,355 sq. ft.) and is LEED certified. The borrower sponsor’s current portfolio is valued in excess of $750.0 million.

The Property. The Renaissance Seattle Property is a 557-room, 28-story, AAA Four-Diamond rated, full-service hotel located at 515 Madison Street in downtown Seattle, Washington, within the Seattle central business district. The borrower completed the construction of the Renaissance Seattle Property in 1978. Beginning in 2014, following the extension of the original Marriott franchise agreement through August 2028, the borrower commenced a $24.7 million ($44,343 per room), chain-mandated PIP encompassing guestroom renovations, elevator upgrades, noise mitigation for windows, ballroom HVAC and lighting upgrades, renovations to the public space, fitness center, 28th floor meeting room and public restroom renovations and life safety upgrades. As of April 2017, a total of $21.83 million had been spent and the future costs of the remaining PIP work, estimated to be $2.87 million, was deposited into a PIP reserve account at loan closing. The remaining PIP work includes upgrades to the entry vestibules, lounge area, public restrooms, public escalators, elevator lobby, and the renovation of the Maxwell’s Restaurant and Lounge. Of the $24.7 million PIP, $11.68 million ($20,963 per room) was invested in replacement of all hard and soft goods, as well as bathroom upgrades, in every guestroom. The guestroom renovations were completed in April 2016. A summary of the recent PIP renovations is depicted below:

PIP Renovation Summary(1)
Item	Status	Total	% of Total	Per Room
Guestrooms & Suites	Completed	$11,676,490	47.3%	$20,963
Function Space	Completed	$2,890,916	11.7%	$5,190
Public Elevators	Completed	$2,403,659	9.7%	$4,315
Food & Beverage Outlets	In Progress	$2,078,773	8.4%	$3,732
Public Entry/Lobby	In Progress	$1,733,109	7.0%	$3,112
Fitness Center	Completed	$1,453,797	5.9%	$2,610
Building Systems & Facilities	Completed	$1,317,070	5.3%	$2,365
Building Exterior & Windows	Completed	$1,145,188	4.6%	$2,056
Total		$24,699,004	100.0%	$44,343
(1)	Source: Borrower.

The Renaissance Seattle Property features 557 newly renovated guestrooms and suites, a Maxwell’s Restaurant and Lounge, the Lobby Court Coffee Bar & Lounge, R View Restaurant which also serves as the Renaissance Seattle Property’s concierge lounge, approximately 27,900 sq. ft. of flexible meeting space, a newly renovated fitness center, a business center and a five-level subterranean parking garage containing 193 parking spaces. The Renaissance Seattle Property offers four guestroom configurations and suites. The configurations include 274 king guestrooms (350 sq. ft.), 207 double/double guestrooms (350 sq. ft.), 71 corner king guestrooms (750 sq. ft.) and 5 luxury suites (750 sq. ft.). Each guestroom at the Renaissance Seattle Property includes either a king or two double beds, at least one TV, a mini-fridge, a coffeemaker, work area with desk, dual line phones with voicemail, iron and ironing board, bathrobes, in-room safe, alarm clock radio and Wi-Fi throughout. Suites include a separate sitting area.

The Renaissance Seattle Property is subject to a franchise agreement with Marriott International, Inc. The franchise agreement commenced on March 1, 1998 and currently runs through August 14, 2028.

Environmental Matters.    The Phase I environmental report, dated March 16, 2017, recommended no further action at the Renaissance Seattle Property.

The Market. The Renaissance Seattle Property is located in the area known as the retail core neighborhood in downtown Seattle, just south of the Denny Triangle, situated near South Lake Union, which represents one of the finest dining and shopping districts in the greater Seattle area. According to the appraiser, the Renaissance Seattle Property is located near the area’s primary generators of lodging demand including dozens of upscale retailers and restaurants, major department stores, shopping centers, hotels, office buildings and the Washington State Convention Center (“WSCC”). Because of its central location, the retail core has a substantial daytime population throughout the week. According to the appraiser, the nearby neighborhoods Denny Triangle and South Lake Union represent two of the city’s fastest growing neighborhoods. Amazon’s corporate headquarters was relocated to South Lake Union in 2015.

According to the Downtown Seattle Association, Amazon’s footprint totals 7.6 million sq. ft. with another 3.1 million sq. ft. under development. Amazon reportedly will occupy a total of 12.0 million sq. ft. by 2022, or equal to about a fifth of the inventory of downtown’s best-in-class office space. The company’s growth has allowed it to expand its headquarters in Seattle; in 2016, Amazon reportedly employed about 300,000 globally (24,000 in Washington), compared to 230,000 in 2015.

In 2015, Expedia announced plans to relocate its headquarters from Bellevue to Downtown Seattle. The development plans will allow Expedia to transition its 3,500 employees to the Seattle campus, with full occupancy by 2019. Additionally, several Silicon Valley high-tech companies, such as Google and Facebook, also have a presence in Seattle. In 2016, Google announced plans to relocate its Fremont campus to South Lake Union by 2019. Google’s new campus, which began construction in the second quarter of 2017, will occupy 607,000 sq. ft. of office space and will be able to accommodate 3,000 to 4,000 employees.

A-3-40

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

The borrower sponsor is currently in the process of developing Seattle’s largest hotel, the Hyatt Regency located 8th & Howell. The 1,260 room Hyatt Regency hotel broke ground in 2016, on a site previously owned by an affiliate of the borrower sponsor and has an estimated completion date in 2019. The Hyatt Regency will be adjacent to the Washington State Convention Center Addition (“WSCC Addition”), which is scheduled to open in 2020. The preliminary cost of the WSCC Addition project is estimated at over $1.5 billion, and the expansion is expected to more than double the size of the existing WSCC, with an additional 440,000 sq. ft. of meeting space planned for the project. The WSCC Addition project is expected to provide several economic benefits, including as much as $240.0 million annually in visitor spending, as many as 3,900 direct and indirect jobs, and some 6,000 jobs during construction.

The demand segmentation for the Renaissance Seattle Property consists of 50.0% corporate demand, 20.0% meeting and group demand, 15.0% leisure demand and 15.0% contract demand. The Renaissance Seattle Property’s top corporate accounts include Boeing, Pricewaterhouse, Accenture, Deloitte and Ernst & Young.

The Renaissance Seattle Property’s immediate marketplace serves eight competitive properties. The eight primary competitors range in size from 237 to 891 rooms and including the Renaissance Seattle Property, the overall competitive set collectively contains an aggregate of 4,137 rooms.

In total, the borrower sponsor has developed approximately 55.6% of the appraiser’s competitive set by number of hotels (five of nine) and 48.6% by number of rooms (2,012 of 4,137), and currently owns 33.3% of the appraiser’s competitive set by number of hotels (three of nine) and 32.9% by number of rooms (1,360 of 4,137).

The appraiser’s primary competitors for the Renaissance Seattle Property are summarized in the table below:

Primary Competitive Set(1)
Property	Rooms	Year Opened	Meeting Space (Sq. Ft.)	Estimated 2016 Occupancy	Estimated 2016 ADR	Estimated 2016 RevPAR
Renaissance Seattle Property(2)	557	1978	27,900	80-85%	$190-200	$160-170
Grand Hyatt Seattle(2)	457	2001	22,000	80-85%	$230-240	$200-210
Hilton Seattle(3)	237	1970	6,000	90-95%	$210-220	$200-210
Fairmont Olympic Hotel Seattle	450	1924	17,500	65-70%	$250-260	$180-190
Westin Seattle	891	1929	48,000	80-85%	$210-220	$170-180
Marriott Seattle Waterfront Hotel	358	2003	11,000	80-85%	$260-270	$210-220
Hyatt @ Olive 8(2)	346	2009	10,500	80-85%	$220-230	$190-200
Crowne Plaza Seattle Downtown(3)	415	1983	8,500	80-85%	$170-180	$140-150
W Hotel Seattle	426	1999	10,000	70-75%	$230-240	$170-180
Total / Wtd. Avg.(4)	4,137			81.6%	$221.90	$181.18
(1)	Source: Appraisal.

(2)	Originally developed and currently owned by the borrower sponsor.

(3)	Originally developed by the borrower sponsor and subsequently sold to a third party.

(4)	The Renaissance Seattle Property is included in the calculations.

A-3-41

515 Madison Street Seattle, WA 98104	Collateral Asset Summary – Loan No. 5 Renaissance Seattle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 55.3% 2.15x 12.2%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	2016	T-12 7/31/2017	U/W	U/W per Room
Occupancy	84.1%	82.2%	84.0%	85.0%	83.0%
ADR	$174.69	$190.49	$195.73	$201.68	$204.77
RevPAR	$146.85	$156.66	$164.38	$171.47	$170.00

Room Revenue	$29,640,521	$31,735,225	$33,509,972	$34,861,220	$34,561,710	$62,050
F&B Revenue	7,140,724	7,434,644	6,886,049	7,128,714	7,128,714	$12,798
Other Revenue(2)	1,895,293	1,738,457	1,754,032	1,759,384	1,759,384	$3,159
Total Revenue	$38,676,538	$40,908,326	$42,150,053	$43,749,318	$43,449,808	$78,007
Operating Expenses	13,384,095	14,018,669	14,478,567	14,870,542	14,800,453	$26,572
Undistributed Expenses	7,646,897	7,726,135	7,946,486	8,158,495	8,140,706	$14,615
Gross Operating Profit	$17,645,546	$19,163,522	$19,725,000	$20,720,281	$20,508,650	$36,820
Management Fee	590,086	609,244	579,003	531,690	1,303,494	$2,340
Franchise Fee	1,188,186	1,272,210	1,343,966	1,396,939	1,728,086	$3,102
Total Fixed Charges	1,404,830	1,457,312	1,708,963	1,924,634	1,988,265	$3,570
Net Operating Income	$14,462,443	$15,824,756	$16,093,069	$16,867,017	$15,488,805	$27,808
FF&E(3)	1,933,827	2,045,416	2,107,503	2,187,466	2,172,490	$3,900
Net Cash Flow	$12,528,617	$13,779,339	$13,985,567	$14,679,551	$13,316,315	$23,907
(1)	Beginning in 2014, following the extension of the original Marriott franchise agreement through August 2028, the borrower commenced a $24.7 million ($44,343 per room), chain-mandated property improvement plan (“PIP”) encompassing guestroom renovations, elevator upgrades, noise mitigation for windows, ballroom HVAC and lighting upgrades, renovations to the public space, fitness center, 28th floor meeting room, and public restroom renovations and life safety upgrades. As of April 2017, a total of $21.83 million had been spent and the future costs of the remaining PIP work was estimated to be approximately $2.87 million, which amount was deposited into a PIP reserve account at loan closing. The remaining PIP work includes upgrades to the entry vestibules, lounge area, public restrooms, public escalators, elevator lobby, and the renovation of the Maxwell’s Restaurant and Lounge.

(2)	Other Revenue includes telephone revenue, rental revenue, parking revenue, and miscellaneous other revenue.

(3)	U/W FF&E represents approximately 5.0% of U/W Total Revenue.

Property Management.    The Renaissance Seattle Property is managed by R.C. Hedreen Co., an affiliate of the borrower.

Lockbox / Cash Management.    The Renaissance Seattle Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited by credit card processing companies directly into a lockbox account, and all non-credit card receipts are required to be deposited into the lockbox account within one business day of receipt by borrower or property manager. Amounts on deposit in the lockbox accounts will be transferred daily to an account controlled by the borrower unless a Cash Management Period (as defined below) is continuing. During a Cash Management Period, all funds in the lockbox account are required to be deposited into a lender-controlled cash management account and will be applied to pay monthly amounts due as required under the Renaissance Seattle Loan, and any excess amounts will be retained by the lender as additional collateral for the Renaissance Seattle Loan.

A “Cash Management Period” will occur (i) during the continuation of an event of default or (ii) if the debt yield is less than 7.5% for two consecutive quarters (until such time that the debt yield is at least 7.5% for two consecutive quarters).

Initial Reserves.    At loan origination, the borrower deposited (i) $2,866,271 into a PIP reserve account, (ii) $95,000 into a tax reserve account and (iii) $280,000 into an insurance reserve account.

Ongoing Reserves.    On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $116,000, into a tax reserve account, (ii) 1/12 of the estimated annual insurance premiums into an insurance account, which currently equates to $28,000 and (iii) 1/12 of 5.0% of annual gross income, into an FF&E reserve account.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-42

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A-3-43

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

A-3-44

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

BATON ROUGE METROPOLITAN AIRPORT
Southern University and A&M College
Merrydale
Baton Rouge
Port Allen
Mississippi River
Capitol Lake
Baton Rouge Medical Center
Womans Hospital
Independence Park
Webb Park Golf Course
Howell Park Golf Course
Sherwood Forest Country Club
Old Hammond Highway Park
Baton Rouge Country Club
Westminster
Inniswold
University Lake
Louisiana State University
Tiger Stadium
Magnolia Mound Park
Our Lady of the Lake Regional Medical Center
Bayou Duplantier
Ward Creek
Dawson Creek
Jimmy Swaggart Bible College
The Neuromedical Center Rehab Hospital
Mall of Lousiana
9330 Mall of Lousiana Blvd
6401 Bluebonnet Blvd
9168 Mall of Lousiana Blvd
Oak Hills Place
Village St. George
Gardere
Highland Road Park
Mayfair Park
Perkins Road Park
Jefferson Terrace Park
Meadow Park
Gerelly Court Park
LOUISIANA
MISSISSIPPI
Baton Rouge
New Orleans
Lake Pontchartrain
Gulf of Mexico
Chandeleur Sound
McComb
Hattiesburg
Jackson
Franklinton
Poplarville
Hammond
Lacombe
Gulfport
Slidell
Donaldsonville
Laplace
Kenner
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DATA © OSM CONTRIBUTORS

A-3-45

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

A-3-46

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

A-3-47

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Recapitalization
Sponsor:	GGP Real Estate Holding I, Inc.
Borrowers:	Mall of Louisiana, LLC; Mall of Louisiana Land, LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	5.5%
Interest Rate:	3.9840%
Payment Date:	1st of each month
First Payment Date:	September 1, 2017
Maturity Date:	August 1, 2027
Amortization:	Interest only for first 36 months, 360 months thereafter
Additional Debt(1):	$275,000,000 Pari Passu Debt
Call Protection(2)(3):	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Unfunded Obligations(5):	$0	$0

Financial Information(6)
Whole Loan
Cut-off Date Balance / Sq. Ft.:	$418
Balloon Balance / Sq. Ft.:	$362
Cut-off Date LTV:	57.0%
Balloon LTV:	49.3%
Underwritten NOI DSCR(7):	1.94x
Underwritten NCF DSCR(7):	1.85x
Underwritten NOI Debt Yield:	11.1%
Underwritten NCF Debt Yield:	10.6%
Underwritten NOI Debt Yield at Balloon:	12.8%
Underwritten NCF Debt Yield at Balloon:	12.3%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	Baton Rouge, LA
Year Built / Renovated:	1997 / 2008
Total Sq. Ft.:	776,789
Property Management:	Self-managed
Underwritten NOI:	$36,062,923
Underwritten NCF:	$34,433,637
Appraised Value:	$570,000,000
Appraisal Date:	June 23, 2017

Historical NOI
Most Recent NOI:	$34,995,624 (T-12 April 30, 2017)
2016 NOI:	$35,038,477 (December 31, 2016)
2015 NOI:	$34,580,536 (December 31, 2015)
2014 NOI:	$33,541,166 (December 31, 2014)

Historical Occupancy(8)
Most Recent Occupancy:	91.8% (June 30, 2017)
2016 Occupancy:	92.5% (December 31, 2016)
2015 Occupancy:	93.8% (December 31, 2015)
2014 Occupancy:	94.3% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $50.0 million represents the non-controlling note A-4, which together with the controlling note A-1 and remaining non-controlling pari passu notes comprise the Mall of Louisiana Whole Loan (as defined below) with an aggregate principal balance of $325.0 million. See “The Loan” herein.

(2)	Partial release permitted. See “Partial Release and Substitution” herein.

(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of September 1, 2017. Defeasance of the full $325.0 million Mall of Louisiana Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2020 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected COMM 2017-COR2 securitization closing date in September 2017. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	In lieu of depositing all Unfunded Obligations, the guarantor provided a guaranty for $8,519,922 for outstanding obligations for the third largest tenant, Main Event and $1,726,914 of outstanding obligations for various other tenants at the Mall of Louisiana Property.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Mall of Louisiana Whole Loan (as defined below), which has an aggregate principal balance as of the Cut-off Date of $325.0 million.

(7)	DSCR is calculated based on the Mall of Louisiana Whole Loan’s amortizing annual debt service. Based on the initial interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are equal to 2.75x and 2.62x, respectively.

(8)	Historical Occupancy does not include sq. ft. associated with temporary tenants.

A-3-48

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

Tenant Summary(1)
Tenant(2)	Ratings (Fitch/Moody’s/S&P)(3)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent (PSF)	% of Total U/W Base Rent	Lease Expiration	Sales PSF(4)	Occupancy Cost
AMC Theatres(5)	B/B1/B+	74,400	9.6%	$23.38	5.9%	7/21/2026	$560,583(6)	22.6%
Dick’s Sporting Goods(7)	NR/NR/NR	74,061	9.5%	$13.00	3.3%	1/31/2019	$131	11.9%
Main Event(8)	NR/NR/NR	46,900	6.0%	$25.00	4.0%	6/30/2028	NAV	NAV
Nordstrom Rack(9)	BBB+/Baa1/BBB+	30,002	3.9%	$19.25	2.0%	9/30/2025	NAV	NAV
Forever 21	NR/NR/NR	26,885	3.5%	$55.20	5.1%	1/31/2019	$183	28.6%
Subtotal / Wtd. Avg.		252,248	32.5%	$23.53	20.2%
Remaining Tenants		460,886	59.3%	$50.73	79.8%
Total / Wtd. Avg. Occupied		713,134	91.8%	$41.11	100.0%
Vacant		63,655	8.2%
Total / Wtd. Avg.		776,789	100.0%

(1)	Based on the underwritten rent roll dated June 30, 2017.

(2)	Certain tenants at the Mall of Louisiana Property may have termination options that are exercisable prior to their lease expiration dates due to certain co-tenancy provisions associated with the tenant’s respective lease.

(3)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(4)	Sales PSF are as of the trailing 12-month period ending May 31, 2017.

(5)	AMC Theatres has four, five-year extension options at fair market value.

(6)	Sales calculation is based on the 15 screens that AMC Theatres currently operates at the Mall of Louisiana Property.

(7)	Dick’s Sporting Goods has four, five-year extension options at fair market value, provided that written notice is given to the borrower not less than nine months prior to the lease expiration date.

(8)	Main Event executed its lease and is expected to take physical occupancy and begin paying rent in August 2018. Main Event has three, five-year extension options at fair market value, provided that written notice is given to the borrower not less than nine months prior to the lease expiration date. Main Event is not required to report sales at the Mall of Louisiana Property.

(9)	Nordstrom Rack has four, five-year extension options at fair market value, provided that written notice is given to the borrower not less than nine months prior to the lease expiration date. Nordstrom Rack is not required to report sales at the Mall of Louisiana Property.

The following table presents certain information relating to the historical inline sales and occupancy costs at the Mall of Louisiana Property:

Historical Tenant Sales (PSF) and Occupancy Costs(1)
	2014	2015	2016	5/31/2017 TTM	5/31/2017 TTM Occupancy Cost
Total In-Line
Comparable Sales PSF w/Apple	$557	$568	$571	$585	13.6%
Comparable Sales PSF w/o Apple	$481	$493	$488	$496	16.1%

(1)	Not all tenants at the Mall of Louisiana Property are required to report sales.

Non-Collateral Anchor Sales Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant GLA(2)	Sales per SF(3)
Dillard’s / Dillard’s Men’s & Home	BBB-/Baa3/BBB-	370,655	$148
Macy’s	BBB/Baa3/BBB-	204,890	$166
JC Penney	B+/B1/B+	116,568	$309
Sears	CC/Caa2/CCC+	113,517	$123
(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Based on the underwritten rent roll dated June 30, 2017.

(3)	Sales per SF for the non-collateral anchor tenants are as of 2016 as reported in the appraisal.

A-3-49

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$ 0.00	0.0%	0.0%
2017	11	27,967	3.6%	27,967	3.6%	$83.34	8.0%	8.0%
2018	23	82,248	10.6%	110,215	14.2%	$40.78	11.4%	19.4%
2019	17	165,390	21.3%	275,605	35.5%	$30.11	17.0%	36.4%
2020	14	43,189	5.6%	318,794	41.0%	$59.78	8.8%	45.2%
2021	16	60,190	7.7%	378,984	48.8%	$47.19	9.7%	54.9%
2022	10	32,000	4.1%	410,984	52.9%	$41.17	4.5%	59.4%
2023	11	39,863	5.1%	450,847	58.0%	$63.83	8.7%	68.0%
2024	7	32,366	4.2%	483,213	62.2%	$41.94	4.6%	72.7%
2025	9	58,878	7.6%	542,091	69.8%	$30.44	6.1%	78.8%
2026	6	88,514	11.4%	630,605	81.2%	$32.60	9.8%	88.6%
2027	6	11,360	1.5%	641,965	82.6%	$95.18	3.7%	92.3%
Thereafter	5	71,169	9.2%	713,134	91.8%	$31.61	7.7%	100.0%
Vacant	NAP	63,655	8.2%	776,789	100.0%	NAP	NAP
Total / Wtd. Avg.	135	776,789	100.0%			$41.11	100.0%
(1)	Based on the underwritten rent roll dated June 30, 2017. All tenant spaces are subject to re-measurement when leases expire.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

The Loan. The Mall of Louisiana loan (the “Mall of Louisiana Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 776,789 sq. ft. portion of a super-regional mall located in Baton Rouge, Louisiana (the “Mall of Louisiana Property”). The Mall of Louisiana Loan is part of the Mall of Louisiana whole loan (the “Mall of Louisiana Whole Loan”). The Mall of Louisiana Whole Loan is evidenced by nine pari passu notes in the aggregate original principal amount of $325.0 million. The Mall of Louisiana Loan is evidenced by the non-controlling Note A-4 with an aggregate original principal balance of $50.0 million, which will be included in the COMM 2017-COR2 mortgage trust. The remaining pari passu notes are outlined below in the “Whole Loan Summary” table, are currently held by Bank of America, N.A. (“BANA”), Citi Real Estate Funding Inc. (“CREFI”) and Barclays Bank PLC (“Barclays”), and are expected to be contributed to one or more future securitizations.

The relationship between the holders of the Mall of Louisiana Whole Loan will be governed by a co-lender agreement as described under ““Description of the Mortgage Pool–The Whole Loans–The Mall of Louisiana Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	BANK 2017-BNK7(1)	Yes
A-2	$44,000,000	$44,000,000	BANA(2)	No
A-3-1, A-5-2	$47,000,000	$47,000,000	CGCMT 2017-P8(1)	No
A-3-2	$28,000,000	$28,000,000	CREFI(2)	No
A-4	$50,000,000	$50,000,000	COMM 2017-COR2	No
A-5-1, A-6, A-7	$91,000,000	$91,000,000	Barclays(2)	No
Total	$325,000,000	$325,000,000

(1)	The subject securitization is expected to close on or about the closing date for this securitzation.
(2)	The notes held thereby are expected to be contributed to one or more future commercial mortgage securitization transactions.

The Mall of Louisiana Loan has a 10-year initial term and subsequent to a 36-month interest only period, amortizes on a 30-year schedule. The Mall of Louisiana Loan has a remaining term of 119 months as of the Cut-off Date. The Mall of Louisiana Whole Loan accrues interest at a fixed annual rate equal to 3.9840%. The Mall of Louisiana Whole Loan proceeds were used for recapitalization purposes and to pay closing costs of approximately $1.4 million. Based on the “as is” appraised value of $570.0 million as of June 23, 2017, the Cut-off Date LTV Ratio is 57.0%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$325,000,000	100.0%	Return of Equity(1)	$323,588,541	99.6%
			Closing Costs	$1,411,459	0.4%
Total Sources	$325,000,000	100.0%	Total Uses	$325,000,000	100.0%
(1)	The Mall of Louisiana Property was unencumbered by debt prior to this financing. The Mall of Louisiana Whole Loan sponsor acquired the Mall of Louisiana Property for approximately $265.0 million in 2004 and including the $100.0 million spent on the 2008 property expansion, maintains a cost basis of approximately $413.0 million.

A-3-50

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

The Borrower / Sponsor. The borrowers are Mall of Louisiana, LLC and Mall of Louisiana Land, LLC (individually and collectively, the “Mall of Louisiana Borrower”), each a single-purpose Delaware limited liability company, with at least two independent directors. Legal counsel to the Mall of Louisiana Borrower delivered a non-consolidation opinion in connection with the origination of the Mall of Louisiana Whole Loan. The loan sponsor and nonrecourse carveout guarantor is GGP Real Estate Holding I, Inc., wholly owned by GGP Inc. (“General Growth”).

General Growth is an S&P 500 company focused exclusively on owning, managing, leasing and redeveloping high-quality retail properties throughout the United States. General Growth’s portfolio as of June 2017 included 127 properties (approximately 121 million sq. ft.) in 40 states with an enterprise value of approximately $39 billion.

In addition to the recourse carveout guaranty and environmental indemnity, GGP Real Estate Holding I, Inc. has provided a guaranty related to the Main Event lease for payment of unfunded tenant allowances equal to $3,986,500, landlord work equal to $3,067,797 and an additional $1,465,625, which is equal to fifteen months of gap rent. GGP Real Estate Holding I, Inc. also provided a guaranty for unfunded obligations related to several other tenants at the Mall of Louisiana Property in an amount equal to $1,726,914.

The Property. The Mall of Louisiana Property is part of a two-story enclosed super-regional mall known as Mall of Louisiana, which contains a total of 1,593,545 sq. ft., and is anchored by non-collateral anchors Dillard’s, Dillard’s Men’s & Home, JC Penney, Macy’s and Sears. The 776,789 sq. ft. portion of the Mall of Louisiana that serves as collateral for the Mall of Louisiana Whole Loan was 91.8% occupied as of June 30, 2017 by 135 various retail and restaurant tenants. The largest tenants by size are AMC Theatres (9.6% of NRA, 5.9% of base rent, expiring July 2026), Dick’s Sporting Goods (9.5% of NRA, 3.3% of base rent, expiring January 2019), Nordstrom Rack (3.9% of NRA, 2.0% of base rent, expiring September 2025) and Forever 21 (3.5% of NRA, 5.1% of base rent, expiring January 2019). Main Event (6.0% of NRA, 4.0% of base rent, expiring June 2028) has a signed lease and is expected to take physical occupancy and begin paying rent in August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and fifteen months of gap rent specific to Main Event.

No other tenant represents more than 1.9% of NRA or 2.6% of underwritten rent. Other notable tenants at the Mall of Louisiana Property include: Apple, DSW, Lush Fresh Handmade Cosmetics, Michael Kors, Pandora, Pottery Barn and Williams Sonoma. The Mall of Louisiana Property features an 11-bay food court and nine full service restaurants. Inline sales at the Mall of Louisiana Property as of May 31, 2017 were approximately $183.0 million with an average of $585 PSF ($496 PSF excluding Apple), resulting in an occupancy cost of 13.6% (16.1% excluding Apple).

The Mall of Louisiana Property was built in 1997 and renovated in 2008 with a $100.0 million expansion project that added over 330,000 sq. ft., comprised of a 125,000 sq. ft. lifestyle component, a 140,000 sq. ft. power center and 15-screen stadium seating cinema with IMAX – 3D. The Mall of Louisiana features the only Sears within approximately 40 miles and the only Macy’s, Dick’s Sporting Goods and Nordstrom Rack within approximately 60 miles. The Mall of Louisiana Property includes 8,404 surface parking spaces (approximately 5.27 per 1,000 sq. ft.).

Major Tenants.

AMC Theatres (rated B/B1/B+ by Fitch/Moody’s/S&P; 74,400 sq. ft.; 9.6% of NRA; 5.9% of U/W Base Rent): AMC Theatres has been at the Mall of Louisiana Property since July 21, 2006. The tenant’s lease extends through July 31, 2026 with four successive, five-year renewal options, provided six months written notice of intent to renew is required prior to expiration of the current term. AMC Theatres currently has an annual base rental rate of $1.74 million and reported sales of $560,583 per screen for the trailing 12-month period ending May 31, 2017.

American Multi-Cinema, a subsidiary of AMC Entertainment Holdings Inc., is the world’s largest theatrical exhibition company and was founded in 1920. There are currently 660 locations in the US Market and 246 in the international market. AMC Entertainment Holdings Inc. is a holding company headquartered in Leawood, Kansas owning subsidiaries engaged in a number theatrical exhibition businesses. According to the company’s December 31, 2016 10-K report, AMC Entertainment Holdings Inc. reported net earnings of $111.7 million, which represents a 7.52% increase over the prior year’s net earnings of $103.86 million.

Dick’s Sporting Goods (74,061 sq. ft.; 9.5% of NRA; 3.3% of U/W Base Rent): Dick’s Sporting Goods has been a tenant at the Mall of Louisiana Property since August 28, 2008. The tenant’s lease extends until January 31, 2019, with four, five-year renewal options, which can be exercised by providing at least nine months prior written notice of intent to renew. Dick’s Sporting Goods sales were $131 PSF for the trailing 12-month period ending May 31, 2017.

Founded in 1948 by Richard Stack, Dick’s Sporting Goods, Inc. is one of the nation’s largest sporting goods retailers. Based in Coraopolis, Pennsylvania, the company currently operates 797 stores in 47 states. Dick’s Sporting Goods and www.Dicks.com offer a wide assortment of national brands and private label sporting goods, apparel, shoes and accessories. According to the company’s January 28, 2017 10-K report, Dick’s Sporting Goods, Inc. reported net sales of $7.92 billion, which represents an 8.95% increase over the prior year’s net sales of $7.27 billion.

A-3-51

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

Main Event Entertainment, LP (“Main Event”) (46,900 sq. ft.; 6.0% of NRA; 4.0% of U/W Base Rent): Main Event operates family entertainment centers. It offers billiards, bowling, arcade, laser tag, rock climbing, glow golf, gravity ropes course, and karaoke services. The company also provides food and beverage, as well as meeting and event space with accommodations for corporate meetings or group gatherings; and event facility rental services. In addition, it offers facilities and services for birthday parties. Main Event was founded in 1998 and is based in Plano, Texas. It has locations in Austin, Fort Worth, Frisco, Grapevine, Lewisville, Lubbock, Plano, San Antonio, and Shenandoah, Texas; Missouri; Tempe, Arizona; Memphis, Tennessee; and Louisville, Kentucky. As of September 27, 2006, Main Event operates as a subsidiary of Ardent Leisure Group.

Main Event recently executed its lease and is expected to take physical occupancy of its space and begin paying rent in August 2018. The Mall of Louisiana Whole Loan guarantor has provided a guaranty for all outstanding landlord obligations and fifteen months of gap rent specific to Main Event.

Nordstrom Rack (rated BBB+/Baa1/BBB+ by Fitch/Moody’s/S&P; 30,002 sq. ft.; 3.9% of NRA; 2.0% of U/W Base Rent): The tenant’s lease extends through September 30, 2025, with four, five-year renewal options. Nordstrom Rack is the off-price retail division of Nordstrom Inc., which was founded in 1901 in Seattle, Washington by John W. Nordstrom and, as of March 20, 2017, operated 344 stores across 40 states in the U.S. Nordstrom Rack currently has over 100 stores and a growing e-commerce business.

Environmental Matters. The Phase I environmental report, dated July 24, 2017, recommended no further action at the Mall of Louisiana Property.

The Market. The Mall of Louisiana Property is located in East Baton Rouge Parish within the greater Baton Rouge metropolitan statistical area (the “Baton Rouge MSA”) of Louisiana. The Mall of Louisiana Property is located approximately 6.0 miles southeast of the Baton Rouge central business district, immediately south of Interstate Highway 10, which connects to Interstate 12 approximately 2 miles north and travels southeast through the state to serve the New Orleans metropolitan area. East Baton Rouge Parish includes the city of Baton Rouge and other established neighborhoods including Mid-City, the Garden District and Spanish Town and is the capital of Louisiana and the location of Louisiana State University, Southern University and Baton Rouge Community College. There are two hospitals located within two miles of the Mall of Louisiana Property: Baton Rouge General Medical Center and Our Lady of the Lake Regional Medical Center. East Baton Rouge Parish’s top employers include Turner Industries Group (9,875 employees), LSU System (6,250 employees), Performance Contractors (5,500 employees), Our Lady of the Lake Regional Medical Center (4,500 employees) and ExxonMobil Corporation (4,214 employees). IBM recently developed a $55 million office and residential building in downtown Baton Rouge and has committed to maintain 800 new jobs through 2023 in downtown Baton Rouge. The Baton Rouge MSA had a 2016 unemployment rate of 5.2% which unemployment rate has seen a year over year decline since 2011.

According to the appraisal, the primary trade area for the Mall of Louisiana Property is approximately 15 miles. The estimated 2016 population within a five-, ten- and fifteen-mile radius around the Mall of Louisiana Property was 169,831, 406,664 and 603,052, respectively. The estimated 2016 average household income within the same radii was $90,572, $76,294 and $74,587, respectively. The 2016 fifteen-mile population and average household income reflects a compound annual growth rate from 2000-2016 of 1.0% and 2.41%, respectively. Estimated 2016 average retail sales per household within a 15 mile radius of the Mall of Louisiana Property were $48,449.

The Mall of Louisiana Property is located in the Baton Rouge retail market which had 2017 first quarter-end average asking rents of $11.32 per square foot and a vacancy rate of 4.5% (representing a 1.3% decrease over four quarters), with only 11,581 sq. ft. of vacant retail space in the market. Specifically for malls within the Baton Rouge retail market, there are currently six lifestyle centers and regional malls in the market with 2017 first quarter-end average asking rents of $19.61 per square foot and a vacancy rate of 8.6% (representing a 1.7% decrease over four quarters), with 74,739 square feet of positive absorption. There is no proposed new competitive supply noted by the appraisal.

A-3-52

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

Directly Competitive Buildings(1)
Property	Mall of Louisiana	Perkins Rowe	Town Center at Cedar Lodge	Siegen Lane Marketplace	Cortana Mall
Distance from Subject	-	1.5 miles	5.0 miles	3.0 miles	6.5 miles
Property Type	Super Regional Mall	Lifestyle Center	Lifestyle Center	Power Center	Super Regional Mall
Year Built / Renovated	1997 / 2008	2006 / NAP	2007 / NAP	1994 / 2002	1976 / 2010
Total GLA	776,789	749,300	410,000	462,150	1,360,000
Total Occupancy	91.8%(2)	85.0%	98.0%	100.0%	30.0%
Estimated Inline Sales per SF(3)	$585(4)	$420	$400	NAP	$250
Anchors	Dillard’s (non-collateral), Dillard’s Men’s (non-collateral), JC Penney (non-collateral), Macy’s (non-collateral), Sears (non-collateral), AMC Theatres	Cinemark, LA Fitness, Barnes & Noble, Fresh Market	Whole Foods, Books A Million, LOFT, Gap	Walmart, Lowes, Bed Bath and Beyond, TJ Maxx	Dillard’s, JC Penney

(1)	Source: Appraisal.

(2)	Source: Underwritten rent roll dated June 30, 2017.

(3)	All inline tenants may not be required to report sales.

(4)	Based on TTM 5/31/2017 sales and including Apple.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 4/30/2017	U/W	U/W (PSF)
Base Rent	$26,449,228	$27,324,563	$27,877,011	$28,049,808	$29,420,920	$37.88
Potential Income from Vacant Space	0	0	0	0	3,395,375	$4.37
Percentage Rent	559,072	516,649	571,657	591,865	581,929	$0.75
Total Reimbursement Revenue	10,554,704	10,707,373	10,410,615	10,242,969	10,408,010	$13.40
Specialty Leasing Income	3,089,790	3,046,453	3,044,110	2,921,431	2,956,431	$3.81
Other Income(1)	402,762	384,936	331,822	399,049	384,049	$0.49
Less: Vacancy and Credit Loss(2)	(0)	(0)	(0)	(0)	(3,931,479)	($5.06)
Effective Gross Income	$41,055,555	$41,979,974	$42,235,214	$42,205,123	$43,215,234	$55.63
Total Operating Expenses	7,514,389	7,399,438	7,196,737	7,209,498	7,152,311	$9.21
Net Operating Income	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$36,062,923	$46.43
TI/LC	0	0	0	0	1,473,928	$1.90
Capital Expenditures	0	0	0	0	155,358	$0.20
Net Cash Flow	$33,541,166	$34,580,536	$35,038,477	$34,995,624	$34,433,637	$44.33
(1)	Other Income includes carousel revenue, rebates and miscellaneous non-rental income.

(2)	U/W Vacancy represents an economic vacancy of 9.0%.

Property Management. The Mall of Louisiana Property is managed by (i) General Growth Management, Inc., (ii) General Growth Services, Inc., (iii) General Growth (iv) any other affiliate of the Mall of Louisiana Whole Loan guarantor entirely owned (directly or indirectly) by the Mall of Louisiana Whole Loan guarantor, or (v) any qualifying manager according to the Mall of Louisiana Whole Loan documents.

Lockbox / Cash Management. The Mall of Louisiana Whole Loan is structured with a hard lockbox and springing cash management. Funds deposited to the lockbox will be swept daily to the Mall of Louisiana Borrower’s operating account unless a Mall of Louisiana Trigger Period exists. During a Mall of Louisiana Trigger Period, funds in the lockbox are required to be automatically transferred to a cash management account under the sole control of the lender for the payment of, among other things, debt service, monthly escrows and operating expenses with all excess cash being deposited to an excess cash reserve to be held as additional collateral for the Mall of Louisiana Whole Loan.

A “Mall of Louisiana Trigger Period” will commence upon the earlier of (i) an event of default and (ii) the debt service coverage ratio being less than 1.15x. A Mall of Louisiana Trigger Period will cease upon (i) the cure or waiver of the event of default and (ii) the debt service coverage ratio being equal to or greater than 1.15x.

A-3-53

6401 Bluebonnet Boulevard, and 9168 and 9330 Mall of Louisiana Boulevard Baton Rouge, LA 70836	Collateral Asset Summary – Loan No. 6 Mall of Louisiana	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 57.0% 1.85x 11.1%

Main Event Guaranty. GGP Real Estate Holding I, Inc. as non-recourse carveout guarantor, has delivered the Main Event guaranty with respect to (i) completion of certain required work by the Mall of Louisiana Borrower under the Main Event lease (“Main Event Unfunded Obligations”), and (ii) rent obligations under the Main Event lease (“Main Event Rent Obligations”), in lieu of posting an upfront cash reserve for the obligations.

Ongoing Reserves. During a Mall of Louisiana Trigger Period, unless there are sufficient funds in the lockbox account to make the deposits, the Mall of Louisiana Borrower is required to deposit monthly (i) 1/12th of the estimated annual real estate taxes and 1/12th of the estimated annual insurance premiums (unless the Mall of Louisiana Property is covered by a blanket insurance policy and the premiums for the blanket policy are prepaid for at least one year in advance), (ii) $12,931 to a replacement reserve subject to a cap of $155,169, and (iii) $129,308 to a tenant improvements and leasing commissions reserve subject to a cap of $1,551,690.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release and Substitution. The Mall of Louisiana Borrower may acquire one or more Expansion Parcels (as defined below) (whereupon any such Expansion Parcel will become an “Acquired Expansion Parcel”), provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the related Mall of Louisiana Whole Loan documents; (ii) the related borrower acquires fee simple or leasehold interest in the Expansion Parcel and spreads the related Mall of Louisiana Whole Loan documents to include the Expansion Parcel as collateral; (iii) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the Expansion Parcel is its own tax lot and, except under the circumstances provided for in the related Mall of Louisiana Whole Loan documents, receipt of a Phase I environmental report or property condition report with respect to the Expansion Parcel; and (iv) at the request of the lender, the related borrower delivers a REMIC opinion. Acquired Expansion Parcels may be released as described below. An “Expansion Parcel” is any parcel of land, together with any improvements thereon located, (a) constituting an integral part of, or adjoining to, or proximately located near, the shopping center of which the Mall of Louisiana Property is a part, (b) is not owned by the Mall of Louisiana Borrower at origination of the Mall of Louisiana Whole Loan and (c) is not a parcel acquired in connection with a substitution described in the second following paragraph.

The Mall of Louisiana Borrower may obtain the release of (i) any vacant, unimproved, non-income producing parcel (including “air rights” parcels) or outlot, (ii) any Acquired Expansion Parcel or (iii) the portion of the Mall of Louisiana Property subject to the extension and/or widening of Picardy Street by the City of Baton Rouge (the “Picardy Street Extension Parcel”), in each case, in connection with a transfer to a person other than a person owned or controlled by the Mall of Louisiana Borrower, provided, among other conditions, that the following are satisfied: (1) no event of default has occurred and is continuing under the related Mall of Louisiana Whole Loan documents; (2) as it relates to any parcel release other than an Acquired Expansion Parcel release, the lender receives (a) evidence that the parcel is not necessary for the operation or use of the Mall of Louisiana Property and that such parcel may be readily separated from the Mall of Louisiana Property without material diminution of the value of the Mall of Louisiana Property and (b) a rating agency confirmation; (3) as it relates to the release of an Acquired Expansion Parcel, the lender receives from the Mall of Louisiana Borrower an officer’s certificate to the effect that (a) during the time that the Acquired Expansion Parcel was a part of the Mall of Louisiana Property, any tenants that were relocated to the Acquired Expansion Parcel from other areas of the Mall of Louisiana Property have been replaced with tenants of comparable credit quality and paying equal or better rent than the relocated tenants, and (b) to the extent existing tenants proposed are to be relocated to the Acquired Expansion Parcel after its release, the Mall of Louisiana Borrower has entered into fully executed replacement leases with replacement tenants of comparable credit quality and on rental terms equal or better than the existing tenant, and (c) the release of the Acquired Expansion Parcel does not have a material adverse effect on the use or value of the Mall of Louisiana Property, the enforcement of the related Mall of Louisiana Whole Loan documents, or the Mall of Louisiana Borrower’s ability to repay the Mall of Louisiana Whole Loan; (4) the loan-to-value ratio for the remaining Mall of Louisiana Property is less than or equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio; and (5) at the request of the lender, a REMIC opinion is delivered.

In addition, with respect to the Mall of Louisiana Property, the Mall of Louisiana Borrower may obtain the release of a vacant, unimproved, non-income producing parcel in connection with a transfer to a person other than the Mall of Louisiana Borrower, provided, among other conditions, that the following are satisfied: (i) no event of default has occurred and is continuing under the related Mall of Louisiana Whole Loan documents; (ii) simultaneous with the release, the Mall of Louisiana Borrower acquires, and encumbers as collateral for the Mall of Louisiana Whole Loan, a substitute parcel at or adjacent to the Mall of Louisiana Property of reasonably equivalent value to the release parcel; (iii) a rating agency confirmation is obtained; (iv) certain diligence is performed, including receipt of a title policy or endorsement, confirmation that the release parcel and the substitute parcel are each its own tax lot and, except under the circumstances provided for in the related Mall of Louisiana Whole Loan documents, receipt of a Phase I environmental report or property condition report with respect to the substitute parcel; and (v) the loan-to-value ratio immediately after the substitution is less than or equal to 125%, provided that the Mall of Louisiana Borrower may prepay the Mall of Louisiana Whole Loan and pay the associated yield maintenance premium in order to meet the required loan-to-value ratio.

A-3-54

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A-3-55

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

A-3-56

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

Santa Monica
Colorado Center
2401, 2425 and 2501-2525 Colorado Avenue and 2400, 2450 and 2500 Broadway Santa Monica, CA 90404
MONTANA AVENUE SHOPPING AREA
THIRD STREET PROMENADE
MAIN STREET
ROSE AVENUE
OCEAN PARK
VENICE
BRENTWOOD
MAR VISTA
SANTA MONICA FREEWAY
EXPO LINE
SANTA MONICA MUNICIPAL AIRPORT
Santa Monica Pier
Santa Monica Place
Santa Monica UCLA Medical Center
St John's Medical Center
McKinley Elementary School
Roosevelt Elementary School
Lincoln Middle School
Universal Music
The Water Garden
Media Park Santa Monica
Crossroads School
RAND Corporation
Santa Monica Civic Auditorium
Santa Monica High School
Santa Monica College
John Adams Middle School
Grant Elementary School
New Roads School
element LA
Lantana
Tribeca West
Fox News Studios
Pandora
Activision
Richland Ave Middle School
COLORADO / 4TH STREET
COLORADO / 17TH STREET
OLYMPIC / 26TH STREET
EXPO / BUNDY DR
SAN FERNANDO VALLEY
Los Angeles
Santa Monica
Burbank
Pasadena
Glendale
Culver City
Marina Del Rey
LAX
El Segundo
Manhattan Beach
Torrance
Long Beach
Santa Monica Bay
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-57

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

A-3-58

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Borrower Sponsors:	Boston Properties Limited Partnership; Teachers Insurance and Annuity Association of America
Borrower:	CA-Colorado Center, L.L.C.
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	4.4%
Interest Rate:	3.5625%
Payment Date:	9th of each month
First Payment Date:	September 9, 2017
Maturity Date:	August 9, 2027
Amortization:	Interest Only
Additional Debt(1):	$258,000,000 Pari Passu Debt $252,000,000 Subordinate Secured Debt
Call Protection(2):	L(25), D(88), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
TI/LC:	$25,193,502	$0
Other:	$20,761,186	$0

Financial Information
	Senior Notes(4)	Total Debt(5)
Cut-off Date Balance / Sq. Ft.:	$253	$468
Balloon Balance / Sq. Ft. :	$253	$468
Cut-off Date LTV:	24.6%	45.4%
Balloon LTV:	24.6%	45.4%
Underwritten NOI DSCR:	5.14x	2.79x
Underwritten NCF DSCR:	4.83x	2.62x
Underwritten NOI Debt Yield:	18.6%	10.1%
Underwritten NCF Debt Yield:	17.4%	9.4%
Underwritten NOI Debt Yield at Balloon:	18.6%	10.1%
Underwritten NCF Debt Yield at Balloon:	17.4%	9.4%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Santa Monica, CA
Year Built / Renovated:	1984-1991 / NAP
Total Sq. Ft.:	1,176,161
Property Management:	Boston Properties Limited Partnership
Underwritten NOI(6):	$55,360,535
Underwritten NCF:	$51,965,081
Appraised Value:	$1,212,500,000
Appraisal Date:	July 10, 2017

Historical NOI
Most Recent NOI(6):	$23,563,721 (December 31, 2016)
2015 NOI:	$30,115,359 (December 31, 2015)
2014 NOI:	$44,524,957 (December 31, 2014)
2013 NOI:	$36,265,322 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(7):	91.5% (July 1, 2017)
2016 Occupancy:	68.0% (December 31, 2016)
2015 Occupancy:	54.7% (December 31, 2015)
2014 Occupancy:	92.6% (December 31, 2014)

(1)	The Colorado Center Mortgage Loan is part of the Colorado Center Whole Loan (as defined below), which is comprised of 10 pari passu senior notes with an aggregate original principal balance of $298.0 million and three subordinate notes with an aggregate original principal balance of $252.0 million. See “The Loan” herein.

(2)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date on September 9, 2017. Defeasance is permitted at any time after the earlier of (i) July 28, 2020 and (ii) two years from the closing date of the securitization of the last Colorado Center Whole Loan promissory note to be securitized.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield, Balloon Balance / Sq. Ft. and Cut-off Date Balance / Sq. Ft. calculations are based on aggregate Senior Notes (as defined below) only, which have an aggregate principal balance of $298.0 million.

(5)	DSCR, LTV, Debt Yield, Balloon Balance / Sq. Ft. and Cut-off Date Balance / Sq. Ft. calculations are based on the Colorado Center Whole Loan, which has an aggregate principal balance of $550.0 million.

(6)	Increase in Underwritten NOI from the Most Recent NOI reflects the leased occupancy increase from 68.0% to 91.5%.

(7)	The Colorado Center Property is 91.5% leased and 68.7% physically occupied. Occupancy includes (i) a new 159,310 sq. ft. lease to Kite Pharma, Inc. that provides for free rent expiring April 1, 2018 and a partial rent abatement expiring July 1, 2019, which gap rent was reserved at loan origination and (ii) two expansion space leases for existing tenant HULU (collectively 46,462 sq. ft.) that provide for free rent through May 31, 2018 and for which gap rent was reserved at loan origination.

A-3-59

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

Tenant Summary(1)

Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration
HULU(4)	NR/NR/NR	261,823	22.3%	$64.87	26.7%	11/15/2021
Edmunds.com(5)	NR/NR/NR	197,812	16.8%	$66.86	20.8%	Various(6)
Kite Pharma, Inc.(7)	NR/NR/NR	159,310	13.5%	$67.98	17.0%	7/31/2032
Rubin Postaer (8)	NR/NR/NR	186,894	15.9%	$51.20	15.1%	12/31/2025
HBO(9)	BBB+/Baa2/BBB	128,273	10.9%	$61.25	12.4%	6/30/2019
Subtotal / Wtd. Avg.		934,112	79.4%	$62.59	92.0%
Other		141,825	12.1%	$35.90	8.0%
Total / Wtd. Avg. Occupied		1,075,937	91.5%	$59.07	100.0%
Vacant		100,224	8.5%
Total / Wtd. Avg.		1,176,161	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF and % of Total U/W Base Rent include $2,100,026 ($1.95 per sq. ft.) of rent steps through August 1, 2018.

(4)	HULU is currently in occupancy of 216,361 sq. ft. and has executed an expansion for an additional 20,794 sq. ft. of space commencing November 16, 2017 and 24,668 sq. ft. of space commencing June 1, 2018. HULU has a total of $1,873,813 of gap rent through May 31, 2018, which was reserved at loan origination. HULU has two, five-year extension options remaining at market rent.

(5)	Edmunds.com is currently in occupancy of 135,256 sq. ft. and has executed an expansion for an additional 62,556 sq. ft. commencing August 1, 2018. Edmunds.com has a total of $5,983,082 of free rent and abated rent through December 31, 2018, which was reserved at loan origination. Edmunds.com has two, five-year extension options remaining.

(6)	Edmunds.com, currently leases 195,594 sq. ft. of space pursuant to a lease expiring on January 31, 2028 and 2,218 sq. ft. of space pursuant to a lease expiring on November 30, 2027.

(7)	Kite Pharma, Inc. has taken possession of its space but is not yet in occupancy. Kite Pharma, Inc. has 12 months of free rent commencing on August 1, 2017, and a partial rent abatement for an additional 12 months commencing August 1, 2018, totaling $12,790,705, which was reserved at loan origination. Kite Pharma, Inc. has three, five-year extension options remaining.

(8)	Rubin Postaer (“RPA”) has two, five-year extension options remaining and has the right to terminate its lease as of December 31, 2020 with no less than 12 months’ notice by December 31, 2019 and payment of a termination fee equal to six months of base rent at the time of the lease termination.

(9)	HBO has provided the borrower notice of its intent to vacate the Colorado Center Property upon its lease expiration date (June 30, 2019), however, it has reportedly requested an approximately nine month extension and the borrower is currently negotiating a holdover agreement with HBO to formally extend its lease to March 31, 2020.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	3	1,623	0.1%	1,623	0.1%	$26.22	0.1%	0.1%
2017	2	3,523	0.3%	5,146	0.4%	$5.86	0.0%	0.1%
2018	2	1,495	0.1%	6,641	0.6%	$44.41	0.1%	0.2%
2019	5	130,323	11.1%	136,964	11.6%	$60.37	12.4%	12.6%
2020	1	7,576	0.6%	144,540	12.3%	$0.00	0.0%	12.6%
2021	10	294,711	25.1%	439,251	37.3%	$63.23	29.3%	41.9%
2022	4	39,421	3.4%	478,672	40.7%	$54.35	3.4%	45.3%
2023	0	0	0.0%	478,672	40.7%	$0.00	0.0%	45.3%
2024	0	0	0.0%	478,672	40.7%	$0.00	0.0%	45.3%
2025	6	186,894	15.9%	665,566	56.6%	$51.20	15.1%	60.3%
2026	0	0	0.0%	665,566	56.6%	$0.00	0.0%	60.3%
2027	3	2,218	0.2%	667,784	56.8%	$0.00	0.0%	60.3%
Thereafter	15	408,153	34.7%	1,075,937	91.5%	$61.78	39.7%	100.0%
Vacant	NAP	100,224	8.5%	1,176,161	100.0%	NAP	NAP
Total / Wtd. Avg.	51	1,176,161	100.0%			$59.07	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2017.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Annual U/W Base Rent PSF include $2,100,026 ($1.95 PSF) of rent steps through August 1, 2018.

A-3-60

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

The Loan. The Colorado Center mortgage loan (the “Colorado Center Mortgage Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in an approximately 1,176,161 sq. ft., six-building urban office campus known as Colorado Center (the “Colorado Center Property”) located in Santa Monica, California. The Colorado Center Mortgage Loan is evidenced by the senior non-controlling notes A-2-C1 and A-2-C2-1, with an aggregate original principal balance of $40.0 million and is a part of a $550.0 million whole loan that is evidenced by 13 promissory notes: 10 pari passu senior notes with an aggregate original principal balance of $298.0 million (the “Senior Notes”) and three subordinate notes with an aggregate original principal balance of $252.0 million (the “Junior Notes” and, together with the Senior Notes, the “Colorado Center Whole Loan”). Only the Colorado Center Mortgage Loan will be included in the COMM 2017-COR2 mortgage trust. The remaining notes of the Colorado Center Whole Loan are detailed in the “Whole Loan Summary” table below. The Colorado Center Whole Loan is being serviced pursuant to the trust and servicing agreement for the BXP Trust 2017-CC trust. See “Description of the Mortgage Pool—The Whole Loans—Colorado Center Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

The relationship between the holders of the Senior Notes and Junior Notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—Colorado Center Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Colorado Center Mortgage Loan
A-2-C1 & A-2-C2-1	$40,000,000	$40,000,000	COMM 2017-COR2	No
Colorado Center Senior Pari Passu Companion Loans
A-1-S, A-2-S, A-3-S	$98,000,000	$98,000,000	BXP Trust 2017-CC	Yes(1)
A-2-C2-2	$20,000,000	$20,000,000	DBNY(2)	No
A-1-C1 & A-1-C2	$80,000,000	$80,000,000	Morgan Stanley Bank, NA(2)	No
A-3-C1 & A-3-C2	$60,000,000	$60,000,000	Wells Fargo Bank(2)	No
Colorado Center Junior Non-Trust Notes
B-1-S , B-2-S, B-3-S	$252,000,000	$252,000,000	BXP Trust 2017-CC	No
Total	$550,000,000	$550,000,000
(1)	Note A-1-S is the controlling note.

(2)	The notes held thereby are expected to be contributed to one or more future commercial mortgage securitization transactions.

The Colorado Center Whole Loan has a 10-year term and is interest only for the full term. The Colorado Center Whole Loan accrues interest at a fixed rate equal to 3.5625%. The Colorado Center Whole Loan proceeds were used by the borrower sponsors to fund reserves, pay closing costs and return equity to the borrower sponsors. Based on the “as is” appraised value of $1.2 billion as of July 10, 2017, the Cut-off Date LTV for the Senior Notes is 24.6%. The most recent prior financing of the Colorado Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$550,000,000	100.0%	Return of Equity	$502,636,939	91.4%
			Upfront Reserves	$45,954,688	8.4%
			Closing Costs	$1,408,373	0.3%
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is CA-Colorado Center, L.L.C., a Delaware limited liability company and single purpose entity with two independent directors. The sponsors of the borrower are Boston Properties Limited Partnership (“BPLP”) and Teachers Insurance and Annuity Association of America, for benefit of its separate Real Estate Account (“Teachers”). There is no separate non-recourse carve-out guarantor or environmental indemnitor for the Colorado Center Whole Loan.

BPLP is the operating partnership through which Boston Properties, Inc. (“Boston Properties”) conducts its business and owns all of its interests in properties. Boston Properties is a self-administered and self-managed publicly traded real estate investment trust. BPLP is one of the largest owners, managers and developers of Class A office properties in the United States, with significant presence in five markets: Boston, Los Angeles, New York, San Francisco and Washington, D.C. As of May 31, 2017, BPLP owned or had interests in 175 commercial real estate properties, aggregating approximately 48.2 million net rentable sq. ft. New York is Boston Properties’ largest market by net operating income, and as of the first quarter 2017, its New York central business district portfolio was 94.3% leased at an average rental rate of $102.50 PSF.

Teachers is one of the largest real estate owners in the world, with net assets of $24.8 billion as of June 30, 2017. Teachers was established in 1995 and as of December 31, 2016 owned a total of 129 real estate investments, including 38 office investments. Teachers has no account-level debt, and its proportionate share of mortgage loans payable outstanding on its portfolio was $4.4 billion, representing a loan to value ratio of approximately 15.0%.

A-3-61

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

The Property. The Colorado Center Property is a six-building Class A urban office campus with a three-level underground parking garage containing 3,105 parking spaces (providing a parking ratio of 2.6 spaces per 1,000 sq. ft.). The Colorado Center Property is comprised of approximately 1,176,161 sq. ft., including approximately 45,490 sq. ft. of retail and amenity space. Amenities at the Colorado Center Property include a health club, food court, swimming pool, and a public park with two tennis courts and a basketball court.

The Colorado Center Property was built between 1984 and 1991. Boston Properties purchased a 50% interest in the Colorado Center Property in July 2016 for an implied purchase price of $1,026,000,000 ($872 PSF). The Colorado Center Property features a full service gym, yoga studio, racquetball and squash courts, and indoor lap pool, tennis and basketball courts, 3.5- acre park, Wi-Fi and a three story subterranean garage. The borrower sponsors are also planning to further spend approximately $19.1 million in repositioning the Colorado Center Property, which is expected to include a wholesale redevelopment of the retail floor of Building B, replacement of the existing in-line retail tenants with a food hall, renovation of the existing fitness center and redesign of the exterior landscape.

The Colorado Center Property has experienced strong leasing momentum in the last 12 months. Since acquisition in 2016, the borrower sponsors have signed leases at the Colorado Center Property, improving the leased occupancy from 68.0% to 91.5% as of July 1, 2017. Approximately 135,000 sq. ft. of the newly leased space is attributed to expansion leases with tenants HULU and Edmunds.com. In addition, in 2017 Kite Pharma, Inc. signed a new 159,310 sq. ft. lease through 2032.

The Colorado Center Property is 91.5% leased as of July 1, 2017 by a diverse roster of tenants, including companies in the technology, entertainment, pharmaceutical, media and advertising industries. The Colorado Center Property serves as the headquarters for HULU (22.3% of NRA, 26.7% of U/W Base Rent), Edmunds.com (16.8% of NRA, 20.8% of U/W Base Rent), Kite Pharma, Inc. (13.5% of NRA, 17.0% of U/W Base Rent), and RPA (15.9% of NRA, 15.1% of U/W Base Rent) and is the west coast office for HBO (10.9% of NRA, 12.4% of U/W Base Rent).

Major Tenants.

HULU (261,823 sq. ft., 22.3% of NRA, 26.7% of U/W Base Rent). HULU, which is headquartered at the Colorado Center Property, is a streaming video service that offers instant access to live and on demand channels, original series and films, and a library of TV and movies to 32 million subscribers in the U.S. HULU was launched in 2008 and is owned by NBC Universal, The Walt Disney Company, 21st Century Fox and Time Warner Inc. HULU took occupancy at the Colorado Center Property in 2012 with 55,948 sq. ft. and has expanded its space multiple times, including 105,037 sq. ft. of expansions since March 2016. HULU has two, five-year extension options remaining at market rent.

Edmunds.com (197,812 sq. ft., 16.8% of NRA, 20.8% of U/W Base Rent). Edmunds.com, which is headquartered at the Colorado Center Property, operates an online platform that provides users access to highly targeted automotive information including but not limited to auto dealer inventory, vehicle reviews, shopping tips, photos, videos, detailed pricing and data. Edmunds.com took occupancy at the Colorado Center Property in 2015 with 135,256 sq. ft. and recently executed an expansion lease for an additional 62,556 sq. ft. commencing August 1, 2018. Edmunds.com has two, five-year extension options at market rent remaining.

Kite Pharma, Inc. (159,310 sq. ft., 13.5% of NRA, 17.0% of U/W Base Rent). Kite Pharma, Inc. (NASDAQ: KITE), which is headquartered at the Colorado Center Property, is a publicly-traded biopharmaceutical company engaged in the development and commercialization of cancer immunotherapy products designed to harness the power of patients’ immune systems to target and kill cancer cells. As of August 1, 2017, Kite Pharma, Inc. had $907.1 million in assets, up from $524.3 million on December 31, 2016. Kite Pharma, Inc.’s lease at the Colorado Center Property commenced in August 2017 for an initial 15 year lease term through July 2032 and has three, five-year extension options at market rent remaining.

RPA (186,894 sq. ft., 15.9% of NRA, 15.1% of U/W Base Rent). RPA, which is headquartered at the Colorado Center Property, is a full-service, independent advertising agency founded in 1986. RPA’s services include direct and event marketing, digital marketing, social media marketing, branded entertainment, account management and analytics. RPA serves national accounts including Honda, Farmers Insurance, Southwest Airlines, FX, Apartments.com, Intuit and the Los Angeles Clippers. RPA has two, five-year extension options at market rent remaining and has the option to terminate its lease as of December 31, 2020 with 12 months’ notice by December 31, 2019 and payment of a termination fee equal to six months of base rent.

HBO (128,273 sq. ft., 10.9% of NRA, 12.4% of U/W Base Rent). HBO is an American premium cable and satellite television network that is owned by Time Warner Inc. HBO has provided the Colorado Center borrower notice of its intent to vacate the Colorado Center Property upon its lease expiration date (June 30, 2019); however, the tenant requested an approximately nine month extension. The borrower is currently negotiating a holdover agreement with HBO to formally extend its lease by nine months to March 31, 2020.

Environmental Matters. The Phase I environmental report, dated July 18, 2017, recommended no further action at the Colorado Center Property.

A-3-62

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

The Market. The Colorado Center Property is located on a 15.0 acre site in the heart of Santa Monica’s Media and Entertainment District, one block north of the 26th Street/Bergamot Los Angeles County Metro Rail light rail station that connects downtown Santa Monica to Downtown Los Angeles. Per the appraisal, Santa Monica is a supply-constrained office submarket, with only 310,000 sq. ft. (4.1% of total submarket inventory as of the end of 2016) of new office supply delivered in the Santa Monica submarket since 2000. The immediate area around the Colorado Center Property features a number of other office projects, including the Water Garden office park located to the south across Colorado Avenue, the 2600 Colorado Avenue office complex located at the southeast corner of Colorado Avenue and 26th Street, and Arboretum Gateway, a mixed use office and retail development located to the southwest corner of Cloverfield Boulevard and Colorado Avenue.

The Colorado Center Property is situated in the West Los Angeles office market of Los Angeles County, within the Santa Monica office submarket. As of the first quarter 2017, the 12 office submarkets that comprise the West Los Angeles office market contain approximately 54.3 million sq. ft. of office space, and the Santa Monica submarket contained approximately 9.7 million sq. ft. of office space, of which approximately 7.3 million sq. ft. is characterized as Class A office space.

According to the appraisal, as of the first quarter of 2017, the Santa Monica submarket had a direct vacancy rate of 8.0% and overall vacancy rate (including subleasing) of 9.0%, lower than the West Los Angeles market direct vacancy and overall vacancy of 11.1% and 12.0%, respectively. From the first quarter 2016 to the first quarter 2017, Class A office vacancy in the Santa Monica submarket declined from 14.5% to 9.3%.

The appraiser identified 16 comparable recent office leases at six properties ranging in tenant size from 1,003 sq. ft. to 189,058 sq. ft. The comparable leases are all located in buildings similar in class and quality to the Colorado Center Property, and in the general competitive market. The comparable leases have terms ranging from six months to 12 years and exhibit a range of rents from $51.00 PSF FSG to $70.80 PSF FSG, with an average of $61.72 PSF. Free rent concessions ranged from zero to 10 months. Tenant improvement allowances for new leases ranged from $0.00 to $75.00 PSF FSG. The comparable leases are outlined in the following chart.

Competitive Leasing Summary (1)
Property Name/Address	Tenant	Expense Basis	Lease Area (Sq. Ft.)	Lease Date	Lease Term (Yrs.)	Rental Rate (PSF per Year)
Water Garden Phase I	Miramax	FSG	3,521	Sep-17	0.5	$66.00
Water Garden Phase I	Oracle	FSG	110,000	Sep-17	6.0	$63.00
Water Garden Phase I	Angeles Equity Partners	FSG	4,941	Aug-17	6.2	$69.00
Water Garden Phase I	GroupM	FSG	13,343	Apr-16	2.0	$66.00
Water Garden Phase II	GroupM	FSG	13,343	Jul-15	0.8	$63.00
2700 Colorado	Invesco	FSG	24,906	Sep-17	6.0	$70.80
2700 Colorado	Lions Gate	FSG	189,058	Sep-15	8.0	$57.00
Lantana Center	The Littlefield Company	FSG	1,003	Jan-17	2.0	$65.40
Lantana Center	Slingshot Global Media	FSG	3,045	Sep-16	2.2	$60.00
Lantana Center	Dick Clark Productions	FSG	11,650	Apr-16	5.0	$64.80
Lantana Center	Dick Clark Productions	FSG	11,800	Apr-16	5.0	$64.80
Pen Factory	Awesomeness TV	NNN	96,000	May-17	12.0	$55.80
Santa Monica Business Park	Interactive Data Corporation	FSG	22,877	Dec-17	5.0	$60.60
Santa Monica Business Park	Pandora	FSG	25,347	May-16	8.0	$51.00
Santa Monica Business Park	S&F Hospice OPCO I, LLC	FSG	2,346	May-16	10.0	$58.08
Santa Monica Business Park	Beachhead Studios	FSG	13,346	Jan-16	3.2	$52.20

(1)	Source: Appraisal

A-3-63

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

The following table presents certain information relating to the appraiser’s concluded rental rate for the Colorado Center Property:

Market Rent Conclusion (1)
	Office	Retail	Storage
Market Rent	$69.00	$48.00	$0.00
Concessions	7 mos.	None	None
Reimbursements	FSG	NNN	Gross
Annual Escalation	3.5%/yr.	3.5%/yr.	3.5%/yr.
Tenant Improvements (New)	$35.00	$35.00	$0.00
Tenant Improvements (Renewal)	$15.00	$15.00	$0.00
Average Lease Term	7 Years	5 Years	5 Years
Leasing Commissions (New)	6.0%	6.0%	6.0%
Leasing Commissions (Renewal)	3.0%	3.0%	3.0%
(1)	Source: Appraisal

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	2016(4)	U/W(4)	U/W PSF
Base Rent(1)	$50,972,936	$53,273,430	$42,763,089	$33,880,500	$61,459,780	$52.25
Rent Steps(2)	0	0	0	0	2,100,026	$1.79
Free Rent	(5,410,705)	(1,460,868)	(2,635,146)	0	0	$0.00
Gross Potential Rent	$45,562,231	$51,812,562	$40,127,943	$33,880,500	$63,559,806	$54.04
Total Recoveries	2,550,592	3,510,275	2,613,165	1,256,614	1,114,063	$0.95
Other Income(3)	7,201,033	9,274,869	6,290,373	5,831,714	8,457,149	$7.19
Less: Vacancy	0	0	0	0	0	$0.00
Effective Gross Income	$55,313,856	$64,597,706	$49,031,481	$40,968,828	$73,131,018	$62.18
Total Expenses	$19,048,534	$20,072,749	$18,916,122	$17,405,107	$17,770,483	$15.11
Net Operating Income	$36,265,322	$44,524,957	$30,115,359	$23,563,721	$55,360,535	$47.07
TI/LC	0	0	0	0	3,160,222	$2.69
Capital Expenditures	0	0	0	0	235,232	$0.20
Net Cash Flow	$36,265,322	$44,524,957	$30,115,359	$23,563,721	$51,965,081	$44.18
(1)	U/W Base Rent is underwritten based on the July 1, 2017 rent roll.

(2)	U/W Rent Steps include rent steps through August 2018.

(3)	Figures for Other Income primarily consist of parking revenue and are based on the borrowers’ budget figures.

(4)	Increase in Underwritten NOI from the Most Recent NOI reflects the leased occupancy increase from 68.0% to 91.5%.

Property Management. The Colorado Center Property is managed by Boston Properties Limited Partnership, one of the borrower sponsors.

Lockbox / Cash Management. The Colorado Center Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager were required at origination to deliver letters to all tenants at the Colorado Center Property directing them to deposit all rents and other payments into a lockbox account. All funds in the lockbox account are required to be swept within one business day into the borrower’s operating account, unless a Cash Management Sweep Period (as defined below) is continuing, in which event such funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

Initial Reserves. At loan origination, the borrower was required to escrow $25,193,502 for existing tenant improvement and leasing commissions costs and $20,761,186 for existing gap rent and free rent obligations at origination.

A-3-64

2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway Santa Monica, CA 90404	Collateral Asset Summary – Loan No. 7 Colorado Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 24.6% 4.83x 18.6%

Ongoing Reserves. During the continuance of a Cash Management Sweep Period, the borrower is required to deposit on each monthly payment date 1/12 of the estimated annual taxes and, provided an acceptable blanket policy is no longer in place, 1/12 of the annual insurance premiums. Notwithstanding the foregoing, in lieu of making any required monthly reserve payment, the borrower has the right to deliver to the lender a guaranty from BPLP (a “BPLP Guaranty”) in an aggregate amount equal to such amount the borrower would otherwise be required to have reserved with the lender (other than with respect to the Initial Reserves, which in no event may be replaced by a BPLP Guaranty); provided, however, delivery of the BPLP Guaranty will be permitted only so long as BPLP’s senior unsecured credit rating is “BBB” or higher by S&P and “Baa3” or higher by Moody’s (the “BPLP Guarantor Required Rating”). The aggregate amount guaranteed under any such BPLP Guaranty will be reduced as the borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account. The aggregate amount of any BPLP Guaranty (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the borrower) may not at any time exceed 10.0% of the outstanding principal balance of the Colorado Center Whole Loan unless, in connection with the delivery of such new BPLP Guaranty or letter of credit, the borrower delivers a non-consolidation opinion satisfactory to the lender, and if required by the lender, the Rating Agencies.

In the event BPLP no longer satisfies the BPLP Guarantor Required Rating, within 10 business days of such downgrade, withdrawal or qualification, the borrower is required to (i) deposit with the lender cash in the amount of the guaranteed obligations under each BPLP Guaranty then outstanding, and/or (ii) provide the lender with a letter of credit with a face amount equal to the guaranteed obligations under each BPLP Guaranty then outstanding.

A “Cash Management Sweep Period” will commence upon the occurrence of (a) an event of default under the Colorado Center Whole Loan documents or (b) the debt service coverage ratio being less than 1.20x as of the last day of any calendar quarter and will terminate upon (x) in the case of clause (a), the cure of such event of default, and (y) in the case of clause (b) (A) the debt service coverage ratio of the Colorado Center Whole Loan being 1.20x or greater for one calendar quarter and no event of default is continuing or (B) the borrower’s delivery of (x) cash in an amount that would have to be prepaid to bring the debt service coverage ratio to 1.20x, which cash will be held by lender in an additional reserve fund, (y) a letter of credit satisfying the requirements in the Colorado Center Whole Loan documents or (z) so long as BPLP satisfies the BPLP Guarantor Required Rating, a BPLP Guaranty, in an amount that would be required to be prepaid in order for the debt service coverage ratio to equal at least 1.20x.

Current Mezzanine and Subordinate Indebtedness. In addition to the Colorado Center Mortgage Loan, the Colorado Center Property also secures the other Senior Notes, which have an aggregate Cut-off Date principal balance of $258,000,000 and the Junior Notes, which have a Cut-off Date principal balance of $252,000,000. The Junior Notes are coterminous with the Colorado Center Mortgage Loan and accrue interest at the same rate as the Colorado Center Mortgage Loan. The Colorado Center Mortgage Loan along with the other Senior Notes are each pari passu in right of payment and the Senior Notes are senior in right of payment to the Junior Notes. The holders of the Colorado Center Mortgage Loan, the other Senior Notes and the Junior Notes have entered into a co-lender agreement which sets forth the allocation of collections on the Colorado Center Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—Colorado Center Whole Loan” in the Prospectus.

Future Mezzanine and Subordinate Indebtedness. None.

A-3-65

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

A-3-66

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

SAN FERNANDO VALLEY
Burbank
Pasadena
Glendale
Beverly Hills
West Hollywood
Los Angeles
Santa Monica
DTLA
Culver City
Vernon
Marina Del Rey
LAX
South Gate
Downey
El Segundo
Manhattan Beach
Lynwood
Norwalk
Santa Monica Bay
Compton
Lakewood
Torrance
LGB
Long Beach
Seal Beach
Montebello
Alhambra
Arcadia
BEL AIR
HOLMBY HILLS
LAUREL CANYON
SUNSET STRIP
West Hollywood
MELROSE AVE
Bel Air Country Club
Los Angeles Country Club
Beverly Hills
SANTA MONICA BLVD
Cedars-Sinai Medical Center
Beverly Connection
BURTON WAY
Beverly Center
UCLA
GOLDEN TRIANGLE
WILSHIRE BLVD
360 North Rodeo Drive
360 North Rodeo Drive
Beverly Hills, CA 90210
W OLYMPIC BLVD
BRENTWOOD HILLS
WESTWOOD VILLAGE
Westfield Century City
CENTURY CITY
WESTWOOD
BRENTWOOD
VA Medical Center
21st Century Fox Studios
Hillcrest Country Club
Los Angeles
Brentwood Country Club
SAN VICENTE BLVD
S SEPULVEDA BLVD
WESTWOOD BLVD
W PICO BLVD
Rancho Park Golf Course
WESTSIDE
Westside Pavilion
Santa Monica
MONTANA AVE
WILSHIRE BLVD
SANTA MONICA BLVD
ARTS DISTRICT
Saint John's Health Center
EXPO LINE
PALMS
DOWNTOWN CULVER CITY
Culver City Studios
OVERLAND AVE
MAR VISTA
3RD STREET PROMENADE
Santa Monica Place
Santa Monica College
SANTA MONICA AIRPORT
Sony Pictures Studios
Baldwin Hills Scenic Overlook
S LA CIENEGA BLVD
Culver City
OCEAN PARK BLVD
Penmar Golf Course
WALGROVE AVE
VENICE BLVD
WASHINGTON PL
West Los Angeles College
MAIN STREET
LINCOLN BLVD
SILICON BEACH
Santa Monica Bay
PACIFIC AVE
VENICE
Marina Del Rey
Marina Marketplace
DEL REY
STUDIO VILLAGE
Holy Cross Cemetery
LADERA HEIGHTS
Kindred Hospital Los Angeles
Westfield Culver City
PLAYA VISTA
Waterside Shopping Center
Runway Shopping Center
Promenade at Howard Hughes
FOX HILLS
Loyola Marymount University
MARINER'S VILLAGE
S SEPULVEDA BLVD
LA TIJERA BLVD
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-67

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

Mortgage Loan Information
Loan Seller:	JLC
Loan Purpose:	Refinance
Borrower Sponsor:	Efrem Harkham
Borrower:	360 N. Rodeo Drive Limited Partnership
Original Balance:	$38,000,000
Cut-off Date Balance:	$38,000,000
% by Initial UPB:	4.1%
Interest Rate:	3.9250%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$98,257	$8,188
Insurance:	$46,000	$3,833
Replacement/FF&E:	$0	Springing
Special Rollover:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.(2):	$5,540
Balloon Balance / Sq. Ft.(2):	$5,540
Cut-off Date LTV:	20.8%
Balloon LTV:	20.8%
Underwritten NOI DSCR:	2.94x
Underwritten NCF DSCR:	2.70x
Underwritten NOI Debt Yield:	11.7%
Underwritten NCF Debt Yield:	10.8%
Underwritten NOI Debt Yield at Balloon:	11.7%
Underwritten NCF Debt Yield at Balloon:	10.8%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type(3):	Mixed Use Retail / Hospitality
Collateral:	Fee Simple
Location:	Beverly Hills, CA
Year Built / Renovated:	1961 / 2011
Total Sq. Ft.(2):	6,859
Property Management:	Summit Hospitality Corporation
Underwritten NOI:	$4,441,957
Underwritten NCF:	$4,088,128
Appraised Value(3):	$182,500,000
Appraisal Date:	March 8, 2017

Historical NOI(4)
Most Recent NOI:	$4,583,978 (T-12 April 30, 2017)
2016 NOI:	$4,876,476 (December 31, 2016)
2015 NOI:	$4,899,229 (December 31, 2015)
2014 NOI:	$3,764,054 (December 31, 2014)

Historical Occupancy(5)
Most Recent Occupancy(6):	83.0% (May 1, 2017)
2016 Occupancy:	85.1% (December 31, 2016)
2015 Occupancy:	87.0% (December 31, 2015)
2014 Occupancy:	85.0% (December 31, 2014)

(1)	See “Initial Reserves” and “Ongoing Reserves” herein.

(2)	The 360 North Rodeo Drive Property consists of (i) 6,775 sq. ft. of retail space and (ii) 84 hotel rooms. The 360 North Rodeo Drive Property’s total net rentable area is equal to 24,899 sq. ft. Based on the 360 North Rodeo Drive Property’s net rentable area, the Cut-off Date Balance / Sq. Ft. and Balloon Balance / Sq. Ft. are equal to $1,526.

(3)	The 360 North Rodeo Drive Property’s hotel component previously operated with 86 rooms, but the borrower converted two units on the top floor into meeting space and fitness/spa areas as additional amenities. The appraisal for the 360 North Rodeo Drive Property assumes all 86 hotel guestrooms are available.

(4)	The 360 North Rodeo Drive Property’s retail component has accounted for an average of approximately 62.9% of Historical NOI since 2014.

(5)	Historical Occupancy is based on the weighted average occupancy of the net rentable area of the following components: (i) the 6,775 sq. ft. of retail space and (ii) the 84 hotel rooms comprising 18,124 sq. ft.

(6)	Most Recent Occupancy is based on the weighted average occupancy of the following components: (i) the 6,775 sq. ft. of retail space that was 100.0% occupied and (ii) the 84 hotel rooms comprising 18,124 sq. ft. of net rentable area, that were 76.6% occupied as of the trailing 12-month period ending April 30, 2017.

A-3-68

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft(1)	% of Total U/W Base Rent	Lease Expiration
Gearys(2)(3)	NR/NR/NR	3,675	54.2%	$506.52	55.4%	1/31/2022
Michael Kors	NR/NR/NR	3,100	45.8%	$483.20	44.6%	9/30/2020
Total Occupied Collateral		6,775	100.0%	$495.85	100.0%
Vacant		0	0%
Total		6,775	100.0%

(1)	U/W Base Rent Per Sq. Ft. is inclusive of approximately $69,048 in base rent steps taken through February 1, 2018.

(2)	Gearys has two, five-year renewal options remaining.

(3)	Gearys operates Rolex and Patek Philippe luxury watch boutiques at the 360 North Rodeo Drive Property.

Lease Rollover Schedule
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(1)	% U/W Base Rent Rolling(1)	Cumulative % of U/W Base Rent(1)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	1	3,100	45.8%	3,100	45.8%	$483.20	44.6%	44.6%
2021	0	0	0.0%	3,100	45.8%	$0.00	0.0%	44.6%
2022	1	3,675	54.2%	6,775	100.0%	$506.52	55.4%	100.0%
2023	0	0	0.0%	6,775	100.0%	$0.00	0.0%	100.0%
2024	0	0	0.0%	6,775	100.0%	$0.00	0.0%	100.0%
2025	0	0	0.0%	6,775	100.0%	$0.00	0.0%	100.0%
2026	0	0	0.0%	6,775	100.0%	$0.00	0.0%	100.0%
2027	0	0	0.0%	6,775	100.0%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	6,775	100.0%	$0.00	0.0%	100.0%
Vacant	NAP	0	0.0%	6,775	100.0%	NAP	NAP
Total / Wtd. Avg.	2	6,775	100.0%			$495.85	100.0%
(1)	Annual U/W Base Rent Per Sq. Ft. is inclusive of approximately $69,048 in base rent steps taken through February 1, 2018.

Historical Occupancy, ADR, RevPAR
	360 North Rodeo Drive Property(1)			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	79.4%	$265.91	$211.16	82.7%	$261.26	$216.05	96.0%	101.8%	97.7%
2015	82.2%	$279.65	$229.96	79.8%	$276.82	$220.82	103.0%	101.0%	104.1%
2016	79.5%	$299.67	$238.36	81.1%	$298.75	$242.19	98.1%	100.3%	98.4%
T-12 April 2017	76.6%	$303.70	$232.69	79.3%	$299.53	$237.60	96.6%	101.4%	97.9%
(1)	Source: Borrower provided financials.

(2)	Source: Hospitality research report.

The Loan.    The 360 North Rodeo Drive loan (the “360 North Rodeo Drive Loan”) is a $38.0 million fixed rate loan secured by the borrower’s fee simple interest in a mixed use building comprised of 6,775 sq. ft. of ground floor retail space located under an 84-room, full-service hotel located at 360 North Rodeo Drive, between Wilshire and Santa Monica Boulevards, in Beverly Hills, California (the “360 North Rodeo Drive Property”). The 360 North Rodeo Drive Loan has a 10-year term and requires interest only payments for the term of the loan. The 360 North Rodeo Drive Loan accrues interest at a fixed rate equal to 3.9250% and has a cut-off date balance of $38.0 million. Proceeds of the 360 North Rodeo Drive Loan were used to retire existing debt of approximately $36.4 million, fund upfront reserves of approximately $0.1 million, pay closing costs of approximately $0.6 million and return approximately $0.9 million of equity to the borrower sponsor. Based on the appraised value of $182.5 million as of March 8, 2017, the Cut-off Date LTV is 20.8%. The most recent prior financing of the 360 North Rodeo Drive Property was not included in a securitization.

A-3-69

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$38,000,000	100.0%	Loan Payoff	$36,357,049	95.7%
			Return of Equity	$851,906	2.2%
			Closing Costs	$646,788	1.7%
			Reserves	$144,257	0.4%
Total Sources	$38,000,000	100.0%	Total Uses	$38,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower, 360 N. Rodeo Drive Limited Partnership, is a single purpose California limited partnership structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the non-recourse carve-out guarantor is Efrem Harkham.

Efrem Harkham is the founder and CEO of Luxe Hotels, an international boutique hotel brand that includes the L.E. Hotels representation company and corporately owned or managed properties, the Luxe Rodeo Drive Hotel in Beverly Hills located at the 360 North Rodeo Drive Property, the Luxe Sunset Boulevard Hotel in Bel Air and the Luxe City Center Hotel in Downtown Los Angeles. L.E. Hotels is a collection of over 80 independently owned and operated luxury hotels worldwide.

The Property. The 360 North Rodeo Drive Property consists of two, four-story buildings separated by a courtyard comprised of 6,775 sq. ft. of ground floor retail space under an 84-room, full-service hotel built in 1961 and renovated in 2011. The 360 North Rodeo Drive Property also includes a one-level subterranean parking garage. The 360 North Rodeo Drive Property is located within the Golden Triangle and benefits from approximately 100 feet of frontage along North Rodeo Drive. According to the appraiser, the Golden Triangle shopping district is a three-block long stretch of boutiques and retail that is known as one of the most expensive shopping districts in the world. Additionally, according to the appraisal, the 360 North Rodeo Drive Property’s land value is equal to $228.8 million, which is approximately 602.1% of the 360 North Rodeo Drive Loan balance. The 360 North Rodeo Drive Property is encumbered by a below market lease to Gearys through January 2032 (fully extended). As such, the appraiser for the 360 North Rodeo Drive Property concluded to an appraised value equal to $182.5 million which is approximately 79.8% of the concluded land value.

As of May 1, 2017, the 360 North Rodeo Drive Property was 83.0% leased based on the weighted average of the occupied net rentable area (“NRA”) for the retail component comprising 6,775 sq. ft. and for the rooms comprising 18,124 sq. ft. as of the trailing 12-month period ending April 30, 2017 for the hotel component. The 360 North Rodeo Drive Property’s retail component is 100.0% leased to two tenants and accounts for approximately 62.5% of underwritten NOI.

Environmental Matters. The Phase I environmental report, dated March 9, 2017, recommended no further action.

Major Tenants.

Gearys (3,675 sq. ft.; 54.2% of retail NRA; 55.4% of U/W retail Base Rent) Founded in 1930 by H.S. Geary, Gearys was originally a small hardware and dinnerware store located on Beverly Drive in Beverly Hills. The Meyer family acquired the store in 1953 and through the decades increased its focus on luxury dinnerware and gifts including a gift registry business. In 1997, Gearys entered the luxury watch and fine jewelry business. In 2003, under the helm of Meyer family member Thomas Blumenthal, who is the guarantor of the lease at the 360 North Rodeo Drive Property, Gearys formed a partnership with Rolex and opened Gearys on Rodeo (Gearys flagship store remains on Beverly Drive). Gearys added a partnership with Patek Philippe and expanded to its current location at the 360 North Rodeo Drive Property which it opened in 2012. The tenant has two, five-year extension options remaining.

Patek Philippe is a Swiss watch manufacturer founded in 1839 and is widely regarded as one of the most prestigious luxury watchmakers in the world. Headquartered in Geneva, Switzerland, Patek Philippe is Geneva’s oldest independent family-owned watch manufacturer with over 80 patents. In November 2014, a Patek Philippe pocket watch originally made for a prominent banker in 1933 was sold for a record breaking $24.4 million.

Rolex was founded in 1905 by Hans Wilsdorf in London. In 1919, Rolex moved to Geneva, Switzerland and has since become an international brand. Rolex was the first watch company to create a water-resistant wristwatch that could withstand pressure to a depth of approximately 330 feet. The company still maintains its headquarters in Geneva, but operates globally and employs approximately 2,800 individuals. The company’s brand, according to Forbes as of May 2017, is valued at $8.7 billion.

Michael Kors (3,100 sq. ft.; 45.8% of retail NRA; 44.6% of U/W retail Base Rent) Founded in 1981 and with principal executive offices in London, Michael Kors (NYSE: KORS) is a designer-retailer of apparel, handbags, and accessories. Michael Kors operates two Michael Kors Collection stores in the U.S., which includes its location at the 360 North Rodeo Drive Property, which opened in late 2003, and on Madison Avenue in New York, New York. In October 2015, Michael Kors exercised its second and final lease extension option under its lease at the 360 North Rodeo Drive Property.

A-3-70

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

The Market. The 360 North Rodeo Drive Property is located on North Rodeo Drive between Wilshire and Santa Monica Boulevards, within the Golden Triangle, which is generally defined as the area bordered by Santa Monica Boulevard to the west, Canon Drive to the east, and Wilshire Boulevard to the south. The Golden Triangle shopping district is a three-block long stretch of boutiques and retail that is known as one of the most expensive shopping districts in the world, including Rodeo Drive. The Golden Triangle retail market is centered around two primary locations: the southern side of Wilshire Boulevard and North Rodeo Drive.

According to the appraiser, North Rodeo Drive is located in Beverly Hills and is a retail market known as an international focal point of the exclusive boutique trade. Within the two blocks of North Rodeo Drive between Wilshire and Santa Monica Boulevards, retailers include Cartier, Chanel, Hermes, Gucci, Louis Vuitton, and other well-known designers, jewelry stores and cosmetics companies.

The 360 North Rodeo Drive Property is located within the Beverly Hills submarket. As of second quarter 2017, the Beverly Hills retail submarket contained 350 properties totaling approximately 3.6 million sq. ft. with an overall vacancy rate of 3.2%. According to the appraiser, the 360 North Rodeo Drive Property’s retail tenants are subject to leases that are on average approximately 17.4% below market. The remaining appraisal assumptions for the 360 North Rodeo Drive Property’s retail component are below.

Appraisal Market Rent Assumptions(1)
Retail – Ground Floor
Sq. Ft.	6,775
Appraiser Market Rent (Per Sq. Ft.)	$600.00
Rent Type	NNN
(1)	Source: Appraisal.

The demand segmentation for the 360 North Rodeo Drive Property’s hotel component consists of approximately 92.0% transient demand and approximately 8.0% meeting and group demand. The 360 North Rodeo Drive Property hotel component’s immediate marketplace serves five competitive properties. The five primary competitors range in size from 43 to 137 rooms and including the 360 North Rodeo Drive Property’s hotel component, the overall competitive set collectively contains an aggregate of 504 rooms.

The appraiser’s primary competitors for the 360 North Rodeo Drive Property’s hotel component are summarized in the table below:

Primary Competitive Set(1)
Property	Rooms	Year Opened	Meeting Space (Sq. Ft.)	Estimated 2016 Occupancy	Estimated 2016 ADR	Estimated 2016 RevPAR
360 North Rodeo Drive Property	84(2)	1961	1,589	79.4%	$293.29	$232.82
Avalon Hotel	84	1958	450	89.0%	$271.00	$241.19
Sixty Beverly Hills	107	1962	500	82.0%	$299.00	$245.18
Mosaic Hotel	49	1959	NAP	83.0%	$260.00	$215.80
Maison 140	43	1937	NAP	81.0%	$218.00	$176.58
Mr. C Beverly Hills	137	1965	3,483	76.0%	$364.00	$276.64
Total / Wtd. Avg.(3)	504			81.1%	$300.35	$242.30
(1)	Source: Appraisal.

(2)	The 360 North Rodeo Drive Property’s hotel component previously operated with 86 rooms, but the borrower converted two units on the top floor into meeting space and fitness/spa areas as additional amenities.

(3)	The 360 North Rodeo Drive Property’s hotel component is included in the calculations.

A-3-71

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	2016	T-12 4/30/2017	U/W	U/W Per Sq. Ft.
Occupancy	79.4%	82.2%	79.5%	76.6%	76.5%
ADR	$265.91	$279.65	$299.67	$303.70	$303.00
RevPAR	$211.16	$229.96	$238.36	$232.69	$232.56

Hotel Revenues
Room Revenue	$6,551,224	$7,134,360	$7,328,194	$7,134,289	$7,130,320	$1,039.56
F&B Revenue	1,334,932	1,106,540	1,234,390	1,232,100	1,232,100	$179.63
Other Revenue(2)	398,114	458,496	438,500	449,436	449,436	$65.53
Total Hotel Revenue	$8,284,270	$8,699,396	$9,001,084	$8,815,825	$8,811,856	$1,284.71

Retail Revenues
Base Rent	3,029,935	3,282,894	3,037,649	3,123,914	3,290,328	$479.71
Base Rent Steps(3)	0	0	0	0	69,048	$10.07
Total Recoveries	121,950	123,433	121,882	135,085	195,153	$28.45
Less: Vacancy(4)	0	0	0	0	(177,726)	($25.91)
Total Retail Revenue	$3,151,885	$3,406,327	$3,159,531	$3,258,999	$3,376,803	$492.32

Total Revenues	$11,436,155	$12,105,723	$12,160,615	$12,074,824	$12,188,659	$1,777.03

Operating Expenses	5,156,144	4,286,165	4,056,964	4,197,650	4,195,996	$611.75
Undistributed Expenses	1,889,941	1,924,560	2,266,147	2,334,236	2,331,202	$339.87
Management Fee	196,537	220,438	180,060	176,539	365,660	$53.31
Franchise Fee	0	356,718	366,936	357,228	356,516	$51.98
Total Fixed Charges	429,479	418,613	414,032	425,193	497,328	$72.51
Net Operating Income	$3,764,054	$4,899,229	$4,876,476	$4,583,978	$4,441,957	$647.61
FF&E(5)	331,371	347,976	359,975	353,070	352,474	$51.39
TI/LC	0	0	0	0	0	$0.00
Capital Expenditures	0	0	0	0	1,355	$0.20
Net Cash Flow	$3,432,683	$4,551,253	$4,516,501	$4,230,908	$4,088,128	$596.02
(1)	The 360 North Rodeo Drive Property’s retail component accounts for approximately 62.5% of underwritten NOI.

(2)	Other Revenue includes telephone revenue, parking revenue, and miscellaneous other revenue.

(3)	U/W Base Rent Steps are based on contractual rent steps through February 1, 2018.

(4)	U/W Vacancy represents 5.0% of Total Retail Revenues.

(5)	U/W FF&E represents approximately 4.0% of U/W Total Hotel Revenue.

Property Management. The 360 North Rodeo Drive Property is managed by Summit Hospitality Corporation, an affiliate of the borrower.

Lockbox / Cash Management. The 360 North Rodeo Drive Loan is structured with a hard lockbox and springing cash management. All rents and other payments are required to be deposited directly by the retail tenants into a lender controlled lockbox account, all credit card receipts are required to be deposited by credit card processing companies directly into a lender controlled lockbox account and all non-credit card receipts are required to be deposited into a lender controlled lockbox account within two business days of receipt by borrower or property manager. Amounts on deposit in the lockbox accounts will be transferred daily to an account controlled by the borrower unless a Cash Management Period (defined below) is continuing. Upon the occurrence of a Cash Management Period, all funds in the lockbox account are required to be deposited into a lender-controlled cash management account and will be applied to pay monthly amounts due as required under the 360 North Rodeo Drive Loan, and any excess amounts will be retained by the lender as additional collateral for the 360 North Rodeo Drive Loan, in the event of a Cash Management Period, or to a special rollover reserve, in the event of a Lease Sweep Period (as defined below) (and no other Cash Management Period is in effect).

A “Cash Management Period” will occur (i) during the continuation of an event of default, (ii) if the debt service coverage ratio falls below 1.40x (until such time that the debt service coverage ratio is at least 1.40x for two consecutive quarters) or (iii) during the continuation of a Lease Sweep Period (as defined below).

A “Lease Sweep Period” will commence (i) on the date that is 12 months prior to the end of the term (including any renewal terms) of any Major Lease (as defined below), (ii) on the date required under a Major Lease by which the applicable Major Tenant (as defined below)

A-3-72

360 North Rodeo Drive Beverly Hills, CA 90210	Collateral Asset Summary – Loan No. 8 360 North Rodeo Drive	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 20.8% 2.70x 11.7%

is required to give notice of its exercise of a renewal option (and such renewal option has not been so exercised), (iii) if any Major Lease is surrendered, cancelled or terminated prior to its then-current expiration date, (iv) if any Major Tenant goes dark or gives notice that it intends to discontinue its business, (v) upon the occurrence of a monetary default under any Major Lease or (vi) upon the occurrence of a Major Tenant insolvency proceeding. Notwithstanding the foregoing, if the debt service coverage ratio is equal to or greater than 1.40x at the time a Lease Sweep Period would otherwise have commenced (excluding rent from any Major Tenant that would otherwise have triggered the Lease Sweep Period), such Lease Sweep Period will not commence so long as the debt service coverage ratio is equal to or greater than 1.40x.

A “Major Lease” means the leases at the 360 North Rodeo Drive Property with Gearys, Michael Kors, and any other lease which covers 3,000 or more sq. ft.

A “Major Tenant” means any tenant under a Major Lease, or under one or more leases which when taken together would constitute a Major Lease.

Initial Reserves. At loan origination, the borrower deposited (i) $98,257 into a tax reserve account and (ii) $46,000 into an insurance reserve account.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $8,188, into a tax reserve account and (ii) 1/12 of the annual insurance premiums, which currently equates to $3,833, into an insurance reserve account. In addition, if the 360 North Rodeo Drive Loan’s debt yield falls below 8.75%, the borrower is required to deposit the sum of: (a) 1/12 of 5.0% of annual gross operating income and (b) $141, into a FF&E/replacement reserve account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-73

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

A-3-74

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

Parmer Office 3.2
13011 McCallen Pass
Austin, TX 78753
Jollyville
Pflugerville
Wells Branch
McNeil
WILLOW RUN
MACONDA PARK EAST
LOS INDIOS
PLAZA GRANADOS
ANGUS VALLEY
SETTLER'S MEADOW
NORTHRIDGE ACRES
St. David's North Austin Medical Center
CROSSING AT PARMER LANE
YUCCA MOUNTAIN
GREAT HILLS
CANTARRA
AUSTIN EXECUTIVE AIRPORT
The Domain
The Arboretum
J. J. Pickle Research Campus
NORTH AUSTIN CIVIC ASSOCIATION
TWIN MESA
NORTH AUSTIN
EDINBURGH GARDENS
NORTH SHOAL CREEK
MARBRY'S RIDGE
WINDSOR HILLS
PIONEER HILL
GEORGIAN ACRES
HERITAGE HILLS
METRORAIL
ALLANDALE
BRENTWOOD
SAINT JOHNS
HIGHLAND
Dafan
ROSEDALE
NORTH LOOP
UNIVERSITY HILLS
Austin
WINDSOR PARK
NORTH POINT
Seton Medical Center Austin
Dell Children's Medical Center of Central Texas
West Lake Hills
WINDSOR ROAD
MUELLER DEVELOPMENT
SENDERO HILLS
University of Texas at Austin
Rollingwood
DOWNTOWN
CHESTNUT
Children's Hospital of Austin
THUNDERBIRD FARMS
ZILKER
EAST CESAR CHAVEZ
GOVALLE
BARTON HILLS
SOUTH RIVER CITY
SOUTH LAMAR
DAWSON
SAINT EDWARDS
MONTOPOLIS
Sunset Valley
SOUTH MANCHACA
PARKER LANE
GARRISON PARK
MCKINNEY
SOUTHEAST
FRANKLIN PARK
AUSTIN-BERGSTROM INTERNATIONAL AIRPORT
Round Rock
Cedar Park
Manor
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-75

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

A-3-76

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	Kawa Capital Partners LLC
Borrower:	KCP Parmer 3.2 Fee Owner, LLC
Original Balance:	$37,895,000
Cut-off Date Balance:	$37,895,000
% by Initial UPB:	4.1%
Interest Rate:	4.33000%
Payment Date:	6th of each month
First Payment Date:	August 6, 2017
Maturity Date:	July 6, 2027
Amortization:	Interest only for first 60 months, 360 months thereafter
Additional Debt:	None
Call Protection:	L(26), DorYM1(90), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$603,568	$75,446
Insurance:	$0	Springing
Replacement:	$0	$2,396
TI/LC:	$0	$15,974
Engineering:	$8,250	$0
Free Rent(2):	$693,634	$0

Financial Information

Cut-off Date Balance / Sq. Ft.:	$198
Balloon Balance / Sq. Ft.:	$180
Cut-off Date LTV(3):	63.3%
Balloon LTV(3):	57.7%
Underwritten NOI DSCR(4):	1.62x
Underwritten NCF DSCR(4):	1.52x
Underwritten NOI Debt Yield:	9.6%
Underwritten NCF Debt Yield:	9.1%
Underwritten NOI Debt Yield at Balloon:	10.6%
Underwritten NCF Debt Yield at Balloon:	9.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Austin, TX
Year Built / Renovated:	2015 / NAP
Total Sq. Ft.:	191,689
Property Management:	Adler Kawa Realty Services, LLC
Underwritten NOI(5):	$3,654,352
Underwritten NCF:	$3,432,951
Appraised Value(3):	$59,900,000
Appraisal Date(3):	June 15, 2018

Historical NOI(6)
Most Recent NOI(5):	$66,006 (T-12 May 31, 2017)
2016 NOI:	($807,995) (December 31, 2016)
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy(6)
Most Recent Occupancy:	100.0% (May 31, 2017)
2016 Occupancy:	49.0% (December 31, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(1)	See “Initial Reserves” and “Ongoing Reserves” herein.

(2)	Free Rent consists of $288,925 for Trusource Labs, LLC, $207,216 for Blue Apron, Inc. and $197,493 for NSTX, Inc.

(3)	The Cut-off Date LTV and Balloon LTV are based on, and the Appraised Value reflects, the “As Stabilized” appraised value of $59.9 million as of June 15, 2018. The “As Stabilized” appraised value assumes that economic stabilization is achieved and free rent associated with recently signed leases has burned off. At loan origination, $693,634 was reserved for free rent. Based on the “As-is” appraised value of $58.3 million as of June 15, 2017, the Cut-off Date LTV and Balloon LTV of the Parmer Office 3.2 Loan are 65.0% and 59.3%, respectively.

(4)	DSCR is calculated based on the Parmer Office 3.2 Loan’s amortizing annual debt service. Based on the initial interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are equal to 2.20x and 2.06x, respectively.

(5)	The increase in Underwritten NOI over Most Recent NOI is due to the increase in occupancy at the Parmer Office 3.2 Property. The NSTX, Inc. lease for 49.0% of NRA commenced on December 1, 2015 while the Trusource Labs, LLC and Blue Apron, Inc. leases for the remaining 51.0% of NRA commenced on April 19, 2017 and May 10, 2017, respectively.

(6)	The Parmer Office 3.2 Property was constructed in 2015 and consequently Historical NOI and Historical Occupancy prior to 2016 are not available.

A-3-77

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent (PSF)(2)	% of Total U/W Base Rent	Lease Expiration(3)

NSTX, Inc.	NR/NR/NR	93,967	49.0%	$22.50	53.2%	11/30/2026
Blue Apron, Inc.	NR/NR/NR	65,222	34.0%	$19.25	31.6%	8/31/2022
Trusource Labs, LLC(4)	NR/NR/NR	32,500	17.0%	$18.54	15.2%	4/30/2029
Subtotal / Wtd. Avg.		191,689	100.0%	$20.72	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		191,689	100.0%

(1)	Based on the underwritten rent roll dated May 31, 2017.

(2)	Includes $517,828 in contractual rent steps for NSTX, Inc. through December 2017, $32,611 in contractual rent steps for Blue Apron, Inc. through September 2018 and $16,250 in contractual rent steps for Trusource Labs, LLC through May 2018.

(3)	NSTX, Inc., Blue Apron, Inc. and Trusource Labs, LLC each have one, five-year extension option at fair market value.

(4)	Trusource Labs, LLC, has a one-time right to terminate its lease effective between October 19, 2022 and October 19, 2023 if the contract between Trusource Labs, LLC and Nest Labs, Inc. is terminated, provided that Trusource Labs, LLC gives notice at least 12 months in advance.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	1	65,222	34.0%	65,222	34.0%	$19.25	31.6%	31.6%
2023	0	0	0.0%	65,222	34.0%	$0.00	0.0%	31.6%
2024	0	0	0.0%	65,222	34.0%	$0.00	0.0%	31.6%
2025	0	0	0.0%	65,222	34.0%	$0.00	0.0%	31.6%
2026	1	93,967	49.0%	159,189	83.0%	$22.50	53.2%	84.8%
2027	0	0	0.0%	159,189	83.0%	$0.00	0.0%	84.8%
Thereafter	1	32,500	17.0%	191,689	100.0%	$18.54	15.2%	100.0%
Vacant	NAP	0	0.0%	191,689	100.0%	NAP	NAP
Total / Wtd. Avg.	3	191,689	100.0%			$20.72	100.0%

(1)	Based on the underwritten rent roll dated May 31, 2017.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes $517,828 in contractual rent steps for NSTX, Inc. through December 2017, $32,611 in contractual rent steps for Blue Apron, Inc. through September 2018 and $16,250 in contractual rent steps for Trusource Labs, LLC through May 2018.

A-3-78

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

The Loan.    The Parmer Office 3.2 loan (the “Parmer Office 3.2 Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a newly developed, Class A, office property located in Austin, Texas (the “Parmer Office 3.2 Property”). The Parmer Office 3.2 Loan, with an original principal balance of $37.895 million, has a 10-year term, is interest only for five years and then amortizes on a 30-year schedule for the remaining term of the loan. The Parmer Office 3.2 Loan accrues interest at a fixed rate equal to 4.3300% and has a Cut-off Date Balance of $37.895 million. The Parmer Office 3.2 Loan proceeds were used to acquire the Parmer Office 3.2 Property, pay closing costs of approximately $3.7 million and fund upfront reserves of approximately $1.3 million. Based on the “As Stabilized” appraised value of $59.9 million as of June 15, 2018, the Cut-off Date LTV for the Parmer Office 3.2 Loan is 63.3%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$37,895,000	59.8%	Purchase Price	$58,300,000	92.1%
New Sponsor Equity	$23,679,547	37.4%	Closing Costs	$3,725,590	5.9%
Other Sources(1)	$1,756,496	2.8%	Reserves	$1,305,452	2.1%
Total Sources	$63,331,043	100.0%	Total Uses	$63,331,043	100.0%
(1)	Other Sources consists of various prorations and adjustments including, but not limited to, the transfer of rent and security deposits to the purchaser and rent abatement credits.

The Borrower / Guarantors.    The borrower, KCP Parmer 3.2 Fee Owner, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with one independent director in its organizational structure. The non-recourse carve-out guarantor is Kawa Capital Partners LLC, a Florida limited liability company, which operates as Kawa Capital Management. Kawa Capital Management is an independent investment and asset management firm headquartered in Miami, Florida.

The Property. The Parmer Office 3.2 Property is a newly developed, Class A, office building located at 13011 McCallen Pass in northeast Austin, Texas. The Parmer Office 3.2 Property was constructed in 2015 and spans 191,689 SF on a 17.4-acre site. The Parmer Office 3.2 Property has three stories and offers 1,173 surface, parking spaces resulting in a parking ratio of 6.11 spaces per 1,000 SF. The Parmer Office 3.2 Property has 65,000 SF of open floor plates, modern elevators, state-of-the-art security and modern office finishes. The Parmer Office 3.2 Property is part of the first phase of new construction at PARMER, a 400-acre, master planned technology and office park developed in a joint venture between Karlin Real Estate and Trammel Crow. PARMER is located one mile west of I-35, which offers immediate access to Downtown Austin, 3.7 miles west of the MoPac Expressway, and a 30 minute drive from Austin-Bergstrom International Airport. All completed and existing buildings within the office park (five in total including the Parmer Office 3.2 Property) are 100.0% occupied by tenants including Home Depot, General Motors, Allergen and Macro Fine Arts. PARMER is situated in the middle of Austin’s technology and life science district where other companies, including Ebay, Paypal, Visa, Apple and Dell, reside and offers immediate proximity to over 2.0 million SF of retail with over 34 places to eat, seven hotels, two fitness centers, daycare facilities, and public transportation.

As of May 31, 2017, the Parmer Office 3.2 Property was 100.0% occupied by three tenants: NSTX, Inc., Blue Apron, Inc. and Trusource Labs, LLC.

Major Tenants.

NSTX, Inc. (“NSTX”) (93,967 sq. ft.; 49.0% of NRA; 53.2% of U/W Base Rent ) (NASDAQ: NTRA): NSTX is a worldwide genetic testing and diagnostics company that develops and commercializes noninvasive methods for analyzing DNA in order to detect early onset of genetic diseases. Founded in 2003 as Gene Security Network, NSTX measures samples as small as a single cell and then uses statistical algorithms to detect a wide range of serious conditions. In addition to the company’s direct sales force in the United States, NSTX has a global network of approximately 70 laboratory and distribution partners. As of year-end 2016, NSTX holds 18 issued US and foreign patents and over 100 pending US and foreign patent applications. NSTX’s primary revenue generation is through its flagship product, Panorama, which was launched in 2013 and is a non-invasive prenatal test for pregnant women that uses a small blood draw to screen for the most common chromosomal anomalies. As of YE 2016, Panorama accounted for 66% of NSTX’s revenues with over 331,000 tests recorded. Other services of NSTX include miscarriage testing in order to determine the cause of the loss of the pregnancy and non-invasive paternity testing. In addition to distributing molecular diagnostic tests, NSTX has several licensing arrangements with laboratories under the company’s cloud-based distribution model, whereby NSTX’s laboratory licensees run the tests themselves and then access proprietary bioinformatics algorithms through NSTX’s cloud-based Constellation software. NSTX is headquartered in San Carlos, California, employs 852 people, and went public on the NASDAQ in July 2015.

NSTX’s space at the Parmer Office 3.2 Property is comprised of a series of laboratories (1/3 of leased space) to analyze swab samples and run appropriate tests as well as office space (2/3 of leased space) used for administration and call/support centers. NSTX currently has approximately 160 employees at this location. Furthermore, according to the borrower, NSTX plans to phase in additional employees to the Parmer Office 3.2 Property from its headquarters in San Carlos, California, with a target headcount at the Parmer Office 3.2 Property of 600 employees (400 on the 1st floor space and 200 on the 2nd floor space).

A-3-79

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

Blue Apron, Inc. (“Blue Apron”) (65,222 sq. ft.; 34.0% of NRA; 31.6% of U/W Base Rent): Blue Apron is an American meal delivery service that provides customers across the United States with weekly proportioned meals with recipes to subscribers. Founded in 2012 and headquartered in New York City, Blue Apron creates original recipes, which are sent directly to customers for them to prepare and cook at home. Blue Apron occupies space in New York City (corporate HQ) with additional leased space in Richmond, California (158K SF), Jersey City, New Jersey (202K SF), and Arlington, Texas (104K SF) serving as Blue Apron’s fulfillment centers. Blue Apron’s space is currently in its final finishing phase and they anticipate being fully hired and operational by early 2018. Blue Apron’s 65,000 square feet at the Parmer Office 3.2 Property is expected to be utilized primarily as a company call center.

Trusource Labs, LLC (“Trusource”) (32,500 sq. ft.; 17.0% of NRA; 15.2% of U/W Base Rent): Trusource is a technical support services company headquartered in Austin and founded by several former Apple executives. Established in 2013, Trusource is a privately held company that specializes in offering support services for tech and internet-related companies as well as help desk services to companies who use Apple devices. Trusource’s clients range from startups to established Fortune 100 companies and Trusource differentiates itself by offering call-free tech support and instead interacting with clients through relevant social media outlets such as Facebook, Twitter, and Instagram. Trusource employs approximately 600 people in both the US and Europe, and is a member of the Apple Consultant Network, which is made up of independent companies offering IT services and solutions based around Apple products. Trusource took space at the Parmer Office 3.2 Property to offer tech support to its largest client, Nest Labs, a home automation company that was acquired by Alphabet, Inc. for $3.2 billion in January 2014. Trusource was contracted by Nest Labs to provide Tier I and Tier II chat support and call center services to Nest Labs’ customers. In addition to servicing Nest Labs, Trusource also provides tech support out of its space at the Parmer Office 3.2 Property for Indeed.com, the company’s second largest client. Trusource employs approximately 250-300 people at the Parmer Office 3.2 Property and the space is also utilized by various Nest Labs’ personnel.

Environmental Matters. The Phase I environmental report dated, June 30, 2017, recommended no further action at the Parmer Office 3.2 Property.

The Market. The Parmer Office 3.2 Property is located in Austin, Travis County, Texas. Austin is the 11th most populous city in the United States and the fourth most populous in Texas with a current population of 948,000 residents. The city spans 272 square miles and is located in the vicinity of intersections formed by Interstate 35, US Highways 290 and 183, and State Highway 71. The city is included within the Austin-Round Rock MSA, which reported a total 2016 population of approximately 2.1 million residents and experienced an annual growth rate of 3.1%. According to the borrower, in terms of its employment composition, Austin has recently emerged as one of the limited number of US cities that are attracting talented and educated young Americans due to its relatively low cost of living, accessible transportation systems, emerging tech sector, and thriving music and art scene. The City of Austin is primarily accessible by Interstate 35 (1.0 mile west of the Parmer Office 3.2 Property), the MoPac Expressway (3.7 miles west of the Parmer Office 3.2 Property), and State Highway 71 (19.0 miles south of the Parmer Office 3.2 Property). Public transportation to the city is provided by Capital Metro, which operates the public bus service and commuter rail system known as Capital MetroRail. The closest bus station to the Parmer Office 3.2 Property is located 1.0 mile north (20 minute walk) and future metro rail expansion lines are expected to include a station in northeast Austin. The area is also served by Austin-Bergstrom International Airport (20 miles south of the Parmer Office 3.2 Property).

In determining market rent for the Parmer Office 3.2 Property, the appraiser identified six comparable office properties with leases that have all been executed within the past seven months. The appraiser concluded a market rent for the Parmer Office 3.2 Property of $23.00 PSF net and submarket rents as of 1Q 2017 are $22.19 PSF net. Average in-place based rents at the Parmer Office 3.2 Property are $20.72 PSF net, which equates to 9.9% below concluded market rent. The appraiser concluded a submarket vacancy of 7.1% and a market vacancy of 8.4% as of 1Q 2017. The appraiser concluded a stabilized occupancy for the Parmer Office 3.2 Property of 92.0%.

Directly Competitive Buildings(1)
Property	Distance from Subject (miles)	Year Built	Office Area (Sq. Ft.)	Occupancy	Building Class	Lease Type	Asking Rent Range
Parmer Office 3.2 Property	-	2015	191,689(2)	100.0%(2)	A	Triple Net	$21.25 to $26.50(3)
Braker Pointe III	4.2	2001	196,381	88.0%	A	Triple Net	$22.00 to $25.00
Quarry Lake II – Suite 200	4.8	1998	120,559	100.0%	A	Triple Net	$23.00 to $24.00
Quarry Lake II – Suite 110	4.8	1998	120,559	100.0%	A	Triple Net	$23.00 to $24.00
StoneCreek II	3.3	2000	162,959	98.0%	A	Triple Net	$22.00 to $25.00
Riata Corporate Park	5.1	1999	94,167	89.0%	A	Triple Net	$22.00 to $24.00
Braker Pointe I	4.2	2002	76,797	88.0%	A	Triple Net	$22.00 to $23.50
(1)	Source: Appraisal, unless otherwise specified.

(2)	Source: Underwritten rent roll dated May 31, 2017.

(3)	Represents the end rent for the Parmer Office 3.2 Property for the current leases. No asking rents were reported in the appraisal because the Parmer Office 3.2 Property is currently 100.0% occupied.

A-3-80

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

Cash Flow Analysis.

Cash Flow Analysis
	2016	T-12 5/31/2017	U/W	U/W (PSF)
Base Rent(1)	$133,036	$798,215	$3,405,682	$17.77
Base Rent Steps(2)	0	0	566,688	$2.96
Reimbursements	80,273	481,636	2,388,006	$12.46
Gross Potential Rent	$213,308	$1,279,851	$6,360,376	$33.18
Less: Vacancy(3)	0	0	(318,019)	($1.66)
Effective Gross Income	$213,308	$1,279,851	$6,042,357	$31.52
Total Variable Expenses	389,753	495,040	1,060,752	$5.53
Total Fixed Expenses	631,550	718,805	1,327,254	$6.92
Net Operating Income	($807,995)	$66,006	$3,654,352	$19.06
TI/LC	0	0	192,647	$1.00
Capital Expenditures	0	0	28,753	$0.15
Net Cash Flow	($807,995)	$66,006	$3,432,951	$17.91

(1)	U/W Base Rent is higher than base rent for prior periods primarily because of the increase in occupancy at the Parmer Office 3.2 Property.

(2)	U/W Rent Steps includes $517,828 in contractual rent steps for NSTX through December 2017, $32,611 in contractual rent steps for Blue Apron through September 2018 and $16,250 in contractual rent steps for Trusource through May 2018.

(3)	U/W Vacancy represents an economic vacancy of 5.0%, the Parmer Office 3.2 Property is 100.0% occupied.

Property Management.   The property manager for the Parmer Office 3.2 Property is Adler Kawa Realty Services, LLC, a Delaware limited liability company, and an experienced owner/operator of commercial real estate assets. In addition to its own real estate ventures, Kawa Capital Partners joined forces with the Adler Group, Inc. in June 2012 to create Adler Kawa Real Estate Advisors (“Adler Kawa”). As of June 2017, Adler Kawa has six million square feet under management with a market value in excess of $600 million, and self-manages its properties through its affiliate Adler Kawa Realty Services, LLC.

Lockbox / Cash Management.     The Parmer Office 3.2 Property is structured with a hard lockbox which is currently in place, and into which the borrower and property manager direct all tenants to directly pay rents, and springing cash management. The Parmer Office 3.2 Loan also requires the borrower or property manager to deposit into the lockbox account no later than two business days after receipt all rents and other revenue of any kind from the Parmer Office 3.2 Property received by the borrower or the property manager. All funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender and applied and disbursed in accordance with the loan documents. Upon the occurrence and during the continuance of a Trigger Period (as defined below) all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Parmer Office 3.2 Loan documents is required to be held by lender in an excess cash flow reserve account as additional collateral for the Parmer Office 3.2 Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Parmer Office 3.2 Loan documents, (ii) the debt service coverage ratio falling below 1.20x and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, the debt service coverage ratio being equal to or greater than 1.25 to 1.00 for two consecutive calendar quarters, and (z) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Parmer Office 3.2 Loan documents.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant (as defined below) being in monetary default or material non-monetary default under its lease beyond any applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its space (or applicable portion thereof) (except to the extent that the date to be in possession has not yet occurred), (iii) following a Specified Tenant giving notice that it is terminating its lease for all or any portion of its space (or applicable portion thereof), the date 12 months prior to the effective date of such termination, (iv) any termination or cancellation of any Specified Tenant Lease (as defined below) (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, and (vi) a Specified Tenant failing to extend or renew its Specified Tenant Lease for a minimum renewal or extension term of (a) four (4) years with respect to Blue Apron, and (b) five (5) years with respect to NSTX on or prior to the earlier to occur of (x) the date occurring 12 months prior to the expiration of the then applicable term of the applicable Specified Tenant Lease or (y) the date by which the Specified Tenant is required to give notice of renewal under the applicable Specified Tenant Lease; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence includes a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of: (i) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (ii) the borrower leasing 90% of the Specified Tenant space

A-3-81

13011 McCallen Pass Austin, TX 78753	Collateral Asset Summary – Loan No. 9 Parmer Office 3.2	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,895,000 63.3% 1.52x 9.6%

(or applicable portion thereof) in accordance with the applicable terms and conditions of the Parmer Office 3.2 Loan documents and the applicable tenant under such lease paying the full amount of the rent due under its lease.

“Specified Tenant Cure Conditions” means each of the following, as applicable, (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of its space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (A)(vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms of the Parmer Office 3.2 Loan documents for the applicable Specified Tenant Lease for a term of (a) four (4) years with respect to Blue Apron, and (b) five (5) years with respect to NSTX or a replacement Specified Tenant has executed a lease in accordance with the terms of the Parmer Office 3.2 Loan documents, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to a final, non-appealable order of a court of competent jurisdiction, and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease.

A “Specified Tenant” means (a) any tenant whose lease at the Parmer Office 3.2 Property, individually or when aggregated with all other leases at the Parmer Office 3.2 Property with the same tenant or its affiliate, either (i) accounts for 20% or more of the total rental income for the Parmer Office 3.2 Property or (ii) 20% of the square footage, and in each case, together with any parent or affiliate thereof providing support or a guaranty under the lease or (b) any replacement tenant of a Specified Tenant approved in accordance with the Parmer Office 3.2 Loan documents.

“Specified Tenant Lease” means collectively and/or individually (as the context requires), each lease at the Parmer Office 3.2 Property with a Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

Initial Reserves.    At loan origination, the borrower deposited (i) $603,568 into a tax reserve account, (ii) $8,250 into an engineering reserve account, and (iii) $693,634 into an account which consisted of free rent associated with the Blue Apron ($207,216), NSTX ($197,493) and Trusource ($288,925) tenant spaces.

Ongoing Reserves.    On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $75,446, into a tax reserve account, (ii) 1/12 of annual insurance premiums, to the extent an approved blanket insurance policy is not in effect, into an insurance reserve account, (iii) $2,396 into a replacement reserve account and (iv) $15,974 into a tenant improvements and leasing commissions account.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-82

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A-3-83

1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Freeway Industrial Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 64.3% 1.35x 9.2%

A-3-84

1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Freeway Industrial Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 64.3% 1.35x 9.2%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Freeway Industrial Park
1600-2060 Chicago Avenue &
1614-1616 Marlborough Avenue
Riverside, CA 92507
Riverside
Oak Quarry Golf Club
Indian Hills Golf Club
FLABOB AIRPORT
Fairmount Park
Mt Rubidoux Memorial Park
DOWNTOWN RIVERSIDE
Riverside Community Hospital
RIVERSIDE STATION
Riverside Community College Riverside
University Village
University of California Riverside
Rancho Jurupa Park
Martha Mclean-Anza Narrows Park
METROLINK
Victoria Club Golf Course
Riverside Plaza Shopping Center
Olivewood Cemetery
RIVERSIDE MUNICIPAL AIRPORT
MAGNOLIA CENTER
VICTORIA
Canyon Crest Golf Course
CANYON CREST
Castleview Park
RAMONA
California Baptist University Riverside
HAWARDEN HILLS
CASABLANCA
Parkview Community Hospital
ARLINGTON
Galleria at Tyler
ARLINGTON SOUTH
ARLINGTON HEIGHTS
Arlington Heights Sports Park
California Citrus State Hist'l Park
MISSION BLVD
JURUPA RD
LIMONITE AVE
JURUPA AVE
CENTRAL AVE
ARLINGTON AVE
MAGNOLIA AVE
VICTORIA AVE
MARKET ST
MISSION INN AVE
MAIN ST
IOWA AVE
60
91
215
Los Angeles
Burbank
Pasadena
Santa Monica
Ontario
Riverside
Anaheim
Long Beach
Corona
Pacific Ocean
Oceanside

A-3-85

1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Freeway Industrial Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 64.3% 1.35x 9.2%

Mortgage Loan Information
Loan Seller:	JLC
Loan Purpose:	Refinance
Borrower Sponsor:	John R. Saunders
Borrower:	JS MCA Hunter Park LP
Original Balance:	$32,000,000
Cut-off Date Balance:	$32,000,000
% by Initial UPB:	3.5%
Interest Rate:	4.8050%
Payment Date:	6th of each month
First Payment Date:	June 6, 2017
Maturity Date:	May 6, 2027
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(28), D(89), O(3)
Lockbox / Cash Management:	Soft Springing Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$56,643	$28,321
Insurance:	$63,605	$5,782
Replacement:	$0	$6,015
TI/LC:	$100,000	$12,030
Required Repairs:	$32,150	NAP

Financial Information
Cut-off Date Balance / Sq. Ft.:	$67
Balloon Balance / Sq. Ft.:	$59
Cut-off Date LTV:	64.3%
Balloon LTV:	56.7%
Underwritten NOI DSCR(2):	1.47x
Underwritten NCF DSCR(2):	1.35x
Underwritten NOI Debt Yield:	9.2%
Underwritten NCF Debt Yield:	8.5%
Underwritten NOI Debt Yield at Balloon:	10.5%
Underwritten NCF Debt Yield at Balloon:	9.7%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Warehouse/Office Industrial
Collateral:	Fee Simple
Location:	Riverside, CA
Year Built / Renovated:	1975, 1980, 1981, 1982 / NAP
Total Sq. Ft.:	481,201
Property Management:	MCA Property Management, Inc.
Underwritten NOI:	$2,954,704
Underwritten NCF:	$2,728,540
Appraised Value:	$49,750,000
Appraisal Date:	March 14, 2017

Historical NOI(3)
Most Recent NOI:	$2,827,568 (T-12 June 30, 2017)
2016 NOI:	$2,417,018 (December 31, 2016)
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy(3)
Most Recent Occupancy:	96.5% (August 1, 2017)
2016 Occupancy:	88.0% (December 31, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV

(1)	See “Initial Reserves” and “Ongoing Reserves” herein.
(2)	Based on the amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.90x and 1.75x, respectively.
(3)	The borrower sponsor purchased the Freeway Industrial Park Property in July 2015 and consequently, Historical NOI and Historical Occupancy prior to 2016 are not available.

A-3-86

1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Freeway Industrial Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 64.3% 1.35x 9.2%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent Per Sq. Ft.(2)	% of Total U/W Base Rent	Lease Expiration
County of Riverside(3)(4)	AA-/Aa3/AA	34,704	7.2%	$8.54	8.1%	Various(5)
Alcal Specialty Contracting Inc.	NR/NR/NR	20,083	4.2%	$6.24	3.4%	7/31/2020
Innovative Design & Sheet Metal Products Inc.	NR/NR/NR	20,023	4.2%	$6.44	3.5%	7/31/2021
Tech Lift International	NR/NR/NR	10,669	2.2%	$7.32	2.1%	9/30/2020
Tri-Ed Distribution Inc.	NR/NR/NR	9,804	2.0%	$10.57	2.8%	5/31/2021
Total Major Tenants		95,283	19.8%	$7.69	20.0%
Remaining Tenants		368,930	76.7%	$7.96	80.0%
Total Occupied Collateral		464,213	96.5%	$7.91	100.0%
Vacant		16,988	3.5%
Total		481,201	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.
(2)	U/W Base Rent Per Sq. Ft. is inclusive of approximately $87,262 in base rent steps taken through September 1, 2018.
(3)	The County of Riverside has four, five-year renewal options remaining for the 23,477 sq. ft. leased through December 15, 2023.
(4)	The County of Riverside may terminate its lease for the 23,477 sq. ft. space with 60 days’ notice and may terminate its leases for the 6,428 sq. ft. and 4,799 sq. ft. spaces with six months’ notice.
(5)	The County of Riverside leases 23,477 sq. ft. expiring December 15, 2023, 6,428 sq. ft. expiring January 31, 2022 and 4,799 sq. ft. expiring May 31, 2021.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent Per Sq. Ft.(2)	% U/W Base Rent Rolling(2)	Cumulative % of U/W Base Rent(2)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	18	53,799	11.2%	53,799	11.2%	$7.09	10.4%	10.4%
2018	40	111,980	23.3%	165,779	34.5%	$7.80	23.8%	34.2%
2019	36	128,562	26.7%	294,341	61.2%	$8.19	28.7%	62.9%
2020	13	68,187	14.2%	362,528	75.3%	$7.33	13.6%	76.5%
2021	6	48,829	10.1%	411,357	85.5%	$8.35	11.1%	87.6%
2022	5	29,379	6.1%	440,736	91.6%	$8.68	7.0%	94.6%
2023	1	23,477	4.9%	464,213	96.5%	$8.51	5.4%	100.0%
2024	0	0	0.0%	464,213	96.5%	$0.00	0.0%	100.0%
2025	0	0	0.0%	464,213	96.5%	$0.00	0.0%	100.0%
2026	0	0	0.0%	464,213	96.5%	$0.00	0.0%	100.0%
2027	0	0	0.0%	464,213	96.5%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	464,213	96.5%	$0.00	0.0%	100.0%
Vacant	NAP	16,988	3.5%	481,201	100.0%	NAP	NAP
Total / Wtd. Avg.	119	481,201	100.0%			$7.91	100.0%
(1)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.
(2)	Annual U/W Base Rent Per Sq. Ft. is inclusive of approximately $87,262 in base rent steps taken through September 1, 2018.

The Loan. The Freeway Industrial Park loan (the “Freeway Industrial Park Loan”) is a $32.0 million fixed rate loan secured by the borrower’s fee simple interest in a 481,201 sq. ft. industrial park comprised of warehouse and office space located at 1600-2060 Chicago Avenue and 1614-1616 Marlborough Avenue in Riverside, California (the “Freeway Industrial Park Property”). The Freeway Industrial Park Loan has a 10-year term and amortizes on a 30-year schedule after an initial 36-month interest only period. The Freeway Industrial Park Loan accrues interest at a fixed rate equal to 4.8050% and has a cut-off date balance of $32.0 million. Proceeds of the Freeway Industrial Park Loan were used to retire existing debt of approximately $25.0 million, fund upfront reserves of approximately $0.3 million, pay closing costs of approximately $0.3 million and return approximately $6.4 million of equity to the borrower sponsor. Based on the appraised value of approximately $49.8 million as of March 14, 2017, the Cut-off Date LTV is 64.3%. The most recent prior financing of the Freeway Industrial Park Property was not included in a securitization.

A-3-87

1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Freeway Industrial Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 64.3% 1.35x 9.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$32,000,000	100.0%	Loan Payoff	$25,035,476	78.2%
			Return of Equity	$6,437,508	20.1%
			Upfront Reserves	$252,398	0.8%
			Closing Costs	$274,618	0.9%
Total Sources	$32,000,000	100.0%	Total Uses	$32,000,000	100.0%

The Borrower / Borrower Sponsor. The borrower, JS MCA Hunter Park LP, is a single purpose Nevada limited partnership structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the non-recourse carveout guarantor is John R. Saunders.

Mr. Saunders is an Orange County-based real estate investor with 25 years of real estate experience who has acquired and operated more than 100 real estate properties. Mr. Saunders currently owns interests in over 50 properties with an estimated overall value of in excess of $325.0 million, including industrial, office, multifamily, retail and vacant land properties.

The Property. The Freeway Industrial Park Property is a multi-tenant industrial park totaling 481,201 sq. ft. situated on 26.37 acres in Riverside, California. The Freeway Industrial Park Property consists of 17, single-story buildings developed between 1975 and 1982 and offers 1,226 surface parking spaces providing a parking ratio of 2.55 spaces per 1,000 sq. ft. of net rentable area (“NRA”). Each building at the Freeway Industrial Park Property has a primary front entrance with covered canopy tenant access doors, fire sprinklers located in the covered canopy, signage and unit numbers. The rear of each building has overhead doors, service access doors and unit numbers to identify each tenant space. The Freeway Industrial Park Property has good access to freeways being located at the convergence of the I-215, SR-60 and SR-91 freeway interchange. As of August 1, 2017, the Freeway Industrial Park Property was 96.5% leased to over 110 tenants with no tenant representing more than 7.2% of total NRA or 8.1% of underwritten base rent, providing a granular and diversified tenant roster. Approximately 24.9% of the NRA is comprised of office use with the remaining 75.1% of NRA comprised of industrial use.

Environmental Matters. The Phase I environmental report, dated March 27, 2017, recommended no further action.

Major Tenants.

County of Riverside (34,704 sq. ft.; 7.2% of NRA; 8.1% of U/W Base Rent; AA-/Aa3/AA by Fitch/Moody’s/S&P) The County of Riverside is the fourth largest county by population in California and is included in the Riverside-San Bernardino-Ontario, CA Metropolitan Statistical Area, also known as the Inland Empire. The county is also included in the Los Angeles-Long Beach, CA Combined Statistical Area. Currently, more than two million people live in Riverside County. The County of Riverside currently leases 23,477 sq. ft. expiring December 15, 2023, 6,428 sq. ft. expiring January 31, 2022 and 4,799 sq. ft. expiring May 31, 2021. The tenant may terminate its lease for the 23,477 sq. ft. space with 60 days’ notice and may terminate its leases for the 6,428 sq. ft. and 4,799 sq. ft. spaces with six months’ notice. The tenant has four, five-year renewal options remaining for the 23,477 sq. ft. space leased through December 15, 2023 and originally took occupancy of its 23,477 sq. ft. space in 2013, expanding in 2016 and 2017 to occupy the two additional suites.

Alcal Specialty Contracting Inc. (20,083 sq. ft.; 4.2% of NRA; 3.4% of U/W Base Rent) Alcal Specialty Contracting Inc. is a specialty contractor which provides installation services for commercial, residential, industrial and public works projects in California. The company offers roofing, waterproofing, insulation, firestop, commercial windows, garage doors and fireplaces and mantels installation services. Founded in 1970 and based in Sacramento, California, the company serves general contractors, homebuilders and homeowners and operates as a subsidiary of Pacific Coast Building Products, Inc.

Innovative Design & Sheet Metal Products Inc. (20,023 sq. ft.; 4.2% of NRA; 3.5% of U/W Base Rent) Innovative Design & Sheet Metal Products Inc. is based in Riverside, California and primarily operates in the forming machine work and sheet metal industry within the fabricated metal products sector.

The Market. The Freeway Industrial Park Property is located within the Inland Empire East industrial and office submarkets within the greater Inland Empire industrial and office markets. As of 2Q 2017, the Inland Empire East industrial submarket contained 7,135 properties totaling approximately 304.4 million sq. ft. with an overall vacancy rate of 5.6%. As of 2Q 2017, the Inland Empire East office submarket contained 4,137 properties totaling approximately 50.4 million sq. ft. with an overall vacancy rate of 9.3%. The Freeway Industrial Park Property is further categorized within the Riverside industrial and office micro-submarkets within the overall Inland Empire East industrial and office submarkets. As of 2Q 2017, the Riverside industrial micro-submarket contained 2,013 properties totaling approximately 112.4 million sq. ft. with an overall vacancy rate of 3.4%. As of 2Q 2017, the Riverside office micro-submarket contained 1,075 properties totaling approximately 13.9 million sq. ft. with an overall vacancy rate of 9.4%. The appraisal assumptions for the Freeway Industrial Park Property are below:

A-3-88

1600-2060 Chicago Avenue & 1614-1616 Marlborough Avenue Riverside, CA 92507	Collateral Asset Summary – Loan No. 10 Freeway Industrial Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,000,000 64.3% 1.35x 9.2%

Appraisal Market Rent Assumptions(1)
	Industrial > 4,000 Sq. Ft. & < 8,000 Sq. Ft.	Industrial < 4,000 Sq. Ft.	Industrial > 8,000 Sq. Ft.	Office < 2,500 Sq. Ft.	Office > 2,500 Sq. Ft.
Sq. Ft.	156,724	113,593	107,426	60,759	42,699
Percent of Total Sq. Ft.	32.6%	23.6%	22.3%	12.6%	8.9%
Appraiser Market Rent (Per Sq. Ft.)	$8.64	$7.80	$6.00-$6.60	$11.40	$10.44
Reimbursements	Industrial Gross	Industrial Gross	Industrial Gross	Industrial Gross	Industrial Gross
Annual Escalations	3.0%	3.0%	3.0%	3.0%	3.0%
Average Lease Term	3 Years	3 Years	3-5 Years	5 Years	5 Years
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2016	T-12 6/30/2017	In-Place (9/1/2017)(1)	U/W	U/W Per Sq. Ft.
Base Rent	$2,988,352	$3,378,745	$3,582,535	$3,582,535	$7.44
Base Rent Steps(2)	0	0	0	87,262	$0.18
Value of Vacant Space	0	0	0	176,256	$0.37
Gross Potential Rent	$2,988,352	$3,378,745	$3,582,535	$3,846,053	$7.99
Total Recoveries	202,501	276,532	270,410	270,410	$0.56
Total Other Income	17,551	22,886	22,886	22,886	$0.05
Less: Vacancy(3)	0	0	0	(276,551)	($0.57)
Effective Gross Income	$3,208,404	$3,678,163	$3,875,831	$3,862,797	$8.03
Total Operating Expenses	791,386	850,595	897,124	908,093	$1.89
Net Operating Income	$2,417,018	$2,827,568	$2,978,706	$2,954,704	$6.14
TI/LC	0	0	153,984	153,984	$0.32
Capital Expenditures	0	0	72,180	72,180	$0.15
Net Cash Flow	$2,417,018	$2,827,568	$2,752,542	$2,728,540	$5.67
(1)	In-Place (9/1/2017) represents annualized rents per the underwritten rent roll dated August 1, 2017 and is based on leases in place with no vacancy adjustment, contractual tenant reimbursements per the leases, T-12 other income, in place actual real estate taxes, and all other U/W expenses and capital items.
(2)	U/W Base Rent Steps are based on the contractual rent steps through September 1, 2018.
(3)	U/W Vacancy represents 6.7% of gross rental income.

Property Management. The Freeway Industrial Park Property is managed by MCA Property Management, Inc., an affiliate of the borrower.

Lockbox / Cash Management. The Freeway Industrial Park Loan is structured with a soft springing hard lockbox with springing cash management. All rents are required to be deposited into a lockbox account within one business day of receipt by the borrower or property manager. Amounts on deposit in the lockbox account will be transferred daily to an account controlled by the borrower unless a Cash Management Period (defined below) is continuing. Upon the occurrence of a Cash Management Period, the borrower or property manager will notify each tenant to deposit all rents and other amounts directly into the lockbox account which amounts will be swept daily into a lender-controlled account, from which account such funds will be disbursed in accordance with the loan agreement. During the continuance of a Cash Management Period, all excess cash in the lockbox account will be retained by the lender as additional collateral for the Freeway Industrial Park Loan.

A “Cash Management Period” will occur (i) during the continuation of an event of default or (ii) if the debt service coverage ratio falls below 1.05x (until such time that the debt service coverage ratio is at least 1.05x for two consecutive quarters).

Initial Reserves. At loan origination, the borrower deposited (i) $56,643 into a tax reserve account, (ii) $63,605 into an insurance reserve account, (iii) $100,000 into a TI/LC reserve account and (iv) $32,150 into a required repairs reserve account.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $28,321, into a tax reserve account, (ii) 1/12 of the estimated annual insurance premiums, which currently equates to $5,782, into an insurance reserve account, (iii) $12,030 into a TI/LC reserve account, subject to a cap of $250,000 and (iv) $6,015 into a replacement reserve account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-89

240-250 Cetronia Road Allentown, PA 18104	Collateral Asset Summary – Loan No. 11 Integrated Health Campus	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,000,000 64.8% 1.35x 9.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Thomas D. Meade; James N. Gentile; Clay W. Hamlin, III
Borrower:	Integrated Health Campus, L.P.
Original Balance(1):	$31,000,000
Cut-off Date Balance(1):	$31,000,000
% by Initial UPB:	3.4%
Interest Rate:	4.3400%
Payment Date:	1st of each month
First Payment Date:	October 1, 2017
Maturity Date:	September 1, 2027
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt(1):	$22,000,000 Pari Passu debt
Call Protection(2):	L(24), D(92), O(4)
Lockbox / Cash Management(3):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$362,431	$90,608
Insurance:	$73,896	$7,390
Replacement:	$0	$6,254
TI/LC:	$560,428	$37,525
Lease Sweep(4):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$177
Balloon Balance / Sq. Ft.:	$154
Cut-off Date LTV:	64.8%
Balloon LTV:	56.5%
Underwritten NOI DSCR(5):	1.52x
Underwritten NCF DSCR(5):	1.35x
Underwritten NOI Debt Yield:	9.1%
Underwritten NCF Debt Yield:	8.1%
(1)	The Integrated Health Campus Mortgage Loan is part of the Integrated Health Campus Whole Loan, which also includes a non-controlling pari passu note with an aggregate original principal balance of $53.0 million. See “Description of the Mortgage Pool—The Whole Loan—Integrated Health Campus Whole Whole Loan” in the Prospectus.The relationship between the holders of the notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans —Integrated Health Campus Whole Loan” in the Prospectus.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Medical Office
Collateral:	Fee Simple
Location:	Allentown, PA
Year Built / Renovated:	2007-2008 / NAP
Total Sq. Ft.:	300,197
Property Management:	Summit Management and Realty Company, T/A NAI Summit
Underwritten NOI:	$4,806,966
Underwritten NCF:	$4,281,621
Appraised Value:	$81,750,000
Appraisal Date:	July 20, 2017

Historical NOI
Most Recent NOI:	$5,141,296 (T-12 June 30, 2017)
2016 NOI:	$5,399,170 (December 31, 2016)
2015 NOI:	$5,381,366 (December 31, 2015)
2014 NOI:	$5,278,954 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	84.9% (August 1, 2017)
2016 Occupancy:	84.9% (December 31, 2016)
2015 Occupancy:	91.8% (December 31, 2015)
2014 Occupancy:	91.8% (December 31, 2014)
(2)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date on October 1, 2017. Defeasance is permitted at any time after the earlier of (i) the third anniversary of the closing date of the Integrated Health Campus Whole Loan and (ii) two years from the closing date of the securitization of the last Integrated Health Campus Whole Loan promissory note to be securitized.

(3)	In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.20x until such time that the DSCR is at least 1.25x for two consecutive quarters or (iii) a Lease Sweep Period (as defined herein).

(4)	On each monthly payment date during a Lease Sweep Period, the borrower will be required to deposit all excess cash into the lease sweep reserve. A “Lease Sweep Period” will commence (a) upon the earlier of (i) the date that is 12 months prior to the expiration of any Lease Sweep Lease (defined below) other than the Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists (“OAA”) lease, (ii) the date that is 24 months prior to the expiration of the OAA lease or (iii) upon the date required under the Sweep Lease by which the Lease Sweep Lease tenant is required to give notice of its exercise of a renewal option there under (and such renewal has not been so exercised) (b) upon (i) the date that a Lease Sweep Lease is surrendered, cancelled or terminated or the tenant under the Lease Sweep Lease discontinues its business, (ii) upon and during the continuance of an event of default due to failure of the tenant to make any basic rent payments that continues beyond any applicable notice and cure periods, (iii) upon an insolvency proceeding of any tenant under a Lease Sweep Lease or (iv) upon a decline in the credit rating of a tenant under a Lease Sweep Lease (or its parent entity), other than the OAA lease, to below “BBB-” or equivalent by any of the rating agencies. A “Lease Sweep Lease” means the (i) the OAA lease; (ii) the Lehigh Valley Health Network lease; and (iii) the St Luke’s Hospital of Bethlehem, Pennsylvania D/B/A St. Luke’s University Health Network lease.

(5)	Based on amortizing payments. Based on the current interest only debt service payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.06x and 1.84x, respectively.

TRANSACTION HIGHLIGHTS

■	Property. The property consists of two Class A multi-tenant medical office buildings that contain 300,197 sq. ft., which makes it the largest medical complex in the immediate area. The property, which is located in Allentown, Pennsylvania, is within a five mile radius of the area’s three hospitals, which include, Lehigh Valley Health Network’s hospital located approximately 4 miles east, St. Luke’s Allentown Campus approximately 4.5 miles east towards central Allentown and the immediately adjacent to St. Luke’s West End Medical Center.

■	Tenancy. The property is 84.9% leased as of August 1, 2017 to nine tenants. The top three tenants comprise 68.8% of the NRA and include OAA, an affiliate of the borrower, (116,617 sq. ft.; expiring on 6/30/2026; 38.8% of NRA), St Luke’s Hospital of Bethlehem, Pennsylvania D/B/A St. Luke’s University Health Network (50,114 sq. ft.; Moodys/S&P A1/A-; expiring on 9/30/2028, 16.7% of NRA) and Lehigh Valley Health Network (39,857 sq. ft.; Moodys/S&P A1/A+; expiring on 6/30/2026, 13.3% of NRA). OAA subleases a portion of its space, (53,000 sq. ft.) to Steel Fitness Premier, a local gym with 2 locations. The gym includes cardio rooms, weight training area, an indoor track and several swimming pools.

■	Market. As of first quarter 2017, the the medical office inventory within a five-mile radius of the property comprised approximately 1.4 million sq. ft. within 74 properties, according to the appraisal. This inventory has not changed over the past five years and no new construction was reported. As of the first quarter 2017, medical office occupancy was at 97.3% with quoted rents of $22.95 per sq. ft., which compares to the property’s in-place weighted average rents of $19.63 per sq. ft.

■	Borrower Sponsors. The sponsors of the borrower are Thomas D. Meade, James N. Gentile and Clay W. Hamlin, III, on a joint and several basis. Thomas D. Meade is a former senior partner of OAA, the largest tenant, and is its sole general partner. James N. Gentile is the principal of North Star, a commercial construction and management firm which developed the property. Clay W. Hamlin, III is the founder and vice chairman of Corporate Office Properties Trust and Managing Partner of The Shidler Group, Allentown based privately held real estate companies. The borrower and an affiliated management company are currently subject to litigation concerning the death of two people from Legionnaire’s disease that occurred in 2013 at the property, which is being covered by the insurance provider. The mortgage loan documents include a loss recourse carveout for any losses related to the ongoing litigation and any future litigation arising with respect to the outbreak of Legionnaire’s disease that occurred in 2013. See “Description of the Mortgage Pool–Litigation and Other Considerations” in the Prospectus.

A-3-90

110 4th Avenue Brooklyn, NY 11217	Collateral Asset Summary – Loan No. 12 Park Slope Court	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,000,000 69.0% 1.27x 7.2%

Mortgage Loan Information
Loan Seller(1):	JLC / GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Domenick Tonacchio
Borrower:	PSC Owner LLC
Original Balance:	$28,000,000
Cut-off Date Balance:	$28,000,000
% by Initial UPB:	3.1%
Interest Rate:	5.5570%
Payment Date:	6th of each month
First Payment Date:	May 6, 2017
Maturity Date:	April 6, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(29), D(87), O(4)
Lockbox / Cash Management(2):	Soft / Springing

Reserves
	Initial	Monthly
Taxes(3):	$8,153	$1,631
Insurance:	$37,425	$3,402
Replacement:	$0	$1,425

Financial Information
Cut-off Date Balance / Unit:	$571,429
Balloon Balance / Unit:	$571,429
Cut-off Date LTV:	69.0%
Balloon LTV:	69.0%
Underwritten NOI DSCR:	1.28x
Underwritten NCF DSCR:	1.27x
Underwritten NOI Debt Yield:	7.2%
Underwritten NCF Debt Yield:	7.1%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	High-Rise Multifamily
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	2007 / NAP
Total Units:	49
Property Management:	Tona Property Management LLC
Underwritten NOI(4):	$2,013,641
Underwritten NCF(4):	$1,996,540
Appraised Value:	$40,600,000
Appraisal Date:	February 28, 2017

Historical NOI
Most Recent NOI:	$2,311,033 (T-12 February 28, 2017)
2016 NOI:	$2,311,060 (December 31, 2016)
2015 NOI:	$2,253,135 (December 31, 2015)
2014 NOI:	$1,904,646 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	100.0% (February 1, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(1)	The Park Slope Court Loan was originated by JLC and a $14,000,000 million note was subsequently acquired by GACC.

(2)	In place cash management will be triggered (i) upon an event of default or (ii) if the DSCR falls below 1.10x until such time that the DSCR is at least 1.10x for two consecutive quarters.

(3)	The property is currently in year seven of a 15-year 421(a) tax abatement program. Real estate taxes were underwritten based on the 10-year average of the actual abated taxes. For additional information, see “—Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

(4)	The multifamily units at the property are subject to rent stabilization until the expiration of the 421(a) tax abatement program in 2025 when units will become deregulated market rate units. Underwritten multifamily rents are based on the in place current rent stabilized rents as of the February 1, 2017 rent roll. For additional information, see “—Description of the Mortgage Pool—Multifamily Properties” in the Prospectus.

TRANSACTION HIGHLIGHTS

■	Property. Park Slope Court is a 10-story, 49-unit high-rise apartment building located at the intersection of 4th Avenue and Warren Street in the Park Slope neighborhood of Brooklyn, New York. The property also includes 5,197 sq. ft. of ground floor retail space which is 100.0% leased through 2019 by Premier Pediatrics. Park Slope Court’s unit mix is comprised of seven studio units averaging 506 sq. ft., 17 1-bedroom/1-bathroom units averaging 644 sq. ft., seven 2-bedroom/1-bathroom units averaging 855 sq. ft., six 2-bedroom/1.5-bathroom units averaging 794 sq. ft., and 12 2-bedroom/2-bathroom units averaging 906 sq. ft. Additionally, 25 of the units (51.0%) have private outdoor space in the form of a terrace or balcony. The borrower sponsor acquired the land in 2006 and developed the property thereafter, completing construction in 2007.

■	Market. The property is located in Park Slope, Brooklyn, an affluent neighborhood in northwest Brooklyn. Park Slope is located within Brooklyn Community District 6, which includes Gowanus, Carroll Gardens, Cobble Hill and Red Hook. According to the appraiser, Park Slope has become one of the most popular neighborhoods in all of New York City over the last 10 to 15 years. The Park Slope neighborhood had a 2016 estimated average household income equal to approximately $130,000 and approximately 30.0% of the households earn over $150,000 per year.

■	Stable Historical Performance. The property has had historical occupancy of 100.0% since 2014. According to the affiliated property manager, the property typically has between two and five prospective tenants on a waiting list and there is little to no unit downtime between tenants.

A-3-91

32107-32133 Lindero Canyon Road Westlake Village, CA 91361	Collateral Asset Summary – Loan No. 13 The Landing	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,250,000 64.9% 1.30x 8.8%

Mortgage Loan Information
Loan Seller(1):	JLC / GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Kevin Pitts; Peter Snowden
Borrower:	Dunsin Delphi, L.P.
Original Balance:	$27,250,000
Cut-off Date Balance:	$27,250,000
% by Initial UPB:	3.0%
Interest Rate:	4.8410%
Payment Date:	6th of each month
First Payment Date:	July 6, 2017
Maturity Date:	June 6, 2027
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management(2):	Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$48,325	$16,110
Insurance(3):	$0	Springing
TI/LC(4):	$0	$4,377
Replacement(5):	$0	$2,188
Free Rent:	$128,531	NAP
Special Rollover(6):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$259
Balloon Balance / Sq. Ft.:	$224
Cut-off Date LTV:	64.9%
Balloon LTV:	55.9%
Underwritten NOI DSCR(7):	1.39x
Underwritten NCF DSCR(7):	1.30x
Underwritten NOI Debt Yield:	8.8%
Underwritten NCF Debt Yield:	8.2%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Westlake Village, CA
Year Built / Renovated:	1968, 1975, 1984 / NAP
Total Sq. Ft.:	105,042
Property Management:	Dolphin Partners, Inc.
Underwritten NOI:	$2,391,420
Underwritten NCF:	$2,244,361
Appraised Value:	$42,000,000
Appraisal Date:	March 21, 2017

Historical NOI
Most Recent NOI:	$2,217,578 (T-12 February 28, 2017)
2016 NOI:	$2,191,430 (December 31, 2016)
2015 NOI:	$2,325,820 (December 31, 2015)
2014 NOI:	$2,307,260 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	91.4% (February 28, 2017)
2016 Occupancy:	94.3% (December 31, 2016)
2015 Occupancy:	88.6% (December 31, 2015)
2014 Occupancy:	99.0% (December 31, 2014)
(1)	The Landing Loan was originated by JLC and a $13,625,000 million note was subsequently acquired by GACC.

(2)	In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.15x until such time that the DSCR is at least 1.15x for two consecutive quarters or (iii) upon the commencement of a Lease Sweep Period (defined below); provided that, the borrower may elect to end the DSCR cash management period triggered by (ii) by delivering to lender cash or one or more letters of credit (the “DSCR Deposit”) in the amount equal to the projected shortfall that would be required for the property to achieve a DSCR of at least 1.20x. In the event the DSCR falls below 1.15x after taking into account the DSCR Deposit (upon testing every 12 months), the borrower is required to increase the DSCR Deposit to equal the projected shortfall that would be required for the property to achieve a DSCR of at least 1.20x (up to a cap of $250,000 in the aggregate). A “Lease Sweep Period” will commence upon (i) 12 months prior to the end of the term of any Lease Sweep Lease (defined below), (ii) a Lease Sweep Lease renewal date, (iii) a Lease Sweep Lease termination, (iv) a tenant under a Lease Sweep Lease “goes dark”, (v) a default under a Lease Sweep Lease or (vi) the commencement of insolvency proceedings involving a tenant under a Lease Sweep Lease. A “Lease Sweep Lease” is the Jones Trading lease and any other lease which covers 10,000 or more sq. ft.

(3)	The borrower will be required to deposit 1/12 of the annual insurance premiums into an insurance reserve account if an acceptable blanket insurance policy is no longer in place.

(4)	TI/LC reserves are subject to a cap of $105,041.

(5)	Replacement reserves are subject to a cap of $78,780.

(6)	On each payment date occurring during a Lease Sweep Period, all excess cash flow will be deposited into a Special Rollover Reserve until such time that the funds in the Special Rollover Reserve account collected with respect to the related lease is equal to the total rentable sq. ft. of such lease multiplied by $10.00 (“Special Rollover Reserve Cap Amount”). Notwithstanding the foregoing, borrower may elect end the Lease Sweep Period by delivering to lender cash or one or more letters of credit in the amount equal to the Special Rollover Reserve Cap Amount.

(7)	Based on the amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.79x and 1.68x, respectively.

TRANSACTION HIGHLIGHTS

■	Property. The Landing is a 105,042 sq. ft. office complex comprised of 14, two- and three-story buildings located on an 8.66 acre parcel. The property benefits from its lake frontage which differentiates the property from the competition. The property is located in a densely populated area within a master-planned community in Westlake Village with an estimated average 2016 household income within a one-, three-, and five-mile radius equal to $141,186, $151,132, and $147,221, respectively.
■	Granular Rent Roll with High Tenant Retention. As of February 28, 2017, the property is 91.4% leased to over 85 tenants with no tenant representing more than 11.1% of total NRA or 10.3% of underwritten base rent, providing a granular and diversified tenant roster. Approximately 28.8% of the NRA is comprised of tenants that have been at the property for an average of over 21 years and have renewed on average over four times.
■	Stable Historical Performance. The property has average NOI of approximately $2.1 million since 2007 and an average historical occupancy in excess of 91.0% over this same time period.

A-3-92

16027 Ventura Boulevard Encino, CA 91436	Collateral Asset Summary – Loan No. 14 16027 Ventura Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 65.8% 1.88x 8.9%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	David Y. Lee
Borrower:	16027 Ventura Hope, LLC
Original Balance:	$25,000,000
Cut-off Date Balance:	$25,000,000
% by Initial UPB:	2.7%
Interest Rate:	4.2300%
Payment Date:	6th of each month
First Payment Date:	October 6, 2017
Maturity Date:	September 6, 2027
Amortization:	Interest only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$169,015	$28,169
Insurance(2):	$0	Springing
Replacement:	$0	$1,874
TI/LC(3):	$0	$14,054
Unfunded Obligations Reserve(4)	$459,130	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$222
Balloon Balance / Sq. Ft.:	$222
Cut-off Date LTV(5):	65.8%
Balloon LTV(5):	65.8%
Underwritten NOI DSCR:	2.07x
Underwritten NCF DSCR:	1.88x
Underwritten NOI Debt Yield:	8.9%
Underwritten NCF Debt Yield:	8.1%
(1)	In place cash management will be triggered upon the occurrence of a Trigger Period. A “Trigger Period” commences upon the occurrence of (i) an event of default, (ii) the DSCR falling below 1.20x until such time that the DSCR is at least 1.20x for two consecutive calendar quarters or (iii) if the balance in the TI/LC reserve account is less than $650,000, on the date which is six months prior to the expiration of the Life Alert Emergency Response, Inc. (“Life Alert”) lease.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Encino, CA
Year Built / Renovated:	1980 / 2017
Total Sq. Ft.:	112,435
Property Management:	Jamison Services, Inc.
Underwritten NOI(6):	$2,220,053
Underwritten NCF:	$2,014,574
Appraised Value(5):	$38,000,000
Appraisal Date(5):	October 1, 2017

Historical NOI(6)
Most Recent NOI:	$1,708,990 (TTM March 31, 2017)
2016 NOI:	$1,493,588 (December 31, 2016)
2015 NOI:	$1,609,300 (December 31, 2015)
2014 NOI:	$1,521,061 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	88.4% (April 1, 2017)
2016 Occupancy:	83.7% (December 31, 2016)
2015 Occupancy:	77.0% (December 31, 2015)
2014 Occupancy:	75.3% (December 31, 2014)
(2)	The borrower is required to deposit 1/12 of the annual insurance premiums into the insurance reserve if an acceptable blanket insurance policy is no longer in place.

(3)	Commencing on the first payment date and continuing on each payment date up to and including the payment date in September 2019, the borrower must deposit an amount equal to $14,054 into the TI/LC reserve account. Beginning on the payment date in October 2019 and continuing on each payment date through the payment date in September 2021, the borrower must deposit an amount equal to $28,109 into the TI/LC reserve account. The TI/LC reserve account is subject to a cap of $650,000, and, if at any time during the loan term the account exceeds the cap of $650,000 and subsequently falls below, the borrower must deposit an amount equal to $14,054 on each monthly payment date until the cap of $650,000 is met again.

(4)	The Initial Unfunded Obligations Reserve deposit of $459,130 (Life Alert: $411,759; Liberty West: $16,699; Malka Sedeghan: $11,552; Linda S. Dawson: $9,824; BRC Advisors: $4,944 and D & O Eco Services, Inc.: $4,351) will be used to cover free rent owed to tenants and disbursed periodically until January 2019.

(5)	The Cut-off Date LTV and Balloon LTV are based on, and the Appraised Value reflects, the “As Stabilized” appraised value of $38.0 million as of October 1, 2017. The “As Stabilized” appraised value assumes that economic stabilization is achieved, the property’s current renovation is completed and all outstanding leasing costs associated with recent leases are paid off. At loan origination, $459,130 was reserved for free rent. Based on the “As-is” appraised value of $37.0 million as of May 3, 2017, the Cut-off Date LTV and Balloon LTV of the 16027 Ventura Boulevard Loan are each 67.6%.

(6)	The increase in Underwritten NOI over Historical NOI is due to the property’s positive leasing trend and increases in base rent.

TRANSACTION HIGHLIGHTS

■	Property. The 16027 Ventura Boulevard property is a 112,435 sq. ft., six-story, office property located within the central San Fernando Valley area, in Encino, California. Built in 1980 and currently undergoing a renovation, the 16027 Ventura Boulevard property has 18,900 sq. ft. floor plates that can accommodate both single-tenant and multi-tenant usage. The property is also located in close proximity to Interstate 405 and Route 101. The 16027 Ventura Boulevard property is currently 88.4% occupied by 20 office tenants and 1 retail tenant, Bank of the West. The largest tenant, Life Alert, which comprises 35.3% of UW Base Rent, has been headquartered at the property since 1999, expanded into an additional 5,171 sq. ft. in 2012 and recently exercised their 5-year renewal option through July 2022. The fourth largest tenant, Bank of the West, the only retail tenant at the 16027 Ventura Boulevard property, also occupies 2,689 sq. ft. of office space and accounts for 10.6% of UW Base Rent. No other tenant at the 16027 Ventura Boulevard property comprises more than 8.8% of UW Base Rent.

■	Market. The 16027 Ventura Boulevard property is located in the Encino office submarket, which, as of first quarter 2017, is comprised of approximately 5.0 million sq. ft. of office space with a current vacancy rate of 8.3% and average asking rent of 30.47 per sq. ft. The Encino office submarket, which was mainly developed in the 1980’s, has seen little office development since then and has experienced five straight years of positive net absorption. As of the fourth quarter 2016, the average household incomes within a 1-, 3- and 5-mile radius of the 16027 Ventura Boulevard property were $155,231, $103,223, and $93,850, respectively. Also as of the fourth quarter 2016, the average population within a 1-, 3- and 5-mile radius of the 16027 Ventura Boulevard property were 11,319, 157,162, and 476,511, respectively. Encino is a community within the San Fernando Valley (part of the city of Los Angeles). There are approximately 3,800 businesses employing about 27,138 people at an annual payroll of approximately $1.4 billion. The local economy provides jobs primarily in health care, social services and professional services, such as the accounting, real estate, financial planning and legal sectors.

A-3-93

2600 North Ashton Boulevard Lehi, UT 84043	Collateral Asset Summary – Loan No. 15 2600 N. Ashton	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$21,421,244 54.8% 1.33x 10.4%

Mortgage Loan Information
Loan Seller:	JLC
Loan Purpose:	Refinance
Borrower Sponsors(1):	Kem C. Gardner Family, L.C.; The Boyer Company, L.C.
Borrower:	BG Electric Park 1, L.C.
Original Balance:	$21,500,000
Cut-off Date Balance:	$21,421,244
% by Initial UPB:	2.3%
Interest Rate:	4.9000%
Payment Date:	6th of each month
First Payment Date:	August 6, 2017
Maturity Date:	July 6, 2027
Amortization:	276 months
Additional Debt:	None
Call Protection:	L(26), D(90), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$172,000	$23,000
Insurance(2):	$0	Springing
Replacement:	$0	$2,427
Ground Rent(3):	$27,500	$27,500
Free Rent:	$140,184	NAP
Special Rollover(4)(5):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$147
Balloon Balance / Sq. Ft.:	$104
Cut-off Date LTV:	54.8%
Balloon LTV:	38.8%
Underwritten NOI DSCR:	1.43x
Underwritten NCF DSCR:	1.33x
Underwritten NOI Debt Yield:	10.4%
Underwritten NCF Debt Yield:	9.7%
(1)	One of the borrower sponsors, Kem C. Gardner Family, L.C., is related to the borrower under the CHG Building mortgage loan, which has a Cut-off Date Balance of $56,797,897.

(2)	The borrower will be required to deposit 1/12 of the annual insurance premiums into an insurance reserve account if an acceptable blanket insurance policy is no longer in place.

(3)	The property is subject to a 50-year unsubordinated ground lease between the borrower and an unaffiliated third party. The ground lease commenced on November 1, 2016 and expires in October 2066 with no extension options. The ground lease contains fixed annual ground rent payments beginning at $330,000 with 5.0% increased on each five-year anniversary thereafter. Underwritten ground rent is based on the 10-year average of the actual ground rent.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral(3):	Leasehold
Location:	Lehi, UT
Year Built / Renovated:	2016 / NAP
Total Sq. Ft.:	145,646
Property Management:	KC Gardner Company, L.C.
Underwritten NOI(6):	$2,237,548
Underwritten NCF(6):	$2,075,881
Appraised Value(7):	$39,090,000
Appraisal Date:	May 2, 2017

Historical NOI(8)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy(8)
Most Recent Occupancy:	100.0% (September 6, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP
(4)	A “Lease Sweep Period” will commence (i) if the debt service coverage ratio falls below 1.15x until such time that the debt service coverage ratio is at least 1.15x for two consecutive quarters, (ii) 24 months prior to the end of the term (including any renewal terms) of any Major Lease (as defined below), (iii) on the date required under a Major Lease by which the applicable tenant is required to give notice of its exercise of a renewal option (and such renewal option has not been so exercised), (iv) if any Major Lease is surrendered, cancelled or terminated prior to its then-current expiration date; provided, however, in the event of a partial surrender, cancellation or termination of any Major Lease, a Lease Sweep Period will not commence if at least 75.0% of the NRA of the property continues to be leased under any Major Lease, (v) if any tenant under a Major Lease “goes dark” or gives notice that it intends to discontinue its business, (vi) upon the occurrence of a material default under any Major Lease, (vii) upon the occurrence of an insolvency proceeding of any tenant under a Major Lease or (viii) if less than 75.0% of the NRA of the property is leased to tenants that are in occupancy, open for business and paying full unabated rent under their respective leases. A “Major Lease” means the Solutionreach lease and any other lease which covers 29,000 or more sq. ft.

(5)	On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into a special rollover reserve account.

(6)	Underwritten NOI and Underwritten NCF take into account the annualized base rent and contractual reimbursements payable under the Solutionreach lease and include contractual base rent steps for Solutionreach equal to $84,111 through November 1, 2017.

(7)	The appraiser concluded to a dark value of $31,620,000 for the property which results in a “Go Dark” Cut-off Date LTV and Balloon LTV of 67.7% and 47.9%, respectively.

(8)	The property was recently constructed in 2016. As such, Historical NOI and Historical Occupancy are not applicable.

TRANSACTION HIGHLIGHTS

■	Property. The property is a newly constructed, class A office building consisting of one, five-story building totaling 145,646 sq. ft of NRA and includes 729 surface parking spaces located at the front and side of the building providing a parking ratio equal to 5.0 spaces per 1,000 sq. ft. of NRA. The property is 100.0% leased to Solutionreach, Inc. pursuant to a 10.5-year term expiring April 30, 2027 with two, five-year extension options. The tenant relocated to the property which now serves as its corporate headquarters.

■	Market. As of second quarter 2017, the Salt Lake City office market contained 4,758 properties totaling approximately 99.1 million sq. ft. with an overall vacancy rate of 6.3%. Since 2005, the overall Salt Lake City office market reported positive net absorption every year despite an approximately 29.9% increase in inventory while the overall office vacancy rate has been declining from a high of 9.7% in 2008 to 6.3% as of second quarter 2017. The property is located within the Utah County office submarket within the Salt Lake City overall office market. As of the second quarter 2017, the Utah County submarket, which includes the City of Lehi, contained 1,093 office properties totaling approximately 18.2 million sq. ft. with an overall vacancy rate of 7.1%. The Utah County office submarket has exhibited an average vacancy since 2005 equal to 6.7%, and net absorption has been positive in every year since 2005 despite an approximately 55.9% increase in inventory over that time period. In May 2017, the U.S. Census Bureau released data that placed Lehi as the 11th fastest growing city in the U.S. and the third fastest growing city in the western region.

■	Borrower Sponsors. Kem C. Gardner is the founder and CEO of the Gardner Company, a full service real estate company specializing in the development of office, retail, industrial and medical buildings. The company has been a fixture in the Utah business community for over 38 years and has one of the largest real estate portfolios in the region. The firm provides services ranging from initial planning to government relations and financing to architectural design and property management. Mr. Gardner spent the first 30 years of his career at The Boyer Company, also a sponsor of the borrower. Founded in 1972 by Roger Boyer, The Boyer Company is a Salt Lake City-based privately held real estate development company and one of the largest full-service real estate development firms in the western United States.

A-3-94

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor/ Asset Representations Reviewer
Deutsche Mortgage & Asset Receiving	Midland Loan Services	Midland Loan Services	Park Bridge Lender Services LLC
Corporation	A Division of PNC Bank, N.A.	A Division of PNC Bank, N.A.	600 Third Avenue
	10851 Mastin Street, Suite 700	10851 Mastin Street, Suite 700	40th Floor
60 Wall Street	Overland Park, KS 66210	Overland Park, KS 66210	New York, NY 10016
New York, NY 10005	Contact:

Contact: Helaine M. Kaplan	Heather Wagner	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (212) 250-5270	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date
Controlling Class Information
Controlling Class:

Effective as of: mm/dd/yyyy

Directing Certificateholder:
Other identity under which the Directing Certificateholder
or its parent entity primarily operates:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee -Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD
MH	-	Mobile Home Park

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	COMM 2017-COR2 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-COR2	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/13/17
8480 Stagecoach Circle		Record Date:	9/29/17
Frederick, MD 21701-4747		Determination Date:	10/6/17

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: Report will be delivered annually no later than May 1 (April 30 on leap years).

Transaction: COMM 2017-COR2

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer as of December 31: [________]

Directing Holder: [________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a. [●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b. Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the Pooling and Servicing Agreement.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

(1)	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

(2)	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations.

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

a.	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV.       Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than receipt of any Major Decision Reporting Package or Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

PARK BRIDGE LENDER SERVICES LLC

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND JEFFERIES LOANCORE LLC
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. JLC will in its Mortgage Loan Purchase Agreement make, with respect to each JLC Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-3 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement, provided that the use of the term “Mortgage Loan” in this Annex D-1 only will mean either the GACC Mortgage Loans or the JLC Mortgage Loans, as applicable.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be,

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further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)     Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after August 30, 2017.

(5)     Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to

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Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 or Annex D-3, as applicable (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related

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Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2 or Annex D-3, as applicable, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)   Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been

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established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)   Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)   No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

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If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

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(18)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)   No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)   No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)   REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury

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Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)   Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)   Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged

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Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)   Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)   Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined

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in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2 or Annex D-3, as applicable, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2 or Annex D-3, as applicable, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or Annex D-3, as applicable, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or Annex D-3, as applicable, or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)   Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the

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organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)   Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)   Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the

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lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)   No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in

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this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)   Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)   Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)   Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal

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Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)   Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)   Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)   Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	AHIP Northeast Portfolio II	(5) Hospitality Provisions

The Loan Documents contain executed comfort letters in favor of Deutsche Bank AG, New York Branch. The comfort letters will be enforceable by the Trust if, either timely notice is provided to the franchisor or timely notice is provided and the franchisor issues a replacement comfort letter. The comfort letters requiring a replacement comfort letter in connection with a transfer to the Trust provide that, subject to the satisfaction of certain conditions, the franchisor is required to issue a replacement comfort letter in connection with the transfer of the Mortgage Loan to a securitization. On or after the Closing Date, the Mortgage Loan Seller or its designee will provide written notice of the transfer to the franchisor and request replacement comfort letters.

2	AHIP Northeast Portfolio II	(6) Lien; Valid Assignment (7) Permitted Liens; Title Insurance

The Residence Inn Baltimore Arundel BWI Airport Mortgaged Property and the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property are each subject to a purchase option in favor of the original developer. The purchase options are only exercisable upon a default by the related Borrower under the applicable deed restrictions or a violation of the related use restrictions (set forth in the deed restrictions); provided that the lender has 30 days to cure (without needing to take possession) before a repurchase may occur. In addition, the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property is subject to a right of first refusal in favor of the original developer. If the related Borrower decides to sell or otherwise transfer the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property, it is required to first deliver a notice to the developer providing, among other things, the proposed cash purchase price for the TownePlace Suites – Arundel Mills BWI Airport Mortgaged Property. Such right of first refusal will not apply to a foreclosure or deed in lieu of foreclosure in connection with a Mortgage Loan. The right of first refusal will expire on or about December 21, 2020.

37	Bedford Park Shoppes	(6) Lien; Valid Assignment	The Mortgaged Property operates under a revenue sharing agreement (“The

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RSA”) with the Village of Bedford Park, Illinois (the “Village”) that contains provisions restricting the transfer of the Mortgaged Property and the transfer of the RSA to an unaffiliated third party without the consent of the Village, (provided that such consent may not be unreasonably withheld). Prior to origination, the Borrower was unable to obtain the Village’s (a) consent to the Mortgage of the Mortgaged Property and to the assignment of the RSA by the Borrower to the lender and (b) waiver of the restriction on transfers in connection with an exercise by the lender of its remedies under the loan documents, including foreclosure or deed-in-lieu of foreclosure, and subsequent transfers following a foreclosure or deed-in-lieu of foreclosure.

1	101 Ludlow	(7) Permitted Liens; Title Insurance

The School of Visual Arts, Inc. has a one-time right to purchase the Mortgaged Property for $75,000,000 provided that (a) it gives at least 12 months but not more than 18 months’ notice of its intent to exercise the purchase option and (b) the option is exercised prior to the School of Visual Arts, Inc.’s initial lease maturity date of January 30, 2049.  The right to purchase has not been subordinated to the Loan Documents and will still be in effect after a foreclosure or deed-in-lieu of foreclosure.  A tenant default by the School of Visual Arts, Inc. terminates the right to purchase.

11	Integrated Health Campus	(14) Actions Concerning the Mortgage Loan	The Borrower and an affiliated management company are currently subject to litigation concerning the death of two people from Legionnaire’s disease that occurred in 2013 at the Mortgaged Property. An outbreak of the disease at the Mortgaged Property was determined to be caused by an indoor fountain in the lobby of Building 250, and this fountain has been shut down. On May 3, 2017, a Lehigh Valley Court jury issued a verdict awarding awarded $1.1 million to five people affected by the outbreak (two other claims were previously settled). The parties are currently in settlement hearings to determine the settlement amount for each individual claimant The litigation is being handled by the Cincinnati Insurance Companies on behalf of the Borrower and its affiliate and any judgments will be paid by them to the extent its within coverage limits of $1 million / $2 million under the commercial general liability and $25,000,000 under the commercial umbrella policy. The Loan Documents include a loss recourse carveout for any losses related to the ongoing litigation and any future litigation arising with

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respect to the outbreak of Legionnaire’s disease that occurred in 2013.
1	101 Ludlow	(17) Insurance	The condemnation provisions in the Mortgage Loan agreement are overridden by the condemnation provisions in the condominium documents governing the Mortgaged Property. Following a casualty or condemnation, insurance proceeds or condemnation awards are payable to (a) the condominium board if $500,000 or less or (b) an insurance trustee appointed by the condominium board if greater than $500,000.
7	Colorado Center	(17) Insurance	The Loan Documents permit a property insurance deductible up to $100,000. The in-place coverage provides for a $25,000 deductible.
7	Colorado Center	(27) Recourse Obligations	The Loan Documents do not require a recourse carve-out guarantor. Only the SPE Borrower is liable for customary carve-outs.
7	Colorado Center	(30) Acts of Terrorism Exclusion

The Borrower is not required to pay insurance premiums on terrorism insurance in excess of an amount equal to two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component  thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds the Terrorism Premium Cap, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap); provided, however, any insurance premiums paid with respect to policies in effect prior to the date TRIPRA expires or is otherwise no longer in effect for any reason may not be included for purposes of determining whether the premiums paid by the Borrower for terrorism insurance for any applicable period meet or exceed the Terrorism Premium Cap.

7	Colorado Center	(31) Due on Sale or Encumbrance	The Loan Documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Borrower, provided that after giving effect to any such transfer, Boston Properties Limited Partnership (“BPLP”) or Teachers Insurance and Annuity Association of America for the benefit of its separate Real Estate Account, the Mortgage Loan sponsors, will, directly or indirectly, (A) own at least 20% of the interests in the Borrower; and (B) retains the day-to-day management and operational control rights over the Borrower (subject to customary major decision consent rights

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of certain indirect owners of the Borrower); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.

12	Park Slope Court	(32) Single-Purpose Entity	The Mortgage Loan has a Cut-off Date Stated Principal Balance of more than $20 million ($28,000,000) but a counsel’s opinion regarding non-consolidation of the Borrower was not required.
1	101 Ludlow	(42) Appraisal	The appraisal of the Mortgaged Property has a date of value of August 30, 2016, which is more than 12 months before the Closing Date.
17	Kihei Kalama Village	(42) Appraisal	The appraisal of the Mortgaged Property has a date of value of September 1, 2016, which is more than 12 months before the Closing Date.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

29	Hampton Inn Daytona Beach

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SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX D-3

EXCEPTIONS TO JLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	101 Ludlow	(7) Permitted Liens; Title Insurance

The School of Visual Arts, Inc. has a one-time right to purchase the Mortgaged Property for $75,000,000 provided that (a) it gives at least 12 months but not more than 18 months’ notice of its intent to exercise the purchase option and (b) the option is exercised prior to the School of Visual Arts, Inc.’s initial lease maturity date of January 30, 2049.  The right to purchase has not been subordinated to the Mortgage Loan documents and will still be in effect after a foreclosure or deed-in-lieu of foreclosure.  A tenant default by the School of Visual Arts, Inc. terminates the right to purchase.

26	CVS & Walgreens Portfolio– Walgreen’s Rochester, MI and Walgreen’s Norton, MA	(7) Permitted Liens; Title Insurance

Walgreen Co., the sole tenant at each of the Mortgaged Properties identified as Walgreen’s Rochester, MI and Walgreen’s Norton, MA, has a right of first refusal to purchase the related Mortgaged Property in the event of a proposed sale of such Mortgaged Property to an unaffiliated, third party purchaser.  Each right of first refusal has been subordinated to the Mortgage Loan documents and does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

1	101 Ludlow	(17) Insurance	The condemnation provisions in the Mortgage Loan agreement are overridden by the condemnation provisions in the condominium documents governing the Mortgaged Property.

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Following a casualty or condemnation, insurance proceeds or condemnation awards are payable to (a) the condominium board if $500,000 or less or (b) an insurance trustee appointed by the condominium board if greater than $500,000.

26	CVS & Walgreens Portfolio	(17) Insurance

The Mortgage Loan documents permit the Mortgagor to rely on the insurance (or self-insurance) maintained by the sole tenant at each of the related Mortgaged Properties, provided such insurance meets the requirements in the Mortgage Loan documents and, among other conditions, (i) no event of default has occurred and is continuing under the related lease and (ii) the insurance premiums related to each of the Mortgaged Properties are paid when due and payable. In addition, under each related lease, insurance proceeds with respect to a property loss are required to be applied to the repair or restoration of the Mortgaged Property; however, the lender (or a trustee appointed by it) does not have the right to hold and disburse such insurance proceeds.

24	Fairway Lane Apartments	(25) Local Law Compliance

The Mortgaged Property is legal non-conforming as to use as the related zoning code no longer permits multifamily housing.  If any non-conforming structure is damaged or destroyed, such structure may be restored to its prior use provided an application for reconstruction is submitted within one year of the date of damage or destruction.

12	Park Slope Court	(32) Single-Purpose Entity	The Mortgage Loan has a Cut-off Date Stated Principal Balance of more than $20 million ($28,000,000) but counsel’s opinion regarding non-

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consolidation of the Borrower was not required.
3 and 15	CHG Building and 2600 N. Ashton	(40) Organization of Borrower	The Borrowers are affiliated entities.
4 and 5	Grand Hyatt Seattle and Renaissance Seattle	(40) Organization of Borrower	The Borrowers are affiliated entities.

31, 34 and 41	Fresenius Northeast Portfolio, Fresenius Southern Portfolio and Fresenius & DaVita CA Portfolio	(40) Organization of Borrower	The Borrowers are affiliated entities.

1	101 Ludlow	(42) Appraisal	The appraisal of the Mortgaged Property has a date of value of August 30, 2016, which is more than 12 months before the Closing Date.

17	Kihei Kalama Village	(42) Appraisal	The appraisal of the Mortgaged Property has a date of value of September 1, 2016, which is more than 12 months before the Closing Date.

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SCHEDULE D-1

JEFFERIES LOANCORE LLC

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
26	CVS & Walgreens Portfolio

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SCHEDULE D-2

JEFFERIES LOANCORE LLC

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

Loan No.	Mortgage Loan
18	Spring River Business Park

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SCHEDULE D-3

JEFFERIES LOANCORE LLC

CROSSED MORTGAGE LOANS

None.

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ANNEX E-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its Mortgage Loan Purchase Agreement make, with respect to each CREFI Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced CREFI Mortgage Loan, to the trustee for the related Other Securitization), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents

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invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, CREFI Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the CREFI Mortgage Loan. With respect to each CREFI Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such CREFI Mortgage Loan consented to by the Mortgage Loan Seller on or after August 30, 2017.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced CREFI Mortgage Loan, to the related Other Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced CREFI Mortgage Loan, to the related Other Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Schedule E-1 to this Annex E-1 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

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(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed CREFI Mortgage Loan”), the lien of the Mortgage for another CREFI Mortgage Loan or Whole Loan that is cross-collateralized and cross-defaulted with such Crossed CREFI Mortgage Loan or with the Whole Loan of which such Crossed CREFI Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed CREFI Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be

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appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)     Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

(11)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)     Actions Concerning CREFI Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b)

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the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced CREFI Mortgage Loan, to the depositor or servicer for the related Other Securitization).

(15)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced CREFI Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up”

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commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)     No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)     REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is

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located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(23)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)       Recourse Obligations. The Loan Documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage

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Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed CREFI Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)     Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)     Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is

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covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Schedule E-1 to this Annex E-1; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth on Schedule E-1 to this Annex E-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth on Schedule E-2 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-3 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed CREFI Mortgage Loan as set forth on Schedule E-4 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)     Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit

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it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed CREFI Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)     Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)     Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)        The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)        The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)        Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds

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or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)        Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(37)     No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)     Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in

E-1-13

connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed CREFI Mortgage Loan, and except as set forth on Schedule E-5 to this Annex E-1, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(40)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(42)     CREFI Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

E-1-14

(43)     Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed CREFI Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(44)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

(46)     Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the CREFI Mortgage Loans regarding the matters expressly set forth in this prospectus.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the CREFI Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the CREFI Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the CREFI Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

E-1-15

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ANNEX E-2

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

33	Rampart Village Center	(6) Permitted Liens; Title Insurance	The largest tenant of the related Mortgaged Property, Gold’s Gym, has a right of first offer to purchase the Mortgaged Property if the borrower desires to sell the related Mortgaged Property or any portion thereof.

38	Tyler Mall Mini Storage	(6) Permitted Liens; Title Insurance	The property manager with respect to the related Mortgaged Property has a right of first refusal to purchase the related Mortgaged Property if the related borrower receives a bona fide written offer to enter into a sale of the related Mortgaged Property.

All CREFI Mortgage Loans		(16) Insurance	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

6	Mall of Louisiana	(16) Insurance

Insurance coverage for named storms allows for a deductible no greater than 5% of the total insured value at risk, except that to the extent Guarantor provides a guaranty acceptable to Lender and the Rating Agencies for the difference, such deductible may be up to 10% of the total insurable value of the Mortgaged Property. In addition, the Mortgage Loan documents require that the Mortgagor maintain insurance coverage provided by insurance companies having a rating of “A” or better by S&P,“A2” or better by Moody’s or “A: VIII” or better by A.M. Best, provided that, if the Mortgagor elects to have

 E-2-1

the insurance policies issued by a syndicate of insurers, then (A) each of the insurers comprising the primary layers of coverage shall have an S&P rating of not lower than “A” and (B) at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is provided by carriers having a rating by S&P not lower than “A” and the balance of the coverage is, in each case, provided by insurers having a rating by S&P of not lower than “BBB+” (and its equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch is rating the securities and rates the insurance carrier). The related Mortgagor may also satisfy the insurance carrier ratings requirements with “cut through” or credit wrap endorsements issued by an insurer having an S&P rating of not lower than “A” and, with respect to Factory Mutual Insurance Company, the rating for S&P may be satisfied with an “A-pi” rating.

In addition, the related Mortgaged Property is located in a federally designated “special flood hazard area”. The related Whole Loan documents require the borrower to obtain flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Whole Loan or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus such additional excess flood insurance necessary to address the probable maximum loss as determined by an

 E-2-2

independent authority.

38	Tyler Mall Mini Storage	(24) Local Law Compliance	For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, if applicable, one or more of the related Mortgaged Properties constitute), in whole or in part, a legal nonconforming use which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained.

14	16027 Ventura Boulevard	(26) Recourse Obligations	In the event (i) the subject Mortgage Loan is paid in full in the ordinary course or the lender or its nominee acquires title to the related Mortgaged Property, whether by foreclosure, exercise of power of sale, acceptance of a deed-in-lieu of foreclosure, or otherwise, (ii) the related borrower delivers to the lender a current Phase I environmental site assessment with respect to the Mortgaged Property (and a follow up Phase II environmental assessment report if required by the Phase I) and such other information or investigations as the lender may require in its sole and absolute discretion (collectively, “Acceptable Information”), which concludes that there is no evidence that the related Mortgaged Property contains any Hazardous Substances (as defined in the related environmental indemnity (the “Environmental Indemnity”)) and the related Mortgaged

 E-2-3

Property is not subject to any significant risk of contamination from any off site Hazardous Substances in violation of the representations, warranties, and covenants set forth in the Environmental Indemnity and the other related Mortgage Loan documents, as determined by the lender in its sole and absolute discretion, and (iii) as of the date of such determination, all of the representations and warranties contained under the Environmental Indemnity and in any of the other related Mortgage Loan documents regarding Hazardous Substances and Environmental Law (as defined in the Environmental Indemnity) are true and correct, as determined by the lender, the related borrower shall be released from its obligations set forth in the Environmental Indemnity on the third (3rd) anniversary of the date on which items (i)-(iii) above are satisfied.

9 and 36	Parmer Office 3.2 and Courtyard West Des Moines	(26) Recourse Obligations	For each of the subject Mortgage Loans, the related Mortgage Loan documents do not provide for any recourse liability in the event of any misapplication of rents, insurance proceeds or condemnation awards. Instead of “misapplication,” the related Mortgage Loan documents use the phrase “the misappropriation or conversion by any Borrower Party.”

All CREFI Mortgage Loans		(29) Acts of Terrorism Exclusion	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

6	Mall of Louisiana	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents require that the Mortgagor maintain insurance coverage

 E-2-4

provided by insurance companies having a rating of “A” or better by S&P,”A2” or better by Moody’s or “A: VIII” or better by A.M. Best, provided that, if the Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then (A) each of the insurers comprising the primary layers of coverage shall have an S&P rating of not lower than “A” and (B) at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is provided by carriers having a rating by S&P not lower than “A” and the balance of the coverage is, in each case, provided by insurers having a rating by S&P of not lower than “BBB+” (and its equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch is rating the securities and rates the insurance carrier). The related Mortgagor may also satisfy the insurance carrier ratings requirements with “cut through” or credit wrap endorsements issued by an insurer having an S&P rating of not lower than “A” and, with respect to Factory Mutual Insurance Company, the rating for S&P may be satisfied with an “A-pi” rating.

 E-2-5

SCHEDULE E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

 E-2-6

SCHEDULE E-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

36	Courtyard West Des Moines

 E-2-7

SCHEDULE E-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None

 E-2-8

SCHEDULE E-4

CITI REAL ESTATE FUNDING INC.

RELATED BORROWER MORTGAGE LOANS

Loan No.	Mortgage Loan

38	Tyler Mall Mini Storage

39	Central Corporate Office

 E-2-9

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ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)
0	46,998,000
1	46,998,000
2	46,998,000
3	46,998,000
4	46,998,000
5	46,998,000
6	46,998,000
7	46,998,000
8	46,998,000
9	46,998,000
10	46,998,000
11	46,998,000
12	46,998,000
13	46,998,000
14	46,998,000
15	46,998,000
16	46,998,000
17	46,998,000
18	46,998,000
19	46,998,000
20	46,998,000
21	46,998,000
22	46,998,000
23	46,998,000
24	46,998,000
25	46,998,000
26	46,998,000
27	46,998,000
28	46,998,000
29	46,998,000
30	46,998,000
31	46,998,000
32	46,998,000
33	46,998,000
34	46,998,000
35	46,998,000
36	46,998,000
37	46,998,000
38	46,998,000
39	46,998,000
40	46,998,000
41	46,998,000
42	46,998,000
43	46,998,000
44	46,998,000
45	46,998,000
46	46,998,000
47	46,998,000
48	46,998,000
49	46,998,000
50	46,998,000
51	46,998,000
52	46,998,000
53	46,998,000
54	46,998,000
55	46,998,000
56	46,998,000
57	46,998,000
Period	Balance($)
58	46,998,000
59	46,998,000
60	46,997,647
61	46,198,022
62	45,460,593
63	44,655,023
64	43,911,426
65	43,164,858
66	42,220,611
67	41,467,281
68	40,646,261
69	39,886,638
70	39,059,503
71	38,293,536
72	37,524,508
73	36,688,235
74	35,912,789
75	35,070,281
76	34,288,366
77	33,503,326
78	32,587,842
79	31,796,001
80	30,937,562
81	30,139,123
82	29,274,272
83	28,469,181
84	27,660,871
85	26,786,431
86	25,971,392
87	25,090,413
88	24,268,591
89	23,443,483
90	22,428,012
91	21,595,540
92	20,697,622
93	19,858,229
94	18,953,587
95	18,107,218
96	17,257,464
97	16,342,755
98	15,485,943
99	14,564,377
100	13,700,450
101	12,833,069
102	11,779,261
103	10,904,191
104	9,964,884
105	9,082,555
106	8,136,195
107	7,246,549
108	6,353,344
109	5,396,417
110	4,495,809
111	3,553,292
112	2,705,938
113	1,855,211
114	837,285
115 and thereafter	0.00

F-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	21
Risk Factors	51
Description of the Mortgage Pool	121
Transaction Parties	187
Credit Risk Retention	219
Description of the Certificates	221
Description of the Mortgage Loan Purchase Agreements	253
Pooling and Servicing Agreement	264
Certain Legal Aspects of Mortgage Loans	364
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	382
Pending Legal Proceedings Involving Transaction Parties	383
Use of Proceeds	383
Yield and Maturity Considerations	384
Material Federal Income Tax Considerations	395
Certain State and Local Tax Considerations	406
Method of Distribution (Underwriter)	408
Incorporation of Certain Information by Reference	409
Where You Can Find More Information	410
Financial Information	410
Certain ERISA Considerations	410
Legal Investment	415
Legal Matters	416
Ratings	416
Index of Defined Terms	419

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC AND JLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO JLC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$791,609,000
(Approximate)

Deutsche Mortgage &
Asset Receiving
Corporation
Depositor

COMM 2017-COR2
Mortgage Trust

(Central Index Key Number 0001714154)
Issuing Entity

COMM 2017-COR2 Mortgage Trust
Commercial Mortgage Pass-
Through Certificates, Series 2017-
COR2

Class A-1	$23,905,000
Class A-SB	$46,998,000
Class A-2	$255,000,000
Class A-3	$315,633,000
Class X-A	$703,398,000
Class A-M	$61,862,000
Class B	$43,533,000
Class C	$44,678,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Jefferies
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

September 22, 2017